As filed with the Securities and Exchange Commission on July 26, 2006

Registration No. 333-132991

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sky Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Ohio	6022	34-1372535
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

221 South Church Street

Bowling Green, Ohio 43402

Telephone: (419) 327-6300

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Marty E. Adams

Chairman, President and Chief Executive Officer

Sky Financial Group, Inc.

221 South Church Street

Bowling Green, Ohio 43402

Telephone: (419) 327-6300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

W. Granger Souder, Jr., Esq. Executive Vice President, General Counsel and Secretary 221 South Church Street Bowling Green, Ohio 43402 (419) 327-6300	Patrick J. Leddy, Esq. Jones Day 901 Lakeside Avenue Cleveland, Ohio 44114 (216) 586-3939	Robert C. Azarow, Esq. Thacher Proffitt & Wood LLP Two World Financial Center New York, New York 10281 (212) 912-7751

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list of the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED July 26, 2006

Waterfield Mortgage Company, Incorporated

7500 W. Jefferson Blvd.

Fort Wayne, IN 46804

(260) 434-8300

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Waterfield Mortgage Company, Incorporated, to be held on August 24, 2006, at 10:00 a.m. local time, at 45 North Pennsylvania Street, Indianapolis, Indiana 46204.

As you may know, Sky Financial Group, Inc. and Waterfield Mortgage Company, Incorporated have entered into an agreement and plan of merger. Under the terms of the merger agreement, Sky Financial Group, Inc. will acquire Waterfield Mortgage Company, Incorporated through the merger of Waterfield Mortgage into a wholly owned subsidiary of Sky Financial. Upon successful completion of the merger, each Waterfield Mortgage common share will be converted into the right to receive 4.38 Sky Financial common shares and $80.07 in cash, without interest.

At the annual meeting, we will ask you to (1) approve the merger agreement between Sky Financial, Waterfield Mortgage and a wholly owned subsidiary of Sky Financial, (2) terminate the Waterfield Mortgage Shareholders’ Agreement, dated as of May 27, 1999, between Waterfield Mortgage and the Waterfield Mortgage shareholders party thereto, and (3) vote on the election of directors of Waterfield Mortgage. Approval of the merger agreement and the termination of the Waterfield Mortgage shareholders’ agreement each require the affirmative vote of the holders of at least 60% of Waterfield Mortgage’s common shares outstanding and entitled to vote at the annual meeting. A plurality of votes cast at a meeting in which at least a majority of the common shares outstanding and entitled to vote are represented in person or by proxy is required for the election of directors.

Concurrently with the execution of the merger agreement, Sky Financial and certain shareholders of Waterfield Mortgage owning in the aggregate approximately 15% of Waterfield Mortgage’s outstanding common shares, entered into voting agreements pursuant to which those shareholders agreed with Sky Financial to, among other things, vote their respective shares in favor of the approval of the merger agreement and against any other proposals to acquire Waterfield Mortgage.

Waterfield Mortgage’s board of directors has carefully considered the terms of the merger agreement and the merger and has determined that the merger is in the best interests of Waterfield Mortgage’s shareholders. Accordingly, Waterfield Mortgage’s board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement and recommends that you vote “FOR” the approval of the merger agreement, and “FOR” the termination of the Waterfield Mortgage shareholders’ agreement. Waterfield Mortgage’s board of directors also recommends that you vote “FOR” each of the nominees listed herein for election to the Waterfield Mortgage board of directors.

Your vote is important. Failure to submit a signed proxy or to vote in person at the annual meeting will have the same effect as a vote against the approval of the merger agreement and the termination of the Waterfield Mortgage shareholders’ agreement. Only holders of record of Waterfield Mortgage’s common shares at the close business on July 21, 2006 will be entitled to vote at the annual meeting.

We urge you to read this proxy statement/prospectus, and the documents incorporated by reference into this proxy statement/prospectus, carefully and in their entirety, in particular, see “Risk Factors” beginning on page 18.

Donald A. Sherman	Marty E. Adams
Chairman and President	Chairman, President and Chief Executive Officer
Waterfield Mortgage Company, Incorporated	Sky Financial Group, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated July 26, 2006, and is first being mailed to Waterfield Mortgage shareholders on or about July 26, 2006.

This information in this proxy statement/prospectus is not complete. Sky Financial may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and Sky Financial is not soliciting an offer to buy these securities in any state where the offer or solicitation is not permitted.

References to Additional Information

This proxy statement/prospectus incorporates by reference important business and financial information about Sky Financial from documents filed with the SEC, which are available without charge from the SEC’s website at www.sec.gov. See “Additional Information” on page 101. Copies of these documents related to Sky Financial may be obtained without charge from Sky Financial on the Internet at http://investor.skyfi.com/edgar.cfm, or by contacting Sky Financial’s Corporate Communications Department at (260) 434-8400 or by sending an e-mail request to: shareholder@skyfi.com. If you wish to obtain any of these documents from Sky Financial, you should, to ensure timely delivery, make your request no later than August 17, 2006.

Waterfield Mortgage Company, Incorporated

7500 W. Jefferson Blvd.

Fort Wayne, Indiana 46804

Notice of Annual Meeting of Shareholders

To Shareholders of

Waterfield Mortgage Company, Incorporated:

The annual meeting of shareholders of Waterfield Mortgage Company, Incorporated will be held at 45 North Pennsylvania Street, Indianapolis, Indiana 46204 on August 24, 2006 at 10:00 a.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of February 3, 2006, as amended, between Sky Financial Group, Inc., Waterfield Mortgage Company, Incorporated and Waterfield Shareholder LLC, a wholly owned subsidiary of Waterfield Mortgage Company, Incorporated. In the merger, Waterfield Mortgage will merge into a wholly owned subsidiary of Sky Financial and each outstanding Waterfield Mortgage common share will be converted into the right to receive 4.38 Sky Financial common shares and $80.07 in cash, without interest;

2.	To consider and vote upon a proposal to terminate the Waterfield Mortgage Shareholders’ Agreement, dated as of May 27, 1999, as amended, among Waterfield Mortgage and the Waterfield Mortgage shareholders party thereto;

3.	To elect 7 persons to serve as directors of Waterfield Mortgage until the merger with Sky Financial is consummated or, if the merger is not consummated, until the next annual meeting of the Waterfield Mortgage shareholders; and

4.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof, including a motion to adjourn the annual meeting to another time or place, if necessary, for the purpose of soliciting additional proxies.

We will transact no other business at the annual meeting except such business as may properly be brought before the annual meeting or any adjournments or postponements thereof.

Only holders of record of our common shares at the close of business on July 21, 2006, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

This proxy statement/prospectus describes the proposed merger, the termination of the Waterfield Mortgage shareholders’ agreement and the actions to be taken in connection with the merger and provides additional information about the parties involved. Please give this information your careful attention. A copy of the Agreement and Plan of Merger is attached as Annex A to this proxy statement/prospectus. Under Indiana law, if you do not vote in favor of the approval of the merger agreement, you will have the right to seek appraisal of the fair value of your Waterfield Mortgage common shares if the merger is completed, but only if you comply with the Indiana law procedures explained in this proxy statement/prospectus. See “The Merger — Appraisal Rights” on page 54.

WATERFIELD MORTGAGE’S BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE TERMS OF THE MERGER AGREEMENT AND THE MERGER AND HAS DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF WATERFIELD MORTGAGE’S SHAREHOLDERS. ACCORDINGLY, WATERFIELD MORTGAGE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT WATERFIELD MORTGAGE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT AND “FOR” THE TERMINATION OF THE WATERFIELD MORTGAGE SHAREHOLDERS’ AGREEMENT. WATERFIELD MORTGAGE’S BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT WATERFIELD MORTGAGE SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED HEREIN FOR ELECTION TO THE WATERFIELD MORTGAGE BOARD OF DIRECTORS.

We cannot complete the merger unless the merger agreement is approved by our shareholders, and our shareholders agree to terminate the Waterfield Mortgage shareholders’ agreement. Approval of the merger agreement and termination of the Waterfield Mortgage shareholders’ agreement each require the affirmative vote of holders of at least 60% of our common shares outstanding and entitled to vote at the annual meeting. A plurality of votes cast at a meeting in which at least a majority of the common shares outstanding and entitled to vote are represented in person or by proxy is required for the election of directors.

Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid return envelope. You may revoke the proxy at any time prior to its exercise at the annual meeting in the manner described in this proxy statement/prospectus. Any shareholder present at the annual meeting, including any adjournments or postponements thereof, may revoke such shareholder’s proxy and vote personally on the proposal to approve the merger agreement, the proposal to terminate the Waterfield Mortgage shareholders’ agreement and the election of directors. Your vote at the annual meeting will supersede any vote you may have previously made. Executed proxies with no instructions indicated thereon will be voted “FOR” the approval of the merger agreement, “FOR” the termination of the Waterfield Mortgage shareholders’ agreement and “FOR” the election of directors. If you fail to return your proxy or to vote in person at the annual meeting, your shares will not be counted for purposes of determining whether a quorum is present at the annual meeting, and will effectively be counted as a vote “AGAINST” the approval of the merger agreement and the termination of the Waterfield Mortgage shareholders’ agreement.

Please complete, date and sign the enclosed proxy card and return it in the enclosed postage-paid return envelope. Please do not send any share certificates at this time.

By Order of the Board of Directors,

Kathleen Smith Secretary

July 26, 2006

i

(Continued)

ii

(Continued)

Annex A Agreement and Plan of Merger, dated as of February 3, 2006, between Sky Financial Group, Inc., Waterfield Mortgage Company, Incorporated and Waterfield Shareholder LLC, as amended	A-1
Annex B Opinion of Bear, Stearns & Co. Inc.	B-1
Annex C Chapter 44 of The Indiana Business Corporation Law	C-1

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER, THE WATERFIELD MORTGAGE SHAREHOLDERS’ AGREEMENT, ELECTION OF DIRECTORS AND THE ANNUAL MEETING

The following questions and answers briefly address some commonly asked questions about the annual meeting and the proposals you are being asked to consider and vote upon. They may not include all the information that is important to you. Sky Financial and Waterfield Mortgage urge you to read carefully this entire proxy statement/prospectus, including the annexes and other documents to which we have referred you. We have included page references in certain parts of this question and answer summary to direct you to a more detailed description of each topic presented elsewhere in this proxy statement/prospectus.

General Questions

Q.	Why am I receiving this proxy statement/prospectus?

A.	On February 3, 2006, Sky Financial and Waterfield Mortgage entered into a merger agreement providing for the merger of Waterfield Mortgage with and into a wholly owned merger subsidiary of Sky Financial, with the merger subsidiary continuing as the surviving entity. The merger subsidiary will be an Indiana limited liability company. After the merger, the merger subsidiary will continue as a wholly owned subsidiary of Sky Financial. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. Pursuant to the terms of the merger agreement, shares of Waterfield Mortgage will be converted into the right to receive a combination of Sky Financial common shares and cash.

In order to complete the merger, Waterfield Mortgage shareholders must vote on proposals to approve the merger agreement and to terminate the Waterfield Mortgage shareholders’ agreement. Waterfield Mortgage is also asking its shareholders to vote on the election of directors. This proxy statement/prospectus contains important information about the merger, the merger agreement, the proposal to terminate the Waterfield Mortgage shareholders’ agreement and the election of directors which you should read carefully. The enclosed voting materials allow you to vote your shares without attending Waterfield Mortgage’s annual meeting in person.

Q:	Should I send in my share certificates now?

A:	No. Please do not send your share certificates with your proxy card. You will receive written instructions from the exchange agent after the merger is completed on how to exchange your share certificates for the merger consideration.

Questions Regarding The Merger

Q.	Why is the Waterfield Mortgage board of directors recommending the approval of the merger agreement?

A.	The Waterfield Mortgage board of directors believes that the merger is in the best interests of Waterfield Mortgage and its shareholders. The Waterfield Mortgage board of directors received an opinion from Bear, Stearns & Co. Inc. that, as of February 1, 2006, and based on the matters and subject to the considerations set forth in that opinion, the aggregate consideration to be received by, or distributed to, holders of Waterfield Mortgage common shares as a result of the merger and the separate sales of Waterfield Mortgage’s mortgage origination business and mortgage servicing rights is fair, from a financial point of view, to those holders. See “The Merger Agreement—Consideration To Be Received In The Merger” on page 61 and “The Merger—Opinion Of Financial Advisor To The Waterfield Mortgage Board Of Directors” on page 38.

Q.	What will I receive for my Waterfield Mortgage common shares after the merger?

A.	Upon completion of the merger, each issued and outstanding Waterfield Mortgage common share will automatically be converted into the right to receive 4.38 Sky Financial common shares and $80.07 in cash, without interest.

Q.	What will happen to Sky Financial’s common shares in the merger?

A.	Each outstanding Sky Financial common share will remain outstanding as a Sky Financial common share.

Q.	What vote of Waterfield Mortgage shareholders is required to approve the merger agreement?

A.	The affirmative vote of holders of at least 60% of Waterfield Mortgage common shares outstanding and entitled to vote at the annual meeting is necessary to approve the merger agreement.

Q.	Am I entitled to appraisal rights?

A.	Yes, if you follow the procedures required by the Indiana Business Corporation Law. Under Indiana law, if you own Waterfield Mortgage common shares and do not vote in favor of approving the merger agreement, you will have the right to seek appraisal of the fair value of your Waterfield Mortgage common shares under Chapter 44 of the Indiana Business Corporation Law if the merger is completed, but only if you submit a written demand for an appraisal before the annual meeting and you comply with the Indiana law procedures explained in this proxy statement/prospectus. Except as may be required by law, we will not notify you of any deadlines, filing requirements or any other matters in connection with your right to seek appraisal.

Q:	Will the rights of Waterfield Mortgage shareholders change as result of the merger?

A:	Yes. Waterfield Mortgage shareholders will become Sky Financial shareholders and their rights as Sky Financial shareholders will be governed by Ohio law and Sky Financial’s seventh amended and restated articles of incorporation and amended and restated code of regulations. See “Comparison Of Rights Of Shareholders Of Sky Financial And Waterfield Mortgage” beginning on page 88 for a description of those rights. For a copy of Sky Financial’s seventh amended and restated articles of incorporation or amended and restated code of regulations, see “Additional Information” beginning on page 101.

Q.	Will Waterfield Mortgage shareholders be able to trade the Sky Financial common shares that they receive in the merger?

A.	The Sky Financial common shares issued in connection with the merger will be freely transferable, unless you are an affiliate of Waterfield Mortgage. Generally, persons who are deemed to be affiliates (generally, directors, officers and 10% or greater shareholders) of Waterfield Mortgage must comply with Rule 145 under the Securities Act of 1933 if they wish to sell or otherwise transfer any Sky Financial common shares they receive in the merger.

Q:	Where do Sky Financial common shares trade?

A:	Sky Financial common shares trade on the NASDAQ National Market under the symbol “SKYF.”

Q:	Will there be any distributions to Waterfield Mortgage shareholders prior to the completion of the merger?

A:

Yes. It is a condition to completion of the merger that Waterfield Mortgage complete the disposition of the mortgage banking business. This will include the contribution of any residual mortgage banking assets and liabilities, including the rights to receive the escrows and holdbacks related to the American Home and CitiMortgage transactions, to Waterfield Shareholder LLC (the “Shareholder Representative”), a subsidiary of Waterfield Mortgage, which is expected to be spun-off to Waterfield Mortgage shareholders on a pro rata basis prior to the merger. In addition, as a condition to closing, Waterfield Mortgage must have at least $90 million in shareholders’ equity (as adjusted in the merger agreement) as of the end of the month preceding completion of the merger. In the event that Waterfield Mortgage’s shareholders’ equity as of the end of the month preceding completion of the merger exceeds $90 million, Waterfield Mortgage expects to distribute prior to closing 100% of the excess to its shareholders as a pro rata distribution. See “Disposition of The Mortgage Banking Business—Waterfield Shareholder LLC” beginning on page 77 and “—Pre-Closing Distributions To Waterfield Mortgage Shareholders” beginning on page 78. Waterfield Mortgage has obtained the necessary consent of the Office of Thrift Supervision to effect the spin-off and make any such distribution.

Q:	What is the net financial result to Waterfield Mortgage shareholders from the disposition of the mortgage banking business and the merger?

A:	Assuming a price of $23.61 per share of Sky Financial’s common stock (the closing sale price on June 30, 2006), and considering the factors listed in the section “Disposition Of The Mortgage Banking Business—Aggregate Consideration” beginning on page 79, Waterfield Mortgage currently estimates that the pre-tax return to shareholders will be between $215 to $235 per Waterfield Mortgage share. The aggregate consideration will be paid to Waterfield Mortgage shareholders at various times, including upon the payment of a pre-closing distribution, if any, upon the closing of the merger, upon release of any recoveries from the American Home escrow and the CitiMortgage holdback by the Shareholder Representative and upon the dissolution of the Shareholder Representative. Any recovery from the American Home escrow, including the timing of such recovery, may be affected by the resolution of the current dispute with American Home in which American Home has requested a $29.2 million payment from Waterfield Mortgage as described in the section “Disposition Of The Mortgage Banking Business—American Home Mortgage Purchase Agreement” beginning on page 76. One of the key variables that will determine the pre-tax return to the shareholders is the outcome of the dispute with American Home. If the full amount of the requested purchase price adjustment is paid to American Home from the escrow, the aggregate pre-tax return to the shareholders will likely be at the lower end of the estimated range. In the event of other claims resulting in payments from the escrow to American Home in addition to the requested purchase price adjustment, the low end of the estimated range of pre-tax shareholder return would be correspondingly reduced.

Q:	What are the material U.S. federal income tax consequences of the merger to Waterfield Mortgage shareholders?

A:	Assuming the merger constitutes a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, upon exchanging Waterfield Mortgage common shares for a combination of cash and Sky Financial common shares in the merger, you generally will recognize gain (but not loss) in an amount equal to the lesser of (x) the cash you receive in the merger and (y) the excess, if any, of (i) the sum of the cash and the fair market value of the Sky Financial common shares you receive over (ii) your tax basis in the Waterfield Mortgage common shares you surrender in the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, you should read “Material U.S. Federal Income Tax Consequences” beginning on page 58.

Tax matters can be complicated. We urge you to consult your own tax advisor as to the specific tax consequences of the merger to you, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in your particular circumstances.

Q:	When do you expect to complete the merger?

A:

If the merger agreement is approved and the termination of the Waterfield Mortgage shareholders’ agreement is approved at the annual meeting, we expect to complete the merger as soon as possible after the satisfaction of the other conditions to the merger. There may be a substantial period of time between the approval of the proposals by Waterfield Mortgage shareholders at the annual meeting and the effectiveness of the merger. We currently anticipate that the merger will be completed in the third quarter of 2006. See “The Merger Agreement—Closing And Effective Time Of The Merger” on page 61.

Q:	What will happen to Waterfield Mortgage if the merger is not completed?

A:	If the merger is not completed, Waterfield Mortgage’s business will consist primarily of the retail and commercial banking business of Union Federal. Waterfield Mortgage has already sold or liquidated a substantial portion of its mortgage banking business, and the remaining portions are in the process of being sold or liquidated. Therefore, if the merger is not completed, Waterfield Mortgage will not be as profitable in the short term as it was historically when it operated both the mortgage banking business and the banking business. Further, Waterfield Mortgage will continue to be subject to regulatory constraints on its ability to pay dividends to its shareholders, and Waterfield Mortgage shareholders will continue to experience the same limitations on liquidity they experienced prior to the sale process. In addition, if the merger is not consummated Waterfield Mortgage will likely experience significant changes in senior management in the near future, including the possible retirement of Donald A. Sherman as an officer of Waterfield Mortgage. Also, Waterfield Mortgage has incurred substantial costs in pursuing this transaction, including the diversion of management resources, for which it will have received little or no benefit. See “Disposition Of The Mortgage Banking Business—Unaudited Consolidating Financial Information Of Waterfield Mortgage” beginning on page 80.

Q:	Who can answer my questions about the merger, the Waterfield Mortgage shareholders’ agreement, the election of directors and the other matters discussed in this proxy statement/prospectus?

A:	If you have questions about the merger, the termination of the Waterfield Mortgage shareholders’ agreement, the election of directors, the annual meeting, need assistance in voting your shares, or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact:

Waterfield Mortgage Company, Incorporated

7500 W. Jefferson Blvd.

Fort Wayne, Indiana 46804

Attention: Kathleen Smith

Telephone: (260) 434-8300

Questions Regarding The Waterfield Mortgage Shareholders’ Agreement

Q:	What is the Waterfield Mortgage shareholders’ agreement?

A:	The Waterfield Mortgage shareholders’ agreement is an agreement between Waterfield Mortgage and the owners of all of Waterfield Mortgage’s issued and outstanding common shares. The Waterfield Mortgage shareholders’ agreement restricts the sale, transfer, encumbrance, pledge, assignment or other disposition of Waterfield Mortgage common shares. The purpose of the Waterfield Mortgage shareholders’ agreement is to prevent, among other things, transfers of Waterfield Mortgage common shares which would cause the termination of Waterfield Mortgage’s status as an “S” corporation under the Internal Revenue Code of 1986, as amended.

Q:	Why is the Waterfield Mortgage board of directors recommending the termination of the Waterfield Mortgage shareholders’ agreement?

A:	Because the Waterfield Mortgage shareholders’ agreement imposes restrictions on the sale, transfer, or other disposition of Waterfield Mortgage common shares, termination of the Waterfield Mortgage shareholders’ agreement is necessary in order to consummate the merger. Accordingly, the Waterfield Mortgage board of directors recommends that Waterfield Mortgage shareholders vote “FOR” the proposal to terminate the Waterfield Mortgage shareholders’ agreement in order to complete the merger.

Q:	What vote of Waterfield Mortgage shareholders is required to approve the termination of the Waterfield Mortgage shareholders’ agreement?

A:	The affirmative vote of holders of at least 60% of Waterfield Mortgage common shares outstanding and entitled to vote at the annual meeting is necessary to terminate the Waterfield Mortgage shareholders’ agreement.

Questions Regarding The Election of Directors

Q:	Who has been nominated for election as a director of Waterfield Mortgage?

A:	Each of Donald A. Sherman, Jeffrey H. Thomasson, Steve Goldsmith, Richard D. Waterfield, Dan R. Dalton, Thomas M. West and J. Timothy McGinley, who are currently members of the Waterfield Mortgage board of directors, has been nominated by the board of directors for election to serve as a director of Waterfield Mortgage. Each director will serve until the completion of the merger with Sky Financial, or, in the event that the merger with Sky Financial is terminated, each director will serve until the next annual meeting of the shareholders of Waterfield Mortgage.

Q:	What vote of Waterfield Mortgage shareholders is required to elect the directors?

A:	The affirmative vote of a plurality of holders of Waterfield Mortgage common shares voted at the annual meeting is necessary to elect the directors.

Questions Regarding Voting Procedures

Q.	What do I need to do now?

A.	After carefully reading and considering the information contained in this proxy statement/prospectus, please complete, sign and date your proxy and return it in the enclosed postage-paid return envelope as soon as possible, so that your shares may be represented at the annual meeting.

Q.	What happens if I do not submit a proxy or vote in person at the annual meeting?

A.	Because the required vote of Waterfield Mortgage shareholders to approve the merger agreement and to terminate the Waterfield Mortgage shareholders’ agreement is based upon the number of outstanding common shares rather than upon the shares actually voted, the failure by a holder of any Waterfield Mortgage common shares to submit a proxy or to vote in person at the annual meeting, including abstentions, will have the same effect as a vote “AGAINST” the approval of the merger agreement and “AGAINST” the termination of the Waterfield Mortgage shareholders’ agreement.

Q:	How do I vote?

A:	You may vote before the annual meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

Q:	If I am going to attend the annual meeting, should I return my proxy card?

A:	Yes. Returning your signed and dated proxy card ensures that your shares will be represented and voted at the annual meeting. See “Waterfield Mortgage Annual Meeting—Voting Waterfield Mortgage Common Shares” beginning on page 56.

Q:	How will my proxy be voted?

A:	If you complete, sign and date your proxy card, your proxy will be voted in accordance with your instructions. If you sign and date your proxy card but do not indicate how you want to vote at the annual meeting, your shares will be voted FOR the approval of the merger agreement, FOR the termination of the Waterfield Mortgage shareholders’ agreement and FOR the election of directors. If you vote FOR the approval of the merger agreement at the annual meeting, you will lose the appraisal right to which you would otherwise be entitled under Indiana law. See “The Merger—Appraisal Rights” beginning on page 54 and “Waterfield Mortgage Annual Meeting—Voting Waterfield Mortgage Common Shares” beginning on page 56.

Q:	Can I change my vote after I mail my proxy card?

A:	Yes. If you are a record holder of Waterfield Mortgage common shares, you may change your vote by: sending a written notice to the corporate secretary of Waterfield Mortgage that is received prior to the annual meeting stating that you revoke your proxy; signing and delivering a new proxy card bearing a later date; or attending the annual meeting and voting in person although your attendance alone will not revoke your proxy.

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and may not contain all the information that is important to you. To fully understand the merger agreement, the proposed merger and the proposed termination of the Waterfield Mortgage shareholders’ agreement, you should read carefully this proxy statement/prospectus in its entirety, including the information set forth in the section entitled “Risk Factors” beginning on page 18 and the attached annexes. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See “Additional Information” beginning on page 101.

Information About The Companies

Sky Financial Group, Inc.

Sky Financial Group, Inc., an Ohio corporation, is a $15.7 billion financial holding company headquartered in Bowling Green, Ohio that owns one commercial bank primarily engaged in commercial and consumer banking business at over 292 financial centers and 300 ATMs located in Ohio, western Pennsylvania, southern Michigan, eastern Indiana and northern West Virginia. Sky Financial also operates businesses relating to insurance, trust and other related financial service industries. Sky Financial’s principal executive offices are located at 221 South Church Street, Bowling Green, Ohio 43402, and its telephone number is (419) 327-6300.

Waterfield Mortgage Company, Incorporated

Waterfield Mortgage Company, Incorporated, an Indiana corporation, is a privately-owned thrift holding company located in Indianapolis, Indiana that owns Union Federal Bank of Indianapolis, a federal savings bank that primarily provides commercial and consumer banking services. Waterfield Mortgage also operated a mortgage banking business prior to 2006. In early 2006, Waterfield Mortgage engaged in a series of transactions to dispose of the mortgage banking business. See “—Disposition Of The Mortgage Banking Business” and “Disposition Of The Mortgage Banking Business” beginning on pages 13 and 76, respectively.

Waterfield Mortgage also operates businesses related to treasury investment and borrowing services, holding company debt services and various corporate support services. Waterfield Mortgage’s principal executive offices are located at 7500 W. Jefferson Blvd., Fort Wayne, Indiana 46804, and its telephone number is (260) 434-8300.

Board Recommendation

Waterfield Mortgage’s board of directors has unanimously adopted the merger agreement, unanimously approved the termination of the Waterfield Mortgage shareholders’ agreement and unanimously recommends that Waterfield Mortgage’s shareholders vote “FOR” the approval of the merger agreement and “FOR” the termination of the Waterfield Mortgage shareholders’ agreement. Waterfield Mortgage’s board of directors also unanimously recommends that Waterfield Mortgage shareholders vote “FOR” each of the nominees listed herein for election to the Waterfield Mortgage board of directors.

The Merger

The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this proxy statement/prospectus. Therefore, the information in this proxy statement/prospectus regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.

At the effective time of the merger, Waterfield Mortgage will be merged with and into a wholly owned subsidiary of Sky Financial to be formed prior to the merger. The merger subsidiary will be an Indiana limited liability company. The merger subsidiary will continue as the surviving entity in the merger and will remain a wholly owned subsidiary of Sky Financial. Sky Financial intends that, as promptly as practicable following completion of the merger, it will cause the merger of Union Federal with and into Sky Bank, the principal banking subsidiary of Sky Financial, referred to as the Subsidiary Merger. The Subsidiary Merger is expected to occur as promptly as practicable following the merger.

Merger Consideration

At the effective time of the merger, each Waterfield Mortgage common share will be converted into the right to receive 4.38 Sky Financial common shares and $80.07 in cash, without interest.

Disposition Of Mortgage Banking Business, Shareholder Equity Commitment And Distribution And Dividend To Waterfield Mortgage Shareholders

It is a condition to completion of the merger that Waterfield Mortgage complete the disposition of the mortgage banking business. This will include the contribution of any residual mortgage banking assets and liabilities to the Shareholder Representative, a subsidiary of Waterfield Mortgage, which is expected to be spun-off to Waterfield Mortgage shareholders on a pro rata basis prior to the closing of the merger. In addition, as a condition to closing, Waterfield Mortgage must have at least $90 million in shareholders’ equity (as adjusted in the merger agreement) as of the end of the month preceding completion of the merger. In the event that Waterfield Mortgage’s shareholders’ equity as of the end of the month preceding completion of the merger exceeds $90 million, Waterfield Mortgage expects to distribute prior to closing 100% of the excess to its shareholders as a pro rata distribution. Waterfield Mortgage has obtained the necessary consent of the Office of Thrift Supervision to effect the spin-off and make any such distribution. The disposition of Waterfield Mortgage’s mortgage banking business has resulted in significant expenses, and, in some cases, losses on the disposition of assets, which are expected to reduce the amount of any possible future distributions.

In addition, prior to the closing of the merger, Waterfield Mortgage anticipates it will distribute, as a pro rata dividend, Waterfield Mortgage common shares to its shareholders in connection with the surrender of options, if any, to purchase Waterfield Mortgage common shares.

Opinion Of Waterfield Mortgage Financial Advisor

In considering the merger, Waterfield Mortgage’s board of directors received financial advice from Bear, Stearns & Co. Inc., an internationally recognized investment banking firm. Bears, Stearns has provided its written opinion dated February 1, 2006, to Waterfield Mortgage’s board of directors that, as of that date and subject to the qualifications and limitations and based on the considerations in its opinion, the Aggregate Consideration to be Received by the holders of Waterfield Mortgage common shares was fair, from a financial point of view, to the holders of Waterfield Mortgage common shares. The Aggregate Consideration to be Received means the consideration received in the American Home and CitiMortgage transactions, as described below under “—Disposition Of The Mortgage Banking Business,” and the merger consideration to be received in the merger with Sky Financial, in each case to the extent received by or distributed to the shareholders of Waterfield Mortgage.

The full text of the written opinion of Bear, Stearns, dated February 1, 2006, is attached as Annex B to this proxy statement/prospectus. For a description of the opinion, see “The Merger—Opinion Of Financial Advisor To The Waterfield Mortgage Board Of Directors” on page 38. Bear, Stearns provided its opinion for the information and assistance of Waterfield Mortgage’s board of directors in connection with its consideration of the merger. The Bear, Stearns opinion is not a recommendation as to how any holder of Waterfield Mortgage common shares should vote with respect to the merger agreement or the termination of the Waterfield Mortgage shareholders’ agreement. Under the terms of its engagement with Waterfield Mortgage, Bear, Stearns will be entitled to receive a transaction fee, the principal portion of which is payable upon completion of the merger.

Conditions To The Merger

A number of conditions must be satisfied before the merger will be completed. These include:

•	receipt of the required Waterfield Mortgage shareholder approvals;

•	the absence of any judicial or governmental prohibitions preventing the consummation of the merger;

•	receipt of approvals from the Federal Reserve Board required to complete the merger and the expiration of all related statutory waiting periods. This condition has been satisfied;

•	receipt of the approval from the Office of Thrift Supervision required for any distributions or dividends paid to Waterfield Mortgage shareholders prior to the completion of the merger, in the event that the pre-closing balance sheet reflects at least $90 million in shareholders’ equity. This condition has been satisfied;

•	the continued effectiveness of the registration statement, of which this proxy statement/prospectus is a part, and the registration statement not being the subject of any stop order or threatened stop order;

•	the listing of the Sky Financial common shares to be issued to holders of Waterfield Mortgage common shares on the NASDAQ National Market;

•	receipt by each of Waterfield Mortgage and Sky Financial of a written opinion of its counsel, dated as of the closing date of the merger, to the effect that for U.S. federal income tax purposes the merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code;

•	accuracy of each party’s representations and warranties in the merger agreement, except generally for any inaccuracies that would not result in a material adverse effect on such party;

•	each party’s compliance in all material respects with its covenants and agreements under the merger agreement;

•	the absence of material adverse changes with respect to the other party;

•	Waterfield Mortgage has at least $90 million in shareholders’ equity (as adjusted in the merger agreement) as of the end of the month preceding completion of the merger;

•	the repayment by Waterfield Mortgage of all amounts due under its amended and restated credit agreement with U.S. Bank National Association;

•	the termination of certain risk management instruments to which Waterfield Mortgage is a party;

•	the termination, cancellation or surrender of all outstanding and unexercised options to acquire Waterfield Mortgage common shares;

•	the completion of the spin-off to Waterfield Mortgage shareholders of Waterfield Shareholder LLC, a limited liability company subsidiary established to hold any assets and liabilities related to the mortgage banking business required to be disposed of prior to completion of the merger;

•	the aggregate amount of mortgage banking business liabilities and obligations of Waterfield Mortgage not terminated or assumed by a third party as of the pre-closing balance sheet date is not in excess of $3 million; and

•	Waterfield Mortgage will have delivered to Sky Financial prior to the pre-closing balance sheet date, audited financial statements of Waterfield Mortgage and its consolidated subsidiaries for the fiscal years ended December 31, 2004 and 2005. This condition has been satisfied.

Except as provided by law, either Sky Financial or Waterfield Mortgage may waive conditions for the benefit of itself and its shareholders and complete the merger even though one or more of these conditions have not been met. Sky Financial and Waterfield Mortgage cannot give any assurance that all of the conditions will be satisfied or waived or that the merger will occur.

For a more complete discussion of the conditions to the merger, see “The Merger Agreement—Conditions To The Merger” beginning on page 70.

Timing Of The Merger

The merger is expected to be completed in the third quarter of 2006, subject to the satisfaction or waiver of the closing conditions described above. For a discussion of the timing of the merger, see “The Merger Agreement—Closing And Effective Time Of The Merger” beginning on page 61.

Termination Of The Merger Agreement

The merger agreement may be terminated at any time before the completion of the merger, whether before or after Waterfield Mortgage shareholder approvals have been obtained:

•	by mutual written consent of Sky Financial and Waterfield Mortgage;

•	by either party, if the shareholders of Waterfield Mortgage fail to approve the merger agreement or the termination of the Waterfield Mortgage shareholders’ agreement at the Waterfield Mortgage annual meeting;

•	by either party, if the other party has breached any of its representations, warranties, covenants or agreements contained in the merger agreement that would give rise to the failure of a condition set forth in the merger agreement relating to such representations, warranties, covenants or agreements and such breach is not cured within 30 days after notice or cannot be cured within that time period;

•	by either party, if (1) any law or regulation makes the consummation of the merger illegal or otherwise prohibited, or if any governmental entity issues a final judgment enjoining the consummation of the merger, or (2) any governmental entity which must grant regulatory approval or consent for consummation of the merger denies such approval or consent and such denial becomes final;

•	by either party, if the merger has not been completed by October 31, 2006;

•	by Waterfield Mortgage, if its board of directors enters into a definitive agreement for an unsolicited proposal that is likely to result in a transaction more favorable to Waterfield Mortgage shareholders from a financial point of view than the merger and pays Sky Financial a termination fee of $14 million;

•	by Sky Financial, if (1) any time prior to receipt of the Waterfield Mortgage shareholder approvals, the Waterfield Mortgage board of directors shall fail to recommend to Waterfield Mortgage shareholders that they vote to approve the merger agreement and to terminate the Waterfield Mortgage shareholders’ agreement, or (2) at any time following distribution of the proxy statement/prospectus and prior to receipt of Waterfield Mortgage shareholder approvals, the Waterfield Mortgage board of directors withdraws, modifies or qualifies in a manner adverse to Sky Financial its recommendation that Waterfield Mortgage shareholders vote to approve the merger agreement and terminate the Waterfield Mortgage shareholders’ agreement or makes other statements inconsistent with such recommendation without prompt public reaffirmation of the recommendation that Waterfield Mortgage shareholders vote to approve the merger agreement and to terminate the Waterfield Mortgage shareholders’ agreement; or

•

by Waterfield Mortgage, upon prompt written notice to Sky Financial, during the two business day time period after the date of receipt of the last required regulatory approval to consummate the merger, in the event that (1) the average closing price of Sky Financial common shares over a ten day period, as described in the merger agreement, is lower than $22.12 and (2) the number obtained by dividing the average closing price of Sky Financial common shares by $27.65 is less than the number obtained by dividing the final index price of a pre-selected peer group of financial institutions by the peer group’s initial index price, and subtracting 0.175 from the quotient. However, prior to Waterfield Mortgage exercising this termination right, Sky Financial may at its option, increase the stock exchange ratio to equal $96.89 divided by the average closing price of Sky Financial common shares over a prescribed ten day time period. If Sky Financial exercises this option, Waterfield Mortgage will not be entitled to exercise this termination right.

Termination Fee

A termination fee of $14 million is payable by Waterfield Mortgage to Sky Financial in the event that:

•	any person makes an acquisition proposal after the date of the merger agreement that has not been withdrawn at the time of the Waterfield Mortgage annual meeting, thereafter the merger agreement is terminated because the Waterfield Mortgage shareholders fail to approve the merger agreement and the termination of the Waterfield Mortgage shareholders’ agreement, and within twelve months of the termination of the merger agreement, Waterfield Mortgage enters into an agreement providing for, or consummates, that acquisition proposal;

•	the merger agreement is terminated by Sky Financial, if (i) at any time prior to receipt of the Waterfield Mortgage shareholder approvals, the Waterfield Mortgage board of directors shall fail to recommend to Waterfield Mortgage shareholders that they vote to approve the merger agreement and to terminate the Waterfield Mortgage shareholders’ agreement; or (ii) at any time following distribution of the proxy statement/prospectus and prior to receipt of the Waterfield Mortgage shareholder approvals, the Waterfield Mortgage board of directors withdraws, modifies or qualifies in a manner adverse to Sky Financial its recommendation that Waterfield Mortgage shareholders vote to approve the merger agreement and terminate the Waterfield Mortgage shareholders’ agreement or makes other statements inconsistent with such recommendation without prompt public reaffirmation of the recommendation that Waterfield Mortgage shareholders vote to approve the merger agreement and terminate the Waterfield Mortgage shareholders’ agreement;

•	the Waterfield Mortgage board of directors approves, and concurrently with the termination of the merger agreement, Waterfield Mortgage enters into a definitive agreement for an unsolicited proposal that is likely to result in a transaction more favorable to Waterfield Mortgage shareholders from a financial point of view than the merger; or

•	the merger agreement is terminated by Sky Financial because Waterfield Mortgage has breached any of its representations, warranties, covenants or agreements contained in the merger agreement and within twelve months of the termination of the merger agreement, Waterfield Mortgage enters into an agreement providing for, or consummates, an acquisition proposal involving a person that Waterfield Mortgage had negotiations with, or provided non-public information to, after the date of the merger agreement and prior to the termination of the merger agreement.

No Solicitation

Waterfield Mortgage has agreed not to, and will not permit any of its subsidiaries to, and will not permit any of their respective directors, officers, or employees or any of their respective investment bankers, attorneys, accountants or other representatives to, directly or indirectly, initiate, solicit or knowingly encourage (including by providing non-public information) the making of any acquisition proposal, or enter into or continue discussions or negotiations with any person regarding an acquisition proposal.

In the event that, prior to the Waterfield Mortgage annual meeting, Waterfield Mortgage receives an unsolicited acquisition proposal, Waterfield Mortgage may, if its board of directors determines that such proposal is reasonably likely to result in a transaction more favorable to Waterfield Mortgage’s shareholders than the merger and it is reasonably likely to be necessary to do so in order to comply with its fiduciary duties under applicable law, furnish information about Waterfield Mortgage to the person making such acquisition proposal, or participate in discussions or negotiations regarding such acquisition proposal.

Governmental Clearance

The Federal Reserve System must provide authorization in order to complete the merger, which approval was received on May 16, 2006 from the Federal Reserve Bank of Cleveland. The Federal Reserve System and the Ohio Division of Financial Institutions must provide authorization in order to complete the Subsidiary Merger. Sky Financial received approval of the Subsidiary Merger from the Federal Reserve Bank of Cleveland on May 16, 2006. Sky Financial also has filed the required application with the appropriate state regulators to obtain approval for the Subsidiary Merger. Sky Financial expects the Subsidiary Merger to be completed as promptly as practicable following the merger. See “The Merger—Governmental And Regulatory Matters” beginning on page 52.

In the event that Waterfield Mortgage’s pre-closing balance sheet reflects at least $90 million in shareholders’ equity, Waterfield Mortgage expects to distribute prior to the closing of the merger, pro rata, 100% of the excess over $90 million to its shareholders. In addition, Waterfield Mortgage expects to spin off prior to the closing of the merger, pro rata, the membership interests in Waterfield Shareholder LLC. Waterfield Mortgage has obtained the necessary consent of the Office of Thrift Supervision to effect the spin-off and make any such distribution.

Material United States Federal Income Tax Consequences

The obligation of each of Waterfield Mortgage and Sky Financial to complete the merger is conditioned on, among other things, the receipt by Waterfield Mortgage of a written opinion from Fried, Frank, Harris, Shriver & Jacobson LLP, and by Sky Financial of a written opinion from Jones Day, in each case dated as of the closing date of the merger and to the effect that for U.S. federal income tax purposes the merger, when consummated in accordance with the terms of the merger agreement, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of Code. Assuming the merger constitutes a reorganization within the meaning of Section 368(a)(1)(A) of the Code, upon exchanging Waterfield Mortgage common shares for a combination of cash and Sky Financial common shares in the merger, you generally will recognize gain (but not loss) in an amount equal to the lesser of (x) the cash you receive in the merger and (y) the excess, if any, of (i) the sum of the cash and the fair market value of the Sky Financial common shares you receive over (ii) your tax basis in the Waterfield Mortgage common shares you surrender in the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, you should read “Material U. S. Federal Income Tax Consequences” beginning on page 58.

Tax matters can be complicated. We urge you to consult your own tax advisor as to the specific tax consequences of the merger to you, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in your particular circumstances.

Accounting Treatment

The merger will be accounted for as a “purchase” for financial accounting purposes.

The Shareholder Voting Agreements

Concurrently with the execution and delivery of the merger agreement, Sky Financial entered into agreements with all of the directors of Waterfield Mortgage and Alvin T. Stolen III, a Waterfield Mortgage shareholder, pursuant to which such persons agreed to vote the Waterfield Mortgage common shares they own in favor of the proposal to approve the merger agreement and to vote against any other acquisition proposal.

Disposition Of The Mortgage Banking Business

American Home Mortgage Purchase Agreement

On January 12, 2006, Union Federal Bank entered into a Stock and Mortgage Loan Purchase Agreement with American Home Mortgage Corp. Pursuant to that agreement, Union Federal sold to American Home certain portfolios of residential mortgage loans and construction loans and all of the capital stock of its subsidiary, Waterfield Financial Corporation. Waterfield Financial Corporation conducted a significant portion of the mortgage origination function of the mortgage banking business of Waterfield Mortgage. American Home paid to Union Federal a purchase price equivalent to the book values of the several loan portfolios and the book value of Waterfield Financial, each as of a certain date, and each as adjusted in accordance with the terms of the American Home agreement. Pursuant to the terms of the American Home agreement, $55 million of the purchase price was placed in escrow until September 30, 2006. Until September 30, 2006, American Home can make claims against the escrow for breaches of representations and warranties made by Union Federal in the American Home agreement. On April 11, 2006, American Home requested a purchase price adjustment in the form of a cash payment from the escrow which, as subsequently revised by American Home, amounts to approximately $29.2 million. Waterfield Mortgage has advised American Home that Waterfield Mortgage believes American Home is not entitled to the requested payment pursuant to the provisions of the agreement with American Home and that American Home has failed to perform a number of continuing obligations, including loan repurchase obligations, under such agreement. Waterfield Mortgage and American Home have engaged in discussions in an effort to amicably resolve these disputes. We cannot assure you that these disputes will be resolved amicably, that it will not result in costly litigation or that it will not result in some or all of the requested $29.2 million payment being made from the escrow to American Home. See “Disposition Of The Mortgage Banking Business—American Home Mortgage Purchase Agreement” beginning on page 76. In addition, Sky Financial has advised Waterfield Mortgage that it believes these disputes with American Home may result in a failure to satisfy a closing condition in the merger agreement between Sky Financial and Waterfield Mortgage. See “Risk Factors Relating To The Merger—Failure To Settle The Dispute With American Home Could Cause Sky Financial To Claim That A Closing Condition To The Merger Has Not Been Satisfied” beginning on page 19.

Mortgage Servicing Purchase and Sale Agreement

On January 31, 2006, Waterfield Mortgage and Union Federal entered into a Mortgage Servicing Purchase and Sale Agreement with CitiMortgage, Inc., whereby Waterfield Mortgage and Union Federal agreed to sell and assign the mortgage servicing rights of Waterfield Mortgage and Union Federal that formed a part of the mortgage banking business of Waterfield Mortgage and its subsidiaries. Pursuant to the terms of the CitiMortgage agreement, $5 million of the purchase price was held back pending delivery of final loan documents. The holdback is being released to Union Federal on a quarterly basis. In the merger agreement, Waterfield Mortgage has agreed to use commercially reasonable efforts to complete the transactions contemplated by the CitiMortgage agreement in accordance with the terms of the CitiMortgage agreement.

Other Agreements

In the merger agreement, Waterfield Mortgage has agreed to use commercially reasonable efforts to sell, dispose or otherwise liquidate and wind up all of the various assets and liabilities that are related solely to residential mortgage loan origination, referred to as excluded assets and liabilities. In connection with the American Home agreement and the CitiMortgage agreement, Waterfield Mortgage has entered into certain side agreements and transition agreements, respectively, in order to complete the transactions necessary to sell or transfer certain assets and liabilities and any associated services and obligations that made up the mortgage banking business of Waterfield Mortgage and its subsidiaries, including Union Federal.

After giving effect to the various agreements and transactions concerning the disposition of the mortgage banking business, Waterfield Mortgage’s business will primarily consist of retail and commercial banking through its subsidiary, Union Federal.

Waterfield Shareholder LLC

Waterfield Mortgage has formed a subsidiary, Waterfield Shareholder LLC, a Delaware limited liability company, for the purposes of disposing of any assets relating to the mortgage banking business that have not yet been sold or liquidated at the time of the completion of the merger and to receive funds released from the escrows and holdbacks established pursuant to the agreements with American Home and CitiMortgage. Waterfield Shareholder LLC is referred to in this proxy statement/prospectus as the “Shareholder Representative.” Prior to the pre-closing balance sheet date, any remaining assets that solely relate to the mortgage banking business will be, to the extent allowed by applicable law and with the approval of the Office of Thrift Supervision, transferred from Waterfield Mortgage or any of its subsidiaries to Shareholder Representative. There can be no assurance at this time which assets, if any, will be remaining to be transferred to Shareholder Representative. In addition, Waterfield Mortgage has agreed to liquidate and wind up, sell to a third party and wind up or transfer to Shareholder Representative, all excluded assets and liabilities prior to the pre-closing balance sheet date. It is a condition to Sky Financial’s obligation to close the merger that the aggregate amount of such liabilities does not exceed $3 million as of the closing. In the event that any existing or future liabilities relating to excluded assets and liabilities are not wound up prior to the pre-closing balance sheet date, Shareholder Representative will indemnify Waterfield Mortgage against any losses, liabilities, claims and damages to the extent arising from any such liabilities. We cannot assure you as to the amount of liabilities, if any, to be transferred to Shareholder Representative or the amount of indemnification, if any, Shareholder Representative may be required to provide as described in the preceding sentence. Waterfield Mortgage will be the sole source of the assets transferred to Shareholder Representative. See “The Merger Agreement—Additional Covenants Regarding Disposition Of Mortgage Banking Business” beginning on page 66.

Prior to the completion of the merger, Waterfield Mortgage expects to spin off, pro rata, all of the ownership interests in Shareholder Representative to the Waterfield Mortgage shareholders. Once made, the spin-off of the ownership interests in Shareholder Representative will be irrevocable, without regard to whether the merger is consummated. The distribution of the ownership interests is a closing condition for the completion of the merger. Thus, upon completion of the merger, Waterfield Mortgage’s shareholders will own, in the same proportion they own Waterfield Mortgage’s outstanding common shares, all of the outstanding ownership interests of Shareholder Representative. Waterfield Mortgage will not receive payment from or be reimbursed, directly or indirectly, by Sky Financial, any of Sky Financial’s affiliates or any other party for the distribution of the ownership interests in Shareholder Representative to the Waterfield Mortgage shareholders, and the distribution of the ownership interests in Shareholder Representative to the Waterfield Mortgage shareholders will not affect the number of Sky Financial common shares or the amount of cash into which each Waterfield Mortgage common share will be converted in the merger. See “Disposition Of The Mortgage Banking Business” beginning on page 76.

Pre-Closing Distributions And Dividends To Waterfield Mortgage Shareholders

In addition to the distribution of the ownership interests in Shareholder Representative, pursuant to the merger agreement, Waterfield Mortgage is permitted to distribute to its shareholders 100% of the shareholder equity reflected on the pre-closing balance sheet that is in excess of $90 million. Waterfield Mortgage will make any such distribution to its shareholders pro rata prior to the closing of the merger. The sole source of such distribution will be Waterfield Mortgage’s own assets. Once made, any such distribution will be irrevocable, without regard to whether the merger is consummated. Waterfield Mortgage will not receive payment from or be reimbursed, directly or indirectly, by Sky Financial, any of Sky Financial’s affiliates or any other party for any such distribution, and any such distribution by Waterfield Mortgage to its shareholders will not affect the number of Sky Financial common shares or the amount of cash into which each Waterfield Mortgage common share will be converted in the merger. Waterfield Mortgage shareholders should be aware that there can be no assurance that the shareholder equity reflected on the pre-closing balance sheet will exceed $90 million. Accordingly, Waterfield Mortgage shareholders may not receive any such cash distribution.

In addition, prior to the closing of the merger, Waterfield Mortgage anticipates it will distribute, as a pro rata dividend, Waterfield Mortgage common shares to its shareholders in connection with the surrender of options, if any, to purchase Waterfield Mortgage common shares.

Interests Of Waterfield Mortgage Directors And Executive Officers In The Merger

In considering the recommendation of Waterfield Mortgage’s board of directors with respect to the merger, Waterfield Mortgage shareholders should be aware that some Waterfield Mortgage directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of Waterfield Mortgage shareholders generally, including those listed below.

Executive Officers And Directors

Waterfield Mortgage has entered into employment agreements with certain of its executive officers that provide severance payments and other benefits either upon the merger or upon termination of employment after the merger under specified conditions. The aggregate amount of the cash benefits that would be payable to such executive officers under qualifying circumstances would be approximately $3.5 million, $912,125 of which would be payable upon the merger in the absence of any qualifying termination of employment. In addition, Waterfield Mortgage has agreed to consider paying a discretionary bonus to Donald A. Sherman in an amount not to exceed $480,000, upon the successful completion of the merger.

Options to purchase 8,125 Waterfield Mortgage common shares held by Waterfield Mortgage’s executive officers and directors will vest, and restrictions on 6,529 Waterfield Mortgage common shares held by executive officers and directors will lapse, in connection with the merger.

Other Senior Officers

Waterfield Mortgage, Union Federal or Waterfield Financial Corporation has entered into change in control severance agreements with eleven other senior officers that provide severance payments and other benefits upon termination of employment after the merger or the sale of Waterfield Financial Corporation to American Home under specified conditions. Waterfield Mortgage and/or Union Federal have also entered into employment agreements with two other senior officers that provide severance payments and other benefits upon termination of employment under specified conditions. The aggregate amount of the cash benefits that would be payable to such thirteen senior officers under qualifying circumstances would be approximately $3.8 million.

Options to purchase 7,500 Waterfield Mortgage common shares held by the same thirteen senior officers will vest, and restrictions on 3,636 Waterfield Mortgage common shares held by the same thirteen senior officers will lapse, in connection with the merger.

Material Differences In Rights Of Sky Financial Shareholders And Waterfield Mortgage Shareholders

Waterfield Mortgage is an Indiana corporation. Sky Financial is an Ohio corporation. Waterfield Mortgage shareholders will receive Sky Financial common shares in the merger and will have different rights once they become Sky Financial shareholders due to differences in the governing documents of Waterfield Mortgage and Sky Financial and differences in the laws of Indiana and Ohio. These differences are described in detail under “Comparison Of Rights Of Shareholders Of Sky Financial And Waterfield Mortgage” beginning on page 88.

The Annual Meeting

Waterfield Mortgage is furnishing this proxy statement/prospectus to Waterfield Mortgage shareholders as part of the solicitation of proxies by the Waterfield Mortgage board of directors for use at the annual meeting.

Date, Time And Place

The annual meeting of Waterfield Mortgage shareholders will be held at 45 North Pennsylvania Street, Indianapolis, Indiana 46204, at 10:00 a.m., local time, on August 24, 2006.

Purpose

Waterfield Mortgage shareholders will be asked to consider and vote upon (i) a proposal to approve the Agreement and Plan of Merger, dated as of February 3, 2006, as amended, between Sky Financial Group, Inc., Waterfield Mortgage Company, Incorporated, and Waterfield Shareholder LLC, a wholly owned subsidiary of Waterfield Mortgage Company, Incorporated, (ii) a proposal to terminate the Waterfield Mortgage shareholders’ agreement and (iii) the election of directors.

Record Date; Shareholders Entitled To Vote

Record holders of Waterfield Mortgage common shares are entitled to vote at the annual meeting if the holder owned Waterfield Mortgage common shares as of the close of business on July 21, 2006, the record date for the annual meeting. On the record date, there were 1,545,629 common shares entitled to vote at the annual meeting, of which a total of 320,311 common shares (or 20.7% of the total outstanding) were held by Waterfield Mortgage’s directors and executive officers. A record holder will have one vote on each matter submitted to a vote at the annual meeting for each Waterfield Mortgage common share that was owned as of the close of business on the record date.

Voting And Revocability Of Proxies

You should complete, date and sign the accompanying proxy and promptly return it in the enclosed postage-paid return envelope. All properly executed proxies that Waterfield Mortgage receives prior to the vote at the annual meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated on a properly executed proxy returned to Waterfield Mortgage, the underlying shares will be voted “FOR” the approval of the merger agreement, “FOR” the termination of the Waterfield Mortgage shareholders’ agreement and “FOR” the election of directors.

Waterfield Mortgage does not expect any other business to come before the annual meeting. If other business properly comes before the annual meeting or any adjournments or postponements of the annual meeting, including any adjournments or postponements for the purpose of soliciting additional proxies to approve the merger agreement, to terminate the Waterfield Mortgage shareholders’ agreement or to elect directors, the enclosed proxy card gives discretionary authority to the persons named on the card to vote the Waterfield Mortgage common shares represented by the card in their discretion.

You may revoke your proxy at any time prior to the vote at the annual meeting by delivering to Waterfield Mortgage’s Corporate Secretary a signed notice of revocation or a later-dated, signed proxy. In addition, you may revoke your proxy by delivering to the chairman of the annual meeting, on the day of the annual meeting, a signed notice of revocation or a later-dated, signed proxy. You also may revoke your proxy by attending the annual meeting and voting in person. Attendance at the annual meeting will not, in and of itself, result in the revocation of a proxy or cause shares to be voted.

Quorum

A quorum must be present to transact business at the annual meeting. A quorum will be present at the annual meeting if a majority of all Waterfield Mortgage common shares issued and outstanding on the record date and entitled to vote at the annual meeting are represented at the annual meeting in person or by a properly executed proxy. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be counted for purposes of calculating whether a quorum is present at the annual meeting. In the event that a quorum is not present at the annual meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

Each of the approval of the merger agreement and the termination of the Waterfield Mortgage shareholders’ agreement requires the affirmative vote of holders of at least 60% of Waterfield Mortgage common shares outstanding and entitled to vote at the annual meeting. Certain shareholders of Waterfield Mortgage owning in the aggregate approximately 15% of the outstanding Waterfield Mortgage common shares as of the date of the merger agreement, have entered into shareholders’ agreements with Sky Financial pursuant to which those shareholders have agreed to cause the common shares they own to be voted to approve the merger and to vote against any other acquisition proposal. The election of directors requires a plurality of votes cast at a meeting in which at least a majority of the common shares outstanding and entitled to vote are represented in person or by proxy. Waterfield Mortgage encourages you to vote on the approval of the merger agreement, the termination of the Waterfield Mortgage shareholders’ agreement and the election of directors by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid return envelope.

Effect Of Abstentions

Abstentions will be counted in determining whether a quorum is present at the annual meeting. Abstentions and shares not in attendance and not voted at the annual meeting will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and the proposal to terminate the Waterfield Mortgage shareholders’ agreement, but will have no effect on the vote for the election of directors. It is very important that all Waterfield Mortgage shareholders vote their shares, so please promptly complete and return the enclosed proxy card.

Solicitation Of Proxies And Expenses

Waterfield Mortgage will bear the cost and expense associated with the solicitation of proxies from Waterfield Mortgage shareholders. In addition to solicitation by mail, Waterfield Mortgage directors, officers and employees may solicit proxies from Waterfield Mortgage shareholders by telephone, internet, facsimile, or other electronic means or in person.

SHAREHOLDERS SHOULD NOT SEND SHARE CERTIFICATES WITH THEIR PROXIES. A transmittal form with instructions for the surrender of certificates representing Waterfield Mortgage common shares will be mailed to shareholders shortly after completion of the merger.

Dissenters’ Appraisal Rights Of Waterfield Mortgage Shareholders

Under Indiana law, if the merger agreement is approved by the Waterfield Mortgage shareholders, any Waterfield Mortgage shareholder that objects to the merger agreement is entitled to seek relief as a dissenting shareholder under Sections 23-1-44-8 through 23-1-44-20 of the Indiana Business Corporation Law. To perfect dissenters’ rights, a record holder must:

•	deliver to Waterfield Mortgage, before the vote is taken, a written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated;

•	not vote his or her Waterfield Mortgage common shares in favor of the proposal to approve the merger agreement at the annual meeting;

•	follow the terms of the dissenter’s notice sent by Waterfield Mortgage regarding delivering a written form demanding payment of the fair cash value for his or her Waterfield Mortgage common shares, certifying acquisition of beneficial ownership of his or her Waterfield Mortgage common shares before the date required, and depositing his or her Waterfield Mortgage shareholder’s certificate according to the procedure outlined in the notice; and

•	otherwise comply with the provisions of the statute.

Waterfield Mortgage common shares held by any person who desires to dissent but fails to perfect or who effectively withdraws or loses the right to dissent under Chapter 44 of the Indiana Business Corporation Law will be converted into, as of the effective time of the merger, the right to receive 4.38 Sky Financial common shares and $80.07 cash, without interest. Copies of Sections 23-1-44-8 through 23-1-44-20 of the Indiana Business Corporation Law are attached as Annex C to this proxy statement/prospectus. See “The Merger—Appraisal Rights” beginning on page 54.

RISK FACTORS

Waterfield Mortgage shareholders should read carefully this proxy statement/prospectus and the other documents attached to or incorporated by reference in this proxy statement/prospectus. Waterfield Mortgage shareholders should, in particular, read and consider the following risk factors.

Risk Factors Relating To The Merger

The Market Price Of Sky Financial’s Common Shares May Fluctuate

A significant portion of the merger consideration to be received by each Waterfield Mortgage shareholder will consist of Sky Financial common shares. The market price of Sky Financial common shares will likely be different, and may be lower, on the date Waterfield Mortgage common shareholders receive Sky Financial common shares than it was on the date the merger agreement was signed, the date of this proxy statement/prospectus and the date of the annual meeting. Changes in the price of Sky Financial common shares before completion of the merger will affect the value of the aggregate merger consideration that Waterfield Mortgage common shareholders will receive in the merger. These variations in the market price of Sky Financial common shares may be caused by a variety of factors including changes in the business, operations and prospects of Sky Financial, market reactions to the proposed merger, regulatory considerations, general market and economic conditions and other factors.

Sky Financial May Not Be Able To Successfully Integrate Union Federal

After giving effect to the various agreements and transactions concerning the disposition of the mortgage banking business, Waterfield Mortgage’s business will primarily consist of retail and commercial banking through its subsidiary, Union Federal. Sky Financial principally conducts its retail and commercial banking business through its subsidiary, Sky Bank. After the effective time of the merger, Sky Financial expects to effect the merger of Sky Bank and Union Federal, with Sky Bank surviving and continuing as a state banking corporation and a wholly owned subsidiary of Sky Financial. Realization of the anticipated benefits in the merger will depend on Sky Financial’s ability to successfully integrate the operations of Union Federal into Sky Bank’s operations. The resulting company will be required to devote significant management attention and resources to integrating its banking networks and other financial service related business segments, as well as its business practices, operations and support functions. The challenges that may be encountered include the following:

•	integrating Sky Bank’s and Union Federal’s existing banking and ATM networks and developing banking and financial related products and services that operate seamlessly on both technology platforms;

•	combining diverse product and service offerings, client bases, and sales and marketing approaches;

•	preserving client, supplier and other important relationships and resolving potential conflicts that may arise as a result of the merger;

•	consolidating and integrating duplicative facilities and operations, including back-office systems;

•	addressing differences in business cultures, preserving employee morale and retaining key employees, while maintaining focus on providing consistent, high quality customer service and meeting operational and financial goals; and

•	adequately addressing other business integration issues.

The process of integrating Sky Bank’s and Union Federal’s operations could cause an interruption of or loss of momentum in business or financial performance of Sky Financial after the merger. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of these operations could have an adverse effect on the business, results of operations, financial condition or price of Sky Financial common shares. The integration process may also result in additional and unforeseen expenses. The contemplated expense savings and synergies anticipated from the merger may not be realized.

The Businesses Could Be Adversely Impacted By Uncertainty Related To The Merger

Uncertainty about whether and when the merger will be completed and how business will be operated after the merger could adversely affect the businesses of Sky Bank and Union Federal, including increased attempts by other financial service providers to persuade Sky Bank and Union Federal customers to change service providers. This could increase the rate of customer turnover for each of Sky Bank and Union Federal and have a negative impact on customer growth, revenue and the results of operations of Sky Financial.

Failure To Complete The Merger Could Negatively Impact Share Prices, Future Business and Financial Results

The merger proposals may not be approved, and Sky Financial and Waterfield Mortgage may not receive the necessary regulatory approvals or satisfy the other conditions to the completion of the merger. If any condition to the merger is not satisfied or, if permissible, waived, the merger will not be completed. In addition, Sky Financial and Waterfield Mortgage may terminate the merger agreement in certain circumstances. Sky Financial and Waterfield Mortgage will also be obligated to pay certain investment banking, financing, legal and accounting fees and related expenses in connection with the merger, whether or not the merger is completed. In addition, Sky Financial and Waterfield Mortgage have each diverted significant management resources in an effort to complete the merger and are each subject to restrictions contained in the merger agreement on the conduct of its business. If the merger is not completed, each of Sky Financial and Waterfield Mortgage will have incurred significant costs, including the diversion of management resources, for which it will have received little or no benefit.

The Merger Is Subject To The Receipt Of Consents And Approvals

Completion of the merger is conditioned upon filings with, and the receipt of required consents, approvals or clearances from, various governmental agencies, including the Office of Thrift Supervision (which approval was obtained), the Federal Reserve Board (which approval was obtained on May 16, 2006) and the Ohio Division of Financial Institutions. These consents, approvals and clearances to the extent not already obtained, may not be obtained, and if they are obtained, they may impose conditions on the divisions, operations or assets of Sky Financial or Waterfield Mortgage that may jeopardize or delay completion of the merger or reduce the anticipated benefits of the merger.

Failure To Settle The Dispute With American Home Could Cause Sky Financial To Claim That A Closing Condition To The Merger Has Not Been Satisfied

Sky Financial has advised Waterfield Mortgage that it believes the disputes with American Home over the purchase price adjustment and the failure of American Home to perform certain continuing obligations, described in the section “Disposition Of The Mortgage Banking Business—American Home Mortgage Purchase Agreement,” may result in a failure to satisfy a closing condition in the merger agreement between Sky Financial and Waterfield Mortgage. In response, Waterfield Mortgage advised Sky Financial that it does not agree that the disputes with American Home constitute a failure of a closing condition in connection with the merger, and further advised Sky Financial that the disputes with American Home provide no basis for any failure or refusal by Sky Financial to close the merger. Waterfield Mortgage also informed Sky Financial that it reserves all rights and remedies at law, in equity, and under the merger agreement with Sky Financial, and that if Sky Financial refuses to close the merger with Waterfield Mortgage because of the disputes with American Home, Waterfield Mortgage may take any action necessary and desirable to enforce the merger agreement and Sky Financial’s performance thereunder. Although Waterfield Mortgage is engaged in discussions with American Home to resolve their disputes, there can be no assurances that the disputes will be resolved amicably or, if these disputes are not resolved, that Sky Financial will not claim that a closing condition to the merger has not been satisfied, which could jeopardize the closing of the merger.

Risk Factors Relating To Sky Financial

Sky Financial’s earnings and reputation may be adversely affected if Sky Financial fails to effectively manage its credit risk

Originating and underwriting loans are integral to the success of Sky Financial business. This business requires Sky Financial to take “credit risk,” which is the risk of losing principal and interest income because borrowers fail to repay loans.

Collateral values and the ability of borrowers to repay their loans may be affected at any time by factors such as:

•	a downturn in the local economies in which Sky Financial operates or the national economy;

•	a downturn in one or more of the business sectors in which Sky Financial’s customers operate; or

•	a rapid increase in interest rates.

Sky Financial’s business may be adversely affected by downturns in the local economies on which Sky Financial depends

Sky Financial’s loan portfolio is concentrated primarily in the northern and central Ohio regions, the southeast Michigan region, the eastern Indiana region, the western Pennsylvania region and the northern West Virginia region. Sky Financial’s profits depend on providing products and services to clients in these local regions. An increase in unemployment, a decrease in real estate values or continued increases in interest rates could weaken the local economies in which Sky Financial operates. Weakness in its market area could depress Sky Financial’s earnings and consequently its financial condition because:

•	clients may not want or need Sky Financial products and services;

•	borrowers may not be able to repay their loans;

•	the value of the collateral securing Sky Financial loans to borrowers may decline; and

•	the quality of Sky Financial’s loan portfolio may decline.

Sky Financial may not be able to achieve the expected integration and cost savings from its ongoing bank acquisition activities

Difficulties may arise in the integration of the business and operations of the financial institutions that agree to merge with and into Sky Financial and its affiliates and, as a result, Sky Financial may not be able to achieve the cost savings and synergies that Sky Financial expects will result from the merger activities. Achieving cost savings is dependent on consolidating certain operational and functional areas, eliminating duplicative positions and terminating certain agreements for outside services. Additional operational savings are dependent upon the integration of the banking businesses of the acquired financial institution with that of Sky Financial, including the conversion of the acquired entity’s core operating systems, data systems and products to those of Sky Financial and the standardization of business practices. Complications or difficulties in the conversion of the core operating systems, data systems and products of these other banks to those of Sky Financial may result in the loss of clients, damage to Sky Financial’s reputation within the financial services industry, operational problems, one-time costs currently not anticipated by Sky Financial and/or reduced cost savings resulting from the merger activities.

Sky Financial may have difficulty in the future to continue to grow through acquisitions

Any future acquisitions or mergers by Sky Financial or its banking subsidiaries are subject to approval by the appropriate federal and state banking regulators. The banking regulators evaluate a number of criteria in making their approval decisions, such as:

•	safety and soundness guidelines;

•	compliance with all laws including the USA Patriot Act of 2001, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act or the Exchange Act of 1934, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; and

•	anti-competitive concerns with the proposed transaction.

If the banking regulators or a commentator on Sky Financial’s regulatory application raise concerns about any of these criteria at the time a regulatory application is filed, the banking regulators may deny, delay or condition their approval of a proposed transaction.

Sky Financial has grown, and intends to continue to grow, through acquisitions of banks and other financial institutions. After these acquisitions, Sky Financial may experience adverse changes in results of operations of acquired entities, unforeseen liabilities, asset quality problems of acquired entities, loss of key personnel, loss of clients because of change of identity, difficulties in integrating data processing and operational procedures and deterioration in local economic conditions. These various acquisition risks can be heightened in larger transactions.

SELECTED HISTORICAL FINANCIAL DATA

Selected Historical Financial Data Of Sky Financial

The following is Sky Financial’s selected consolidated financial data for each of the years in the five-year period ended December 31, 2005 and for the three months ended March 31, 2006 and March 31, 2005. The information with respect to the years ended December 31, 2001 through December 31, 2005 is derived from audited financial statements of Sky Financial contained in its Annual Reports on Form 10-K for the years ended December 31, 2003, 2004 and 2005. The information with respect to the three months ended March 31, 2006 and March 31, 2005 is derived from unaudited financial statements of Sky Financial contained in its Quarterly Report on Form 10-Q for the three months ended March 31, 2006. This summary should be read together with the consolidated financial statements, which are incorporated by reference in this proxy statement/prospectus, the accompanying notes and management’s discussion and analysis of financial condition and results of operations of Sky Financial contained in Sky Financial’s reports referred to above.

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2001	2002	2003	2004	2005	2005	2006
	(In thousands, except per share and ratio data)
Income Statement Data:
Interest income	$619,873	$576,397	$594,063	$661,943	$830,224	191,594	$234,044
Interest expense	302,988	235,162	202,820	210,632	315,572	67,587	101,208

Net interest income	316,885	341,235	391,243	451,311	514,652	124,007	132,836
Provision for credit losses	27,384	37,659	34,125	37,660	52,249	30,823	7,154

Net interest income after provision for credit losses	289,501	303,576	357,118	413,651	426,403	93,184	125,682
Non-interest income	124,388	147,984	178,898	203,417	211,382	51,471	56,659
Non-interest expense	221,523	253,700	307,186	356,524	400,047	99,439	106,178

Income from continuing operations before income taxes	192,366	197,860	228,830	260,544	273,738	45,216	76,163
Income taxes	63,714	65,712	76,150	85,344	91,547	14,497	25,523

Income from continuing operations	128,652	132,148	152,680	175,200	182,191	30,719	50,640
Income (loss) from discontinued operations net of tax	(7,989)	(4,341)	3,937	19,155	372	—	—

Net income and net income available to common shareholders	$120,663	$127,807	$156,617	$194,355	$182,563	30,719	$50,640

Per Share Data:
Basic income from continuing operations	$1.56	$1.58	$1.70	$1.76	$1.71	0.29	0.47
Basic income (loss) from discontinued operations	(0.10)	(0.05)	0.05	0.19	0.00	—	—
Basic net income	1.46	1.53	1.75	1.95	1.71	0.29	0.47
Diluted income from continuing operations	1.55	1.57	1.69	1.74	1.69	0.29	0.46
Diluted income (loss) from discontinued operations	(0.10)	(0.05)	0.04	0.19	0.00	—	—
Diluted net income	1.45	1.52	1.73	1.93	1.69	0.29	0.46
Cash dividends declared	0.74	0.77	0.81	0.85	0.89	0.22	0.23
Book value at period end	7.92	9.54	10.80	13.77	14.35	13.31	14.41
Weighted average shares outstanding—basic	82,449	83,439	89,630	99,461	106,796	106,330	108,337
Weighted average shares outstanding—diluted	83,028	84,096	90,404	100,568	107,973	107,591	109,287
Balance Sheet Data (period end):
Total assets	$9,252,228	$11,050,120	$12,946,978	$14,944,423	$15,683,291	14,977,812	15,658,551
Securities available for sale	1,996,843	2,247,181	2,511,369	3,091,813	3,097,472	3,063,145	3,144,045
Loans held for sale	85,740	77,458	28,062	9,433	24,184	27,946	23,395
Loans	6,182,998	7,347,988	8,644,645	10,616,118	11,149,222	10,662,957	11,093,918
Allowance for credit losses	92,831	106,675	124,943	151,389	144,461	150,122	143,383
Deposits	6,545,177	7,617,472	8,515,533	10,351,591	10,755,676	10,441,292	11,002,998
Debt and FHLB advances	894,103	1,065,254	1,476,564	1,924,840	2,125,788	2,043,946	1,982,984
Total shareholders’ equity	648,444	832,433	998,576	1,470,955	1,553,877	1,407,181	1,566,571
Significant Financial Ratios :
Return on average assets	1.39%	1.29%	1.29%	1.43%	1.21%	0.83%	1.31%
Return on average shareholders’ equity	19.11	17.67	17.23	15.75	12.27	8.51	13.07
Dividend payout ratio	50.61	50.43	46.59	43.64	52.08	75.86	48.94
Net interest margin, fully-taxable equivalent	3.96	3.90	3.70	3.69	3.73	3.69	3.78
Average loans to average deposits	100.44	93.53	96.46	99.56	101.32	101.75	103.87
Average equity to average assets	7.26	7.30	7.47	9.09	9.82	9.81	10.03
Allowance for credit losses to period-end loans	1.50	1.45	1.45	1.43	1.30	1.41	1.29
Allowance for credit losses to total non-performing loans	272.20	154.07	151.30	105.32	120.88	119.15	111.27
Non-performing loans to period-end loans	0.55	0.94	0.96	1.35	1.07	1.18	1.16
Net charge-offs to average loans	0.40	0.47	0.40	0.37	0.57	1.21	0.29

Selected Historical Financial Data Of Waterfield Mortgage

The following is Waterfield Mortgage’s selected consolidated financial data for each of the years in the five-year period ended December 31, 2005 and three months ended March 31, 2006 and March 31, 2005. The information with respect to the years ended December 31, 2001 through December 31, 2005 is derived from audited financial statements of Waterfield Mortgage. The information with respect to the three months ended March 31, 2005 and March 31, 2006, is derived from the unaudited financial statements of Waterfield Mortgage. This summary should be read together with the Waterfield Mortgage consolidated financial statements for the periods referred to above, which financial statements are available upon request of Waterfield Mortgage. The financial information provided is historic information for Waterfield Mortgage at and for the year ended December 31, 2005 does not give effect to or reflect any of the transactions which constitute the disposition of the mortgage banking business. For information regarding Waterfield Mortgage’s financial condition and statement of income, as adjusted to reflect certain accruals related to the disposition of the mortgage banking business, and segmented into the banking business and mortgage banking business, see “Disposition Of The Mortgage Banking Business—Unaudited Consolidating Financial Information Of Waterfield Mortgage” beginning on page 80.

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2001	2002	2003	2004	2005	2005	2006
	(In thousands, except per share and ratio data)
Income Statement Data
Interest Income	$168,461	$172,926	$172,464	$168,887	$158,777	$37,187	$37,844
Interest Expense	90,991	71,082	59,508	69,994	78,432	18,244	20,658

Net Interest Income	77,470	101,844	112,956	98,893	80,345	18,943	17,186
Provision for Credit Losses	15,917	22,021	23,723	3,864	4,103	4,944	785

Net Interest Margin After Provision For Credit Losses	61,553	79,823	89,233	95,029	76,242	13,999	16,401
Noninterest Income	141,357	241,994	300,491	198,723	189,191	36,550	28,913
Noninterest Expense	160,291	270,617	349,152	226,638	285,181	46,019	52,834

Income (Loss) Before Provision for Income Taxes	42,619	51,200	40,572	67,114	(19,748)	4,530	(7,520)
Provision For Income Taxes (1)	511	484	630	675	684	192	61

Net Income	$42,108	$50,716	$39,942	$66,439	$(20,433)	$4,338	$(7,581)

Per Share Data:
Basic Net Income	$28.09	$34.04	$26.93	$44.97	$(13.75)	$2.92	$(5.06)
Dividends Declared	$10,063	$42,768	$31,244	$23,891	$1,226	$1,226	$—
Book Value at Period End	$103.12	$114.51	$139.82	$143.88	$126.63	$143.38	$121.10
Weighted Average Shares Outstanding—Basic	1,499,167	1,490,093	1,483,281	1,477,271	1,486,405	1,485,468	1,498,229

Balance Sheet Data (period end):
Total Assets	$2,697,402	$3,396,876	$3,716,307	$3,669,022	$3,290,627	$3,399,719	$2,862,555
Securities Available For Sale	232,454	480,766	732,124	990,857	545,448	659,681	410,739
Securities Held for Sale	19,141	45,856	—	—	—	—	—
Loans Held For Sale	909,715	842,317	647,026	256,473	568,449	289,760	1,635
Loans, net of Unearned Income	1,186,017	1,675,727	1,911,914	1,912,658	1,691,819	1,783,603	1,450,633
Allowance for Credit Losses	25,709	38,994	48,088	45,564	42,038	44,999	37,819
Deposits	1,717,732	2,010,947	2,251,873	2,455,892	2,316,498	2,505,426	2,171,030
Debt and FHLB Advances	574,572	885,408	883,318	831,376	737,879	636,388	465,407
Total Shareholders’ Equity	154,024	170,237	206,935	212,165	189,720	214,554	181,438

Significant Financial Ratios:
Return on Average Assets	1.64%	1.66%	1.14%	1.82%	-0.59%	0.49%	-0.99%
Return on Average Shareholders’ Equity	30.60%	31.28%	21.18%	31.71%	-10.17%	8.13%	-16.34%
Dividend Payout Ratio	23.90%	84.33%	78.22%	35.96%	-6.00%	113.05%	0.00%
Net Interest Margin, fully taxable equivalent	3.48%	3.62%	3.66%	3.14%	2.96%	3.11%	2.98%
Average Loans to Average Deposits	85.96%	76.75%	84.16%	81.24%	75.53%	74.50%	70.03%
Average Equity to Average Assets	5.37%	5.32%	5.39%	5.72%	5.77%	6.04%	6.03%
Total Non-performing loans (in thousands)	$58,294	$83,368	$136,780	$104,227	$89,902	$81,117	$28,333
Allowance for Credit Losses to Total Non-performing loans	44.10%	46.77%	35.16%	43.72%	46.76%	55.47%	133.48%
Non-performing loans to period-end loans	4.92%	4.98%	7.15%	5.45%	5.31%	4.55%	1.95%
Net charge-offs to average loans	0.88%	0.44%	0.82%	0.33%	0.43%	0.21%	0.11%

(1)	Waterfield Mortgage Company, Inc. files a consolidated tax return as an S-Corporation. Accordingly, there is no provision for income tax recorded.

Sky Financial Per Share Market Price And Dividend Information

Sky Financial common shares are listed for trading on the NASDAQ National Market under the symbol “SKYF.” The following table sets forth, for the periods indicated, dividends and the high and low sales prices per Sky Financial common share. For current price information, you should consult publicly available sources. The closing sale price of Sky Financial common shares as of July 24, 2006 was $24.36.

Sky Financial Common Shares

	High	Low	Dividend Paid
For the fiscal periods ended:
2003
First Quarter	21.00	18.75	0.20
Second Quarter	22.00	18.63	0.20
Third Quarter	23.93	21.30	0.20
Fourth Quarter	26.10	22.51	0.21

2004
First Quarter	27.81	24.35	0.21
Second Quarter	26.23	23.00	0.21
Third Quarter	25.55	23.13	0.21
Fourth Quarter	29.25	24.90	0.22

2005
First Quarter	28.95	25.50	0.22
Second Quarter	29.06	25.45	0.22
Third Quarter	29.20	27.38	0.22
Fourth Quarter	29.87	26.05	0.23

2006
First Quarter	28.55	25.23	0.23
Second Quarter	26.95	23.09	0.23

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements. These forward-looking statements relate to Sky Financial’s or Waterfield Mortgage’s outlook or expectations for earnings, revenues, expenses, asset quality or other future financial or business performance, strategies or expectations, or the impact of legal, regulatory or supervisory matters on Sky Financial’s or Waterfield Mortgage’s business, results of operations, financial condition or prospects. Specifically, forward-looking statements may include:

•	statements relating to the benefits of the merger, including anticipated synergies and cost savings estimated to result from the merger;

•	statements relating to future business prospects, revenue, income and financial condition of Sky Financial and Waterfield Mortgage; and

•	statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “anticipate,” “hope,” or similar expressions.

These statements reflect Sky Financial and Waterfield Mortgage management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, each of Sky Financial’s and Waterfield Mortgage’s management has made assumptions regarding, among other things, client growth and retention, pricing, operating costs and the economic environment. Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause Sky Financial’s and Waterfield Mortgage’s, as the case may be, actual results to differ include:

•	expected cost savings from the merger may not be fully realized within the expected time frames or at all;

•	revenues following the merger may be lower than expected;

•	the effects of vigorous competition in the markets in which Sky Bank and Union Federal operate;

•	the resolution of Waterfield Mortgage’s dispute with American Home;

•	the costs and business risks associated with providing new services and entering new markets;

•	an adverse change in rating or a lower rating afforded to Sky Financial’s debt securities by rating agencies;

•	the effects of other mergers and consolidations in the financial services and banking industries and unexpected announcements or developments from others in the same industries;

•	the uncertainties related to Sky Bank’s or Union Federal’s investments in networks, systems, and other businesses;

•	the impact of new, emerging and competing technologies on Sky Bank’s and Union Federal’s business;

•	the possibility of one or more of the markets in which Sky Bank and Union Federal compete being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes or other external factors over which they have no control;

•	acts of war or terrorist activities;

•	changes in the banking and capital markets;

•	changes in the general economic conditions both domestically and abroad, including, without limitation, the levels of interest rates and foreign currency exchange rates;

•	the timely development and availability of new products and services with expanded applications and features; and

•	other risks referenced from time to time in Sky Financial’s filings with the SEC, Sky Financial’s or Waterfield Mortgage’s filings with other government entities and those factors listed in this proxy statement/prospectus under “Risk Factors” beginning on page 18.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this proxy statement/prospectus, or in the case of a document incorporated by reference, as of the date of that document. Except as required by law, neither Sky Financial nor Waterfield Mortgage undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Sky Financial. See “Additional Information” beginning on page 101 for a list of the documents incorporated by reference into this proxy statement/prospectus.

INFORMATION ABOUT THE COMPANIES

Sky Financial Group, Inc.

Sky Financial Group, Inc., an Ohio corporation, is a $15.7 billion financial holding company headquartered in Bowling Green, Ohio that owns one commercial bank primarily engaged in commercial and consumer banking business at over 292 financial centers and 300 ATMs located in Ohio, western Pennsylvania, southern Michigan, eastern Indiana and northern West Virginia. Sky Financial also operates businesses relating to insurance, trust and other related financial service industries. Sky Financial’s principal executive offices are located at 221 South Church Street, Bowling Green, Ohio 43402, and its telephone number is (419) 327-6300.

Sky Financial’s corporate philosophy is to operate as a locally-oriented, community-based financial service organization, augmented by centralized support in select critical areas. This local market orientation is reflected in its financial centers and regional advisory boards comprised of local business persons, professionals and other community representatives that assist the bank in responding to local banking needs. Sky Financial’s bank subsidiary, Sky Bank, concentrates on client service and business development, while relying upon the support of Sky Financial for operational functions that are not readily visible to clients and those that are critical to risk management. Asset quality review, mortgage banking activities, financial reporting, investment activities, internal audit, compliance and funds management are among the functions that are overseen at the holding company level.

Sky Financial’s market area is economically diverse, with a base of manufacturing, service, transportation and agriculture industries, and thus Sky Financial is not dependent upon any single industry or employer. Similarly, Sky Financial’s client base is diverse, and Sky Financial and its subsidiaries are not dependent upon any single industry or upon any single client. Sky Financial’s strategic plan includes organic loan and deposit growth from a focused sales and service culture, increasing fee-based income, strengthening organizational synergies to manage operating costs, maintaining strong asset quality and acquiring financial institutions, branches and financial service businesses. Sky Financial seeks acquisition partners that have experienced management and possess either significant market presence or have potential for improved profitability through financial management, economies of scale and expanded services.

There is significant competition among commercial banks in Sky Financial’s market area. As a result of the deregulation of the financial services industry, Sky Financial also competes with other providers of financial services such as savings and loan associations, credit unions, consumer finance companies, securities firms, insurance companies, insurance agencies, commercial finance and leasing companies, the mutual funds industry, full-service brokerage firms and discount brokerage firms. Some of Sky Financial’s competitors, including certain regional bank holding companies, which have made acquisitions in Sky Financial’s market area, have greater resources than those of Sky Financial, and as such, may have higher lending limits and may offer other services not available through Sky Financial’s bank and non-bank subsidiaries. The bank and non-bank subsidiaries compete on the basis of rates of interest charged on loans, the rates of interest paid for funds, the availability of services and the responsiveness to the needs of its clients.

Sky Bank, headquartered in Salineville, Ohio, has total assets of $15.5 billion and operates financial centers in Ohio, western Pennsylvania, southern Michigan, eastern Indiana and northern West Virginia. Sky Bank engages in commercial and consumer banking, including the acceptance of a variety of demand, savings and time deposits and the extension of commercial and consumer loans. Sky Trust, National Association, a wholly-owned subsidiary of Sky Financial, is headquartered in Pepper Pike, Ohio, and provides a full range of trust and employee benefit services to its commercial and consumer clients. Sky Insurance, Inc., Maumee, Ohio and Meyer & Eckenrode Insurance Group, Inc., Carnegie, Pennsylvania, are Sky Financial’s full service insurance agencies offering a variety of insurance products and services to its clients. Sky Financial has various other subsidiaries that are not significant to the consolidated entity.

Waterfield Mortgage Company, Incorporated

Waterfield Mortgage Company, Incorporated, an Indiana corporation, is a privately-owned thrift holding company headquartered in Fort Wayne, Indiana. Waterfield Mortgage, both directly and through its subsidiaries, has historically operated in two primary industries: the commercial banking business, referred to herein as the banking business, and the mortgage banking business.

Banking Business

Waterfield Mortgage’s principal subsidiary is Union Federal Bank of Indianapolis, a federal savings bank based in Indianapolis, Indiana. Union Federal was founded in 1887 as the Indianola Building and Loan Association, an Indiana-Chartered savings association and in 1959, it merged with Colonial Savings and Loan Association, a state savings association based in Indianapolis. In September 1984, it was acquired by an affiliate of Waterfield Mortgage, ultimately becoming a federal savings bank in 1986.

The banking business offers a wide range of retail and commercial banking services to its customers, including traditional consumer deposit and loan products, construction loans, commercial real estate loans and commercial loans. Waterfield Mortgage also offers trust, estate administration, investment advisory, investment management and custodial services. Further, Waterfield Mortgage operates an investment subsidiary, Union Investment Services, Inc., an Indiana corporation, engaged in the sale of retail investment products.

As of March 31, 2006, Union Federal had $2.3 billion in assets and $2.0 billion in total deposits, consisting of $1.2 billion of community banking deposits of which 68% were checking and savings accounts, $773 million of primarily checking and money market accounts gathered through a joint marketing arrangement and $354 million of mortgage related escrow deposits (both tax and insurance escrow balances and custodial balances with respect to mortgage-backed securities remittance payments). Union Federal has 44 retail branch offices, all located in Indiana with a significant concentration in the Indianapolis metropolitan area.

Waterfield Mortgage also operates a full service insurance agency through its wholly-owned subsidiary, Waterfield Insurance Agency, Inc., an Indiana cooperation whose principal place of business is in Indianapolis, Indiana. Products offered by Waterfield Insurance include auto, homeowners, general liability, health and life insurance for individuals and businesses.

Mortgage Banking Business

Waterfield Mortgage’s mortgage banking business consisted primarily of (1) the mortgage origination business which was operated through Union Federal and Union Federal’s wholly-owned subsidiary, Waterfield Financial Corporation, an Indiana corporation, (2) the closing, securitization and sales of such mortgage loans, which was conducted by Union Federal and (3) the servicing of the mortgage loans, whether originated through Union Federal or purchased from third parties and the subservicing of mortgage loans for third parties, which servicing and subservicing was performed by Waterfield Mortgage.

Waterfield Mortgage originated $7.9 billion of mortgages in 2005. The mortgage banking business had historically originated and serviced predominately residential one- to four-family mortgage loans. Loans that were originated were predominantly conventional, government and Alt-A mortgages. Waterfield Mortgage originated loans through its retail, wholesale, direct and contract channels. The retail channel originated loans through a network of mortgage branches throughout the United States by identifying potential borrowers through realtors, homebuilders and brokers. The wholesale channel originated or purchased loans from third-party brokers and correspondent lenders. The direct channel primarily originated loans directly to existing customers. The contract channel processed loans for third parties. In 2005, Waterfield Mortgage terminated substantially all agreements relating to the contract channel.

A significant component of the mortgage banking business was the secondary market activity conducted by Union Federal. All loans originated or purchased through the mortgage banking business were closed in the name of Union Federal, in most cases subject to forward commitments to sell such loans in the secondary market to governmental agencies or private investors. In most cases, the loans were sold with servicing retained, resulting in a portfolio of mortgage servicing rights for loans with an unpaid principal balance of $13.3 billion at December 31, 2005, which balance was reduced to $0 at March 31, 2006 due to the sale of the mortgage servicing rights portfolio in the first quarter of 2006.

Union Federal also owns all of the membership interests of Quantum Settlement Services, LLC, an Indiana limited liability company. Quantum provided appraisal, property valuation, title search, title examination and title insurance agency services, as well as credit reporting, closing services, surveys, flood certifications and other mortgage settlement services to its affiliates, including Union Federal, in connection with the operation of the mortgage banking business. The membership interests of Quantum will be transferred to Shareholder Representative in connection with the disposition of the mortgage banking business.

The mortgage origination business and a substantial portion of the mortgage loans held for sale by Union Federal as well as loans for which applications had been received and were subject to binding commitments or remained subject to processing were sold to American Home pursuant to a definitive agreement executed on January 12, 2006. The mortgage servicing rights portfolio owned by Waterfield Mortgage and Union Federal was sold to CitiMortgage on January 31, 2006. The remaining portions of Waterfield Mortgage’s mortgage banking business have been or are being sold or liquidated in various other transactions. See “Disposition Of The Mortgage Banking Business” on page 76.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement between Sky Financial, Waterfield Mortgage and Shareholder Representative. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. You are also urged to read the opinion of Waterfield Mortgage’s financial advisor, which is attached as Annex B to this proxy statement/prospectus and incorporated by reference herein.

Background Of The Merger

Over the past several years, Waterfield Mortgage has strived to provide its shareholders with both increased value and increased liquidity. As a privately-held company that has elected to be treated as an S corporation under the Code, which requires that Waterfield Mortgage may not have more than 100 shareholders, Waterfield Mortgage has limited sources of capital and limited avenues for enhancing the liquidity of the shareholders’ ownership interest. Over the past several years, Waterfield Mortgage’s shareholders have expressed to the board of directors and management their desire for greater liquidity for their investment in Waterfield Mortgage. The concerns over liquidity were voiced by many shareholders at Waterfield Mortgage’s annual shareholders’ meeting in the spring of 2004. To address these concerns, Waterfield Mortgage invited the investment banking firm of Bear, Stearns & Co. Inc. to make presentations to management and the board of directors in the summer of 2004 regarding strategic alternatives available to Waterfield Mortgage to enhance liquidity for shareholders, including the possibility of a sale transaction. After considering the Bear Stearns presentation, the board of directors decided not to pursue a sale transaction and instead elected to increase liquidity for its shareholders through two primary means: (1) implementation of a share sale and repurchase program, and (2) an increase in the amount of dividends in excess of the distributions required to fund tax payments on income from Waterfield Mortgage.

In the first quarter of 2005, a number of factors led Waterfield Mortgage’s board of directors to re-evaluate possible strategic alternatives. First, the board of directors made a determination that the above described capital plan may not be sufficient to address liquidity concerns. Second, the volatile interest rate market and unanticipated loan pre-payment activity caused a substantial loss in Waterfield Mortgage’s investment securities portfolio, which led the board to determine that, in light of regulatory capital requirements, it would not be prudent for Waterfield Mortgage to pay dividends in excess of the distributions to shareholders required for taxes. Third, the flat yield-curve environment that resulted from the rapidly decreasing long-term interest rate environment of the previous years (resulting in an increase in refinancing of mortgage loans) and the efforts of the Federal Reserve Board to increase short-term interest rates led to a great deal of uncertainty in the mortgage industry generally. Finally, the board of directors anticipated changes in senior management, including the pending retirement of Waterfield Mortgage’s chairman and chief executive officer, Donald A. Sherman as an officer of Waterfield Mortgage. During a shareholder conference call held on February 28, 2005, to discuss the losses in the investment portfolio, some shareholders stressed to management, among other items, an expectation that Waterfield Mortgage would re-review possible strategic alternatives.

At a March 21, 2005 meeting, the Waterfield Mortgage board of directors evaluated Waterfield Mortgage’s strategic alternatives available at such time and authorized the engagement of Bear Stearns to advise and represent Waterfield Mortgage in connection with the board’s consideration of a potential sale of the company. For the next several months, management worked with Bear Stearns to compile sufficient data to enable Bear Stearns to commence a process to attract potential bidders for Waterfield Mortgage.

Beginning in June 2005, representatives of Bear Stearns commenced a broad process to solicit indications of interest for Waterfield Mortgage, either in whole or separate purchases of its two major sectors, the banking business and the mortgage banking business. Bear Stearns and Waterfield Mortgage developed a list of over 90 parties who potentially would be interested in evaluating such a transaction. Of the 90 parties contacted, 39 requested a preliminary package of confidential information concerning Waterfield Mortgage. Each such party was requested to submit a written indication of interest with regard to a possible strategic business combination with Waterfield Mortgage.

By the end of July, 2005, Bear Stearns received a total of thirteen preliminary indications of interest. Of these, seven preliminary indications of interest were for the banking business, six preliminary indications of interest were for the mortgage banking business and no indications of interest were received for Waterfield Mortgage as an entirety. Each party was required to execute a confidentiality agreement in order to proceed with a due diligence review of the books and records of Waterfield Mortgage. Waterfield Mortgage granted eight parties access to confidential information regarding Waterfield Mortgage. Four parties completed due diligence on the banking business and the other four parties completed due diligence on the mortgage banking business. In August, 2005, each of the eight parties was distributed a set of written instructions to submit final indications of interest, together with a draft definitive agreement on which to provide comments. Two parties, Sky Financial and another institution (the “Other Institution”), submitted final indications of interest on the banking business and no final indications of interest were received on the mortgage banking business.

Sky Financial’s proposal stated that it was prepared to offer to Waterfield Mortgage’s shareholders an aggregate purchase price of $440 million, 65% in stock with a fixed exchange ratio and 35% in cash. The proposal also contained protection for Waterfield Mortgage shareholders in the form of a termination right in the event that Sky Financial’s stock price declines in certain circumstances. The transaction would be contingent on the disposal of Waterfield Mortgage’s mortgage banking business. While Sky Financial’s indication of interest provided that its offer did not contemplate the assumption of any material risks associated with the mortgage banking business, its approach indicated a willingness to cooperate in the resolution of any residual mortgage banking liability issues.

The Other Institution’s proposal indicated a purchase price consisting of a mixture of cash and stock of the Other Institution with an aggregate value that was approximately 7% lower than the Sky Financial proposal, based on the then current market values of Sky Financial and the Other Institution. The proposal included a higher percentage of stock than the Sky Financial proposal and did not contain any protection to Waterfield Mortgage shareholders from declines in the stock price of the Other Institution. Like the Sky Financial proposal, the transaction would be contingent on the disposal of the mortgage banking business. The Other Institution’s offer, however, did not contemplate the assumption of any risks associated with the mortgage banking business and did not indicate a willingness to cooperate in resolving any residual mortgage banking liability issues.

Over the next several days, members of Waterfield Mortgage senior management met with representatives of Bear Stearns and special legal counsel to Waterfield Mortgage, Thacher Proffitt & Wood LLP, to discuss the written indications of interest and Bear Stearns’s and Thacher’s preliminary analysis of the respective proposed terms. On August 24-25, 2005, representatives of Bear Stearns, on behalf of Waterfield Mortgage, then contacted Sky Financial and the Other Institution and each institution was asked to clarify certain information contained in its written indication of interest and to respond to certain other questions relating to their written indication of interest and their expectation of the time period within which they believed they could complete final due diligence and enter into a definitive agreement relating to a strategic business combination with Waterfield Mortgage.

On August 26, 2005, the Waterfield Mortgage board of directors met to discuss and analyze the various strategic alternatives available to Waterfield Mortgage to continue to enhance shareholder value. At this meeting, Waterfield Mortgage senior management informed the Waterfield Mortgage board of directors that two written indications of interest for the banking business had been received, each of which proposed a strategic business combination pursuant to which Waterfield Mortgage would be combined with another financial institution in a merger transaction, subject to the prior disposition of the mortgage banking business. Bear Stearns then discussed with the Waterfield Mortgage board of directors management’s analysis of Waterfield Mortgage on a stand-alone basis and various other strategic alternatives which management believed to be available to Waterfield Mortgage to continue to enhance shareholder value. Following this discussion, the Waterfield Mortgage board of directors reviewed and discussed the specific terms proposed in each of the two written indications of interest. As a result of these discussions, the Waterfield Mortgage board of directors concluded that a strategic business combination with either of the two interested institutions offered more attractive opportunities for continuing to enhance shareholder value than the alternatives available to Waterfield Mortgage on a stand-alone basis. The Waterfield Mortgage board of directors preliminarily concluded that the indication submitted by Sky Financial appeared to provide the best strategic fit for Waterfield Mortgage and to be in the best interest of enhancing long term value for Waterfield Mortgage’s shareholders. Because Sky Financial’s indication offered a higher aggregate purchase price, provided protection to Waterfield Mortgage from significant declines in Sky Financial’s stock price and indicated a willingness to cooperate in the resolution of any residual mortgage banking business liability issues while the Other Institution’s indication did not contain any protection to Waterfield Mortgage from declines in the Other Institution’s stock price and did not indicate a willingness to cooperate in resolving any residual mortgage banking liability issues associated with the disposal of the mortgage banking business, the Waterfield Mortgage board of directors authorized management to pursue the negotiation of a definitive agreement with Sky Financial for presentation to the Waterfield Mortgage board of directors for consideration.

On August 31, 2005, representatives of Sky Financial met with representatives of Waterfield Mortgage to discuss Sky Financial’s indication of interest and comments to the draft definitive agreement. The parties also discussed the process Waterfield Mortgage expected to conduct with respect to the sale of the mortgage banking business, the potential impact of such sale on the banking business and Sky Financial’s insistence that it be insulated from any material residual risk following the disposition of the mortgage banking business. Following these discussions with Sky Financial, on August 31, 2005, the Waterfield Mortgage board of directors met and discussed the condition in the Sky Financial indication of interest that the mortgage banking business would need to be sold prior to the closing of a transaction with Sky Financial. At that meeting, the board of directors authorized Bear Stearns to commence a new process to solicit indications of interest for various segments of the mortgage banking business while Waterfield Mortgage negotiated a definitive agreement with Sky Financial. Also on that date, Waterfield Mortgage entered into an agreement with Sky Financial providing the exclusive right to negotiate the purchase of the banking business for 60 days.

On September 1, 2005, Sky Financial’s board of directors held a special meeting to discuss the status of the proposed transaction to acquire Waterfield Mortgage’s banking business and the due diligence related thereto.

During the month of September, 2005, Sky Financial engaged in an on-site due diligence review of Waterfield Mortgage for the purpose of understanding and evaluating any residual risk from the disposition of the mortgage banking business as well as possible transaction structures. At the same time, Sky Financial’s and Waterfield Mortgage’s respective legal advisors commenced negotiations of the draft definitive agreement for the proposed transaction. Upon conclusion of the due diligence process, Sky Financial discussed with Waterfield Mortgage several concerns with respect to potential contingent liabilities inherent in the mortgage banking business, which would vary depending on which portions of the mortgage banking business could be sold to third parties and under what terms. Sky Financial also suggested alternatives for reducing its risk related to such liabilities. Initially, Sky Financial proposed a substantial cash escrow to be held for a number of years to provide a source of recovery for any future losses associated with such liabilities. The board of directors of Waterfield Mortgage rejected this proposal, but concluded that, in order to facilitate the transaction with Sky Financial, Waterfield Mortgage would need to expedite the disposition of the mortgage banking business in a manner so as to minimize potential residual liability to Sky Financial as the successor in interest to Waterfield Mortgage.

In late September, 2005, Bear Stearns commenced the new process to seek indications of interest to purchase the mortgage banking business as a whole or in discreet business lines. In this process, five parties were invited for due diligence, and following diligence, Waterfield Mortgage received four indications of interest. In evaluating the indications of interest, the board of directors considered numerous factors, including price, whether the buyer would be willing to acquire the mortgage banking business in whole or a discreet business line or lines, assumption of, or any indemnification to Waterfield Mortgage, regarding any residual liability associated with the mortgage banking business and impact on employees. After reviewing the indications of interest, Waterfield Mortgage’s board of directors deemed all of the indications of interest unacceptable. The indications of interest applied significant discount pricing on the mortgage banking assets, proposed holdbacks or escrows of a significant portion of the purchase price, or both, and no single proposal or combination of proposals offered a complete acceptable solution for the disposition of the mortgage banking business. Accordingly, the Waterfield Mortgage board directed management to evaluate the feasibility of a partial spin-off of the mortgage banking business to existing shareholders (any remaining assets not spun-off would have been liquidated) that would more holistically address the board’s concerns.

On each of September 21, 2005, and October 19, 2005, Sky Financial’s board of directors held a meeting to discuss, among other things, the status of the proposed transaction to acquire Waterfield Mortgage’s banking business. The board also received an update from management with respect to the due diligence process and its discussions with Waterfield Mortgage with respect to various proposed transaction structures.

During October and November, the management of Waterfield Mortgage fully explored the possibility of creating a viable stand alone mortgage banking operation that could be spun off to the Waterfield Mortgage shareholders. The basic premise of this strategy was to create a new subsidiary of Waterfield Mortgage that would be the recipient of all the mortgage banking business assets and liabilities, capitalize the entity sufficiently to allow it to enter into warehouse credit facilities with third party financial institutions and have this new entity indemnify Waterfield Mortgage for all past and future liabilities arising from the mortgage banking business. Once developed, the proposal was presented to Sky Financial for evaluation.

On November 16, 2005, Sky Financial’s board of directors held a meeting to discuss, among other things, the status of the proposed transaction to acquire Waterfield Mortgage’s banking business. Sky Financial, in consultation with its legal and financial advisors and management, evaluated Waterfield Mortgage’s proposal relating to the spin-off of a newly formed subsidiary holding all of the mortgage banking business assets and liabilities. Sky Financial had significant concerns regarding the spin-off subsidiary and this approach to handling the residual liabilities associated with the mortgage banking business. In particular, Sky Financial was concerned that the spin-off subsidiary would not be sufficiently capitalized to conduct its intended operations and therefore, would be unable to provide meaningful financial support for its indemnification obligations to Sky Financial, as successor to Waterfield Mortgage. Following the board’s meeting, Sky Financial’s management rejected the spin-off structure and again suggested to Waterfield Mortgage a possible escrow and other methods to alleviate the potential contingent liability risk, including the possibility of purchasing an insurance policy at the expense of the Waterfield Mortgage shareholders. During this time period, Waterfield Mortgage’s management conducted a due diligence review of the books and records of Sky Financial, including the conduct of interviews with senior management of Sky Financial.

In November, 2005, Bear Stearns continued to contact potential interested parties with respect to the mortgage banking business and received an indication of interest from American Home for the purchase of Waterfield Mortgage’s mortgage origination business. American Home indicated that they would be willing to provide an indemnity to Waterfield Mortgage and its successors for contingent liabilities related to the mortgage banking business. At a meeting held on December 1, 2005, the Waterfield Mortgage board of directors decided it was likely that Sky Financial would be more receptive to negotiating the issues related to residual liabilities associated with the mortgage banking business based on the proposed transaction with American Home compared to the strategy of spinning off the mortgage banking segment to Waterfield Mortgage’s shareholders.

Also in November, 2005, Waterfield Mortgage commenced a bidding process for the sale of Waterfield Mortgage’s mortgage servicing portfolio. Waterfield Mortgage’s financial advisors contacted 24 parties, four of which submitted an initial bid. On December 21, 2005, Waterfield Mortgage executed a letter of intent with CitiMortgage for the sale of the mortgage servicing portfolio. See “Disposition Of The Mortgage Banking Business.”

Following the December 1st Waterfield Mortgage board meeting, Waterfield Mortgage and its legal advisors commenced extensive negotiations with American Home over the terms of a definitive agreement and recommenced negotiations with Sky Financial. During this time period, Sky Financial updated its due diligence review of Waterfield Mortgage and its subsidiaries. On December 14, 2005, Sky Financial’s board of directors held a meeting to discuss, among other things, the status of the proposed transaction to acquire Waterfield Mortgage’s banking business. Sky Financial’s management presented the results of the due diligence update conducted by it and Sky Financial’s advisors. The board also discussed Waterfield Mortgage’s most recent results of operations, such actual results compared to Waterfield Mortgage’s projected results previously provided to Sky Financial, market conditions, particularly the flattening of the yield curve and its impact on Waterfield Mortgage’s business, and uncertainties regarding possible residual risks associated with the mortgage banking business. In light of the foregoing, the Sky Financial board directed management to inform Waterfield Mortgage that its valuation of Waterfield Mortgage’s banking business was substantially lower than its valuation of such business in August, 2005, when Sky Financial submitted its indication of interest. On December 20, 2005, Sky Financial advised Waterfield Mortgage of the results of its valuation analysis and that the analysis could not justify Sky Financial completing the transaction at the aggregate purchase price set forth in its non-binding indication of interest, but that Sky Financial desired to work with Waterfield Mortgage to review the details of the analysis and continued discussions toward a mutually agreeable transaction.

Based on Sky Financial’s valuation concerns and the difficulty of negotiating the residual risk issues with Sky Financial and American Home concurrently, the board of directors of Waterfield Mortgage determined at a meeting held on December 21, 2005, that it would be more advantageous to postpone further negotiations with Sky Financial until after the negotiations with American Home were concluded. After this meeting, management of Waterfield Mortgage engaged in discussions with Bear Stearns about whether, given the passage of time and Sky Financial’s valuation concerns, Waterfield Mortgage should re-solicit indications of interest for the purchase of the banking business. Management of Waterfield Mortgage and Bear Stearns discussed the arrangements necessary to engage in a new solicitation process as well as the viability of such a process, including the likelihood of receiving a bid that would be more favorable to the shareholders than the Sky Financial bid and that would not result in a significant delay in completing a transaction.

Over the next several weeks, management of Waterfield Mortgage engaged in extensive negotiations with American Home with a view towards obtaining the best transaction possible with American Home, including, among other things, the most advantageous terms for an indemnification from American Home with respect to the mortgage origination business. On January 12, 2006, Union Federal entered into a definitive agreement with American Home for the sale of Waterfield Mortgage’s mortgage origination business, including the sale of Union Federal’s wholly-owned subsidiary, Waterfield Financial Corporation. A key element to the definitive agreement was that American Home agreed to indemnify Union Federal, including its affiliates and its successors, for losses relating to the mortgage origination business subject to limited specified exceptions. On January 20, 2006, the first closing contemplated by the American Home agreement occurred, and the second closing occurred on January 27, 2006. The final closing pursuant to the American Home agreement occurred on February 23, 2006. The agreement provides for a post-closing purchase price adjustment, which is subject to dispute between American Home and Waterfield Mortgage. See “Disposition Of The Mortgage Banking Business—American Home Mortgage Purchase Agreement” beginning on page 76.

Immediately after execution of the definitive agreement with American Home, management of Waterfield Mortgage caused a copy of that agreement and all related schedules to be forwarded to Sky Financial for its evaluation, particularly with respect to American Home’s indemnity obligations.

On January 18, 2006, Sky Financial’s board of directors held a meeting to discuss recent developments relating to Waterfield Mortgage and the recently announced agreement between American Home and Waterfield Mortgage with respect to the purchase of Waterfield Mortgage’s mortgage origination business. Sky Financial’s financial advisor made a presentation to the board regarding its financial analyses of a proposed transaction to acquire Waterfield Mortgage’s banking business. In addition, members of Sky Financial’s management discussed with the board the strategic rationale for the proposed acquisition and the history of the negotiations with Waterfield Mortgage. After this meeting and over the course of the next week, Sky Financial’s management and financial advisors engaged in discussions with Waterfield Mortgage’s representatives regarding the terms of the proposed transaction, including price and the impact on price of the current market movement of Sky Financial’s stock price and the effect of the disposition of the mortgage banking business on Waterfield Mortgage’s shareholders’ equity.

Over the next several days, Mr. Sherman and Marty E. Adams, chairman, president and chief executive officer of Sky Financial, engaged in discussions regarding the price of the transaction. In these discussions, Mr. Adams stated that, in light of the American Home transaction (and the clarity it provided to the residual risk issues) and the performance and market issues raised in late December, 2005, Sky Financial would be willing to pay $413 million for Waterfield Mortgage’s banking business, assuming $160 million in Waterfield Mortgage shareholders’ equity. At a meeting of the Waterfield Mortgage board of directors on January 24, 2006, Mr. Sherman informed the board of Sky Financial’s offer. The board discussed the alternatives with respect to the sale of the banking business. These alternatives included completing a deal with Sky Financial at the present bid, negotiating with Sky Financial for either a different price and/or more favorable provisions in the merger agreement, contacting other potential bidders or holding onto the banking business (notwithstanding the sale of the mortgage origination and mortgage servicing businesses) and continuing the operations as a going concern. The Waterfield Mortgage board of directors considered the revised proposal in light of the bidding process conducted over the summer and the Other Institution’s proposal taking into account the significant length of time since that proposal was received and that the other proposal had expired. The board of directors also took into account current economic conditions, the impact of unwinding the mortgage banking business and the execution risks related to commencing a new bidding process. After discussion, the board authorized management to proceed with negotiations with Sky Financial in an effort to achieve the best price and best contract terms possible for Waterfield Mortgage and its shareholders.

On January 26, 2006, representatives of Sky Financial and Waterfield Mortgage met to negotiate the terms of the definitive agreement for the sale of the banking business. During this meeting, the parties discussed Waterfield Mortgage’s ability to meet the target shareholders’ equity of $160 million due to the prices received in the transactions with American Home and with CitiMortgage, the escrows and holdbacks negotiated with American Home and CitiMortgage totaling $60 million, as well as the updated costs associated with the wind-up of the mortgage banking business as compared to initial estimates considered during the bid solicitation process during the summer of 2005. After such discussion, the parties tentatively agreed to reduce the required shareholders’ equity to $90 million and on an aggregate purchase price of $343 million, 60% in stock with a fixed exchange ratio based on a per share price of $27.65 and 40% in cash, conditioned on Waterfield Mortgage having such $90 million in shareholders’ equity at the closing. The purchase price reduction affected only the cash portion of the merger consideration. Over the next several days, the legal advisors to Sky Financial and Waterfield Mortgage continued to negotiate the details of the proposed definitive merger agreement to reflect the business terms discussed at the January 26th meeting.

At a meeting held on February 1, 2006, the board of directors of Waterfield Mortgage met with senior management and representatives of Bear Stearns and Thacher Proffitt & Wood LLP to discuss the final proposal of Sky Financial that resulted from the January 26th meeting and subsequent negotiations. Bear Stearns discussed the history of the bidding process and the history of the negotiations with Sky Financial. Bear Stearns also reviewed the financial terms of the proposed strategic business combination with Sky Financial. The board of directors also reviewed the impact of the sales to American Home and CitiMortgage on the financial condition and projected results of operations of Waterfield Mortgage on a going-forward basis. At the conclusion of the various presentations, Bear Stearns rendered its oral opinion to the Waterfield Mortgage board of directors that, as of such date and based on and subject to various considerations set forth in such opinion, the Aggregate Consideration to be Received was fair, from a financial point of view, to the shareholders of Waterfield Mortgage. See “—Opinion of Financial Advisor To The Waterfield Mortgage Board Of Directors.” The Aggregate Consideration to be Received means the consideration received in the American Home and CitiMortgage transactions, as described in “Disposition of the Mortgage Banking Business,” and the merger consideration to be received in the merger with Sky Financial, in each case to the extent received by or distributed to the shareholders of Waterfield Mortgage. After further discussion, the Waterfield Mortgage board of directors unanimously voted in favor of the proposed merger with Sky Financial and authorized the execution and delivery of the definitive transaction documents with Sky Financial and consummation of the transactions contemplated thereby, subject to resolution of certain open items. At a special meeting held on February 1, 2006, Sky Financial’s board of directors received an update from management and Sky Financial’s legal advisor, Jones Day, with respect to the status of the proposed acquisition of Waterfield Mortgage’s banking business. At this meeting, representatives of Sky Financial’s financial advisor, Sandler O’Neill, made a presentation regarding Sandler O’Neill’s financial analyses with respect to the proposed merger. Sandler O’Neill then rendered its oral opinion, subsequently confirmed in writing, that, as of that date, the stock and cash consideration to be paid by Sky Financial in the merger, taken in the aggregate, was fair from a financial point of view to Sky Financial. After further discussion, the Sky Financial board of directors unanimously voted in favor of the proposed merger and authorized the execution and delivery of the definitive transaction documents with Waterfield Mortgage and the consummation of the transactions contemplated thereby, subject to resolution of certain open items. Thereafter, the parties worked through the remaining open items and the merger agreement was signed by the parties on February 3, 2006.

On February 3, 2006, Sky Financial and Waterfield Mortgage announced the transaction.

Reasons For The Merger

The Waterfield Mortgage board of directors has unanimously approved the merger agreement and has determined that the terms of the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, Waterfield Mortgage and the Waterfield Mortgage shareholders. Accordingly, the Waterfield Mortgage board of directors unanimously recommends that shareholders of Waterfield Mortgage vote FOR the approval and adoption of the merger agreement.

In reaching its determination that the terms of the merger agreement and the merger are fair to and in the best interests of the shareholders of Waterfield Mortgage, the Waterfield Mortgage board of directors considered during the course of its strategic discussions a number of factors, both from a short-term and a long-term perspective, including, without limitation, the following (which are all the material factors that the Waterfield Mortgage board of directors considered):

•	the Waterfield Mortgage board of directors’ knowledge of the business, operations, financial condition, competitive position and prospects of Waterfield Mortgage, the nature of the industry in which Waterfield Mortgage operates, both on a historical and prospective basis, and the potential growth, development, productivity and profitability of Waterfield Mortgage after giving effect to the sales to American Home and CitiMortgage;

•	the current and prospective environment in which Waterfield Mortgage operates, including national and local economic conditions, the competitive environment for mortgage originators, thrifts and other financial institutions generally and the trend toward consolidation in the financial services industry and in the thrift industry;

•	the Waterfield Mortgage board of directors’ review, based in part on presentations by Waterfield Mortgage management and advisors, of Sky Financial’s business, financial condition, results of operations and management, the strategic fit between the parties, the enhanced opportunities for operating efficiencies that could result from the merger and the respective contributions the parties would bring to a combined institution;

•	the Waterfield Mortgage board of directors’ conclusion that the merger would provide Waterfield Mortgage shareholders with an opportunity to have continued equity participation in a larger, more diversified enterprise with equity value that will be considerably larger than Waterfield Mortgage’s current equity value;

•	the process to seek indications of interest managed by Bear Stearns and the lack of any interest of any party to acquire Waterfield Mortgage as a whole without requiring the disposition of the mortgage banking business;

•	the Waterfield Mortgage board of directors’ review with its legal and financial advisors of alternatives to the merger, including its review of (i) the proposal made by the Other Institution and (ii) the possibility of remaining independent and growing internally on a stand-alone basis after taking into account the sale of the mortgage origination business to American Home and the sale of the mortgage servicing rights as well as the lingering regulatory concerns related to the losses incurred in Waterfield Mortgage’s investment portfolio and the need to find a replacement for Mr. Sherman as chief executive officer;

•	the fact that the split of stock and cash in the merger consideration affords Waterfield Mortgage shareholders both the opportunity to participate in the growth and opportunities of Sky Financial through the stock component of the merger consideration and to receive cash for the value of their shares through the cash component of the merger consideration;

•	the Waterfield Mortgage board of directors’ belief that Sky Financial has a strong financial and capital position and that the Sky Financial common stock to be received by the shareholders of Waterfield Mortgage presented a greater long-term intrinsic value, greater capacity for future growth and greater potential for long-term strategic value to such shareholders than the consideration proposed pursuant to any of the other proposals received by Waterfield Mortgage;

•	the presentation of Bear Stearns described below under “—Opinion of Financial Advisor To The Waterfield Mortgage Board Of Directors” and its written opinion dated February 1, 2006, to the effect that, as of the date of such opinion, the Aggregate Consideration to be Received (i.e., the consideration from the American Home and CitiMortgage transactions and the Sky Financial merger) in each case to the extent received by or distributed to the shareholders of Waterfield Mortgage is fair from a financial point of view to the shareholders of Waterfield Mortgage;

•	the compatibility of Sky Financial’s and Waterfield Mortgage’s banking business cultures, business lines and philosophies and their commitments to the communities and customers they each serve and to their respective employees;

•	the expectation that the combined institution will continue to provide quality service to the communities and customers served by Waterfield Mortgage’s banking business;

•	the Waterfield Mortgage board of directors’ conclusion that the proposed business combination with Sky Financial, which had been fully negotiated, had a greater certainty of consummation without alteration of its material terms than any potential comparable alternative transaction;

•	the impact of the disposition of the mortgage banking business on shareholders’ equity and the commitment from Waterfield Mortgage to Sky Financial to provide $90 million of shareholders’ equity;

•	the fact that the parties intend for the merger to qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, which generally would permit the Waterfield Mortgage shareholders to receive the stock portion of the merger consideration without currently being subject to U.S. federal income tax;

•	the other terms and conditions of the merger agreement, including the exchange ratio, the termination provisions and the flexibility to allow Waterfield Mortgage to continue to sell or liquidate any remaining portions of the mortgage banking business in a manner that will maximize Waterfield Mortgage shareholder value;

•	the terms of the merger agreement:

•	that permit Waterfield Mortgage’s board of directors to provide information to, and engage in negotiations or discussions with, a third party that makes an unsolicited superior proposal;

•	that permit the Waterfield Mortgage board of directors to withdraw, modify or change its recommendation that the Waterfield Mortgage shareholders vote in favor of approving the merger agreement if Waterfield Mortgage’s board of directors determines after consulting with its outside financial and legal advisors that failing to take any such action would result in a breach of its fiduciary duties under applicable law;

•	that permit Waterfield Mortgage’s board of directors to terminate the merger agreement to enter into a definitive agreement for a superior proposal; and

•	that protect the benefits, compensation and employment arrangements afforded to Waterfield Mortgage’s employees.

In view of the wide variety of material factors considered in connection with its evaluation of the merger, the Waterfield Mortgage board of directors did not find it practical to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

Sky Financial believes the merger will benefit its shareholders because the merger will enable Sky Financial to expand its presence in the markets currently served by Waterfield Mortgage, strengthen the competitive position of the combined organization, generate cost savings and enhance other opportunities for Sky Financial. The combined organization will be able to serve its customers through over 337 financial centers serving communities in Ohio, Pennsylvania, Michigan, Indiana and West Virginia.

Recommendations Of Waterfield Mortgage’s Board Of Directors

Waterfield Mortgage’s board of directors has unanimously adopted the merger agreement and unanimously recommends that Waterfield Mortgage’s shareholders vote “FOR” the approval of the merger agreement and “FOR” the termination of the Waterfield Mortgage shareholders’ agreement.

Some directors and executive officers of Waterfield Mortgage have interests in the merger that are in addition to or differ from those of shareholders of Waterfield Mortgage generally. See “—Interests Of Waterfield Mortgage Directors And Executive Officers In The Merger” on page 50.

Opinion Of Financial Advisor To The Waterfield Mortgage Board Of Directors

Pursuant to an engagement letter dated June 3, 2005, Waterfield Mortgage retained Bear Stearns to act as its financial advisor with respect to the sale of Waterfield Mortgage. In selecting Bear Stearns, Waterfield Mortgage’s board of directors considered the fact that Bear Stearns is an internationally recognized investment banking firm with substantial experience advising companies in the financial services industry as well as substantial experience providing strategic advisory services. Bear Stearns, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions; underwritings, private placements and other securities offerings; senior credit financings; valuations; and general corporate advisory services.

At the February 1, 2006 meeting of Waterfield Mortgage’s board of directors, Bear Stearns delivered its oral opinion, which was subsequently confirmed in writing, that, as of February 1, 2006, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the Aggregate Consideration to be Received was fair, from a financial point of view, to the shareholders of Waterfield Mortgage.

The full text of Bear Stearns’ written opinion is attached as Annex B to this proxy statement/prospectus and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications to the limitations of the review undertaken by Bear Stearns. The Bear Stearns opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the Bear Stearns opinion.

In reading the discussion of the fairness opinion set forth below, you should be aware that Bear Stearns’ opinion:

•	was provided to Waterfield Mortgage’s board of directors solely for its benefit and use;

•	did not constitute a recommendation to the board of directors of Waterfield Mortgage or any shareholder of Waterfield Mortgage as to how to vote in connection with the merger or otherwise; and

•	did not address Waterfield Mortgage’s underlying business decision to pursue the Transactions, the relative merits of the Transactions as compared to any alternative business strategies that might exist for Waterfield Mortgage or the effects of any other transaction in which Waterfield Mortgage might engage. “Transactions” means Union Federal’s sale to American Home of all of the shares of common stock, no par value, of Waterfield Financial and certain warehouse, construction and other mortgage loans, Waterfield Mortgage and Union Federal’s sale of their respective mortgage servicing portfolios to CitiMortgage and Waterfield Mortgage’s merger with and into a wholly owned subsidiary of Sky Financial.

Waterfield Mortgage did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In connection with rendering its opinion, Bear Stearns:

•	reviewed the merger agreement, the American Home agreement (including the intercompany agreement between Waterfield Financial and Union Federal which identified the assets and liabilities to be held by Waterfield Financial at the time of its sale to American Home), the American Home escrow agreement, and the CitiMortgage agreement;

•	reviewed Waterfield Mortgage’s audited consolidated financial statements and various other financial information (including segment financial data for banking segment, the mortgage origination segment and the mortgage servicing segment) for the years ended December 31, 2002, 2003 and, 2004 and its unaudited preliminary financial results for the year ended December 31, 2005;

•	reviewed Sky Financial’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2003 and 2004, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004, its preliminary results for the quarter ended and year ended December 31, 2005 and its Current Reports on Form 8-K filed since December, 31 2004;

•	reviewed certain operating and financial information relating to Waterfield Mortgage’s businesses and prospects, including projections for the five years ended December 31, 2010, all as prepared and provided to us by Waterfield Mortgage’s management;

•	met with certain members of Waterfield Mortgage’s senior management to discuss Waterfield Mortgage’s businesses, operations, historical and projected financial results and future prospects, the mortgage liquidation estimate analysis and the estimated shut-down costs associated with winding up the mortgage origination and mortgage servicing segments;

•	met with certain members of Sky Financial’s senior management to discuss Sky Financial’s business, operations, historical financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volume of Sky Financial common shares;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Waterfield Mortgage and Waterfield Mortgage’s business segments and Sky Financial;

•	reviewed the terms of recent mergers and acquisitions involving companies which Bear Stearns deemed generally comparable to Waterfield Mortgage and Waterfield Mortgage’s business segments;

•	performed discounted cash flow analyses based on the projections for Waterfield Mortgage and its business segments, as provided to us by Waterfield Mortgage’s management;

•	performed a market valuation as of January 20, 2006 of Waterfield Mortgage’s loans held for sale as of December 31, 2005;

•	reviewed the pro forma financial results, financial condition and capitalization of Sky Financial giving effect to the merger; and

•	conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to it by Waterfield Mortgage or obtained by it from public sources, including, without limitation, the projections referred to above. With respect to the projections, Bear Stearns relied on representations that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Waterfield Mortgage as to the expected future performance of Waterfield Mortgage. Bear Stearns did not assume any responsibility for the independent verification of any such information, including, without limitation, the projections, and Bear Stearns further relied upon the assurances of the senior management of Waterfield Mortgage that they are unaware of any facts that would make the information and projections incomplete or misleading.

In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Waterfield Mortgage and Sky Financial, nor was Bear Stearns furnished with any such appraisals. Accordingly, Bear Stearns did not make an independent evaluation of the adequacy of the allowance for loan and lease losses for Waterfield Mortgage and Sky Financial nor has Bear Stearns conducted any review of the credit files of Waterfield Mortgage or Sky Financial, and, as a result, assumed that the respective allowance for loan and lease losses for Waterfield Mortgage and Sky Financial are adequate to cover such future loan and lease losses and will be adequate on a pro forma basis for the combined company. During the course of Bear Stearns’ engagement, Bear Stearns was asked by the board of directors to solicit indications of interest from various third parties regarding a transaction with Waterfield Mortgage and certain of its component businesses, and Bear Stearns has considered the results of such solicitation in rendering its opinion. Bear Stearns has assumed that the merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. Bear Stearns has also assumed that the American Home transaction, CitiMortgage transaction and the merger will be consummated in a timely manner and in accordance with the terms of the applicable transaction agreements without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Waterfield Mortgage or Sky Financial, and that, upon consummation of the American Home transaction, CitiMortgage transaction and the merger, Waterfield Mortgage will be in compliance with all of its representations, warranties and covenants contained in, and there will not be any indemnification claims or post-closing adjustments pursuant to, the transaction documents.

Bear Stearns did not express any opinion as to the price or range of prices at which the shares of common stock of Sky Financial may trade subsequent to the announcement or consummation of the merger.

The following is a brief summary of the material financial analyses performed by Bear Stearns and presented to Waterfield Mortgage’s board of directors in connection with rendering its fairness opinion.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Bear Stearns’ financial analyses.

Valuation Rationale

Bear Stearns prepared a Comparable Company Analysis, Comparable Transaction Analysis and a Discounted Cash Flow Analyses (“DCF”) for the consolidated operations of Waterfield Mortgage, assuming none of the Transactions have occurred (“Total Company”), and the banking business segment on a standalone basis. In addition, Bear Stearns prepared a separate DCF for the mortgage origination business.

In arriving at its valuations for the Total Company and the banking business segment, Bear Stearns utilized financial projections prepared by Waterfield Mortgage’s management under two separate scenarios (“Management Projections”):

•	Scenario A (“Disposition”), where Waterfield Mortgage assumed that the mortgage origination transaction with American Home and the mortgage servicing transaction with CitiMortgage and various asset sales and the shut down of various mortgage operations were completed as of January 1, 2006 (and the net proceeds were received as of January 1, 2006), and the banking business segment was Waterfield Mortgage’s only remaining line of business. Bear Stearns prepared Comparable Transaction Analysis and DCF for the Total Company as well as the standalone banking business segment. In addition, Bear Stearns prepared a separate DCF for the mortgage origination business.

•	Scenario B (“Going Concern”), where Waterfield Mortgage assumed that it was possible to continue to operate Waterfield Mortgage’s mortgage origination business as a going concern and therefore it did not undertake the mortgage origination transaction with American Home and the mortgage servicing transaction with CitiMortgage, various asset sales and shut down of various mortgage operations. Bear Stearns prepared Comparable Company Analysis, Comparable Transaction Analysis and DCF for the Total Company as well as the standalone banking business segment. In addition, Bear Stearns prepared a separate DCF for the mortgage origination business.

Waterfield Mortgage advised Bear Stearns that Scenario B was not realistic and should not be relied upon as such, because it would not be possible to reverse the mortgage origination transaction with American Home and the mortgage servicing transaction with CitiMortgage, each of which had already taken place. Bear Stearns advised the Waterfield Mortgage board of directors that an analysis of Scenario B was an element of the procedures necessary for Bear Stearns to render the fairness opinion requested by the Waterfield Mortgage board of directors.

Valuation Rationale—Total Company

Bear Stearns prepared a Comparable Company Analysis, Comparable Transaction Analysis and a DCF for the Disposition and Going Concern scenarios.

Bear Stearns analyzed the multiples using the value to be received by or distributed to Waterfield Mortgage shareholders from the Transactions assuming all escrows and holdbacks are paid in full to the Waterfield Mortgage shareholders, before deducting shut-down costs and the cost of selling other assets (“Total Valuation”), and using the value to be received by or distributed to Waterfield Mortgage shareholders from the Transactions assuming all escrows and holdbacks are paid in full after shut-down costs and the cost of selling other assets (“Net Valuation”). Shut-down costs and the cost of selling other assets were estimated by Waterfield Mortgage, in connection with the preparation by Bear Stearns of its opinion, to be approximately $27.4 million. Using these estimates, Bear Stearns arrived at a total valuation of $418.5 million and a net valuation of $391.1 million.

Disposition Scenario

When valuing the Total Company under this scenario, Bear Stearns approached the valuation methodology and chose the appropriate multiples as though Waterfield Mortgage were a bank.

Comparable Company Analysis—Bear Stearns compared the implied valuation multiples of the Transactions with the median of the following comparable companies. The following list represents all Midwest banks and thrifts with market capitalizations from $250 million to $750 million.

Total Company Trading Comparables Peer Group—Disposition Scenario

Name	Trading Symbol
Anchor BanCorp Wisconsin Inc.	ABCW
Capitol Bancorp Ltd.	CBC
Community Trust Bancorp, Inc.	CTBI
First Busey Corporation	BUSE
First Indiana Corporation	FINB
First Merchants Corporation	FRME
First Oak Brook Bancshares, Inc.	FOBB
First Place Financial Corp.	FPFC
Heartland Financial USA, Inc.	HTLF
Independent Bank Corporation	IBCP
Integra Bank Corporation	IBNK
Macatawa Bank Corporation	MCBC
MainSource Financial Group Inc.	MSFG
Midwest Banc Holdings, Inc.	MBHI
Old Second Bancorp, Inc.	OSBC
Peoples Bancorp Inc.	PEBO
TierOne Corporation	TONE
West Bancorporation, Inc.	WTBA

Total Company Trading Comparables Peer Group—Disposition Scenario

Disposition Scenario	Total Valuation	Net Valuation	Peer Median
Price/2006E Earnings	24.5x	22.9x	14.5x
Price/Tangible Book	2.67	2.50	2.65
Core Deposit Premium	25.5%	22.9%	NA

Comparable Transaction Analysis—Bear Stearns compared the implied valuation multiples of the Transactions with the median of all bank and thrift transactions since January 1, 2003 with deal values greater than $250 million and less than $1 billion.

Total Company M&A Precedent Transactions—Disposition Scenario

Announcement Date	Acquiror	Target
December 14, 2005	BB&T Corp.	Main Street Banks Inc.
December 12, 2005	First Midwest Bancorp Inc.	Bank Calumet Inc.
November 09, 2005	Marshall & Ilsley Corp.	Gold Banc Corp. Inc.
October 12, 2005	Rabobank Nederland	Central Coast Bancorp
October 10, 2005	New York Community Bancorp	Atlantic Bank of New York
September 19, 2005	Compass Bancshares Inc.	TexasBanc Holding Company
July 26, 2005	Fulton Financial Corp.	Columbia Bancorp
March 21, 2005	Associated Banc-Corp	State Financial Services Corp.
November 16, 2004	Community Banks Inc.	PennRock Financial Services
September 21, 2004	Banco Bilbao Vizcaya Argent SA	Laredo National Bancshares
August 31, 2004	Centennial Bank Holdings Inc.	Guaranty Corporation
July 16, 2004	PNC Financial Services Group	Riggs National Corp.
July 01, 2004	UnionBanCal Corp.	Jackson Federal Bank
April 27, 2004	Associated Banc-Corp	First Federal Capital Corp
April 22, 2004	Central Pacific Financial Corp	CB Bancshares Inc.

Announcement Date	Acquiror	Target
April 01, 2004	First Niagara Finl Group	Hudson River Bancorp
March 19, 2004	First Natl Bkshs of FL	Southern Community Bancorp
March 18, 2004	Popular Inc.	Quaker City Bancorp Inc.
March 13, 2004	Umpqua Holdings Corp.	Humboldt Bancorp
March 08, 2004	Sovereign Bancorp Inc.	Waypoint Financial Corp.
January 27, 2004	Huntington Bancshares Inc.	Unizan Financial Corp.
January 27, 2004	Commercial Capital Bancorp	Hawthorne Financial Corp.
January 22, 2004	International Bancshares Corp.	Local Financial Corp.
January 08, 2004	Sky Financial Group Inc.	Second Bancorp Inc.
December 23, 2003	Partners Trust Financial (MHC)	BSB Bancorp Inc.
December 22, 2003	Hanmi Financial Corp.	Pacific Union Bank
December 19, 2003	Provident Financial Services	First Sentinel Bancorp Inc.
December 16, 2003	North Fork Bancorp.	Trust Co. of New Jersey
December 08, 2003	Banknorth Group Inc.	CCBT Financial Cos.
December 01, 2003	BB&T Corp.	Republic Bancshares Inc.
November 19, 2003	National City Corp.	Allegiant Bancorp Inc.
November 03, 2003	Provident Bankshares Corp.	Southern Financial Bancorp
October 06, 2003	Webster Financial Corp.	Firstfed America Bancorp Inc.
August 21, 2003	PNC Financial Services Group	United National Bancorp
August 10, 2003	First Niagara Finl Group	Troy Financial Corp.
July 15, 2003	New Haven Savings Bank	Connecticut Bancshares Inc.
June 13, 2003	Sovereign Bancorp Inc.	First Essex Bancorp Inc.
May 21, 2003	MAF Bancorp Inc.	St. Francis Capital Corp.
May 19, 2003	Wells Fargo & Co.	Pacific Northwest Bancorp
May 07, 2003	Cathay Bancorp Inc.	GBC Bancorp
April 17, 2003	Royal Bank of Scotland Group	Port Financial Corp.
March 13, 2003	Mercantile Bankshares Corp.	F&M Bancorp
March 05, 2003	General Electric Co.	Mill Creek Bank

Total Company M&A Precedent Transactions—Disposition Scenario

Disposition Scenario	Total Valuation	Net Valuation	Comparable Transaction Median
Price/2006E Earnings	24.5x	22.9x	19.3x
Price/Tangible Book	2.67	2.50	2.76
Core Deposit Premium	25.5%	22.9%	23.8%

DCF—Bear Stearns conducted a DCF analysis on Waterfield Mortgage based on the Management Projections for the Disposition scenario. Bear Stearns defined free cash flow as the Company’s “real” dividends (i.e., total dividends less “tax” dividends of 40.0% of pre-tax net income). Based on a 10.0% to 14.0 % discount rate and 13.0 x to 17.0 x 2010 net income multiples for the terminal value calculation, Bear Stearns’ DCF value range is $220.0 million to $331.3 million, which compares to $418.5 million Total Valuation and $391.1 million Net Valuation.

Going Concern Scenario

When valuing the Total Company under Scenario B (Going Concern), Bear Stearns approached the valuation methodology and chose the appropriate multiples as though Waterfield Mortgage were a bank with mortgage operations, as well.

Comparable Company Analysis—Bear Stearns compared the implied valuation multiples of the Transactions with the median of the following comparable companies, representing public prime-focus mortgage companies, subprime mortgage companies and banks with significant mortgage operations.

Total Company Trading Comparables Peer Group—Going Concern Scenario

Name	Trading Symbol
Accredited Home Lenders Holding Co.	LEND
American Home Mortgage Investment Corp.	AHM
Countrywide Financial Corporation	CFC
Downey Financial Corp.	DSL
First Horizon National Corporation	FHN
Flagstar Bancorp, Inc.	FBC
Impac Mortgage Holdings, Inc.	IMH
IndyMac Bancorp, Inc.	NDE
Irwin Financial Corporation	IFC
New Century Financial Corporation	NEW
Saxon Capital, Inc.	SAX
Washington Mutual, Inc.	WM

Total Company Trading Comparables Peer Group—Going Concern Scenario

Going Concern Scenario	Total Valuation	Net Valuation	Peer Median
Price/2006E Earnings	23.8x	22.2x	8.1x
Price/Tangible Book	2.28	2.13	1.51
Core Deposit Premium	22.9%	20.2%	NA

Comparable Transaction Analysis—Bear Stearns compared the implied valuation multiples of the Transactions with the median of selected thrift transactions deemed most comparable based on target business mix and community bank transactions since January 1, 2003, with deal values greater than $250 million and less than $1 billion.

Total Company M&A Precedent Transactions—Going Concern Scenario

Announcement Date	Acquiror	Target
June, 13, 2005	BNP Paribas Group	Commercial Federal Corp.
February, 15, 2004	North Fork Bancorp.	GreenPoint Financial Corp.
November, 24, 2003	Independence Comm. Bank Corp.	Staten Island Bancorp Inc.
May, 21, 2002	Citigroup Inc.	Golden State Bancorp Inc.
July, 01, 2004	UnionBanCal Corp.	Jackson Federal Bank
April, 27, 2004	Associated Banc-Corp	First Federal Capital Corp
April, 01, 2004	First Niagara Finl Group	Hudson River Bancorp
March, 18, 2004	Popular Inc.	Quaker City Bancorp Inc.
March, 08, 2004	Sovereign Bancorp Inc.	Waypoint Financial Corp.
January, 27, 2004	Commercial Capital Bancorp	Hawthorne Financial Corp.
December, 19, 2003	Provident Financial Services	First Sentinel Bancorp Inc.
October, 06, 2003	Webster Financial Corp.	Firstfed America Bancorp Inc
August, 10, 2003	First Niagara Finl Group	Troy Financial Corp.
July, 15, 2003	New Haven Savings Bank	Connecticut Bancshares Inc.
June, 13, 2003	Sovereign Bancorp Inc.	First Essex Bancorp Inc.
May, 21, 2003	MAF Bancorp Inc.	St. Francis Capital Corp.
April, 17, 2003	Royal Bank of Scotland Group	Port Financial Corp.

Total Company M&A Precedent Transactions—Going Concern Scenario

Going Concern Scenario	Total Valuation	Net Valuation	Comparable Transaction Median
Price/2006E Earnings	23.8x	22.2x	16.6x
Price/Tangible Book	2.28	2.13	2.66
Core Deposit Premium	22.9%	20.2%	25.1%

DCF—Bear Stearns conducted a DCF analysis on Waterfield Mortgage based on the Management Projections with respect to the Going Concern scenario. Bear Stearns defined free cash flow as the Company’s “real” dividends (i.e., total dividends less “tax” dividends of 40.0% of pre-tax net income). Based on a 12.0% to 16.0 % discount rate and 9.0 x to 11.0 x 2010 net income multiple for the terminal value calculation, Bear Stearns’ DCF value range is $187.2 million to $263.1 million, which compares to $418.5 million Total Valuation and $391.1 million Net Valuation.

Valuation Rationale—Banking Business Segment

Bear Stearns prepared a Comparable Company Analysis, Comparable Transaction Analysis and a DCF under both Scenario A (Disposition) and Scenario B (Going Concern) with respect to the banking business. In preparing the standalone banking business segment DCFs under the “Disposition” and “Going Concern” scenarios, Bear Stearns assumed that the banking business segment was carved out of the Total Company and, therefore, $70 million in equity would not be available for the banking business segment and would be utilized for other operations of Waterfield Mortgage.

Disposition Scenario

Comparable Company Analysis—Bear Stearns compared the implied valuation multiples of the Transactions with the median of the following comparable companies. The following list represents all Midwest banks and thrifts with market capitalizations from $250 million to $750 million.

Banking Segment Trading Comparables Peer Group—Disposition Scenario

Name	Trading Symbol
Anchor BanCorp Wisconsin Inc.	ABCW
Capitol Bancorp Ltd.	CBC
Community Trust Bancorp, Inc.	CTBI
First Busey Corporation	BUSE
First Indiana Corporation	FINB
First Merchants Corporation	FRME
First Oak Brook Bancshares, Inc.	FOBB
First Place Financial Corp.	FPFC
Heartland Financial USA, Inc.	HTLF
Independent Bank Corporation	IBCP
Integra Bank Corporation	IBNK
Macatawa Bank Corporation	MCBC
MainSource Financial Group Inc.	MSFG
Midwest Banc Holdings, Inc.	MBHI
Old Second Bancorp, Inc.	OSBC
Peoples Bancorp Inc.	PEBO
TierOne Corporation	TONE
West Bancorporation, Inc.	WTBA

Banking Segment Trading Comparables Peer Group—Disposition Scenario

Disposition Scenario	Transaction	Peer Median
Price/2006E Earnings	19.5x	14.5x
Price/Tangible Book	3.98	2.65
Core Deposit Premium	24.4%	17.8%

Comparable Transaction Analysis—Bear Stearns compared the implied valuation multiples of the Transactions with the median of all bank and thrift transactions since January 1, 2003, with deal values greater than $250 million and less than $1 billion.

Banking Segment M&A Precedent Transactions—Disposition Scenario

Announcement Date	Acquiror	Target
December 14, 2005	BB&T Corp.	Main Street Banks Inc.
December 12, 2005	First Midwest Bancorp Inc.	Bank Calumet Inc.
November 09, 2005	Marshall & Ilsley Corp.	Gold Banc Corp. Inc.
October 12, 2005	Rabobank Nederland	Central Coast Bancorp
October 10, 2005	New York Community Bancorp	Atlantic Bank of New York
September 19, 2005	Compass Bancshares Inc.	TexasBanc Holding Company
July 26, 2005	Fulton Financial Corp.	Columbia Bancorp
March 21, 2005	Associated Banc-Corp	State Financial Services Corp.
November 16, 2004	Community Banks Inc.	PennRock Financial Services
September 21, 2004	Banco Bilbao Vizcaya Argent SA	Laredo National Bancshares
August 31, 2004	Centennial Bank Holdings Inc.	Guaranty Corporation
July 16, 2004	PNC Financial Services Group	Riggs National Corp.
July 01, 2004	UnionBanCal Corp.	Jackson Federal Bank
April 27, 2004	Associated Banc-Corp	First Federal Capital Corp
April 22, 2004	Central Pacific Financial Corp	CB Bancshares Inc.
April 01, 2004	First Niagara Finl Group	Hudson River Bancorp
March 19, 2004	First Natl Bkshs of FL	Southern Community Bancorp
March 18, 2004	Popular Inc.	Quaker City Bancorp Inc.
March 13, 2004	Umpqua Holdings Corp.	Humboldt Bancorp
March 08, 2004	Sovereign Bancorp Inc.	Waypoint Financial Corp.
January 27, 2004	Huntington Bancshares Inc.	Unizan Financial Corp.
January 27, 2004	Commercial Capital Bancorp	Hawthorne Financial Corp.
January 22, 2004	International Bancshares Corp.	Local Financial Corp.
January 08, 2004	Sky Financial Group Inc.	Second Bancorp Inc.
December 23, 2003	Partners Trust Financial (MHC)	BSB Bancorp Inc.
December 22, 2003	Hanmi Financial Corp.	Pacific Union Bank
December 19, 2003	Provident Financial Services	First Sentinel Bancorp Inc.
December 16, 2003	North Fork Bancorp.	Trust Co. of New Jersey
December 08, 2003	Banknorth Group Inc.	CCBT Financial Cos.
December 01, 2003	BB&T Corp.	Republic Bancshares Inc.
November 19, 2003	National City Corp.	Allegiant Bancorp Inc.
November 03, 2003	Provident Bankshares Corp.	Southern Financial Bancorp
October 06, 2003	Webster Financial Corp.	Firstfed America Bancorp Inc.
August 21, 2003	PNC Financial Services Group	United National Bancorp
August 10, 2003	First Niagara Finl Group	Troy Financial Corp.
July 15, 2003	New Haven Savings Bank	Connecticut Bancshares Inc.
June 13, 2003	Sovereign Bancorp Inc.	First Essex Bancorp Inc.
May 21, 2003	MAF Bancorp Inc.	St. Francis Capital Corp.

Announcement Date	Acquiror	Target
May 19, 2003	Wells Fargo & Co.	Pacific Northwest Bancorp
May 07, 2003	Cathay Bancorp Inc.	GBC Bancorp
April 17, 2003	Royal Bank of Scotland Group	Port Financial Corp.
March 13, 2003	Mercantile Bankshares Corp.	F&M Bancorp
March 05, 2003	General Electric Co.	Mill Creek Bank

Banking Segment M&A Precedent Transactions—Disposition Scenario

Disposition Scenario	Transaction	Comparable Transaction Median
Price/2006E Earnings	19.5x	19.3x
Price/Tangible Book	3.98	2.76
Core Deposit Premium	24.4%	23.8%

DCF—Bear Stearns conducted a DCF analysis on the Banking Segment based on the Management Projections with respect to the Disposition scenario. Bear Stearns defined free cash flow as Waterfield Mortgage’s “real” dividends (i.e., total dividends less “tax” dividends of 40.0% of pre-tax net income). Based on a 10.0% to 14.0 % discount rate and 13.0x to 17.0 x 2010 net income multiple for the terminal value calculation, Bear Stearns’ DCF value range is $150.0 million to $261.3 million, which compares to the estimated merger consideration to be received of $334.3 million.

Going Concern Scenario

Comparable Company Analysis—Bear Stearns compared the implied valuation multiples of the Transactions with the median of the following comparable companies. The following list represents all Midwest banks and thrifts with market capitalizations from $250 million to $750 million.

Banking Segment Trading Comparables Peer Group—Going Concern Scenario

Name	Trading Symbol
Anchor BanCorp Wisconsin Inc.	ABCW
Capitol Bancorp Ltd.	CBC
Community Trust Bancorp, Inc.	CTBI
First Busey Corporation	BUSE
First Indiana Corporation	FINB
First Merchants Corporation	FRME
First Oak Brook Bancshares, Inc.	FOBB
First Place Financial Corp.	FPFC
Heartland Financial USA, Inc.	HTLF
Independent Bank Corporation	IBCP
Integra Bank Corporation	IBNK
Macatawa Bank Corporation	MCBC
MainSource Financial Group Inc.	MSFG
Midwest Banc Holdings, Inc.	MBHI
Old Second Bancorp, Inc.	OSBC
Peoples Bancorp Inc.	PEBO
TierOne Corporation	TONE
West Bancorporation, Inc.	WTBA

Banking Segment Trading Comparables Peer Group—Going Concern Scenario

Going Concern Scenario	Transaction	Peer Median
Price/2006E Earnings	19.2x	14.5x
Price/Tangible Book	3.98	2.65
Core Deposit Premium	24.4%	17.8%

Comparable Transaction Analysis—Bear Stearns compared the implied valuation multiples of the Transactions with the median of all bank and thrift transactions since January 1, 2003 with deal values greater than $250 million and less than $1 billion.

Banking Segment M&A Precedent Transactions—Going Concern Scenario

Announcement Date	Acquiror	Target
December 14, 2005	BB&T Corp.	Main Street Banks Inc.
December 12, 2005	First Midwest Bancorp Inc.	Bank Calumet Inc.
November 09, 2005	Marshall & Ilsley Corp.	Gold Banc Corp. Inc.
October 12, 2005	Rabobank Nederland	Central Coast Bancorp
October 10, 2005	New York Community Bancorp	Atlantic Bank of New York
September 19, 2005	Compass Bancshares Inc.	TexasBanc Holding Company
July 26, 2005	Fulton Financial Corp.	Columbia Bancorp
March 21, 2005	Associated Banc-Corp	State Financial Services Corp.
November 16, 2004	Community Banks Inc.	PennRock Financial Services
September 21, 2004	Banco Bilbao Vizcaya Argent SA	Laredo National Bancshares
August 31, 2004	Centennial Bank Holdings Inc.	Guaranty Corporation
July 16, 2004	PNC Financial Services Group	Riggs National Corp.
July 01, 2004	UnionBanCal Corp.	Jackson Federal Bank
April 27, 2004	Associated Banc-Corp	First Federal Capital Corp
April 22, 2004	Central Pacific Financial Corp	CB Bancshares Inc.
April 01, 2004	First Niagara Finl Group	Hudson River Bancorp
March 19, 2004	First Natl Bkshs of FL	Southern Community Bancorp
March 18, 2004	Popular Inc.	Quaker City Bancorp Inc.
March 13, 2004	Umpqua Holdings Corp.	Humboldt Bancorp
March 08, 2004	Sovereign Bancorp Inc.	Waypoint Financial Corp.
January 27, 2004	Huntington Bancshares Inc.	Unizan Financial Corp.
January 27, 2004	Commercial Capital Bancorp	Hawthorne Financial Corp.
January 22, 2004	International Bancshares Corp.	Local Financial Corp.
January 08, 2004	Sky Financial Group Inc.	Second Bancorp Inc.
December 23, 2003	Partners Trust Financial (MHC)	BSB Bancorp Inc.
December 22, 2003	Hanmi Financial Corp.	Pacific Union Bank
December 19, 2003	Provident Financial Services	First Sentinel Bancorp Inc.
December 16, 2003	North Fork Bancorp.	Trust Co. of New Jersey
December 08, 2003	Banknorth Group Inc.	CCBT Financial Cos.
December 01, 2003	BB&T Corp.	Republic Bancshares Inc.
November 19, 2003	National City Corp.	Allegiant Bancorp Inc.
November 03, 2003	Provident Bankshares Corp.	Southern Financial Bancorp
October 06, 2003	Webster Financial Corp.	Firstfed America Bancorp Inc.
August 21, 2003	PNC Financial Services Group	United National Bancorp
August 10, 2003	First Niagara Finl Group	Troy Financial Corp.
July 15, 2003	New Haven Savings Bank	Connecticut Bancshares Inc.
June 13, 2003	Sovereign Bancorp Inc.	First Essex Bancorp Inc.
May 21, 2003	MAF Bancorp Inc.	St. Francis Capital Corp.

Announcement Date	Acquiror	Target
May 19, 2003	Wells Fargo & Co.	Pacific Northwest Bancorp
May 07, 2003	Cathay Bancorp Inc.	GBC Bancorp
April 17, 2003	Royal Bank of Scotland Group	Port Financial Corp.
March 13, 2003	Mercantile Bankshares Corp.	F&M Bancorp
March 05, 2003	General Electric Co.	Mill Creek Bank

Banking Segment M&A Precedent Transactions—Going Concern Scenario

Going Concern Scenario	Transaction	Comparable Transaction Median
Price/2006E Earnings	19.2x	19.3x
Price/Tangible Book	3.98	2.76
Core Deposit Premium	24.4%	23.8%

DCF—Bear Stearns conducted a DCF analysis on the banking business segment based on the Management Projections with respect to the Going Concern scenario. Bear Stearns defined free cash flow as any net income in excess of the net income required to achieve the banking business segment’s projected equity (i.e., In 2006, for example, equity is expected to increase $20 million from $160.0 to $180.0 million, and 2006 after-tax net income is estimated at $16.4 million, therefore in 2006 there is a cash flow deficit of $3.6 million). Based on a 10.0% to 14.0 % discount rate and 13.0 x to 17.0 x 2010 net income multiple for the terminal value calculation, Bear Stearns’ DCF value range is $179.5 million to $310.1 million, which compares to the estimated merger consideration to be received of $334.3 million.

Valuation Rationale—Mortgage Origination Segment

Bear Stearns approached the Mortgage Origination Segment valuation by performing two DCF analyses under Scenario B (Going Concern). Bear Stearns’ first methodology utilized an LTM P/E multiple range of 6.0x—8.0x to arrive at the terminal value and a cost of equity range of 14.0%—19.0%. DCF value range is ($56.5) million to ($51.7) million. Bear Stearns’ second methodology utilized a Price/Book multiple of 1.00x to arrive at the terminal value and a cost of equity of 14.0%—19.0%. DCF value range is ($28.1) million to ($20.5) million, which compares to the net book value of the mortgage origination segment as of December 31, 2005 of $29.7 million, not taking into account shutdown expenses or losses from the sale of the other mortgage assets.

The Mortgage Origination Segment was not amenable to comparable company and/or comparable transaction analyses because the projected results for the segment represented modest to negative profitability.

Valuation Rationale—Mortgage Servicing Rights (“MSRs”)

The MSRs were valued by stratifying the entire portfolio into numerous granular homogenous sub-portfolios. A discounted cash flow analysis was performed for each sub-portfolio using unique prepayment, discount rates, and other operating assumptions. Bear Stearns believes an appropriate range of value is between $173.8 million and $188.2 million. This range of value does not reflect estimated transaction costs.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. Bear Stearns based its analysis on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion. In arriving at its opinion, Bear Stearns considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. Bear Stearns arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness of the Aggregate Consideration to be Received, from a financial point of view, to the shareholders of Waterfield Mortgage. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

None of the public companies used in the comparable company analysis described above are identical to Waterfield Mortgage or Sky Financial, and none of the precedent transactions used in the precedent transactions analysis described above are identical to the merger. Accordingly, an analysis of publicly traded comparable companies and comparable precedent transactions is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the value of Waterfield Mortgage and the public trading values of the companies and precedent transactions to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

The Bear Stearns opinion was just one of the many factors taken into consideration by Waterfield Mortgage’s board of directors. Consequently, Bear Stearns’ analysis should not be viewed as determinative of the decision of Waterfield Mortgage’s board of directors with respect to the fairness of the Aggregate Consideration to be Received, from a financial point of view, to the shareholders of Waterfield Mortgage.

Bear Stearns acted as a financial advisor to Waterfield Mortgage in connection with the mortgage origination transaction with American Home and the mortgage servicing transaction with CitiMortgage, and the merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the merger. In addition, Waterfield Mortgage has agreed to reimburse Bear Stearns for reasonable out-of-pocket expenses incurred by Bear Stearns in connection with its engagement and the transactions contemplated by the merger agreement, including reasonable fees and disbursements of its legal counsel. Waterfield Mortgage has agreed to indemnify Bear Stearns against certain liabilities arising out of or in connection with Bear Stearns’ engagement. Bear Stearns has been previously engaged by Waterfield Mortgage to provide certain investment banking and other services for which we received customary fees. In addition, Bear Stearns on a regular basis as part of its ordinary business buys loans and securities from, and sells loans and securities to, Waterfield Mortgage and its affiliates. Furthermore, Bear Stearns is either currently engaged, or in the past has been engaged, by American Home Mortgage Company or its affiliates to provide certain investment banking and other services in matters unrelated to the Transactions for which we have received, or expect to receive, customary fees. Bear Stearns may also have other business relationships with American Home Mortgage Company, CitiMortgage or Sky Financial in matters unrelated to the Transactions.

In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Waterfield Mortgage and/or American Home Mortgage Company, CitiMortgage, Sky Financial and their respective affiliates for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

Interests Of Waterfield Mortgage Directors And Executive Officers In The Merger

Employment Agreements With Executive Officers

Sky Financial has agreed to assume and honor the existing employment agreement between Waterfield Mortgage and Vincent J. Otto. The consummation of the merger constitutes a change in control under Mr. Otto’s employment agreement. Pursuant to the employment agreement, if Waterfield Mortgage terminates Mr. Otto’s employment without cause or Mr. Otto voluntarily resigns, in each case in connection with or following the merger, Mr. Otto would be entitled to a lump sum payment in the amount of (i) two years’ base salary, (ii) one hundred percent of the maximum bonus that he would have received under the Waterfield Mortgage management incentive plan for the year in which the change in control occurs and (iii) 24 times the monthly premium for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended (“COBRA”) for Mr. Otto and any family members then covered under Waterfield Mortgage’s health and dental plans. The aggregate value of the foregoing severance payments is approximately $738,208. If Mr. Otto voluntarily resigns after the date that the board of directors of Waterfield Mortgage advises its financial advisor to cease actively pursuing a change in control or otherwise abandons actively pursuing a change in control, the same severance would be payable except in lieu of item (ii) above, Mr. Otto would be entitled to a prorated bonus under the Waterfield Mortgage management incentive plan for the year of termination as if he had remained an employee until the end of such year.

Sky Financial has also agreed to assume and honor the existing employment agreement between Union Federal, Alvin T. Stolen, III and Waterfield Mortgage. The consummation of the merger constitutes a change in control under Mr. Stolen’s employment agreement. Pursuant to the employment agreement, if the effective date of the merger is on or before December 31, 2006, Mr. Stolen would be entitled a lump sum payment in the amount of $912,125. In addition, if Waterfield Mortgage terminates Mr. Stolen’s employment without cause or Mr. Stolen resigns with good reason, in each case following the merger, Mr. Stolen would be entitled to a lump sum payment in the amount of $1,874,250 and to continue to participate, for a period of two years, in the welfare benefit plans in which he was entitled to participate immediately prior to termination (or, if continued participation is not permitted under the terms of any such plan, a substantially similar and no less favorable benefit) unless an essentially equivalent and no less favorable benefit is provided to him by a subsequent employer.

Good reason under Mr. Stolen’s employment agreement generally includes: (i) any action by the board of directors of Union Federal or its successor to remove Mr. Stolen from his positions of president and chief executive officer of Union Federal or its successor other than for cause; (ii) any action by the board of directors of Union Federal or any successor or Waterfield Mortgage to materially limit, increase or modify Mr. Stolen’s duties and/or authority without written consent; (iii) any failure of Union Federal to obtain the assumption of the obligations under the employment agreement; (iv) notification by Union Federal of non-extension of the term of the employment agreement without consent; (v) any reduction in base compensation; (vi) a change in Mr. Stolen’s reporting relationship such that he no longer reports directly to the chief executive officer and board of directors of Waterfield Mortgage or its successor; (vii) failure to re-elect Mr. Stolen to the board of directors of Union Federal or its successor; or (viii) any material breach by Union Federal of a term, condition or covenant of the employment agreement including the restriction on Union Federal’s ability to transfer Mr. Stolen to a location more than 30 miles from its primary Indianapolis office without consent. With respect to item (iii), Sky Financial assumed the obligations under the employment agreement pursuant to the merger agreement.

Terms Of Transaction Bonus To Donald A. Sherman

Waterfield Mortgage has agreed to consider paying a discretionary bonus to Donald A. Sherman in recognition of his contributions to create shareholder value for Waterfield Mortgage’s owners and as a reward for his extraordinary efforts in the solicitation, negotiation and successful consummation of the merger. The amount of the bonus would not exceed $480,000, representing 80% of Mr. Sherman’s base salary for 2006, and would be determined in the discretion of Waterfield Mortgage’s board of directors (following a recommendation by the compensation committee of such board of directors) based on the performance of Waterfield Mortgage and Mr. Sherman generally, and on the successful consummation of the merger specifically. The bonus would be payable immediately prior to closing of the merger, subject to the requirement that Mr. Sherman remain an employee of Waterfield Mortgage until the payment date. If Mr. Sherman’s employment terminates prior to the date on which the bonus would be payable, the bonus would be forfeited unless his employment terminates due to a termination by Waterfield Mortgage without cause or death or disability. No bonus would be payable in the event that the merger does not close. The payment of the discretionary bonus described in this paragraph to Mr. Sherman would be in full satisfaction of any obligation to pay him a bonus under any bonus plan of Waterfield Mortgage or any of its subsidiaries.

Employment and Change in Control Agreements With Other Senior Officers

Sky Financial has agreed to assume and honor the existing employment agreements between Union Federal and two senior officers who are not executive officers of Waterfield Mortgage. Pursuant to these agreements, a lump sum severance benefit is payable in the event of their termination of employment without cause or resignation for good reason.

In addition, Sky Financial has agreed to assume and honor the existing change in control agreements between Waterfield Mortgage, Union Federal or Waterfield Financial Corporation and eleven senior officers who are not executive officers of Waterfield Mortgage (among other less senior employees). Pursuant to these agreements, a lump sum severance benefit is payable in the event of a termination of employment under specified circumstances following a change in control that occurs on or before January 19, 2007 (or with respect to one of the agreements, on or before October 22, 2006). The consummation of the merger constitutes a change in control under nine of the change in control agreements. The consummation of the American Home transaction constituted a change in control under the other two change in control agreements.

The aggregate amount of the cash benefits that would be payable to such thirteen senior officers under qualifying circumstances would be approximately $3.8 million.

Indemnification and Directors’ and Officers’ Insurance

See “The Merger Agreement—Indemnification And Directors’ And Officers’ Insurance” on page 74.

Options and Restricted Stock

In connection with the merger, all outstanding options to purchase Waterfield Mortgage common shares will vest, and restrictions on Waterfield Mortgage common shares will lapse. As of the date hereof, executive officers and directors of Waterfield Mortgage hold the following unvested options and restricted shares:

	Restricted Shares	Options	Option Price
Dalton, Dan	—	2,500	$191.60
McGinley, J. Timothy	46	625	$127.90
Otto, Vincent J.	1,745	1,250	$219.93
Stolen, Alvin T.	4,738	3,750	$219.49

The compensation committee of the board of directors of Waterfield Mortgage has taken action to authorize the reduction of the exercise price of the options held by Vincent J. Otto from $219.93 to $209.93 and to authorize the reduction of the exercise price of the options held by Alvin T. Stolen form $219.49 to $209.49. Pursuant to the terms of the merger agreement, Waterfield Mortgage has requested the consent of Sky Financial in order to take this action, which consent may not be unreasonably withheld or delayed by Sky Financial.

As of the date hereof, the thirteen other senior officers who are parties to the employment and change in control agreements described above hold an aggregate of 7,500 unvested options and 3,636 unvested restricted shares.

Governmental And Regulatory Matters

Sky Financial and Waterfield Mortgage must receive certain regulatory approvals before the merger can be completed. Sky Financial and Waterfield Mortgage have agreed, to the extent not already obtained, to cooperate to obtain all required regulatory approvals. There is no assurance that these regulatory approvals will be obtained, when they will be obtained, or, if obtained, that there will not be litigation challenging these approvals. Sky Financial’s and Waterfield Mortgage’s obligation to complete the merger is conditioned upon the receipt of all necessary consents, approvals and actions of governmental authorities, without imposition of any condition or restriction that would reasonably be expected to have a material adverse effect on either company or the combined company after the merger.

The merger is subject to approval by the Federal Reserve Board, which granted approval by letter dated May 16, 2006.

In general, the bank regulatory authorities may not approve the merger or the transactions contemplated by the merger agreement if, in the bank regulators’ judgment, the merger would not be consistent with safe and sound banking practices and would not be in the public interest. The Federal Reserve Board must deny an application if it determines that the transaction would result in a monopoly, or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize a given business activity in any part of the United States, or if it determines that the transaction would substantially lessen competition, or would in any other manner result in a restraint of trade. The only exemption in these circumstances is if the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed by the probable effects of the transaction in providing benefits to the public. In addition, the merger may not be finalized for up to thirty days from the date of the approval by the Federal Reserve Board. The approval of the bank regulatory authorities reflects only their view that the transaction does not violate the competitive standards of the law and is consistent with regulatory concerns relating to bank management and to the safety and soundness of the banking system.

In addition, the merger will require the approval of, or notification to, various state banking and other regulatory authorities where Sky Financial and Waterfield Mortgage are engaged in business. Sky Financial and Waterfield Mortgage are in the process of filing the required notices and applications in these various jurisdictions or with these various organizations. The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. Regulatory approval does not constitute an endorsement or recommendation of the merger. There can be no assurances regarding the timing of the approvals, the ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals.

In the event that Waterfield Mortgage’s pre-closing balance sheet reflects at least $90 million in shareholders’ equity, Waterfield Mortgage expects to distribute, prior to the closing of the merger, pro rata, 100% of the excess over $90 million to its shareholders, either directly as a distribution or indirectly as a capital contribution to Shareholder Representative in accordance with the terms of the Waterfield Shareholder LLC Operating Agreement. In addition, Waterfield Mortgage expects to spin off prior to the closing of the merger, pro rata, the membership interests in Waterfield Shareholder LLC. Waterfield Mortgage has obtained the necessary consent of the Office of Thrift Supervision to effect the spin off and make any such distribution.

Listing Of Sky Financial Common Shares

Before the completion of the merger, Sky Financial has agreed to use its reasonable best efforts to cause the Sky Financial common shares to be issued in the merger to be authorized for listing on the NASDAQ National Market, subject to official notice of issuance. Sky Financial common shares trade on the NASDAQ National Market under the symbol “SKYF.”

Accounting Treatment

Sky Financial will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States of America, which means that the assets and liabilities of Waterfield Mortgage will be recorded, as of the completion of the merger, at their fair values and added to those of Sky Financial.

Appraisal Rights

By following the specific procedures set forth in the Indiana Business Corporation Law (“IBCL”), Section 23-1-44-1 to 23-1-44-20, Waterfield Mortgage shareholders have a statutory right to dissent from the approval of the merger agreement. If the proposal to approve the merger agreement is approved and consummated, any Waterfield Mortgage shareholder who properly perfects his, her or its dissenter’s rights will be entitled, upon consummation of the merger agreement, to receive an amount of cash equal to the fair market value of his, her or its Waterfield Mortgage common shares rather than receiving the merger consideration set forth in the merger agreement. The following summary is not a complete statement of statutory dissenter’s rights of appraisal, and such summary is qualified by reference to applicable provisions of the IBCL, which are reproduced in full in Annex C to this proxy statement/prospectus. A shareholder must complete each step in the precise order prescribed by the IBCL to perfect his, her or its dissenter’s rights of appraisal.

Any holder of Waterfield Mortgage common shares electing to exercise his, her or its right of dissent (a “Dissenting Shareholder”) shall file with Waterfield Mortgage prior to or at the annual meeting, a written notice of intent to demand payment for shares if the merger agreement is effectuated. If the merger agreement is approved by the required vote and the Dissenting Shareholder has not voted in favor thereof, the Dissenting Shareholder may make written demand on Waterfield Mortgage for payment of the fair value of the Dissenting Shareholder’s shares. If the merger agreement is effected, Waterfield Mortgage shall pay to the Dissenting Shareholder, upon the determination of the fair value, and, in the case of shares represented by certificates, the surrender of such certificates, the fair value thereof.

Within ten days after the merger agreement is effected, Waterfield Mortgage shall give written notice thereof to each Dissenting Shareholder who has made demand as provided in the IBCL and shall include in such written notice the place where the demand for payment must be sent and where and when certificates for shares must be deposited; supply a form for demanding payment; and set a date by which the demand must be received which is not less than thirty days nor more than sixty days after delivery of the notice.

If the demand for payment remains unsettled, Waterfield Mortgage shall commence a proceeding within sixty days after receipt of the demand petitioning the court to determine the fair value. If a petition is not filed within sixty days, Waterfield Mortgage shall pay to each dissenter the amount demanded. The assessment of the cost of the proceedings will be assessed against Waterfield Mortgage unless the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

WATERFIELD MORTGAGE ANNUAL MEETING

Date, Time And Place

Waterfield Mortgage will hold a annual meeting of its shareholders on August 24, 2006, at 10:00 a.m. local time, at 45 North Pennsylvania Street, Indianapolis, Indiana 46204.

Purpose Of The Waterfield Mortgage Annual Meeting

At the annual meeting, Waterfield Mortgage shareholders will be asked to consider and vote upon proposals:

•	to approve the merger agreement between Sky Financial, Waterfield Mortgage and a wholly owned subsidiary of Waterfield Mortgage;

•	to terminate the Waterfield Mortgage shareholders’ agreement; and

•	to elect directors to the Waterfield Mortgage board of directors.

Election Of Directors

General

Waterfield Mortgage’s board of directors currently consists of eight members. Each of the eight members of Waterfield Mortgage’s board of directors also serves as a director of Union Federal. Directors are elected annually at the annual meeting of Waterfield Mortgage’s shareholders for a term to last until the next annual meeting of Waterfield Mortgage’s shareholders. Directors serve until their successors are elected and qualified. However, each of the nominees listed below will serve as directors of Waterfield Mortgage until the merger with Sky Financial is consummated or, if the merger with Sky Financial is not consummated, until the next annual meeting of Waterfield Mortgage’s shareholders.

Donald A. Sherman, Jeffrey H. Thomasson, Steve Goldsmith, Richard D. Waterfield, Dan R. Dalton, Thomas M. West and J. Timothy McGinley, all incumbent directors with terms expiring at the annual meeting, have been nominated to stand for election at the Waterfield Mortgage annual meeting. Each of the nominees is presently a director of Union Federal as well. Unless authority to vote for directors is withheld, it is intended that the shares represented by proxy, if executed and returned, will be voted “FOR” the election of all nominees.

Howard L. Chapman has submitted his resignation to the board of directors effective August 1, 2006. The Waterfield Mortgage board of directors greatly appreciates Mr. Chapman’s service and wishes him the best in his future endeavors.

Recommendation of Waterfield Mortgage’s Board of Directors

Waterfield Mortgage’s board of directors has unanimously nominated each of the directors and unanimously recommends that Waterfield Mortgage’s shareholders vote “FOR” the election of all of the nominees.

Record Date; Shareholders Entitled To Vote

Waterfield Mortgage’s board of directors has established the close of business on July 21, 2006 as the record date for determining Waterfield Mortgage shareholders entitled to receive notice of and to vote on proposals at the annual meeting or any adjournments or postponements of the annual meeting. Only holders of record of Waterfield Mortgage common shares on the record date are entitled to vote at the annual meeting. Holders of common shares on the record date are entitled to one vote per share on each matter submitted to a vote at the annual meeting. As of the record date, there were 1,545,629 Waterfield Mortgage common shares outstanding.

Voting Waterfield Mortgage Common Shares

Waterfield Mortgage shareholders are requested to complete, date and sign the enclosed proxy card and promptly return the proxy card in the accompanying envelope. You may vote your Waterfield Mortgage common shares by:

•	signing and returning the enclosed proxy card. Giving a proxy means that a Waterfield Mortgage shareholder authorizes the persons indicated on the Waterfield Mortgage proxy card to vote his or her or its shares at the Waterfield Mortgage annual meeting in the manner directed. If the proxy card does not give instructions on how to the vote the shares, the shares will be voted as recommended by the Waterfield Mortgage board of directors “FOR” approval of the merger agreement, “FOR” termination of the Waterfield Mortgage shareholders’ agreement and “FOR” the election of directors; or

•	attending the annual meeting and voting in person.

Revoking Proxies

A Waterfield Mortgage shareholder may revoke his or her proxy at any time before it is voted at the annual meeting by:

•	sending a written notice to the corporate secretary of Waterfield Mortgage that is received prior to the annual meeting stating that you revoke your proxy;

•	signing and delivering a new proxy card bearing a later date; or

•	attending the annual meeting and voting in person although your attendance alone will not revoke your proxy.

Before the annual meeting, any written notice of revocation should be sent to Waterfield Mortgage Company, Incorporated, 7500 W. Jefferson Blvd., Fort Wayne, Indiana 46804, Attention: Kathleen Smith. Any notice of revocation that is delivered at the annual meeting should be hand delivered to the Corporate Secretary before a vote is taken. A Waterfield Mortgage shareholder may be asked to present documents for the purpose of establishing his or her identity as a Waterfield Mortgage shareholder.

Quorum

A quorum is necessary for the transaction of business at the Waterfield Mortgage annual meeting. A quorum exists when holders of a majority of the total number of outstanding Waterfield Mortgage common shares that are entitled to vote at the annual meeting are present in person or by proxy. At the annual meeting, valid proxies marked “abstain” are treated as present for purposes of determining whether there is a quorum at the annual meeting. Abstentions with respect to any proposal will have the same effect as a vote against that proposal.

Shareholder Vote Required

The approval of the merger agreement requires the affirmative vote of the holders of at least 60% of the outstanding Waterfield Mortgage common shares. The termination of the Waterfield Mortgage shareholders’ agreement requires the affirmative vote of the holders of at least 60% of the outstanding Waterfield Mortgage common shares. The election of directors requires a plurality of votes cast at a meeting in which at least a majority of the common shares outstanding and entitled to vote are represented in person or by proxy. Except as may be required by applicable law or Waterfield Mortgage’s organizational documents, all other matters, if any, that may be voted on at the meeting will require the affirmative vote of the holders of a majority of the outstanding Waterfield Mortgage common shares represented at such meeting.

Solicitation Costs

Each of Sky Financial and Waterfield Mortgage will pay its own costs and expenses incurred in connection with the printing and mailing of this proxy statement/prospectus and the registration of the Sky Financial common shares to be registered in connection with the merger.

Exchange Of Share Certificates

Holders of Waterfield Mortgage common shares should not send share certificates with their proxies. A separate transmittal document for the surrender of Waterfield Mortgage common share certificates in exchange for the merger consideration will be mailed to holders of Waterfield Mortgage common shares following the consummation of the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of Waterfield Mortgage common shares. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion does not address the tax consequences of the disposition of Waterfield Mortgage’s mortgage banking business or any other transaction other than the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to throughout this proxy statement/prospectus as the Code, the regulations of the U.S. Treasury Department, and court and administrative rulings and decisions in effect and available on the date of this proxy statement/prospectus, any of which may change, possibly retroactively. Such a change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “holder” means a beneficial owner of Waterfield Mortgage common shares who is a United States individual or an estate or trust that is a permitted S corporation shareholder. This discussion assumes you hold your Waterfield Mortgage common shares as capital assets within the meaning of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are a holder of Waterfield Mortgage common shares who is subject to the alternative minimum tax provisions of the Code, a holder of Waterfield Mortgage common shares who received his or her Waterfield Mortgage common shares through the exercise of employee stock options or otherwise as compensation, a holder of options granted under any Waterfield Mortgage benefit plan, or a holder of Waterfield Mortgage common shares who holds Waterfield Mortgage common shares as part of a hedge against currency risk, a straddle or a constructive sale or a conversion transaction.

The Merger

The obligation of each of Waterfield Mortgage and Sky Financial to complete the merger is conditioned on, among other things, the receipt by Waterfield Mortgage of a written opinion from Fried, Frank, Harris, Shriver & Jacobson LLP, and by Sky Financial of a written opinion from Jones Day, in each case dated as of the closing date of the merger and to the effect that for U.S. federal income tax purposes the merger, when consummated in accordance with the terms of the merger agreement, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. These opinions will be based on tax representation letters provided by Waterfield Mortgage and Sky Financial to be delivered at the time of closing, and on assumptions, representations, warranties and covenants, including those contained in the merger agreement.

Waterfield Mortgage and Sky Financial have not and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and, as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions in counsels’ opinions or as described herein or that a court will not sustain such a challenge.

Assuming the merger constitutes a reorganization within the meaning of Section 368(a)(1)(A) of the Code, the material U.S. federal income tax consequences of the merger to holders of Waterfield Mortgage common shares are as follows:

•

subject to the paragraph captioned “—Additional Considerations—Recharacterization of Gain as a Dividend” below, upon exchanging Waterfield Mortgage common shares for a combination of cash and Sky Financial common shares in the merger, you will recognize gain (but not loss) in an amount equal to the lesser of (x) the cash (excluding any cash received in lieu of a fractional share of Sky Financial common stock) you receive in the merger and (y) the excess, if any, of (i) the sum of the cash (excluding any cash received in lieu of a fractional share of Sky Financial common stock) and the fair market value of the Sky Financial common shares you receive (including any fractional share of Sky Financial common stock you are deemed to receive and exchange for cash) over (ii) your tax basis in the

Waterfield Mortgage common shares you surrender in the merger (as adjusted for your allocable share of Waterfield Mortgage’s taxable income or loss from its operations and activities through the date of the merger and any distributions made to you prior to the merger, including any decrease in your basis resulting from the spin-off of Shareholder Representative and any pre-closing distribution of excess shareholder equity);

•	your aggregate tax basis in the Sky Financial common shares you receive in the merger (before reduction for the basis in any fractional share interest you are deemed to receive and exchange for cash) will equal your aggregate tax basis in the Waterfield Mortgage common shares you surrender in the merger (as adjusted as described above), increased by the amount of taxable gain, if any, you recognize on the exchange (not including any gain recognized as a result of cash received in lieu of a fractional share of Waterfield Mortgage common stock) and decreased by the amount of any cash received by you in the merger (excluding any cash received in lieu of a fractional share of Sky Financial common stock); and

•	your holding period for the Sky Financial common shares you receive in the merger (including any fractional share interest you are deemed to receive and exchange for cash) will include your holding period for the Waterfield Mortgage common shares you surrender in the merger.

If you acquired different blocks of Waterfield Mortgage common shares at different times or at different prices, any gain or loss will be determined separately with respect to each block of Waterfield Mortgage common shares.

Taxation of Capital Gain.    Except as described under “—Additional Considerations—Recharacterization of Gain as a Dividend” below, gain you recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if you have held (or are treated as having held) your Waterfield Mortgage common shares for more than one year as of the date of the merger. Long-term capital gain of non-corporate holders generally is taxed at a maximum U.S. federal income tax rate of 15%.

Additional Considerations—Recharacterization of Gain as a Dividend.    All or part of the gain you recognize could be treated as ordinary dividend income rather than capital gain if the cash you receive in the merger has the effect of a distribution of a dividend for U.S. federal income tax purposes. In determining whether the cash you receive in the merger has the effect of a distribution of a dividend, you will be treated as if you first exchanged all of your Waterfield Mortgage common shares solely for Sky Financial common shares and then Sky Financial immediately redeemed a portion of the Sky Financial common shares in exchange for the cash that you actually receive in the merger. The Internal Revenue Service has ruled that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain treatment as opposed to dividend treatment. The possibility of dividend treatment depends primarily upon your particular circumstances, including whether you own Sky Financial common shares other than those shares you receive in the merger and the application of certain constructive ownership rules under which a stockholder may be deemed to own stock that is owned by others such as a family member or trust.

Cash in Lieu of Fractional Shares.    You generally will recognize capital gain or loss on any cash received in lieu of a fractional share of Sky Financial common stock equal to the difference between the amount of cash received in lieu of a fractional share and the portion of your basis in your Sky Financial common shares allocated to such fractional share. Any such capital gain or loss will be long-term capital gain or loss if you have held (or are treated as having held) your Waterfield Mortgage common shares for more than one year at the time of the merger.

Dissenting Stockholders.    Holders of Waterfield Mortgage common shares who assert dissenters’ rights with respect to the merger, as discussed in “ Summary—Dissenters’ Appraisal Rights Of Waterfield Mortgage Shareholders” beginning on page 17, and who receive cash in respect of their Waterfield Mortgage common shares will recognize capital gain or loss equal to the difference between the amount of cash received and their aggregate tax basis in their shares.

Backup Withholding

Holders of Waterfield Mortgage common shares may be subject to backup withholding on any proceeds received in connection with the merger. You will not be subject to backup withholding, however, if you furnish a correct taxpayer identification number and certify that you are a U.S. person not subject to backup withholding on the substitute Form W-9 you will receive, or otherwise establish that you are exempt from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided you furnish the required information to the Internal Revenue Service. The backup withholding tax rate currently is 28%.

Tax matters can be complicated. We urge you to consult your own tax advisor as to the specific tax consequences of the merger to you, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in your particular circumstances.

THE MERGER AGREEMENT

The following discussion summarizes material provisions of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as well as this proxy statement/prospectus, before making any decisions regarding the merger.

The Merger

Subject to the terms and conditions of the merger agreement, Waterfield Mortgage will be merged with and into a wholly owned merger subsidiary to be formed by Sky Financial. The merger subsidiary, an Indiana limited liability company, will continue as the surviving corporation and a wholly owned subsidiary of Sky Financial. The merger subsidiary was created solely for the purpose of the merger and has no material assets or operations of its own.

Bank Subsidiary Merger Post-Closing

After giving effect to the various agreements and transactions concerning the disposition of the mortgage banking business, Waterfield Mortgage’s business will primarily consist of retail and commercial banking through its subsidiary, Union Federal. Sky Financial principally conducts its retail and commercial banking business through its subsidiary, Sky Bank. After the effective time of the merger, Sky Financial expects to effect the merger of Sky Bank and Union Federal, with Sky Bank surviving and continuing as a state banking corporation and a wholly owned subsidiary of Sky Financial.

Closing And Effective Time Of The Merger

The closing of the merger will take place on the last day of the month in which the pre-closing balance sheet date is finally determined in accordance with the terms of the merger agreement, unless Sky Financial and Waterfield Mortgage agree in writing to another time. The pre-closing balance date is the last day of the month prior to the month in which the later of (i) the disposition of the mortgage banking business occurs, and (ii) the satisfaction or waiver of the last of the conditions listed under the section “—Conditions To The Merger” occurs.

The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Indiana or at such later time as may be agreed upon by Sky Financial and Waterfield Mortgage and as specified in the articles of merger. The filing of the articles of merger will occur as soon as practicable after the conditions to completion of the merger have been satisfied or waived.

Consideration To Be Received In The Merger

The merger agreement provides that at the effective time of the merger, each issued and outstanding Waterfield Mortgage common share will be converted into the right to receive 4.38 Sky Financial common shares and $80.07 in cash, without interest.

Cancellation Of Shares

At the effective time, Waterfield Mortgage common shares will no longer be outstanding and shall automatically be cancelled and cease to exist. Each Waterfield Mortgage common share held as treasury shares or held by Waterfield Mortgage or Sky Financial immediately prior to the effective time shall be canceled and retired at the effective time. No consideration will be issued in exchange for the cancelled shares.

Treatment Of Share Options

Waterfield Mortgage will take all actions necessary to ensure that there are no outstanding and unexercised options to purchase Waterfield Mortgage common shares as of the closing date.

Procedures For Exchange Of Certificates

The conversion of each Waterfield Mortgage common share into Sky Financial common shares and cash, as described above under “—Consideration To Be Received In The Merger,” will occur automatically at the completion of the merger. Prior to completion of the merger, Sky Financial and Waterfield Mortgage will select an exchange agent (which may be Sky Bank) to handle the exchange of Waterfield Mortgage share certificates for Sky Financial share certificates and the payment of the cash portion of the merger consideration. Within five business days after the effective time of the merger, the exchange agent will send a transmittal letter to each former holder of Waterfield Mortgage common shares. The transmittal letter will contain instructions with respect to obtaining the merger consideration in exchange for Waterfield Mortgage common shares. The letter of transmittal will also provide that each Waterfield Mortgage shareholder will be responsible for its pro rata share of any Waterfield Mortgage tax obligations that may arise from any tax returns prepared and filed for any tax periods ending on or before the closing date of the merger, except to the extent such tax obligations are accrued in the pre-closing balance sheet. Waterfield Mortgage shareholders should not send share certificates with the enclosed proxy.

After completion of the merger, each certificate that previously represented a Waterfield Mortgage common share will represent only the right to receive the merger consideration as described above under “—Consideration To Be Received In The Merger,” including the per share cash amount and cash for any fractional Sky Financial common share, or the right to receive cash for the fair value of those shares for which appraisal rights have been perfected. Waterfield Mortgage shareholders have the right to dissent from the merger and seek appraisal of their shares. In order to assert dissenters’ rights, Waterfield Mortgage shareholders must comply with the requirements of Indiana law as described under “The Merger—Appraisal Rights” beginning on page 54.

Neither Sky Financial, Waterfield Mortgage, nor any other person will be liable to holders of Waterfield Mortgage common shares for any amount delivered in good faith to a public official under applicable abandoned property, escheat or similar laws.

Sky Financial will not issue fractional shares in the merger. Instead, each holder of Waterfield Mortgage common shares will receive from Sky Financial an amount in cash equal to the product obtained by multiplying the fractional share interest to which that holder would otherwise be entitled by the average closing price of Sky Financial common shares on the NASDAQ National Market for the ten days immediately preceding the second business day prior to the receipt of the last required regulatory approval necessary to complete the merger.

Representations And Warranties

The merger agreement contains a number of customary representations and warranties made by Sky Financial and Waterfield Mortgage with respect to themselves and their respective subsidiaries. These generally reciprocal representations and warranties relate to, among other things:

•	corporate organization and capitalization with respect to both companies and their subsidiaries;

•	subsidiaries;

•	financial statements and the absence of undisclosed liabilities;

•	reports and filings filed with the Office of Thrift Supervision, Federal Deposit Insurance Corporation and other governmental entities and the accuracy of information contained in those documents;

•	authorization, execution, delivery, performance and enforceability of the merger agreement, and required consents, approvals, orders and authorizations of governmental entities relating to the merger agreement and related matters;

•	obtaining and maintaining reasonably proper insurance policies and coverage;

•	absence of legal proceedings;

•	filing of tax returns, payment of taxes and other tax matters;

•	the existence of licenses, compliance with applicable laws and agreements with regulatory agencies;

•	matters related to employees;

•	environmental matters;

•	payment of fees of brokers, investment bankers, finders and financial advisors;

•	certain material contracts;

•	absence of material adverse changes or material adverse effects since September 30, 2005;

•	intellectual property;

•	loan portfolios, asset quality and adequacy of allowance for loan losses;

•	books and records;

•	maintenance of deposit insurance; and

•	receipt of fairness opinions from financial advisors.

Waterfield Mortgage also made representations and warranties to Sky Financial regarding:

•	maintaining good title to assets;

•	owned real property;

•	satisfaction of applicable state takeover laws in Indiana;

•	affiliate transactions;

•	vote required for approval of the merger agreement and the termination of the Waterfield Mortgage shareholders’ agreement;

•	internal controls and procedures;

•	formation, authority and obligations of the shareholder representative; and

•	repurchase agreements.

In addition, Sky Financial represents and warrants to Waterfield Mortgage that at the effective time it will have sufficient cash or other liquid assets or financial resources to fund the cash portion of the merger consideration and perform all obligations under the merger agreement.

Material Adverse Effect

Many of the representations and warranties made by Sky Financial and Waterfield Mortgage will be deemed breached only to the extent the breach would reasonably be expected to result in a material adverse effect. For purposes of the merger agreement, a material adverse effect means, any circumstance, change in or effect that is materially adverse to the financial condition, business, assets, liabilities or results of operations of such party and its subsidiaries, taken as a whole, or that materially impairs its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement, other than any effects resulting from:

•	any change in laws or interpretations thereof by governmental entities;

•	any change in U.S. generally accepted accounting principles or in regulatory accounting applicable to banks, saving associations or their holding companies generally;

•	any general social, political, economic, environmental or natural condition, change, effect, event or occurrence, including changes in prevailing interest rates, the shape of the yield curve for U.S. Treasury securities, currency exchange rate or general economic or market conditions;

•	the public announcement of the transactions contemplated by the merger agreement and any action or omission by any party to the merger agreement pursuant to the merger agreement or taken with the written consent of the other party to the merger agreement;

•	any expenses incurred in connection with the merger agreement or the transactions contemplated by the merger agreement; and

•	the transactions contemplated in connection with the disposition of the mortgage banking business and the performance of the related transition agreements, in each case, in accordance with their respective terms.

Covenants

The merger agreement provides for covenants relating to the conduct of business. Until the completion of the merger, each of Sky Financial and Waterfield Mortgage has agreed that, both parties and their respective subsidiaries will:

•	conduct its business in the ordinary and usual course consistent with past practice in all material respects;

•	use commercially reasonable efforts to maintain and preserve intact its business organization;

•	maintain existing relationships with its customers, suppliers and employees; and

•	take no action that would prohibit or materially impair or delay the ability of either party to obtain any necessary approvals of any regulatory agency or other governmental entity required for the merger.

In addition, Waterfield Mortgage has agreed that, from the date of the merger agreement until the completion of the merger, subject to certain exceptions, neither it nor any of its subsidiaries will without the prior written consent of Sky Financial:

•	enter into any material new line of business or materially alter existing lines of business;

•	issue, sell, grant, create or authorize any additional common shares, any other securities or any rights or options to acquire common shares, or enter into any agreements to take any such action (except pursuant to the exercise of options to acquire Waterfield Mortgage common shares outstanding as of February 3, 2006);

•	split, combine or reclassify any of its common shares or other securities;

•	purchase, redeem, or otherwise acquire capital shares or other securities or any rights, options or securities of Waterfield Mortgage (except for the redemption of Waterfield Mortgage’s subordinated notes upon maturity and issuance of common shares upon the exercise of options to acquire common shares outstanding as of February 3, 2006, in accordance with their present terms);

•	take any action to cause holders of common shares to enter into any contract, agreement or understanding relating to the voting of common shares or cooperating in the formation of any voting trusts or similar arrangements, other than the shareholder agreements entered into in connection with the merger agreement;

•	make, declare, pay or set aside any dividend, except for the spin-off of the shareholder representative or for dividends paid after the pre-closing balance sheet date and dividends from wholly-owned subsidiaries to the company, or declare or make any other distribution on any common shares or directly or indirectly split, combine, redeem, reclassify, purchase or acquire any common shares;

•	issue, sell, transfer, mortgage, encumber, dispose of, permit the creation of a lien against, amend or modify the terms of any equity interest in any subsidiary;

•	amend its organizational documents;

•	other than in the ordinary course of business consistent with past practice, or as required to comply with applicable law or any pre-existing binding agreement, (i) increase the salaries, incentive compensation, or other benefits payable to any director, officer or employee of Waterfield Mortgage or any subsidiary, or (ii) enter into, amend, modify or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer or employee of Waterfield Mortgage or any subsidiary, except for certain agreements with new hires not to exceed $500,000 in the aggregate, provided that no agreement can be entered into with an officer with the title of executive vice president or higher without the prior written consent of Sky Financial;

•	enter into, establish, adopt, amend, modify or terminate, except as required by applicable law or by any pre-existing binding agreement, any pension, retirement, share option, share purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement or trust agreement in respect of any director, officer, employee or independent contractor of Waterfield Mortgage or any subsidiary;

•	make any capital expenditure or commitments in excess of $250,000, except for capital expenditures agreed upon and for ordinary repairs, renewals and replacements;

•	settle or compromise or adjust or materially alter any claim, rights or assertions regarding certain tax related matters, claims, deficiencies, filings, elections or rights;

•	change its material tax accounting or financial accounting policies, practices or methods, except as required by applicable law, U.S. generally accepted accounting principles, regulatory guidelines or applicable taxing authorities;

•	grant or commit to grant any extension of credit or amend applicable terms on any credit outstanding to any executive officer, director, 10% or greater shareholder of Waterfield Mortgage or any affiliate of such person except as required by applicable law or in the ordinary course of business;

•	close or relocate any business offices or open any new offices except as necessary to continue current business operations in the event of damage or destruction of existing offices;

•	grant any person a power of attorney or similar authority other than in the ordinary course of business;

•	amend, modify or renew any material contracts or enter into agreements, contracts or arrangements that would be considered material contracts, except in the ordinary and usual course of business;

•	sell, transfer, mortgage, encumber or otherwise dispose of or permit any liens to be created regarding, or discontinue any portion of any assets, deposits or property material to the business or financial position of Waterfield Mortgage or any subsidiary, or release or waive any material claim;

•	acquire all or any portion of the assets, business, deposits or properties of any other entity or acquire mortgage servicing rights except in the ordinary and usual course of business consistent with past practice;

•	take any action which would or could reasonably be expected to prevent or impede the merger from qualifying as reorganization within the meaning of Section 368(a)(1)(A) of the Code or the ability of tax counsel to render the closing tax opinions, or materially adversely affect the approval of the merger or Waterfield Mortgage’s ability to perform its obligations under the merger agreement or under applicable law;

•	settle or compromise any material claim, litigation, arbitration, action or proceeding, other than with respect to certain classes of loans, advances and other extensions of credit;

•	other than in the ordinary course of business, in connection with banking transactions and other than the renewal or refinancing of existing credit facilities or other indebtedness in the ordinary course of business consistent with past practices, incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise become responsible for the obligations of any other persons;

•	extend credit for new loans, renewals and extensions of credit to any person, whether secured or unsecured, except as provided in the merger agreement;

•	acquire or extend credit on Lending Tree originations outside of the States of Indiana, Ohio, Pennsylvania, West Virginia and Michigan;

•	engage in “pooled loan” purchases of commercial real estate, or commercial or retail loans;

•	amend, modify, terminate, or renew certain business relationships, except as provided in the merger agreement; or

•	agree or commit to take any of the actions described above.

Additional Covenants Regarding Disposition Of Mortgage Banking Business

In connection with the merger, Waterfield Mortgage agreed, pursuant to the terms of the merger agreement, to dispose of its mortgage banking business prior to the pre-closing balance sheet date. As used in the merger agreement, “disposition of the mortgage banking business” means, collectively, (i) the sale of certain mortgage loans and all of the capital stock of Waterfield Financial Corporation, which entity owns certain of the assets and liabilities previously forming a part of the mortgage banking business of Waterfield Mortgage and its subsidiaries, to American Home Mortgage Corp., (ii) the sale and assignment to CitiMortgage of the mortgage servicing rights of Waterfield Mortgage and Union Federal that form a part of the mortgage banking business of Waterfield Mortgage and its subsidiaries, and (iii) the sale, disposition or liquidation and winding up of the excluded assets and liabilities. “Excluded assets and liabilities” as used in the merger agreement, means, certain specified assets and liabilities of Waterfield Mortgage and its subsidiaries and other assets and liabilities (contingent or otherwise), including contracts with third parties, that are related solely to residential mortgage loan origination through retail, wholesale, direct and contract channels, GNMA reperformers, loan underwriters, secondary marketing and risk management, loan servicing and other businesses represented by the assets and liabilities to be disposed of in accordance with the terms of the merger agreement. The excluded assets and liabilities do not include any residual liabilities related to the performance of mortgage servicing obligations. The disposition of the mortgage banking business is further described below and in “Disposition Of The Mortgage Banking Business” on page 76.

In order to effect the disposition of the mortgage banking business prior to the pre-closing balance sheet date, Waterfield Mortgage agreed that it will:

•	use commercially reasonable efforts to minimize the amount of excluded assets and liabilities that are outstanding prior to the pre-closing balance sheet date;

•	deliver monthly updates to Sky Financial regarding the status of the excluded assets and liabilities and keep Sky Financial informed of any changes in the status and the expected treatment of the excluded assets and liabilities;

•	liquidate all excluded assets and liabilities, sell all excluded assets and liabilities to a third party, or transfer all excluded assets and liabilities to a limited liability company owned by Waterfield Mortgage, referred to as the shareholder representative, and thereafter wind up all excluded assets and liabilities;

•

to the extent any existing or future liabilities associated with excluded assets and liabilities are not wound up prior to the pre-closing balance sheet date, retain such liabilities pursuant to the terms of the merger agreement, provided that the amount of such retained excluded liabilities is not in excess of $3 million; and

•	deliver to Sky Financial a monthly pro forma pre-closing balance sheet giving effect to the sale of all excluded assets and liabilities as of the date thereof.

The merger agreement provides that in the event any consent necessary to transfer or sell any excluded assets and liabilities is not obtained prior to the pre-closing balance sheet date, Sky Financial and the shareholder representative will cooperate in any lawful and reasonable arrangements proposed by the shareholder representative under which the shareholder representative will obtain the economic claims, rights, benefits, liabilities and obligations under the applicable contract with respect to which the consent has not been obtained. The shareholder representative will bear the entire cost of any such arrangement and will indemnify Sky Financial, Waterfield Mortgage and their respective affiliates against, and hold them harmless from, any losses suffered or incurred to the extent arising from any retained excluded liabilities. The shareholder representative has agreed to use its commercially reasonably efforts to cause the retained excluded liabilities to be wound up as promptly as practicable after the spin-off of the shareholder representative to Waterfield Mortgage’s shareholders until the earlier of (i) the second anniversary of the closing of the merger or (ii) the reasonable determination by the shareholder representative and Sky Financial that the aggregate amount of existing and future liabilities and obligations of Waterfield Mortgage and its subsidiaries relating to the retained excluded liabilities is less than $500,000. The shareholder representative’s obligations with respect to the retained excluded liabilities after the spin-off as provided above will terminate on the earlier to occur of clauses (i) and (ii) above upon payment in cash to Sky Financial of an amount equal to the aggregate amount of the existing and future liabilities and obligations of Waterfield Mortgage and its subsidiaries related to the remaining retained excluded liabilities.

Calculation Of Waterfield Mortgage Shareholders’ Equity

It is a condition to Sky Financial’s obligation to close the transactions contemplated by the merger agreement that a consolidated balance sheet of Waterfield Mortgage prepared as of the end of the month preceding the closing of the merger reflect at least $90 million of shareholders’ equity. This balance sheet is referred to in the merger agreement as the “pre-closing balance sheet” and the date of the pre-closing balance sheet date is referred to in the merger agreement as the “pre-closing balance sheet date.” The merger agreement provides that:

•	Waterfield Mortgage will deliver to Sky Financial a monthly pro forma pre-closing balance sheet as of the end of each month. Each of these pro forma pre-closing balance sheets will be prepared in the same manner and on a basis consistent with certain agreed upon accounting principles and methodologies;

•	Within 15 days following the pre-closing balance sheet date or, if later, within two business days following the later to occur of the (i) the disposition of the mortgage banking business and (ii) the satisfaction or waiver of the last of the conditions specified in Articles IX, X, and XI of the merger agreement, Waterfield Mortgage will deliver to Sky Financial a consolidated balance sheet dated as of the pre-closing balance sheet date, and that consolidated balance sheet will be adjusted to give effect to any sale or transfer of excluded assets and liabilities completed subsequent to the pre-closing balance sheet date and prior to the satisfaction of the later to occur of the events set forth in clause (i) and (ii) above;

•	Waterfield Mortgage has agreed that the pre-closing balance sheet will reflect at least $90 million in shareholders’ equity as determined in accordance with GAAP applied on a basis consistent with Waterfield Mortgage’s financial statements and certain agreed upon assumptions and reduced to reflect certain expenses that can be identified prior to the pre-closing balance sheet date;

•	If the shareholders’ equity as finally determined is greater than $90 million, the pre-closing balance sheet will be prepared to reflect dividends in an amount no greater than such excess paid or to be paid to Waterfield Mortgage’s shareholders prior to the closing of the merger; and

•	The merger agreement provides that in the event the parties have a disagreement with respect to the pre-closing balance sheet, any such disputes will be resolved in a prompt manner by a mutually acceptable nationally recognized independent public accounting firm.

The shareholder’s equity to be reflected on the pre-closing balance sheet will be determined in accordance with GAAP applied on a consistent basis, subject to the following assumptions and adjustments set forth in the merger agreement:

•	The allowance for loan losses reflected on the pre-closing balance sheet will be equal to:

•	That portion of the allowance for loan losses identified as general reserves as of December 31, 2005; plus or minus

•	The net portfolio change of loans held for investment (with general reserves) from December 31, 2005 to the date of the pre-closing balance sheet, multiplied by 1.4%; plus

•	That portion of the allowance for loan losses identified as specific reserves as of the pre-closing balance sheet date.

•	The pre-closing balance sheet will be prepared assuming that there are no options to purchase Waterfield Mortgage common shares outstanding or otherwise exercisable.

•	The pre-closing balance sheet will be adjusted to give effect to any transactions to dispose of the mortgage banking business, will give no effect to any assets or liabilities held by Waterfield Shareholder LLC and will be adjusted for certain expenses related to the merger, including:

•	all costs associated with the merger transaction and the disposition of the mortgage banking business;

•	all severance or other employment related costs for Donald A. Sherman, Vincent J. Otto and any current or former employee that was a part of the mortgage banking business; and

•	all costs for obligations and discretionary contributions to Waterfield Mortgage’s 401(k) plan or other management incentive programs, excluding agreed upon retention bonuses.

The aggregate of these adjustments is subject to significant change primarily due to changes in the overall quality of Waterfield Mortgage’s loan portfolio and actual costs incurred in connection with the disposition of the mortgage banking business.

No Solicitation

In the merger agreement, Waterfield Mortgage has agreed that it will not directly or indirectly:

•	initiate, solicit, or knowingly encourage (including by furnishing non-public information or assistance), the making of any proposal that constitutes or may reasonably be expected to lead to any “acquisition proposal” (as described below);

•	enter into, maintain or continue any discussions or negotiations regarding, or agree to, or endorse any acquisition proposal; or

•	authorize any officer, director, employee, subsidiary or other representative of Waterfield Mortgage or any of its subsidiaries to take such action.

At any time before the date that the Waterfield Mortgage shareholder approvals are obtained, if Waterfield Mortgage’s board of directors determines in good faith that an unsolicited acquisition proposal constitutes or is reasonably likely to lead to a “superior proposal” (as described below), subject to providing prior notice to the Sky Financial of its decision to take that action and entering into a confidentiality agreement containing confidentiality terms substantially similar to those contained in the confidentiality agreement between Sky Financial and Waterfield Mortgage, Waterfield Mortgage may:

•	furnish information to any person making such acquisition proposal, or

•	enter into discussions or negotiations with any such person concerning such acquisition proposal.

The merger agreement further provides that:

•	the term “acquisition proposal” means any proposal or offer involving Waterfield Mortgage or any of its subsidiaries regarding: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Waterfield Mortgage and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding common shares of Waterfield Mortgage or the filing of a registration statement under the Securities Act of 1933; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or an agreement to engage in any of the foregoing; and

•	the term “superior proposal” means an unsolicited proposal that (i) the Waterfield Mortgage board of directors determines in good faith, after consultation with its legal and financial advisors, and taking into account all legal, financial and regulatory aspects of the proposal, if consummated, is reasonably likely to result in a transaction more favorable to the Waterfield Mortgage shareholders from a financial point of view than the merger, and (ii) the Waterfield Mortgage board of directors determines in good faith, after consultation with its legal and financial advisors, requires a response by the board of directors by way of furnishing information to or entering into discussions with such person in order to satisfy its fiduciary duties to shareholders under applicable law.

Waterfield Mortgage Annual Meeting

Waterfield Mortgage has agreed to call and hold an annual meeting of its shareholders for the purpose of obtaining approval of the merger agreement, termination of the Waterfield Mortgage shareholders’ agreement and to elect directors. Approval of the merger agreement and termination of the Waterfield Mortgage shareholder’s agreement requires the affirmative vote of the holders of at least 60% of Waterfield Mortgage common shares outstanding and entitled to vote at the annual meeting. The election of directors requires a plurality of votes cast at a meeting in which at least a majority of the common shares outstanding and entitled to vote are represented in person or by proxy. Waterfield Mortgage’s board of directors has recommended that its shareholders vote FOR the approval of the merger agreement, FOR the termination of the Waterfield Mortgage shareholders’ agreement and FOR the election of directors.

Access to Information; Confidentiality

During the period of time between the date of the merger agreement and prior to the effective time of the merger, Waterfield Mortgage will afford to Sky Financial and its representatives reasonable access during normal business hours to all of Waterfield Mortgage’s properties and records. Waterfield Mortgage will also promptly provide Sky Financial with copies of all monthly and interim financial statements and certain other related reports and materials. The information will be held in the strictest of confidence to the extent required by the provisions of the merger agreement.

Commercially Reasonable Efforts; Notification

Each of Sky Financial and Waterfield Mortgage will use its commercially reasonable efforts to take or cause to be taken all actions and to assist and cooperate with each other in doing all things necessary and proper to consummate the merger and the transactions contemplated by the merger agreement. This includes:

•	obtaining all required and necessary consents, authorizations, orders or approvals of, or any exemption by, any governmental entity or third party in connection with the merger;

•	obtaining any consent or approval of all persons party to any material contracts or contracts used or related to the mortgage banking business in order to complete the disposition of the mortgage banking business; and

•	remediating any orders, decrees, similar agreements or supervisory letters from any regulatory authority to the satisfaction of such regulatory authority;

Without limiting these obligations, Sky Financial and Waterfield Mortgage and their respective boards of directors will take all necessary steps to exempt the transactions contemplated under the merger agreement from takeover laws and not take any action that would cause the merger or the transactions contemplated by the merger agreement to be subject to such laws. If any takeover statue becomes applicable to the merger, the merger agreement or the transactions contemplated by the merger agreement, Sky Financial and Waterfield Mortgage have agreed to take any necessary actions to challenge the validity and application of such laws and to minimize the effect of any such statutes on the merger, the merger agreement or the contemplated transactions.

The merger agreement provides that Sky Financial and Waterfield Mortgage will consult with each other with respect to obtaining all permits, consents, approvals and authorizations necessary to complete the merger. Each party will promptly notify the other party of any event which may have a material adverse effect or in the event a party determines that it is unable to fulfill any of its conditions to the performance of its obligations under the merger agreement.

Conditions To The Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

•	receipt of the required Waterfield Mortgage shareholder approvals;

•	the absence of any legal restraints or prohibitions preventing the consummation of the merger;

•	receipt of approval from the Federal Reserve Board required to complete the merger and the expiration of all related statutory waiting periods;

•	receipt of the approval from the Office of Thrift Supervision required for any distributions or dividends paid to Waterfield Mortgage shareholders prior to the completion of the merger, in the event that the pre-closing balance sheet reflects at least $90 million in shareholders’ equity;

•	the continued effectiveness of the registration statement, of which this proxy statement/prospectus is a part, and the registration statement not being the subject of any stop order or threatened stop order;

•	the listing of the Sky Financial common shares to be issued to holders of Waterfield Mortgage common shares on the NASDAQ National Market;

•	receipt by each of Waterfield Mortgage and Sky Financial of a written opinion of its counsel, dated as of the closing date of the merger, to the effect that for U.S. federal income tax purposes the merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code;

•	accuracy of each party’s representations and warranties in the merger agreement, except generally for any inaccuracies that would not result in a material adverse effect on such party;

•	each party’s compliance in all material respects with its covenants and agreements under the merger agreement;

•	the absence of material adverse changes with respect to the other party;

•	Waterfield Mortgage has at least $90 million in shareholders’ equity (as adjusted in the merger agreement) as of the end of the month preceding completion of the merger;

•	the repayment by Waterfield Mortgage of all amounts due under its amended and restated credit agreement with U.S. Bank National Association;

•	the termination of certain risk management instruments to which Waterfield Mortgage is a party;

•	the termination, cancellation or surrender of all outstanding and unexercised options to acquire Waterfield Mortgage common shares;

•	the completion of the spin-off to Waterfield Mortgage shareholders of a limited liability company subsidiary established to hold any assets and liabilities related to the mortgage banking business required to be disposed of prior to the completion of the merger;

•	the aggregate amount of mortgage banking business liabilities and obligations of Waterfield Mortgage not terminated or assumed by a third party as of the pre-closing balance sheet date is not in excess of $3 million; and

•	Waterfield Mortgage will have delivered to Sky Financial prior to the pre-closing balance sheet date, audited financial statements of Waterfield Mortgage and its consolidated subsidiaries for the fiscal years ended December 31, 2004 and 2005.

The conditions with respect to receipt of Federal Reserve and Office of Thrift Supervision approvals as well as delivery of audited financial statements have been satisfied.

Termination

The merger agreement may be terminated at any time before the completion of the merger, whether before or after Waterfield Mortgage shareholder approvals have been obtained:

•	by mutual written consent of Sky Financial and Waterfield Mortgage;

•	by either party, if the shareholders of Waterfield Mortgage fail to approve the merger agreement or the termination the Waterfield Mortgage shareholders’ agreement at the Waterfield Mortgage annual meeting;

•	by either party, if the other party has breached any of its representations, warranties, covenants or agreements contained in the merger agreement that would give rise to the failure of a condition set forth in the merger agreement and such breach is not cured within 30 days after notice or cannot be cured within that time period;

•	by either party, if (1) any law or regulation makes the consummation of the merger illegal or otherwise prohibited, or if any governmental entity issues a final judgment enjoining the consummation of the merger, or (2) any government entity which must grant regulatory approval or consent for consummation of the merger denies such approval or consent and such denial becomes final;

•	by either party, if the merger has not been completed by October 31, 2006;

•	by Waterfield Mortgage, if its board of directors enters into a definitive agreement for an unsolicited superior proposal and pays Sky Financial a termination fee of $14 million;

•	by Sky Financial, if (1) any time prior to receipt of the Waterfield Mortgage shareholder approvals, the Waterfield Mortgage board of directors shall fail to recommend to Waterfield Mortgage shareholders that they vote to approve the merger agreement and to terminate the Waterfield Mortgage shareholders’ agreement, or (2) at any time following distribution of the proxy statement and prior to receipt of Waterfield Mortgage shareholder approvals, the Waterfield Mortgage board of directors withdraws, modifies or qualifies in a manner adverse to Sky Financial its recommendation that Waterfield Mortgage shareholders vote to approve the merger agreement and to terminate the Waterfield Mortgage shareholders’ agreement or makes other statements inconsistent with such recommendation without prompt public reaffirmation of the recommendation that Waterfield Mortgage shareholders vote to approve the merger agreement and terminate the Waterfield Mortgage shareholders’ agreement; or

•

by Waterfield Mortgage, upon prompt written notice to Sky Financial, during the two business day time period after the date of receipt of the last required regulatory approval to consummate the merger, in the event that (1) the average closing price of Sky Financial common shares over a ten day period, as described in the merger agreement, is lower than $22.12 and (2) the number obtained by dividing the average closing price of Sky Financial common shares by $27.65 is less than the number obtained by dividing the final index price of a pre-selected peer group of financial institutions by the peer group’s initial index price, and subtracting 0.175 from the quotient. However, prior to Waterfield Mortgage exercising this termination right, Sky Financial may at its option, offer to Waterfield Mortgage shareholders additional Sky Financial common shares necessary for the stock exchange ratio to equal $96.89 divided by the average closing price of Sky Financial common shares over a prescribed ten day time period. If Sky Financial exercises this fill option, Waterfield Mortgage shall accept the offer and will not be entitled to exercise this termination right.

Termination Fees

A termination fee of $14 million is payable by Waterfield Mortgage to Sky Financial in the event that:

•	any person makes an acquisition proposal after the date of the merger agreement that has not been withdrawn at the time of the Waterfield Mortgage annual meeting, thereafter the merger agreement is terminated because the Waterfield Mortgage shareholders fail to approve the merger agreement and terminate the Waterfield Mortgage shareholders’ agreement, and within twelve months of the termination of the merger agreement, Waterfield Mortgage enters into an agreement providing for, or consummates, that acquisition proposal;

•	the merger agreement is terminated by Sky Financial, if (i) at any time prior to receipt of the Waterfield Mortgage shareholder approvals, the Waterfield Mortgage board of directors shall fail to recommend to Waterfield Mortgage shareholders that they vote to approve the merger agreement and to terminate the Waterfield Mortgage shareholders’ agreement; or (ii) at any time following distribution of the proxy statement and prior to receipt of the Waterfield Mortgage shareholder approvals, the Waterfield Mortgage board of directors withdraws, modifies or qualifies in a manner adverse to Sky Financial its recommendation that Waterfield Mortgage shareholders vote to approve the merger agreement and terminate the Waterfield Mortgage shareholders’ agreement or makes other statements inconsistent with such recommendation without prompt public reaffirmation of the recommendation that Waterfield Mortgage shareholders vote to approve the merger agreement and terminate the Waterfield Mortgage shareholders’ agreement;

•	the Waterfield Mortgage board of directors approves, and concurrently with the termination of the merger agreement, Waterfield Mortgage enters into a definitive agreement for an unsolicited superior proposal; or

•	the merger agreement is terminated by Sky Financial because Waterfield Mortgage has breached any of its representations, warranties, covenants or agreements contained in the merger agreement and within twelve months of the termination of the merger agreement, Waterfield Mortgage enters into an agreement providing for, or consummates, an acquisition proposal involving a person that Waterfield Mortgage had negotiations with, or provided non-public information to, after the date of the merger agreement and prior to the termination of the merger agreement.

Effect Of Termination

If the merger agreement is terminated by either party in accordance with the terms of the merger agreement, the merger agreement will immediately become void and have no effect, without any liability or obligation on the part of Sky Financial or Waterfield Mortgage, other than certain provisions relating to confidentiality, expenses and certain other general obligations which shall survive the termination. This provision does not apply to any willful and material breach of any representation or warranty under the merger agreement or any willful and material breach of the performance of any covenant or agreement under the merger agreement.

Expenses

Whether or not the merger is completed, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those fees or expenses.

Public Announcements

Sky Financial and Waterfield Mortgage will obtain the prior consent of the other as to the form and substance of any press releases or other public disclosures relating to the merger agreement or the transactions contemplated by the merger agreement, except for public disclosures required by applicable law or the rules and regulations of the NASDAQ National Market, in which case the disclosing party will provide the other party with a copy of the disclosure and a reasonable opportunity to review and provide comments.

Treatment Of Waterfield Mortgage Options To Acquire Common Shares

Waterfield Mortgage will take such actions that are necessary to ensure that as of the closing date, there are no outstanding and unexercised options to purchase Waterfield Mortgage common shares. Waterfield Mortgage will deliver to Sky Financial documentation, reasonably acceptable to Sky Financial, concerning the exercise, cancellation, termination or surrender of such options, including a release of any and all claims of option holders regarding such options.

Employee Matters

Sky Financial has agreed to honor all Waterfield Mortgage employee benefit plans in accordance with their terms as in effect immediately prior to the effective time of the merger. From the effective time until December 31, 2006, Sky Financial will provide all Waterfield Mortgage employees (including employees of Waterfield Mortgage’s subsidiaries) who continue to be employed with Sky Financial immediately following the effective time of the merger, with compensation and employee benefits, taken as a whole, that are no less favorable in the aggregate than those provided to such continuing employees immediately prior to the effective time of the merger.

When a continuing employee first becomes eligible for Sky Financial employee plans or benefit arrangement after the effective time of the merger, Sky Financial has also agreed to (1) waive certain restrictions regarding participation and coverage requirements for benefits to the extent they were inapplicable to, or satisfied under, Waterfield Mortgage’s plans or arrangements, (2) recognize service credited under Waterfield Mortgage employee plans and benefit arrangements for purposes of eligibility, vesting and benefit accruals under Sky Financial’s respective plans (but not for purposes of benefit accrual under any defined benefit employee pension plan), as long as it does not result in duplicative benefits for the same period, (3) cause eligible expenses incurred by the continuing employees or their covered dependents within specified time periods to be taken into account for purposes of satisfying deductibles, co-payments and maximum out of pocket requirements; and (4) apply any increase in any of the continuing employee’s portion of the premium cost, deductibles, co-payments and other out of pocket costs no earlier than the later of the first day of the first plan year of either Waterfield Mortgage’s plan and benefit arrangement or Sky Financial’s plan or benefit arrangement beginning after the effective time of the merger.

Sky Financial has agreed to pay and provide severance benefits in accordance with the terms of Waterfield Mortgage’s applicable plan for employees whose employment terminates on or within 12 months after the closing date of the merger. Sky Financial will pay and provide benefits under the terms of applicable change in control severance or employment agreements to eligible employees whose employment terminates on or after the closing date of the merger. Sky Financial has agreed to assume and continue any and all obligations of Waterfield Mortgage under certain specified benefit arrangements and to provide retiree welfare benefits to individuals currently receiving retiree welfare benefits from Waterfield Mortgage in accordance with the terms of such benefits, as effect immediately prior to the date of the merger agreement.

Notices; Reports

Each of Waterfield Mortgage and Sky Financial will promptly notify the other party of any event that Waterfield Mortgage or Sky Financial obtains knowledge of, which has had or may reasonably be expected to have a material adverse effect, or in the event that the party determines it is unable to fulfill any of the conditions to the performance of their obligations under the merger agreement, as set forth in “Conditions To The Merger.” Each of Waterfield Mortgage and Sky Financial will furnish to the other party, as soon as available, any reports, letters or communications relating to any such material adverse effect or any reports, letters or communications mailed or delivered to that party’s board of directors, within five business days of receipt. There is an exception for communications, books, records and documents covered by confidentiality agreements or the attorney-client privilege or which are attorneys’ work product. As promptly as practicable, each of Waterfield Mortgage or Sky Financial will furnish all financial statements, reports, letters and communications sent by that party to its shareholders or other security holders and all financial reports or securities reports filed by the party or its subsidiaries with the Federal Reserve System, Office of Thrift Supervision, SEC or other governmental entities, in accord with applicable law, and such other existing reports as either party may reasonably request relating to the other party or its subsidiaries.

Additionally, Waterfield Mortgage has agreed to promptly notify Sky Financial of the non-renewal of any material contract or agreement. Between February 3,2006, and the effective time of the merger, Waterfield Mortgage has agreed to promptly notify Sky Financial, if Waterfield Mortgage settles an assertion or claim of deficiency in taxes, enters into a closing agreement involving a tax claim, or surrenders a right to claim a refund of taxes, for any matter exceeding $70,000. Waterfield Mortgage will also promptly notify Sky Financial if Waterfield Mortgage files an amended tax return, makes a tax election inconsistent with Waterfield Mortgage’s current practices or changes any tax or accounting policy or procedure. Waterfield Mortgage further agrees to provide Sky Financial with a copy of any notices sent or received by Waterfield Mortgage or its subsidiaries regarding the American Home purchase agreement or the CitiMortgage purchase agreement.

Indemnification And Directors’ And Officers’ Insurance

Following the merger, Sky Financial has agreed to indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, has been, or who becomes prior to the effective time, an officer or director of Waterfield Mortgage or any of its subsidiaries, against all losses, claims, damages, costs, expenses, liabilities, penalties, or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation whether civil, criminal, or administrative, based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Waterfield Mortgage or any of its subsidiaries, to the same extent such persons are indemnified or have the right to advancement of expenses as of February 3, 2006, pursuant to Waterfield Mortgage’s articles of incorporation, by-laws and indemnification agreements, if any, in existence on February 3, 2006.

For a period of six years after the effective time of the merger, Sky Financial will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Waterfield Mortgage, or substitute policies with a substantially comparable insurer of at least the same coverage, amounts and retentions containing terms and conditions which are no less advantageous to the insured, with respect to claims arising from facts or events which occurred at or before the effective time; except that the surviving corporation in the merger shall not be required to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of February 3, 2006 by Waterfield Mortgage for such insurance. If premiums for such insurance would at any time exceed 200% of the Waterfield Mortgage current premium, then the surviving corporation in the merger shall cause to be maintained policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to 200% of the Waterfield Mortgage current premium as of February 3, 2006.

Sky Financial has agreed to pay all expenses, including reasonable fees and expenses of counsel, that an indemnified person may incur in enforcing the indemnity and other obligations provided for in the merger agreement. Any party seeking to claim indemnification under the merger agreement will promptly notify Sky Financial upon learning of any applicable claim, action, suit proceeding or investigation. However, a failure to notify Sky Financial will only affect Sky Financial’s obligations to the extent Sky Financial is actually materially prejudiced as a result of a failure to so notify. In the event of a claim, Sky Financial shall have the right to assume the defense with counsel reasonably acceptable to the indemnified party and upon such assumption Sky Financial will not be liable to such indemnified parties for any legal expenses of other counsel or any other expenses subsequently incurred by the indemnified parties in connection with the defense of such claim. If Sky Financial does not assume the defense or there are conflict of interest issues, the indemnified parties may retain counsel satisfactory to them, and Sky Financial will pay all reasonable fees and expenses of such counsel, except that Sky Financial is obligated to pay for only one firm of counsel for all indemnified parties in any jurisdiction with respect to any given claim or series of related or similar claims. The indemnified parties will cooperate in the defense of any such matter and Sky Financial will not be liable for any settlement effected without its prior written consent.

If the surviving corporation in the merger or any of its successors or assigns consolidates with or merges into any other person and shall not be the surviving entity or transfers or conveys all or substantially all of its properties and assets to any person, then, to the extent necessary, proper arrangement will be made so that the successors and assigns of the surviving entity will assume the indemnification obligations under this merger agreement. These indemnification provisions are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have or contract or otherwise.

Amendment; Waiver And Modification

Except as required by law, the merger agreement may be modified or amended by the board of directors of Sky Financial, its merger subsidiary and Waterfield Mortgage without any action by their respective shareholders. The merger agreement may be modified, amended or any provision waived only by a written document signed by the parties or their duly authorized agents. At any time before the completion of the merger, a party may extend the time for performance of any of the obligations or other acts required by the merger agreement, waive any inaccuracies in the representations and warranties, or waive compliance by the other party with any agreement or condition in the merger agreement.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of New York.

DISPOSITION OF THE MORTGAGE BANKING BUSINESS

American Home Mortgage Purchase Agreement

On January 12, 2006, Union Federal Bank of Indianapolis, a subsidiary of Waterfield Mortgage, entered into a Stock and Mortgage Loan Purchase Agreement with American Home Mortgage Corp. Pursuant to that agreement, Union Federal sold to American Home certain mortgage loans and all of the capital stock of its subsidiary, Waterfield Financial Corporation. Waterfield Financial Corporation was an entity that owned certain assets and liabilities that previously were part of the mortgage banking business of Waterfield Mortgage and its subsidiaries. As part of this transaction, American Home hired approximately 27% of the workforce associated with the mortgage origination business and 204 loan production officers. Union Federal retained the remaining workforce and none of the loan production officers. The American Home agreement provided that American Home will indemnify Union Federal for losses experienced by Union Federal (and its successors and affiliates) resulting from the mortgage origination business, subject to limited specified exceptions. Sky Bank will become the beneficiary of that indemnification obligation.

On January 20, 2006, the first closing contemplated by the American Home agreement occurred, and the second closing occurred on January 27, 2006. The final closing pursuant to the American Home agreement occurred on February 23, 2006. The agreement provides for a post-closing purchase price adjustment, which Waterfield Mortgage contends American Home was required to request under the terms of the agreement by March 13, 2006. On February 23, 2006, the final closing contemplated by the American Home agreement occurred, and $55 million was placed into an escrow account under the terms of the American Home agreement. During the period of the escrow, American Home may make claims against the escrow for any costs or expenses it incurs resulting from inaccuracies of Waterfield Mortgage’s representations and warranties in the American Home agreement. In addition, any purchase price adjustment that entitles American Home to a payment from Waterfield Mortgage is also payable from the escrow. On September 30, 2006, any funds in escrow (to the extent that no indemnification claims have been made) will be released to Union Federal, or, if the merger has occurred prior to then, the funds will be released to Shareholder Representative for the benefit of the shareholders of Waterfield Mortgage.

On April 11, 2006, American Home requested a purchase price adjustment in the form of a cash payment from the escrow which, as subsequently revised by American Home, amounts to approximately $29.2 million. Waterfield Mortgage has advised American Home that Waterfield Mortgage believes American Home is not entitled to the requested payment pursuant to the provisions of the agreement with American Home and that American Home has failed to perform a number of continuing obligations, including repurchase obligations, under such agreement. Waterfield Mortgage and American Home have engaged in discussions in an effort to amicably resolve these disputes. However, each of Waterfield Mortgage and American Home has expressly reserved for itself all rights and legal remedies available to it pursuant to the American Home agreement and applicable law. Waterfield Mortgage believes it has meritorious arguments that no payment is due to American Home and intends to vigorously defend this position. However, we cannot assure you that these disputes will be resolved amicably, that it will not result in costly litigation or that it will not result in some or all of the requested $29.2 million payment being made from the escrow to American Home. In addition, Sky Financial has advised Waterfield Mortgage that it believes these disputes with American Home may result in a failure to satisfy a closing condition in the merger agreement between Sky Financial and Waterfield Mortgage. In response, Waterfield Mortgage advised Sky Financial that it does not agree that these disputes with American Home constitute a failure of a closing condition in connection with the merger, and further advised Sky Financial that the disputes with American Home provide no basis for any failure or refusal by Sky Financial to close the merger. Waterfield Mortgage also informed Sky Financial that it reserves all rights and remedies at law, in equity, and under the merger agreement with Sky Financial, and that if Sky Financial refuses to close the merger with Waterfield Mortgage because of the disputes with American Home, Waterfield Mortgage may take any action necessary and desirable to enforce the merger agreement and Sky Financial’s performance thereunder.

Mortgage Servicing Purchase And Sale Agreement

On January 31, 2006, Waterfield Mortgage and Union Federal entered into a Mortgage Servicing Purchase and Sale Agreement with CitiMortgage, whereby Waterfield Mortgage and Union Federal have sold and assigned the mortgage servicing rights of Waterfield Mortgage and Union Federal that formed a part of the mortgage banking business of Waterfield Mortgage and its subsidiaries. In the merger agreement, Waterfield Mortgage has agreed to use commercially reasonable efforts to complete, and to cause Union Federal to complete, the transactions contemplated by the CitiMortgage purchase agreement in accordance with the terms of the CitiMortgage purchase agreement. The remaining transactions include the transfer of electronic data and documents to permit CitiMortgage to perform the servicing function with respect to the loans represented by the mortgage servicing rights. Waterfield Mortgage has agreed to act as interim servicer pending completion of such transfer, which is expected to occur in the second quarter of 2006.

Pursuant to the CitiMortgage purchase agreement, CitiMortgage paid Waterfield Mortgage and Union Federal thirty percent of the purchase price upon signing such agreement. Within one business day following the receipt by CitiMortgage of mortgage loan documents, servicing information and escrow balances, CitiMortgage will pay to Waterfield Mortgage and Union Federal the remaining seventy percent of the purchase price, less a $5 million document holdback. The document holdback will be paid to Waterfield Mortgage and Union Federal or, if the merger has occurred, to Shareholder Representative quarterly on a pro-rata basis based on receipt by CitiMortgage of completed mortgage loan files. CitiMortgage will retain at least $1,000 per complete mortgage loan file that has yet to be delivered.

Other Agreements And Transactions

In the merger agreement, Waterfield Mortgage has agreed to use commercially reasonable efforts to sell, dispose or otherwise liquidate and wind up all of the excluded assets and liabilities as promptly as practicable. The excluded assets and liabilities include various assets and liabilities that are related solely to residential mortgage loan origination through retail, wholesale, direct and contract channels, GNMA reperformers, loan underwriters, security marketing and risk management, loan servicing, and certain other related businesses. All assets and liabilities specifically excluded from the sale to American Home, including lease obligations and severance obligations on the offices and employees associated with the mortgage origination business, are therefore required to be disposed of by Waterfield Mortgage. Similarly, Waterfield Mortgage must dispose of the office equipment and personnel associated with the mortgage servicing business. The costs related to these dispositions are required to be accrued for and deducted from the calculation of shareholders’ equity for purposes of determining compliance with the condition that Waterfield Mortgage have $90 million of shareholders’ equity prior to the closing, which will reduce the amount of any permitted distributions to shareholders. See “The Merger Agreement—Calculation Of Waterfield Mortgage Shareholders’ Equity” beginning on page 67.

In connection with the American Home agreement and the CitiMortgage purchase agreement, Waterfield Mortgage has entered into certain side agreements and transition agreements, respectively, in order to complete the transactions necessary to sell or transfer certain assets and liabilities and any associated services and obligations that made up the mortgage banking business of Waterfield Mortgage and its subsidiaries, including Union Federal.

Waterfield Shareholder LLC

Waterfield Mortgage has formed a subsidiary, Waterfield Shareholder LLC, a Delaware limited liability company (the “Shareholder Representative”), for the purposes of disposing of any excluded assets and liabilities relating to the mortgage banking business that have not yet been sold or liquidated at the time of the closing of the merger and to receive funds released from the escrows established pursuant to the agreements with American Home and CitiMortgage. Prior to the pre-closing balance sheet date, any remaining assets that solely relate to the mortgage banking business will be, to the extent allowed by applicable law, transferred from Waterfield Mortgage or any of its subsidiaries to Shareholder Representative. Further, pursuant to the merger agreement, to the extent that certain loan pools specified in the merger agreement that otherwise are considered part of the mortgage banking business are sold by Waterfield Mortgage after March 31, 2006, then Shareholder Representative will agree to indemnify Sky Financial for any future repurchase obligations associated with those unsold loans. There can be no assurance at this time which assets, if any, will be remaining to be transferred to Shareholder Representative, or which liabilities, if any, Shareholder Representative will have indemnification obligations regarding. The sole source of the assets transferred to and held by Shareholder Representative will be assets of Waterfield Mortgage. See “The Merger Agreement—Additional Covenants Regarding Disposition Of Mortgage Banking Business” beginning on page 66.

Prior to the closing of the merger, Waterfield Mortgage expects to spin off, pro rata, all of the ownership interests in Shareholder Representative to the Waterfield Mortgage shareholders. Once made, the spin-off of the ownership interests in Shareholder Representative will be irrevocable, without regard to whether the merger is consummated. The distribution of the ownership interests is a closing condition for the consummation of the merger. Thus, upon consummation of the merger, Waterfield Mortgage’s shareholders will own, in the same proportion they own Waterfield Mortgage’s outstanding common shares, all of the outstanding ownership interests of Shareholder Representative. Waterfield Mortgage will not receive payment from or be reimbursed, directly or indirectly, by Sky Financial, any of Sky Financial’s affiliates or any other party for the distribution of the ownership interests in Shareholder Representative to the Waterfield Mortgage shareholders, and the distribution of the ownership interests in Shareholder Representative to the Waterfield Mortgage shareholders will not affect the number of Sky Financial common shares or the amount of cash into which each Waterfield Mortgage common share will be converted in the merger. Following the spin-off of Shareholder Representative to Waterfield Mortgage shareholders, Shareholder Representative will be responsible for preparing the tax returns of Waterfield Mortgage and its subsidiaries for all periods prior to the closing of the merger.

Limited Liability Company Operating Agreement of the Shareholder Representative

The Shareholder Representative will be managed by a board of directors consisting of four members. The initial members of the board of directors will be Messrs McGinley, Sherman, Thomasson and Waterfield, all of whom are currently members of the Waterfield Mortgage board of directors. All decisions concerning the business affairs of the Shareholder Representative will be made by the board of directors. Each member of the board of directors will serve until his or her removal by the other members of the board of directors, and then only for cause, or any resignation of such director. The board of directors will have the authority to (i) determine any compensation changes; (ii) employ, contract and deal with any member of the Shareholder Representative; (iii) approve a sale of all or substantially all of the assets of the Shareholder Representative, a merger of the Shareholder Representative, an initial public offering by the Shareholder Representative or any material acquisitions; (iv) extend the term of the Shareholder Representative; and (v) approve any act that would prohibit the Shareholder Representative from carrying out its stated purpose. The board of directors may elect one or more officers of the Shareholder Representative who will have authority and perform duties in the management and operation of the Shareholder Representative prescribed by the board of directors. The initial officers of the Shareholder Representative are expected to be Mr. Sherman as Chairman and Chief Executive Officer and Mr. Otto as Chief Financial Officer. The members of the Shareholder Representative holding at least a majority of the membership interests will have the authority to (i) amend the Limited Liability Company Operating Agreement of the Shareholder Representative; (ii) impose an additional capital call on the members of the Shareholder Representative and (iii) approve any act that would prohibit the Shareholder Representative from carrying out its stated purpose.

Pre-Closing Distributions To Waterfield Mortgage Shareholders

In addition to the distribution of the ownership interests in Shareholder Representative, Waterfield Mortgage is permitted to distribute to its shareholders 100% of the shareholder equity reflected on the pre-closing balance sheet that is in excess of $90 million. Waterfield Mortgage will make any such distribution to its shareholders pro rata. The sole source of such distribution will be Waterfield Mortgage’s own assets. Once made, any such distribution will be irrevocable, without regard to whether the merger is consummated. Waterfield Mortgage will not receive payment from or be reimbursed, directly or indirectly, by Sky Financial, any of Sky Financial’s affiliates or any other party for any such distribution, and any such distribution by Waterfield Mortgage to its shareholders will not affect the number of Sky Financial common shares or the amount of cash into which each Waterfield Mortgage common share will be converted in the merger. Waterfield Mortgage shareholders should be aware that there can be no assurance that the shareholder equity reflected on the pre-closing balance sheet will exceed $90 million. Accordingly, Waterfield Mortgage shareholders may not receive any such cash distribution.

In addition, prior to the closing of the merger, Waterfield Mortgage anticipates it will distribute, as a pro rata dividend, Waterfield Mortgage common shares to its shareholders in connection with the surrender of options, if any, to purchase Waterfield Mortgage common shares.

Aggregate Consideration

In connection with the foregoing, the net return to Waterfield Mortgage shareholders from the merger transaction with Sky Financial and each of the foregoing transactions will depend upon the following factors:

•	price of Sky Financial common stock,

•	amount of recoveries from the American Home escrow and CitiMortgage holdback, including any resolution of the $29.2 million purchase price adjustment dispute with American Home,

•	proceeds received from, and costs associated with, the various sales and dispositions of the excluded assets and liabilities related to the mortgage banking business,

•	operating earnings of the banking business prior to completion of the merger,

•	additional costs related to the wind-down of the mortgage banking business, including employee costs and contract terminations, and

•	adjustments to shareholders’ equity as described under “—Calculation of Waterfield Mortgage Shareholders’ Equity.”

Accordingly, assuming a price of $23.61 per share of Sky Financial’s common stock (the closing sale price on June 30, 2006), Waterfield Mortgage currently estimates that the pre-tax return to shareholders will be between $215 to $235 per Waterfield Mortgage share.

As discussed above, the assumptions in this section are based on numerous factors. In the event that any of the estimates or assumptions are incorrect, the expected return to Waterfield Mortgage shareholders could decrease, and the aggregate consideration paid to Waterfield Mortgage shareholders may be less than $215 per share. In addition, the aggregate consideration will be paid to Waterfield Mortgage shareholders at various times, including upon the payment of a pre-closing distribution, if any, upon the closing of the merger, upon release of any recoveries from the American Home escrow and the CitiMortgage holdback by Shareholder Representative and upon the dissolution of the Shareholder Representative. Any recovery from the American Home escrow, including the timing of such recovery, may be affected by the resolution of the current dispute with American Home in which American Home has requested a $29.2 million payment from Waterfield Mortgage as described in the section “Disposition Of The Mortgage Banking Business—American Home Mortgage Purchase Agreement” beginning on page 76. One of the key variables that will determine the pre-tax return to the shareholders is the outcome of the dispute with American Home. If the full amount of the requested purchase price adjustment is paid to American Home from the escrow, the aggregate pre-tax return to the shareholders will likely be at the lower end of the estimated range. In the event of other claims resulting in payments from the escrow to American Home in addition to the requested purchase price adjustment, the low end of the estimated range of pre-tax shareholder return would be correspondingly reduced.

Unaudited Consolidating Financial Information Of Waterfield Mortgage

The following tables show information regarding Waterfield Mortgage’s financial condition and statement of income at and for the year ended December 31, 2005, and at and for the quarter ended March 31, 2006, in each case as adjusted to reflect certain accruals related to the disposition of the mortgage banking business, and segmented into the banking business and mortgage banking (referred to as non-banking) business. This information, while helpful in illustrating the financial characteristics of the entity being purchased by Sky Financial, does not attempt to predict or suggest future results of the banking business, nor does it necessarily reflect what the historical results of the entity would have been had the mortgage banking business been disposed of previously. To the extent the banking segment is a reflection of the financial characteristics of Waterfield Mortgage if it were not to be merged into Sky Financial, this information does not reflect the economic results of the sales to American Home and CitiMortgage and related escrows and holdbacks.

Waterfield Mortgage Company, Incorporated and Subsidiaries

Unaudited Consolidating Balance Sheet Information As Of December 31, 2005, As Adjusted

(In Thousands)

	Consolidated (1)	Non-Banking Segment (2)	Banking Segment (3)
Assets
Cash and due from banks	$126,951	$(1,171)	$128,122
Investment securities available-for-sale	545,448	—	545,448
Loans receivable held for sale, net	568,449	568,449	—
Loans receivable held for investment, net	1,649,781	174,438	1,475,343
Premises and equipment, net	36,926	14,558	22,368
FHLB stock, at cost	63,612	—	63,612
Mortgage servicing rights	139,577	139,577	—
Goodwill	6,080	—	6,080
Other assets	153,803	124,589	29,214

	$3,290,627	$1,020,440	$2,270,187

Liabilities
Deposits	$2,316,498	$349,765	$1,966,733
FHLB advances	588,762	529,113	59,649
Notes payable	40,000	—	40,000
Trust preferred securities	30,000	—	30,000
Other borrowings	75,319	71,521	3,798
PayabIes and other accrued expenses	89,228	70,041	19,187

	3,139,807	1,020,440	2,119,367
Stockholders’ equity
Common stock, authorized 2,000,000 shares, outstanding 1,498,229 shares	56,867	—	56,867
Unearned compensation	(702)	—	(702)
Retained earnings	100,034	—	100,034
Accumulated other comprehensive income	(5,379)	—	(5,379)

	150,820	—	150,820

	$3,290,627	$1,020,440	$2,270,187

(I)	The Consolidating Balance Sheet Information, as Adjusted, includes an accrual for $38.9 million (included in payables and other accrued expenses), which represents the estimated costs to shut-down the mortgage banking business of $27.4 million and estimated transaction and severance expenses of $11.5 million. These costs are not required to be recorded in 2005 under GAAP but were included for the pro forma purposes of presenting the on-going financial condition of the remaining business.
(2)	The Non-Banking Segment reflects those assets and liabilities that are either part of the transactions with American Home and CitiMortgage or are part of the remaining operations of the mortgage banking business that are to be disposed of prior to the merger or transferred to Shareholder Representative prior to the spin-off to Waterfield Mortgage shareholders.
(3)	After giving effect to the various agreements and transactions concerning the disposition of the mortgage banking business, Waterfield Mortgage’s business will primarily consist of retail and commercial banking through its subsidiary, Union Federal. Sky Financial principally conducts its retail and commercial banking business through its subsidiary, Sky Bank. After the effective time of the merger, Sky Financial expects to effect the merger of Sky Bank and Union Federal, with Sky Bank surviving and continuing as a state banking corporation.

Waterfield Mortgage Company, Incorporated and Subsidiaries

Unaudited Consolidating Balance Sheet Information As Of March 31, 2006, As Adjusted

(In Thousands)

	Consolidated (1)	Non-Banking Segment (2)	Banking Segment
Assets
Cash and due from banks	$653,905	$152,011	$501,894
Investment securities available-for-sale	410,739	—	410,739
Loans receivable held for sale, net	1,635	1,635	—
Loans receivable held for investment, net	1,450,633	12,647	1,437,986
Premises and equipment, net	31,135	9,176	21,959
FHLB stock, at cost	63,612	—	63,612
Mortgage servicing rights	—	—	—
Goodwill	6,080	—	6,080
Other assets	244,815	214,386	30,429

	$2,862,555	$389,856	$2,472,699

Liabilities
Deposits	$2,171,030	$354,381	$1,816,649
FHLB advances	395,362	—	395,362
Notes payable	40,000	—	40,000
Trust preferred securities	30,000	—	30,000
Other borrowings	45	(0)	45
Payables and other accrued expenses	59,680	35,475	24,205

	2,696,117	389,856	2,306,261
Stockholders’ equity
Common stock, authorized 2,000,000 shares, outstanding 1,498,229 shares	56,687	—	56,687
Unearned compensation	(578)	—	(578)
Retained earnings	116,352	—	116,352
Accumulated other comprehensive income	(6,203)	—	(6,203)

	166,438	—	166,438

	$2,862,555	$389,856	$2,472,699

(1)	The Consolidating Balance Sheet Information includes an accrual for $15 million which represents the remaining estimated costs to close the Mortgage Segment. These costs are not required to be recorded as of March 31, 2006 under GAAP but were included for proforma purposes of presenting the on-going financial condition of the remaining business.
(2)	The Non-Banking Segment reflects those assets and liabilities that were either part of the mortgage banking business disposition referred to in this document or are part of the remaining operations of the mortgage banking business that are to be transferred to the Shareholder Representative.

Waterfield Mortgage Company, Incorporated and Subsidiaries

Unaudited Consolidating Income Statement Information

For the Year Ended December 31 2005, As Adjusted

(In Thousands)

	Consolidated (1)	Non-Banking Segment (2)	Banking Segment (3)
Interest income:
Time deposits	$1,853	$—	$1,853
Investments	22,839	—	22,839
Loans	134,085	40,230	93,855

Total interest income	158,777	40,230	118,547
Interest expense:
Deposits	51,489	—	51,489
FHLB advances	22,740	13,848	8,892
Reverse repurchase agreements	—	—	—
Notes payable, trust preferred securities, and other borrowings	4,203	(619)	4,822

Total interest expense	78,432	13,229	65,203

Net interest income	80,345	27,001	53,344
Provision for loan losses	4,103	977	3,126

Net interest income after provision for loan losses	76,242	26,024	50,218
Non-interest income:
Net gain on sales of mortgage servicing rights	12,766	12,766	—
Net gain on sales of mortgage loans	62,014	63,794	(1,780)
Net realized loss on investment securities	(24,187)	(25,645)	1,458
Gain on trading account assets	—	—	—
Servicing fees, net	46,414	46,414	—
FHLB dividends	2,723	—	2,723
Deposit account service fees	24,740	1	24,739
Other	64,721	45,287	19,434

Total non-interest income	189,191	142,617	46,574
Non-interest expense:
Salaries and benefits	134,835	96,747	38,088
Occupancy expense	11,468	6,408	5,060
Equipment expense	10,242	6,084	4,158
Advertising	7,660	1,093	6,567
Amortization of valuation provision on mortgage servicing rights	52,949	52,949	—
Office supplies/postage expense	6,783	4,092	2,691
Legal and professional	8,510	4,597	3,913
Other	91,635	74,709	16,926

Total non-interest expense .	324,082	246,679	77,403

Income before tax	(58,649)	(78,038)	19,389
Provision for income taxes .	684	684	—

Net income . . .	$(59,333)	$(78,722)	$19,389

(1)	The Consolidating Income Statement Information, as Adjusted, includes an accrual for $38.9 million (included in Other Expense), which represents the estimated costs to shut-down the mortgage banking business of $27.4 million and estimated transaction and severance expenses of $11.5 million. These costs are not required to be recorded in 2005 under GAAP but were included for the pro forma purposes of presenting the on-going financial condition of the remaining business.

(2)	The Non-Banking Segment reflects those assets and liabilities that are either part of the transactions with American Home and CitiMortgage or are part of the remaining operations of the mortgage banking business that are to be disposed of prior to the merger or transferred to Shareholder Representative prior to the spin-off to Waterfield Mortgage shareholders.
(3)	After giving effect to the various agreements and transactions concerning the disposition of the mortgage banking business, Waterfield Mortgage’s business will primarily consist of retail and commercial banking through its subsidiary, Union Federal. Sky Financial principally conducts its retail and commercial banking business through its subsidiary, Sky Bank. After the effective time of the merger, Sky Financial expects to effect the merger of Sky Bank and Union Federal, with Sky Bank surviving and continuing as a state banking corporation.

Waterfield Mortgage Company, Incorporated and Subsidiaries

Unaudited Consolidating Income Statement Information

For the Three Months Ended March 31, 2006, As Adjusted

(In Thousands)

	Consolidated (1)	Non-Banking Segment (2)	Banking Segment
Interest income:
Time deposits	$2,633	$—	$2,633
Investments	4,863	—	4,863
Loans	30,348	5,540	24,808

Total interest income	37,844	5,540	32,304
Interest expense:
Deposits	14,598	—	14,598
FHLB advances	4,852	—	4,852
Intersegment Borrowing Expense	—	2,375	(2,375)
Notes payable, trust preferred securities, and other borrowings	1,209	—	1,209

Total interest expense	20,659	2,375	18,284

Net interest income	17,185	3,165	14,020
Provision for loan losses	785	(178)	963

Net interest income after provision for loan losses	16,400	3,343	13,057
Noninterest income:
Net gain on sales of mortgage servicing rights	4,188	4,188	—
Net gain on sales of mortgage loans	(1,360)	(1,132)	(228)
Net realized loss on investment securities	(1,423)	(2,052)	629
Gain on trading account assets	—	—	—
Servicing fees, net	5,495	5,495	—
FHLB dividends	842	—	842
Deposit account service fees	6,132	—	6,132
Other	15,039	9,821	5,218

Total noninterest income	28,913	16,320	12,593
Noninterest expense:
Salaries and benefits	30,235	19,269	10,966
Occupancy expense	3,051	1,724	1,327
Equipment expense	1,961	956	1,005
Advertising	1,484	50	1,434
Amortization of valuation provision on mortgage servicing rights	979	979	—
Office supplies/postage expense	1,025	391	634
Legal and professional	6,009	4,721	1,288
Other	23,090	20,306	2,784

Total noninterest expense	67,834	48,396	19,438

Income before tax	(22,521)	(28,733)	6,212
Provision for income taxes	61	61	—

Net income	$(22,582)	$(28,794)	$6,212

(1)	The Consolidating Income Statement Information includes an accrual for $15 million (included in Noninterest expense (Other)) which represents the remaining estimated costs to close the Mortgage Segment. These costs are not required to be recorded as of March 31, 2006 under GAAP but were included for proforma purposes of presenting the results of operations of the remaining business.

(2)	The Non-Banking Segment reflects the result of operations that were either part of the mortgage banking business disposition referred to in this document or are part of the remaining operations of the mortgage banking business that are to be transferred to the Shareholder Representative.

DESCRIPTION OF SKY FINANCIAL COMMON SHARES

The following description of the terms of the Sky Financial common shares is not meant to be complete and is qualified in its entirety by reference to Sky Financial’s seventh amended and restated articles of incorporation, which is incorporated into this proxy statement/prospectus by this reference. See “Additional Information” beginning on page 101.

Sky Financial is currently authorized to issue 350,000,000 common shares, without par value, and 10,000,000 preferred shares, par value $10.00 per share. As of July 24, 2006, 108,829,309 Sky Financial common shares were outstanding and no preferred shares were outstanding.

Dividends

The Sky Financial board of directors determines whether to declare dividends and the amount of any dividends declared. Such determinations by the Sky Financial board of directors take into account Sky Financial’s financial condition, results of operations and other relevant factors. While the board of directors expects to maintain its policy of paying regular cash dividends, no assurances can be given that any dividends will be declared, or, if declared, what the amount of such dividends will be.

Voting Rights

The holders of Sky Financial common shares have one vote per share on each matter on which shareholders are entitled to vote. Each Sky Financial common share has an associated preferred share purchase right pursuant to Sky Financial’s existing shareholder rights plan.

Liquidation

Upon liquidation or dissolution of Sky Financial, the holders of Sky Financial common shares are entitled to share ratably in the assets that remain after creditors have been paid.

Preemptive Rights

Sky Financial shareholders do not have preemptive rights.

Registrar And Transfer Agent

The Bank of New York is the transfer agent and registrar for Sky Financial common shares. The Shareholder Relations Department of Sky Financial will be the exchange agent for the merger.

Rights Plan

Sky Financial has a shareholder rights plan that was adopted July 21, 1998. The Sky Financial board of directors has declared a dividend of one preferred share purchase right for each Sky Financial common shares outstanding pursuant to the shareholder rights plan. This right also will be attached to each Sky Financial common shares subsequently issued, including the Sky Financial common shares to be issued to Waterfield Mortgage shareholders in exchange for their Waterfield Mortgage common shares in the merger. If triggered, the shareholder rights plan would cause substantial dilution to a person or group of persons that acquires more than 10% of Sky Financial’s outstanding common shares on terms not approved by the Sky Financial board of directors. This shareholder rights plan could discourage or make more difficult a merger, tender offer or other similar transaction with Sky Financial.

Preferred Shares

Sky Financial has authorized 10,000,000 serial preferred shares, of which no shares are currently outstanding. The terms of the serial preferred shares are to be established by the Sky Financial board of directors; therefore, if Sky Financial were to issue serial preferred shares in the future, holders thereof might have preference over the holders of Sky Financial common shares in the event of a liquidation or dissolution and may have other rights that are superior to or in addition to the rights of holders of Sky Financial common shares. Serial preferred shares have a par value of $10.00 per share.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF SKY FINANCIAL AND WATERFIELD MORTGAGE

Upon completion of the merger, Waterfield Mortgage shareholders receiving merger consideration in the form of Sky Financial common shares will become Sky Financial shareholders. Because Waterfield Mortgage is an Indiana corporation, the rights of Waterfield Mortgage shareholders are governed by the applicable laws of the state of Indiana, including the Indiana Business Corporation Law, and Waterfield Mortgage’s amended and restated articles of incorporation, by-laws and the Waterfield Mortgage shareholders’ agreement. Because Sky Financial is an Ohio corporation, the rights of Sky Financial shareholders are governed by the applicable laws of the state of Ohio, including the Ohio Revised Code and the Ohio General Corporation Law, and Sky Financial’s seventh amended and restated articles of incorporation and amended and restated regulations.

The following summary discusses and compares some of the material differences between the current rights of Waterfield Mortgage shareholders and Sky Financial shareholders under Ohio law and Indiana law and under Waterfield Mortgage’s amended and restated articles of incorporation and by-laws and Sky Financial’s seventh amended and restated articles of incorporation and amended and restated regulations. The following summary is not intended to be an exhaustive discussion and comparison of such rights.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Indiana Business Corporation Law, the Ohio General Corporation Law, other applicable Indiana and Ohio laws, Waterfield Mortgage’s amended and restated articles of incorporation, by-laws and the Waterfield Mortgage shareholders’ agreement and Sky Financial’s seventh amended and restated articles of incorporation and amended and restated regulations, as applicable. For more information on how to obtain the documents that are not attached to this proxy statement/prospectus, see “Additional Information” beginning on page 101.

Authorized Capital Stock

Sky Financial.    Sky Financial’s seventh amended and restated articles of incorporation authorize 350,000,000 common shares, without par value, and 10,000,000 serial preferred shares, par value $10.00 per share.

Waterfield Mortgage.    The total number of shares of capital stock authorized under Waterfield Mortgage’s amended and restated articles of incorporation is 2,000,000, consisting entirely of common shares without par value.

Number And Election Of Board Of Directors

Sky Financial.    Under Ohio law, a corporation’s articles of incorporation or code of regulations determines the number of directors, but, in most circumstances, the number may not be less than three. Unless the articles of incorporation or code of regulations fixes the number or provides a manner of fixing or changing the number of directors by the shareholders, the shareholders may fix or change the number of directors at a shareholder meeting for the election of directors by the affirmative vote of a majority of the shares represented at the meeting and entitled to vote. Sky Financial’s seventh amended and restated regulations provide for no fewer than five and no more than 35 directors, the specific number of which is established by the Sky Financial board of directors from time to time. Sky Financial’s board of directors has established the current number of directors at 14. To change the number of directors, Sky Financial’s amended and restated regulations require an affirmative vote of 70% of the directors then in office. Sky Financial’s amended and restated regulations provide for staggered, three-year director terms. Ohio law provides that each shareholder of an Ohio corporation has the right to vote cumulatively in the election of directors if certain notice requirements are satisfied, unless the articles of incorporation of the corporation are amended to eliminate cumulative voting for directors. Sky Financial’s seventh amended and restated articles of incorporation eliminate cumulative voting rights in director elections.

Waterfield Mortgage.    Under Indiana Law, the board of directors of an Indiana corporation must consist of one or more individuals, with the number specified in or fixed in accordance with the articles of incorporation or bylaws. The articles of incorporation or bylaws may establish a variable range for the size of the board of directors by fixing a minimum and maximum number of directors. If a variable range is established, the number of directors may be fixed or changed from time to time, within the range, by the board of directors. Directors are elected at the first annual shareholders’ meeting and at each annual meeting thereafter unless their terms are staggered under the applicable provisions of the Indiana Business Corporation Law. Waterfield Mortgage’s amended and restated articles of incorporation provide that the number of directors of the corporation shall be not less than five nor more than fifteen. Directors serve a term of office that expires at the next succeeding annual meeting of shareholders after their election. Waterfield Mortgage’s amended and restated articles of incorporation provide that the board of directors may specify the exact number of directors by a majority vote. If the board of directors has not specified the number of directors, the number shall be six. Indiana law allows for cumulative voting in director elections if the articles of incorporation so provide. Waterfield Mortgage’s amended and restated articles of incorporation do not contain a provision for cumulative voting.

Removal Of Directors

Sky Financial.    Under Ohio law, a director may be removed with cause by a majority of the shares entitled to vote at an election of the directors, unless the articles of incorporation or code of regulations specify a greater vote. If cumulative voting is allowed in the election of directors, different provisions apply. Ohio law also provides that a director may be removed by order of court if he or she has been found to be of unsound mind or adjudicated a bankrupt. Sky Financial’s seventh amended and restated articles of incorporation eliminate cumulative voting rights in director elections. Sky Financial’s amended and restated regulations provide that a director may be removed with or without cause by the affirmative vote of 70% of Sky Financial’s board of directors.

Waterfield Mortgage.    Under Indiana law, a director may be removed by the shareholders or the other directors, with or without cause, unless the articles of incorporation provide otherwise. Under Waterfield Mortgage’s amended and restated articles of incorporation, a director may be removed only for cause, which removal requires an affirmative vote by at least 80% of all shares entitled to vote on the matter.

Newly Created Directorships And Vacancies

Sky Financial.    Under Ohio law, unless a corporation’s articles of incorporation or code of regulations provide otherwise, the remaining directors of a corporation may fill any vacancy in the board by the affirmative vote of a majority of the remaining directors. Directors elected to fill a vacancy serve the balance of the unexpired term. Sky Financial’s seventh amended and restated regulations defer to Ohio law, allowing the board of directors to fill vacancies by majority vote of remaining directors.

Waterfield Mortgage.    Under Indiana law, unless a corporation’s articles of incorporation provide otherwise, the directors may fill a vacancy (by a majority of remaining directors if such remaining directors do not constitute a quorum). The term of a director elected to fill a vacancy expires at the end of the term for which the director’s predecessor was elected. Waterfield Mortgage’s amended and restated articles of incorporation provide that newly created directorships or vacancies from death, resignation, retirement, disqualification, removal from office or other cause may only be filled by a majority vote of the remaining directors.

Quorum Of Directors

Sky Financial.    Under Ohio law, unless the articles of incorporation or code of regulations provide otherwise, a majority of the authorized number of directors is necessary to constitute a quorum for a meeting of the directors, except that a majority of the directors in office constitutes a quorum for filling a vacancy in the board. Sky Financial’s seventh amended and restated regulations provide that a majority of directors in office constitutes a quorum.

Waterfield Mortgage.    Under Indiana law, unless the articles of incorporation or bylaws require a greater number, a quorum of a board of directors consists of a majority of the fixed number of directors if the corporation has a fixed board size; or a majority of the number of directors prescribed, or if no number is prescribed, the number in office immediately before the meeting begins, if the corporation has a variable-range size board. Waterfield Mortgage’s by-laws provide that a quorum is a majority of the total number of directors designated for the full board, except that a majority of directors in office constitutes a quorum for the purpose of filling vacancies on the board.

Annual Meetings Of Shareholders

Sky Financial.    Under Ohio law, an annual meeting of shareholders for the election of directors shall be held on a date designated by, or in the manner provided for in, the articles of incorporation or the code of regulations. In the absence of such designation, the annual meeting shall be held on the first Monday of the fourth month following the close of each fiscal year of the corporation. When the annual meeting is not held or directors are not elected thereat, they may be elected at a annual meeting called for that purpose. Sky Financial’s seventh amended and restated regulations provide that the annual meeting of shareholders shall be held on the first Thursday in March or at such other time and on such business day as the directors may determine each year.

Waterfield Mortgage.    Under Indiana law, a corporation must hold a meeting of the shareholders annually at a time stated in or fixed in accordance with the bylaws. The failure to hold an annual meeting at the time stated in or fixed in accordance with a corporation’s bylaws does not affect the validity of any corporate action. Waterfield Mortgage’s by-laws provide that the annual meeting of shareholders shall be held each year at the time and place designated by the board of directors, or if no such designation is made, at 10:00 a.m. on the first Tuesday in May (or the next day if that day is a legal holiday). However, if the annual meeting is not held on that day, it may be held at any time thereafter.

Special Meetings Of Shareholders

Sky Financial.    Under Ohio law, a special meeting of a corporation’s shareholders may be called by the chairman of the board of directors, the president (or vice president, if authorized to exercise the president’s authority, in case of the president’s death or disability), the board of directors, a holder of common shares representing at least 25% of the outstanding shares entitled to vote at the special meeting (unless the articles of incorporation or by-laws provide for a greater or lesser amount not more than 50%) or by any other person authorized by the corporation’s articles of incorporation or code of regulations. All shareholders of record entitled to vote must be given notice of all shareholder meetings not less than seven nor more than sixty days before the date of the shareholder meeting, unless the articles of incorporation or the code of regulations provide otherwise. Sky Financial’s seventh amended and restated regulations provide that any of the following persons may call a special meeting of shareholders: the chairman of the board, the chief executive officer, the president, the board of directors by action at a meeting, a majority of the board of directors acting without a meeting and holders of Sky Financial common shares representing at least 50% of the outstanding shares entitled to vote at the special meeting.

Waterfield Mortgage.    Under Indiana law, a special meeting of shareholders must be held if called by the board of directors or the person or persons (including, but not limited to, shareholders or officers) specifically authorized to do so by the articles of incorporation or bylaws. If a corporation’s articles of incorporation require the holding of a special meeting on the demand of its shareholders, but do not specify the percentage of votes entitled to be cast on an issue necessary to demand such special meeting, the board of directors may establish such percentage in the corporation’s bylaws. Absent adoption of such a bylaw provision, the demand for a special meeting must be made by the holders of all of the votes entitled to be cast on an issue. Only business within the purpose or purposes described in the meeting notice may be conducted at a special shareholders’ meeting. A corporation shall notify shareholders of the date, time, and place of each annual and special shareholders’ meeting no fewer than ten nor more than sixty days before the meeting date. Unless applicable Indiana law or the articles of incorporation require otherwise, the corporation is required to give notice only to shareholders entitled to vote at the meeting. Waterfield Mortgage’s amended and restated articles of incorporation and by-laws both provide that a special meeting of shareholders may be called only by the chairman of the board of directors or by a resolution adopted by a majority of the total number of directors of the corporation. Any request for a special meeting must state the purpose(s) of the meeting and the business transacted at the meeting must be confined to the listed purpose(s).

Quorum Of Shareholders

Sky Financial.    Under Ohio law, unless the articles of incorporation or the code of regulations otherwise provide, the shareholders present in person, by proxy, or by the use of communications equipment at any meeting of shareholders shall constitute a quorum for such meeting. Sky Financial’s seventh amended and restated regulations provide that, except as otherwise provided by law, the articles of incorporation or the code of regulations, the holders of a majority of the outstanding shares entitled to vote in an election of directors, taken together as a single class, in person or by proxy, constitutes a quorum.

Waterfield Mortgage.    Under Indiana law, unless the articles of incorporation or the provisions of the Indiana Business Corporation Law provide otherwise, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter. Waterfield Mortgage’s by-laws provides that the holders of a majority of the voting power of all shares issued and outstanding and entitled to vote at the meeting, represented in person or by proxy, constitutes a quorum.

Voting Requirements

Sky Financial.    Under Ohio General Corporation Law, each shareholder is entitled to one vote per share unless the corporation’s articles of incorporation provide otherwise. Under Sky Financial’s seventh amended and restated articles of incorporation, the holders of common shares are entitled to one vote per share on all matters to be voted on by the shareholders, and such proposals generally may be authorized by an affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation. Ohio law provides that holders of a particular class of shares of an Ohio corporation are entitled to vote as a separate class if the rights of that class are affected in certain respects by mergers, consolidations or amendments to the articles of incorporation. Special voting requirements for amendments to articles and regulations, and for mergers, dissolution, dispositions of all or substantially all of an Ohio corporation’s assets, and majority share acquisitions and combinations are discussed below.

Waterfield Mortgage.    Under Indiana Business Corporation Law, each shareholder generally is entitled to one vote per share unless the corporation’s articles of incorporation provide otherwise. Waterfield Mortgage’s amended and restated articles of incorporation provide the holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders, except as otherwise required by law. Special voting requirements for amendments to articles and by-laws, and for mergers and share exchanges, are discussed below.

Action By Written Consent

Sky Financial.    Ohio General Corporation Law allows actions that could be taken at a meeting of shareholders to be taken without such a meeting, by unanimous written consent of shareholders that would have been entitled to vote on the matter if a meeting were held. The writing or writings must be filed with or entered upon the records of the corporation. Ohio General Corporation Law allows this right to act by written consent to be eliminated in the articles of incorporation. Neither Sky Financial’s seventh amended and restated articles of incorporation nor its amended and restated regulations deny Sky Financial shareholders the ability to act by written consent under Ohio General Corporation Law.

Waterfield Mortgage.    Indiana Business Corporation Law allows actions that could be taken at a meeting of shareholders to be taken without such a meeting, by unanimous written consent of shareholders that would have been entitled to vote on the matter if a meeting were held. The writing or writings must be filed with or entered upon the records of the corporation or included in the corporation’s minutes. Waterfield Mortgage’s amended and restated articles of incorporation and by-laws follow the provisions of the Indiana Business Corporation Law.

Rights Of Preferred Shareholders

Sky Financial.    If Sky Financial serial preferred shares were to be issued, the rights of holders of Sky Financial common shares would be subordinated to the rights of holders of Sky Financial serial preferred shares with respect to certain dividend and liquidation rights as provided in the Sky Financial shareholders rights plan.

Waterfield Mortgage.    Waterfield Mortgage’s amended and restated articles of incorporation do not authorize preferred stock.

Business Conducted At Shareholder Meetings

Sky Financial.    Sky Financial’s amended and restated regulations provide that nominations for election to the board of directors may be made at any annual meeting of shareholders by the board of directors (or at their direction), by any nominating committee or person appointed by the directors, or any shareholder who has complied with the advance notice and other procedures set forth in the Sky Financial seventh amended and restated regulations. Ohio law and the Sky Financial amended and restated regulations provide that only those individuals nominated as directors may be elected as directors.

Sky Financial’s amended and restated regulations provide that business to be conducted at a meeting of shareholders must be properly be brought before the meeting, in the notice of meeting, by the board of directors (or at their direction), or by any shareholder that complies with the advance notice and other procedures set forth in the regulations.

Waterfield Mortgage.    Waterfield Mortgage’s by-laws provide that nominations for election to the board of directors may be made at any annual meeting of shareholders by the board of directors (or at their direction), by any nominating committee or person appointed by the directors, or any shareholder who has complied with the advance notice and other procedures set forth in the by-laws.

Waterfield Mortgage’s by-laws provide that business to be conducted at a meeting of shareholders must properly be brought before the meeting, in the notice of meeting, by the board of directors (or at their direction), or by any shareholder that complies with the advance notice and other procedures set forth in the by-laws.

Amendments Of Charter Documents

Sky Financial.    Under Ohio General Corporation Law, shareholders may adopt amendments to the articles of incorporation by the affirmative vote of two-thirds of the shares entitled to vote on the proposal unless the corporation’s articles of incorporation provide for a greater or lesser vote; however, the articles of incorporation must require the vote of at least a majority of shares entitled to vote. Under Ohio General Corporation Law, certain amendments may be enacted by directors. Ohio law also provides that holders of a particular class of shares of an Ohio corporation are entitled to vote as a separate class if the rights of that class are affected in certain respects by an amendment to the articles of incorporation. Sky Financial’s seventh amended and restated articles of incorporation provide that, except for specific provisions relating to an amendment with respect to serial preferred shares, shareholders may amend the articles of incorporation by the affirmative vote of a majority of the outstanding Sky Financial common shares, voting as a class. If, however, the amendment to the articles of incorporation is inconsistent with or would have the effect of amending certain specific sections of the code of regulations, then adoption of the amendment would require the same vote as would be required under the regulations.

Waterfield Mortgage.    Indiana Business Corporation Law provides that an amendment to the articles of incorporation requires a majority of votes cast within each voting group, and, with respect to any amendment that would create dissenters’ rights for particular a voting group, a majority of votes entitled to be cast with respect to that group, unless a greater vote is required under a specified provision of Indiana law or by the corporation’s articles of incorporation or its by-laws. Certain amendments may be enacted by director action, unless the articles of incorporation specify otherwise. Indiana law also provides that holders of a particular class of shares of an Indiana corporation are entitled to vote as a separate class if the rights of that class are affected in certain respects by an amendment to the articles of incorporation. Waterfield Mortgage’s amended and restated articles of incorporation incorporate Indiana law with respect to amendment of the articles, with certain exceptions, such as a requirement of an affirmative vote of at least 80% of all the shares entitled to vote is required in order to alter, amend, change or repeal the provisions of the article regarding directors in the articles of incorporation.

Amendments Of Bylaws Or Code Of Regulations

Sky Financial.    Under Ohio law, with certain exceptions, shareholders may amend or adopt regulations consistent with Ohio law and the corporation’s articles of incorporation, by the affirmative vote of a majority of shares entitled to vote if done at a shareholders meeting. Shareholders may amend the code of regulations without a meeting with the written consent of the holders of two-thirds of the shares entitled to vote on the proposal. Ohio law provides that a corporation’s articles of incorporation or code of regulations may increase or decrease the required shareholder vote, but may not allow approval by less than a majority of the voting power. Except for specific exceptions, Sky Financial’s seventh amended and restated regulations require the affirmative vote of a majority of shares entitled to vote to amend the regulations. The listed exceptions are for any amendment with respect to the number, classification, election, term of office or removal of directors, which require the affirmative vote of at least 75% of the shares entitled to vote, unless the amendment has been recommended by at least 70% of the Sky Financial board of directors. If the amendment has been recommended by at least 70% of the Sky Financial board of directors, then the regulations require the affirmative vote of a majority of shares entitled to vote.

Waterfield Mortgage.    Under Indiana law, unless the articles of incorporation provide otherwise, only the board of directors of an Indiana corporation may amend or repeal the corporation’s bylaws. Special provisions govern amendments of bylaw provisions setting quorum and voting rights. Waterfield Mortgage’s by-laws state that the by-laws may be altered, amended or repealed only by an affirmative vote of a majority of the full board of directors.

Business Combinations

Sky Financial.    Ohio law generally requires approval of mergers, dissolution, dispositions of all or substantially all of an Ohio corporation’s assets, and majority share acquisitions and combinations involving issuance of shares representing one-sixth or more of the voting power of the corporation immediately after the consummation of the transaction (other than so-called “parent-subsidiary” mergers) by two-thirds of the voting power of the corporation, unless the articles of incorporation of the corporation specify a different proportion (but not less than a majority). Sky Financial’s seventh amended and restated articles of incorporation and code of regulations do not contain any further provisions regarding this topic.

Chapter 1704 of the Ohio Revised Code prohibits an “interested shareholder” from engaging in a wide range of business combinations (such as mergers and significant asset sales) with an “issuing public corporation” for three years after the date on which a shareholder becomes an interested shareholder (share acquisition date), unless the directors of the corporation approved the transaction or the share purchase by the interested shareholder prior to the share acquisition date. Sky Financial has not opted out of Chapter 1704 of the Ohio Revised Code.

Under Section 1701.831 of the Ohio Revised Code, unless the articles of incorporation or code of regulations of an Ohio corporation otherwise provide, any control share acquisition of an issuing public corporation can only be made with the prior approval of the shareholders of the corporation. Sky Financial’s seventh amended and restated articles of incorporation expressly provide that the provisions of Section 1701.831 of the Ohio Revised Code do not apply to Sky Financial.

Waterfield Mortgage.    Under Indiana law, approval by the shareholders of a proposed plan of merger or share exchange (other than so-called “parent-subsidiary” mergers) requires the vote of a majority of the shares entitled to vote, unless any class or series of shares is entitled to vote separately as a class on the plan, in which case the plan of merger or share exchange must be approved by each voting group by a majority of all votes entitled to be cast on the plan of merger or share exchange by each voting group. Action by the shareholders of the surviving corporation on a plan of merger is not required if: (1) the articles of incorporation of the surviving corporation will not differ (except for certain amendments) from its articles before the merger; (2) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same proportionate number of shares relative to the number of shares held by all such shareholders (except for shares of the surviving corporation received solely as a result of the shareholder’s proportionate shareholdings in the other corporations party to the merger), with identical designations, preferences, limitations, and relative rights, immediately after; (3) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than twenty percent (20%) the total number of voting shares (adjusted to reflect any forward or reverse share split that occurs under the plan of merger) of the surviving corporation outstanding immediately before the merger; and (4) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than twenty percent (20%) the total number of participating shares (adjusted to reflect any forward or reverse share split that occurs under the plan of merger) outstanding immediately before the merger. “Participating shares” means shares that entitle their holders to participate without limitation in distributions. “Voting shares” means shares that entitle their holders to vote unconditionally in elections of directors.

Under Indiana Business Corporation Law, control shares (shares that could exercise or direct the exercise of voting power of one-fifth, one-third or a majority or more of all of the voting power in the election of directors) of any issuing public corporation that are acquired in a “control share acquisition” (which does not include a merger or a plan of share exchange) by an acquiring person will be accorded only those voting rights, after the acquisition, as are specifically conferred by the stockholders, voting as a group, excluding all interested shares. If the stockholders do not specifically act to grant voting rights to the person holding the interested shares, the holder of the acquired shares may lose their voting rights. A majority of the shares (excluding interested shares) must be voted to confer voting rights upon the acquiring person. The only exemption from this statute is if the corporation’s articles of incorporation or its bylaws provide that this statute does not apply to control share acquisitions of the corporation’s shares, and these provisions must exist prior to the occurrence of any control share acquisition. The statute requires other provisions be fulfilled to complete the transaction. Neither Waterfield Mortgage’s certificate of incorporation nor its bylaws exclude it from the restrictions imposed under the Indiana Business Corporation Law.

Under Indiana Business Corporation Law, a corporation may not engage in any business combination with any interested stockholder for a period of five years following the interested stockholder’s share acquisition date unless the business combination or the purchase of shares made by the interested stockholder was approved by the corporation’s board of directors prior to the interested stockholder’s share acquisition date. The term “business combination” is broadly defined to apply to mergers, consolidations, issuance or transfer of stock, leases, or various other corporate transactions. An “interested stockholder” is any person (other than the corporation or a subsidiary) that is the beneficial owner of 10% or more of the voting power, or an affiliate or associate of the corporation that at any time within the five prior years was the beneficial owner of 10% or more of the voting power. The statute also requires that certain other provisions be fulfilled. A corporation may elect not to be covered by the business combination statute by amending its bylaws or resolutions pursuant to special procedures. Neither Waterfield Mortgage’s certificate of incorporation nor its bylaws exclude the company from the restrictions imposed under the Indiana Business Corporation Law.

Rights Plan

Sky Financial.    Sky Financial has a shareholder rights plan that was adopted July 21, 1998. The Sky Financial board of directors has declared a dividend of one preferred share purchase right for each Sky Financial common share outstanding pursuant to the shareholder rights plan. This right also will be attached to each Sky Financial common share subsequently issued, including the Sky Financial common shares to be issued to Waterfield Mortgage shareholders in exchange for the Waterfield Mortgage common shares in the merger. If triggered, the shareholder rights plan would cause substantial dilution to a person or group of persons that acquires more than 10% of Sky Financial’s outstanding common shares on terms not approved by the Sky Financial board of directors. This shareholder rights plan could discourage or make more difficult a merger, tender offer or other similar transaction with Sky Financial.

Waterfield Mortgage.     Waterfield Mortgage does not have a shareholder rights plan.

Waterfield Mortgage Shareholders’ Agreement And Restrictions On Transfer Of Shares

Waterfield Mortgage has elected to be taxed as an “S” corporation for U.S. federal income tax purposes. Waterfield Mortgage and the owners of all of its issued and outstanding common shares entered into the Waterfield Mortgage shareholders’ agreement, dated as of May 27, 1999, to prevent, among other things, transfers of Waterfield Mortgage common shares which would cause the termination of Waterfield Mortgage’s status as an “S” corporation under the Code. The Waterfield Mortgage shareholders’ agreement restricts the sale, transfer, encumbrance, pledge, assignment or other disposition of, and issuance of, Waterfield Mortgage common shares. Under the terms of the Waterfield Mortgage shareholders’ agreement, any disposition of Waterfield Mortgage common shares in violation of the Waterfield Mortgage shareholders’ agreement is null and void and without legal effect. Termination of the Waterfield Mortgage shareholders’ agreement is necessary in order to consummate the merger. A proposal to terminate the Waterfield Mortgage shareholders’ agreement is being submitted to the shareholders of Waterfield Mortgage at the annual meeting, as described elsewhere herein. See “Waterfield Mortgage Annual Meeting.”

Sky Financial is not taxed as an “S” corporation for U.S. federal income tax purposes, is not a party to any agreement with its shareholders similar to the Waterfield Mortgage shareholders’ agreement, and is not requiring or requesting that the Waterfield Mortgage shareholders enter into any such agreement with respect to the common shares of Sky Financial that constitutes a portion of the merger consideration. Sky Financial common shares that constitute a portion of the merger consideration will be registered under the Securities Act and will be included for listing on the NASDAQ National Market. These shares will not be subject to transfer restrictions except to the extent the holders thereof are considered to be affiliates of Waterfield Mortgage and therefore subject to the restrictions set forth in Rule 145 promulgated by the SEC pursuant to the Securities Act. For purposes of Rule 145, the term affiliates is generally deemed to include directors, executive officers and 10% shareholders of Waterfield Mortgage.

Dissenters’ Rights

Sky Financial.    Under Ohio law, dissenting shareholders of an Ohio corporation are entitled to appraisal rights in connection with:

•	the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of the corporation;

•	certain amendments to the corporation’s articles of incorporation

•	the corporation being merged into or consolidated with another corporation; and

•	any merger, combination or majority share acquisition in which the corporation is the acquiring corporation, if the shareholders of the corporation are entitled to voting rights in connection with such transaction.

Ohio law provides that a shareholder of an Ohio corporation must deliver a written demand to the corporation not later than ten days after the taking of the vote on the matter giving rise to appraisal rights in order to retain those rights.

Waterfield Mortgage.    Under Indiana law, a shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder’s shares in the following events:

•	consummation of a plan of merger to which corporation is a party, if shareholder approval is required and the shareholder is entitled to vote thereon;

•	consummation of a plan of share exchange by which the corporation’s shares will be acquired, if the shareholder is entitled to vote on the plan;

•	consummation of a sale or exchange of all, or substantially all, the property of the corporation other than in the usual course of business, if the shareholder is entitled to vote on the sale or exchange;

•	approval of a control share acquisition under Indiana law; and

•	any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, by-laws or a resolution of the board of directors provides that voting or non-voting shareholders are entitled to dissent and obtain payment for their shares.

Under Indiana law, dissenters’ rights are not available to holders of shares with respect to any transaction if the shares were registered in a national securities exchange or traded on the NASDAQ National Market. Please review the section entitled “Summary—Dissenters’ Appraisal Rights Of Waterfield Mortgage Shareholders” beginning on page 17 and “The Merger—Appraisal Rights” beginning on page 54 for a more thorough discussion of appraisal rights under the Indiana Business Corporation Law.

Profit Recapture Provision

Sky Financial.    Section 1707.043 of the Ohio Revised Code applies to Sky Financial. This section provides that if a shareholder disposes of an Ohio corporation’s stock for a profit of more than $250,000 within 18 months after announcing an intention to make a proposal to acquire control of the corporation, then the corporation may recover the profit unless the shareholder proves in court that:

•	its sole purpose in making the proposal was to acquire control of the corporation and it had reasonable grounds to believe it would succeed; or

•	it did not make the proposal for the purpose of manipulating the market, increasing its profit or decreasing its loss, and the proposal did not have a material adverse effect on the price or trading volume of the shares of the Ohio corporation.

Waterfield Mortgage.    Indiana law does not have a comparable provision.

Dividends

Sky Financial.    Ohio law provides that dividends may be paid in cash, property or shares of an Ohio corporation’s capital stock. Ohio law provides that an Ohio corporation may pay dividends out of surplus in certain circumstances and must notify the shareholders of the corporation if a dividend is paid out of capital surplus. Dividends cannot be paid in violation of the rights of another class of shareholders or when the company is insolvent or reasonably believes paying a dividend could cause insolvency. Sky Financial’s seventh amended and restated articles of incorporation and amended and restated regulations do not contain any provisions regarding the payment of dividends.

Waterfield Mortgage.    Indiana law provides that an Indiana corporation may not pay dividends if the company would not be able to pay its debts as they become due in the usual course of business or the company’s total assets are below certain defined thresholds concerning total liabilities and satisfying possible dissolution obligations. Indiana law provides that the board of directors may determine whether the company may make distributions by reviewing properly prepared financial statements or making a fair valuation or other method that is reasonable in the circumstances. Under Waterfield Mortgage’s amended and restated articles of incorporation, the board of directors is authorized to direct payment of dividends, in such amount, form, from sources, and upon terms as the board of directors determines to be advisable subject to the limitations of the Indiana Business Corporation Law.

Preemptive Rights

Sky Financial.    Under Ohio General Corporation Law, shareholders of Ohio corporations do not have pre-emptive rights unless the corporation’s articles of incorporation provide for them. If shareholders are entitled to preemptive rights, a corporation offering its shares for cash must (with exceptions) provide those shareholders with the opportunity to purchase the offered shares in proportion to their current holdings at a fixed price before the corporation may offer the shares for sale to the public. Sky Financial’s seventh amended and restated articles of incorporation specifically eliminate preemptive rights.

Waterfield Mortgage.    Under Indiana Business Corporation Law, shareholders of Indiana corporations do not have pre-emptive rights unless the corporation’s articles of incorporation provide for them. If shareholders are entitled to preemptive rights, the corporation must provide a fair and reasonable opportunity to exercise the pre-emptive right and to acquire proportional amounts of the unissued shares upon the decision of the board of directors to issue them. Waterfield Mortgage’s amended and restated articles of incorporation state that holders of Waterfield Mortgage have no pre-emptive rights to purchase or subscribe to any shares of common stock or other securities of the corporation.

Liability Of Directors And Officers; Indemnification; Insurance

Sky Financial.    Ohio law contains no provision limiting the liability of officers, employees or agents of an Ohio corporation. However, under Ohio law, a director of an Ohio corporation generally is not liable for monetary damages unless it is proved by clear and convincing evidence that the director’s action or failure to act was undertaken with deliberate intent to cause injury to the corporation, or with reckless disregard for the best interests of the corporation.

Under Ohio General Corporation Law, generally, a corporation may indemnify any current or former director, officer, employee or agent for reasonable expenses incurred in connection with the defense or settlement of any threatened, pending or completed litigation related to the person’s position with the corporation or related to the person’s service (as a director, trustee, officer, employee, member, manager, or agent) to another corporation at the request of the indemnifying corporation, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. If the litigation involved a criminal action or proceeding, the person must also have had no reasonable cause to believe his or her conduct was unlawful. Ohio law requires indemnification for reasonable expenses incurred if the person was successful in the defense of the litigation. Finally, Ohio law requires a corporation to provide expenses to a person in advance of final disposition of the litigation if the person undertakes to repay any advanced amounts if it is ultimately determined that he or she is not entitled to indemnification. Sky Financial’s seventh amended and restated regulations require indemnification of current and former directors and officers, and of officers and directors serving as directors, officers, or trustees of other corporations, partnerships, joint ventures, trusts, or other enterprises at the request of Sky Financial, to the fullest extent permitted by law. Sky Financial has entered into indemnification agreements with its directors and certain executive officers. In addition, Ohio law and Sky Financial’s amended and restated regulations permit Sky Financial to purchase insurance coverage for such liability.

Waterfield Mortgage.    Indiana law provides that a director is not liable for any action taken or any failure to act as a director, unless the director has breached or failed to perform the duties of the director’s office in compliance with Indiana law and the breach or failure to perform constitutes willful misconduct or recklessness. Subject to this standard, a director who votes for or assents to distributions in violation of Indiana law is personally liable to the company for the amount of the illegal distribution and is entitled to contribution from the other directors who voted for or assented to such distribution and the shareholders who received the distribution.

Under Indiana Business Corporate law, an Indiana corporation’s articles of incorporation may provide that it shall indemnify a director or officer against liability (including expenses and costs of defense) incurred in any proceeding, if that person was made a party because the individual is or was a director or officer, or, at the corporation’s request, was serving as a director, officer, partner, member, manager, trustee, employee, or agent and the person’s conduct was in good faith and with the reasonable belief, in connection with that person’s “official capacity,” that the conduct was in the corporation’s best interests, or in all other cases, that the conduct was at least not opposed to the corporation’s best interests. In the case of any criminal proceeding, the duty to indemnify applies, so long as the person either had a reasonable cause to believe that the conduct was lawful, or had no reasonable cause to believe that the conduct was unlawful. A corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Waterfield Mortgage’s amended and restated articles of incorporation contain provisions stating that the corporation will indemnify its officer, directors, employees or agents to the fullest extent allowed by law. Indiana law and Waterfield Mortgage’s amended and restated articles of incorporation contain provisions allowing insurance coverage for such liability.

Duties Of Directors

Sky Financial.    Ohio law requires a director of an Ohio corporation to perform his or her duties as a director:

•	in good faith;

•	with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and

•	in a manner the director reasonably believes to be in or not opposed to the best interests of the corporation.

In determining what a director reasonably believes to be in the best interests of the corporation, the director must consider the interests of the corporation’s shareholders and may consider, in his or her discretion, any of the following:

•	the interests of the corporation’s employees, suppliers, creditors and customers;

•	the economy of the state and the nation;

•	community and societal considerations; and

•	the long-term and short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

Ohio law provides that a director will not be found to have violated his or her duties as a director, unless it is proved by clear and convincing evidence that the director has not acted in good faith, in a manner the director reasonably believes to be in or not opposed to the best interests of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances. This standard applies in any action brought against a Sky Financial director, including actions involving or affecting a change or potential change in control of Sky Financial, a termination or potential termination of the director’s service to Sky Financial as a director or the director’s service in any other position or relationship with Sky Financial.

Waterfield Mortgage.    Indiana law requires a director of an Indiana corporation to perform his or her duties as a director:

•	in good faith;

•	with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and

•	in a manner the director reasonably believes to be in the best interests of the corporation.

A director may, in considering the best interests of a corporation, consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the director considers pertinent.

LEGAL MATTERS

The validity of the Sky Financial common shares will be passed upon for Sky Financial by W. Granger Souder, Jr., the General Counsel of Sky Financial. Certain U.S. federal income tax consequences of the merger will be passed upon for Sky Financial by its tax counsel, Jones Day, and for Waterfield Mortgage by its tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, in each case, as of the closing date of the merger.

EXPERTS

Sky Financial

The consolidated financial statements of Sky Financial Group, Inc. (“Sky Financial”), and management’s report on the effectiveness of internal control over financial reporting, incorporated in this proxy statement/prospectus by reference from Sky Financial’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, in 2005, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

Sky Financial files annual, quarterly and current reports, proxy statements and other information with the SEC. Shareholders may read and copy this information at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at (800) SEC-0330. Shareholders also may obtain copies of this information by mail from the Public Reference Room at the address set forth above, at prescribed rates. In addition, the SEC maintains a web site that contains reports, proxy statements and other information about issuers like Sky Financial who file electronically with the SEC. The address of that site is http://www.sec.gov.

Sky Financial filed a registration statement on Form S-4 with the SEC under the Securities Act to register the Sky Financial common shares to be issued pursuant to the merger. This proxy statement/prospectus is a part of that registration statement. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information that shareholders can find in the registration statement or the exhibits to the registration statement. Shareholders may obtain copies of the Form S-4, and any amendments thereto, in the manner described above.

The SEC allows Sky Financial to incorporate by reference information into this proxy statement/prospectus, which means that Sky Financial can disclose important information to shareholders by referring shareholders to another document filed separately with the SEC. Neither Sky Financial nor Waterfield Mortgage incorporate the contents of their websites into this proxy statement/prospectus. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents listed below that Sky Financial has previously filed with the SEC. These documents contain important information about Sky Financial and its business, financial condition and results of operations.

Sky Financial incorporates by reference into this proxy statement/prospectus the documents listed below and any filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this document and before the Waterfield Mortgage annual meeting:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed on February 23, 2006;

•	Quarterly Report on Form 10-Q for the three-months ended March 31, 2006, as filed on April 28, 2006;

•	Current Reports on Form 8-K, as filed on February 3, 2006; February 8, 2006; February 16, 2006; March 1, 2006; March 8, 2006; April 10, 2006; and July 5, 2006; and

•	The description of Sky Financial’s Shareholder Rights Agreement, contained in the Form S-4 filed by Sky Financial on August 5, 1998, and any amendment or report filed with the SEC relating to Sky Financial’s shareholder rights agreement.

Documents filed by Sky Financial and incorporated into this proxy statement/prospectus by reference are available at http://investor.skyfi.com/edgar.cfm, or by contacting Sky Financial’s Corporate Communications Department at (260) 434-8400.

Any information contained in a document incorporated by reference will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that information contained in this proxy statement/prospectus or in any other subsequently filed incorporated document modifies or supersedes such information. Any information that is modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this proxy statement/prospectus.

Shareholders should rely only on the information contained or incorporated by reference in this proxy statement/prospectus in determining how to vote. Neither Sky Financial nor Waterfield Mortgage has authorized anyone to provide you with information that is different from the information contained in, attached to, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated July 26, 2006. Shareholders should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to Waterfield Mortgage shareholders nor the issuance of Sky Financial common shares in connection with the merger shall create any implication to the contrary.

ANNEX A

Execution Copy

Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

dated as of February 3, 2006

between

SKY FINANCIAL GROUP, INC.,

WATERFIELD MORTGAGE COMPANY, INCORPORATED

and

WATERFIELD SHAREHOLDER LLC

A-i

A-ii

A-iii

A-iv

INDEX OF DEFINED TERMS

Term	Location of Definition
1999 Shareholders’ Agreement	4.27
2005 Audited Financial Statements	11.11
Accounting Firm	6.9
Acquisition Proposal	6.6
Affiliate	4.19(b)
Agreement	Preamble
Agreement to Merge	1.3
AHM Purchase Agreement	2.3(a)
AHM Side Agreements	2.3(c)
Anti-Money Laundering Laws	4.12.(d)
Articles of Merger	2.2
Asset Purchase Agreement	2.3(b)
ATMs	4.25
Average NMS Closing Price	12.1(i)
Bank Secrecy Act	4.12(d)
Benefit Arrangements	4.24(b)
Business Day	1.5(a)
Cash Exchange Ratio	1.2(a)
Claim	7.4(d)
Change in Recommendation	12.1(h)
Closing	2.1
Closing Date	2.1
Code	Preamble
Company	Preamble
Company’s Current Premium	7.4(b)
Company Financial Statements	4.4
Company Governmental Filings	4.5
Company Intellectual Property	4.28
Company Loan	4.29
Company Offices List	4.25
Company Option List	4.2(a)
Company Proposals	4.27
Company Recommendation	6.4
Company Scheduled Contract	4.19
Company Shareholder Approval	6.4
Company Shareholders’ Meeting	6.4
Company Stock	Preamble
Company Stock Options	1.8
Company Stock Option Plans	4.2(a)
Company Subsidiaries	4.1(b)
Company Tax Item	8.3(d)
Confidentiality Agreement	13.7
Consent	6.8(c)
Continuing Employees	7.8(a)
Controlled Group Liability	4.24(f)
CRA	4.12(d)
Determination Date	12.1(i)
Disclosure Letter	3.1

A-v

Term	Location of Definition
Dissenting Shares	1.6(a)
Effective Time	1.1
Employee Plans	4.24(a)
Environmental Laws	4.16
ERISA	4.24(a)
Exchange Act	7.5(a)
Exchange Agent	1.5(a)
Exchange Fund	1.5(a)
Excluded Assets and Liabilities	2.3(c)
Expenses	13.1
Expiration Date	6.8(d)
FDIA	4.34
FDIC	4.1(b)
FHLB	4.1(b)
Final Index Price	12.1(i)
Final Price	12.1(i)
Fill Offer	12.1(i)
Fill Option	12.1(i)
GAAP	4.4
Governmental Entity	4.5
Hazardous Materials	4.16
HMDA	4.12(d)
HOLA	4.1(a)
IBCL	Preamble
Indemnified Liabilities	7.4(a)
Indemnified Parties	7.4(a)
Index Group	12.1(i)
Initial Index Price	12.1(i)
Information	8.4
Intellectual Property	4.28
IRS	4.24(a)
Knowledge	3.2(b)
Law	3.2(b)
Lien	4.11(g)
Material Adverse Effect	3.2(b)
Merger	Preamble
Merger Sub	1.1
Merger Consideration	1.2(a)
Merger Proposal	4.27
Mortgage Banking Business	2.3(c)
New Certificates	1.5(a)
NMS Closing Price	12.1(i)
Notice of Disagreement	6.9
Old Certificates	1.5(a)
Other Asset Transfers	2.3(c)
OTS	4.5
Parent	Preamble
Parent Benefit Arrangements	5.15(b)
Parent Common Stock	1.2(a)
Parent Employee Plans	5.15(a)

A-vi

Term	Location of Definition
Parent Financial Statements	5.3
Parent Governmental Filings	5.4(a)
Parent Intellectual Property	5.17
Parent Loan	5.18
Parent Rights Plan	1.7(b)
Parent Scheduled Contract	5.11
Parent Subsidiaries	5.1(b)
Patriot Act	4.12(d)
Person	4.6(c)
Pre-Closing Balance Sheet	6.9
Pre-Closing Balance Sheet Date	6.9
Pre-Closing Tax Period	8.3(c)
Proxy Statement	7.5(a)
Registration Statement	7.5(a)
Regulatory Authorities	4.12(a)(3)
Repurchase Obligation	6.17
Required Party	8.4
Requisite Regulatory Approvals	9.3
Retained Excluded Liabilities	6.8(d)
Rights	1.7(b)
S&D Loans	6.8(c)
SAIF	4.1(b)
SEC	5.4(a)
Securities Act	6.6
Securities Reports	5.4(b)
Shareholder Representative	Preamble
Shareholder Tax Returns	8.3(c)
Shareholders Agreements	Preamble
Spin-Off	6.15
Stock Exchange Ratio	1.2(a)
Subsidiary	4.1(d)
Subsidiary Merger	1.13
Superior Proposal	6.6
Surviving Entity	Preamble
Takeover Laws	4.14
Target Equity Amount	6.9
Tax(es)	4.11(a)
Tax Authority	4.11(a)
Tax Returns	4.11(c)
Termination Proposal	4.27
Transition Agreements	2.3(c)
Treasury Stock	1.2(a)
Union Federal	1.13
Wound Up	6.8(c)

A-vii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of the 3rd day of February, 2006, by and between SKY FINANCIAL GROUP, INC., an Ohio corporation (the “Parent”). WATERFIELD MORTGAGE COMPANY, INCORPORATED, an Indiana corporation (the “Company”) and WATERFIELD SHAREHOLDER LLC, a Delaware limited liability company (the “Shareholder Representative”).

WHEREAS, the Board of Directors of each of the Parent and the Company deem advisable and in the best interests of their respective shareholders the merger of the Company with and into the Merger Sub (the “Merger”) upon the terms and conditions set forth herein in accordance with the Indiana Business Corporation Law (the “IBCL”) (the Merger Sub, following the effectiveness of the Merger, being hereinafter sometimes referred to as the “Surviving Entity”);

WHEREAS, the Board of Directors of each of the Parent and the Company have approved this Agreement and the Merger pursuant to which the Company will merge with and into the Merger Sub and each outstanding share of Company common stock, no par value (the “Company Stock”), will be converted into the right to receive the Merger Consideration upon the terms and subject to the conditions set forth herein;

WHEREAS, it is intended that for federal income tax purposes the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, concurrently with the execution and delivery of this Agreement or pursuant to Section 6.16, the Parent is entering into agreements with the directors and certain shareholders of the Company pursuant to which such shareholders shall agree to take certain actions to support the transactions contemplated by this Agreement (the “Shareholders Agreements”); and

NOW, THEREFORE, on the basis of the foregoing recitals and in consideration of the respective covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

ARTICLE I

Terms of Merger

1.1    Effect of Merger and Surviving Entity.    At the Effective Time, the Merger shall be effected pursuant to the terms, conditions and provisions of this Agreement and the Articles of Merger and in accordance with the applicable provisions of the IBCL, and the separate corporate existence of the Company shall cease. The Merger will have the effects set forth in the IBCL. As used herein, (i) “Effective Time” means the date and time at which the Articles of Merger are filed with the Secretary of State of the State of Indiana, or at such time thereafter as shall be agreed to by the parties and specified in the Articles of Merger and (ii) “Merger Sub” means an Indiana limited liability company and a wholly owned subsidiary of the Parent to be formed prior to the filing of the Articles of Merger with the Indiana Secretary of State in accordance with Section 2.2.

1.2    Merger Consideration.    Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a)    Outstanding Company Stock.    Except as otherwise provided in this Article I, each share of Company Stock (excluding any shares of Company Stock held by the Company or any of the Company Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith (“Treasury Stock”), and Company Stock held by Parent) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) a number of shares of the common stock of the Parent, without par value, (the “Parent Common Stock”) based upon a fixed exchange ratio of 4.38 shares of Parent Common Stock for each share of Company Stock (the “Stock Exchange Ratio”) and (ii) cash in the amount of $80.07 for each share of Company Stock (the “Cash Exchange Ratio,” together with the Stock Exchange Ratio, the “Merger Consideration”).

(b)    Treasury Shares and Shares Held by Parent.    Each share of Company Stock held as Treasury Stock or held by the Parent immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor. For purposes of this provision, shares held by Subsidiaries of the Parent shall not be deemed to be held by the Parent.

(c)    Outstanding Parent Common Stock.    Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

(d)    Effect on the Merger Sub Stock.    Each issued and outstanding membership interest in the Merger Sub shall remain issued and outstanding at the Effective Time and shall remain unchanged by the Merger.

1.3    Rights as Shareholders; Stock Transfers.    At the Effective Time, the Company Stock shall no longer be outstanding and shall automatically be canceled and cease to exist and holders of Company Stock shall cease to be, and shall have no rights as, shareholders of the Company, other than to receive any dividend or other distribution with respect to such Company Stock with a record date occurring prior to the Effective Time, the consideration provided under this Article I and the appraisal rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Entity of any Company Stock (other than Dissenting Shares, if applicable).

1.4    Fractional Shares.    Notwithstanding any other provision hereof, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger and no Parent dividend or other distribution or stock split or combination will relate to any fractional share of Parent Common Stock, and such fractional shares of Parent Common Stock will not entitle the owner thereof to vote or to any rights of a security holder of the Parent; instead, the Parent shall pay to each holder of Company Stock who would otherwise be entitled to a fractional share of Parent Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fractional share of Parent Common Stock to which the holder would be entitled by the Average NMS Closing Price.

1.5    Exchange Procedures.

(a)    On the Business Day immediately prior to the Effective Time, the Parent shall deposit, or shall cause to be deposited, with such bank or trust company as shall be selected by the Parent and reasonably acceptable to the Company to act as exchange agent (in such capacity, the “Exchange Agent”) pursuant to an Exchange Agent Agreement in form and substance mutually acceptable to the Company and the Parent, for the benefit of the holders of certificates representing Company Stock (“Old Certificates”), for exchange in accordance with this Article I, certificates representing the Parent Common Stock (“New Certificates”) and an amount of cash sufficient to pay the cash portion of the Merger Consideration, including a good faith estimate of the cash to be paid in lieu of fractional shares of Parent Common Stock (such cash and New Certificates, together with any dividends or distributions with a record date occurring on or after the Effective Time with respect thereto being hereinafter referred to as the “Exchange Fund”) to be paid pursuant to this Article I in exchange for outstanding Company Stock. The Parent shall make available directly or indirectly to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares of Parent Common Stock pursuant to Section 1.4 and any dividends and other distributions pursuant to Section 1.5(e). As used herein, “Business Day” means any day other than a Saturday, Sunday or other day on which banks in Indianapolis, Indiana are required or authorized by Law to be closed.

(b)    No interest will be paid on any cash, including any cash to be paid in lieu of fractional shares of Parent Common Stock or in respect of dividends or distributions, that any such Person shall be entitled to receive pursuant to this Article I.

(c)    Within five Business Days after the Effective Time, the Parent shall cause the Exchange Agent to mail to each holder of record of an Old Certificate, (i) a form of letter of transmittal specifying that delivery will be effected, and risk of loss and title to the Old Certificates will pass, only upon proper delivery of the Old Certificates to the Exchange Agent and (ii) instructions and procedures for surrendering such Old Certificates in exchange for the New Certificates. Upon surrender of an Old Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Old Certificate shall receive in exchange therefor (A) a New Certificate representing that number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article I, and (B) a check in an amount equal to the sum of the cash to be paid to such holder as part of the Merger Consideration, the cash to be paid in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.4 and the cash to be paid in respect of any dividends or distributions to which such holder may be entitled pursuant to Section 1.5(e), after giving effect to any required tax withholdings, and the Old Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, a New Certificate representing the proper number of shares of Parent Common Stock may be issued, and the cash to be paid as part of the Merger Consideration, in lieu of any fractional share of Parent Common Stock and in respect of any dividends or distributions may be paid, to a transferee if the Old Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.5(c), each Old Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a New Certificate and a check in an amount equal to the sum of the cash to be paid as part of the Merger Consideration, the cash to be paid in lieu of any fractional share of Parent Common Stock and the cash to be paid in respect of any dividends or distributions to which the holder may be entitled pursuant to Section 1.5(e) hereof.

(d)    Promptly following the date that is six months after the Effective Time, the Exchange Agent shall deliver to the Surviving Entity all cash, certificates and other documents in its possession relating to the transactions described in this Agreement; and any holders of Company Stock who have not theretofore complied with this Article I may look thereafter only to the Surviving Entity for the Parent Common Stock, any dividends or distributions thereon and any cash to be paid as part of the Merger Consideration or in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to this Article I, in each case, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Stock for any Parent Common Stock, any dividends or distributions thereon or any cash to be paid as part of the Merger Consideration or in lieu of fractional shares of Parent Common Stock delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e)    No dividends or other distributions with respect to Parent Common Stock with a record date occurring on or after the date of the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing Company Stock converted in the Merger into the right to receive such Parent Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 1.5. After becoming so entitled in accordance with this Section 1.5, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to Parent Common Stock such holder had the right to receive upon surrender of the Old Certificates.

(f)    If any Old Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Parent, the posting by such Person of a bond in such reasonable amount as the Parent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Old Certificate (i) the number of shares of Parent Common Stock to which such Person is entitled pursuant to Section 1.2(a) with respect to the shares of Company Stock formerly represented thereby, and (ii) a check in an amount equal to the sum of the cash to be paid to such Person as part of the Merger Consideration, the cash to be paid in lieu of any fractional share of Parent Common Stock to which such Person is entitled pursuant to Section 1.4 and the cash to be paid in respect of any dividends or distributions to which such Person may be entitled pursuant to Section 1.5(e).

(g)    The Parent and the Exchange Agent shall be entitled to rely upon the Company’s stock transfer books to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, the Parent and the Exchange Agent shall be entitled to deposit any Merger Consideration or dividends or distributions thereon represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(h)    The Parent is entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any other applicable Law. To the extent that amounts are so withheld by the Parent, such withheld amounts may be treated for all purposes of this Agreement as having been paid to the holders of Company Stock in respect of which such deduction and withholding were made by the Parent.

1.6    Dissenting Shares.

(a)    Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Company shareholders who have asserted dissenters’ rights and demanded payment of fair value for such shares of Company Stock in the time and manner provided in the IBCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such demand for payment under the IBCL (the “Dissenting Shares”) shall not be converted as described in this Article I, but shall, by virtue of the Merger, be entitled to only such rights as are granted by the IBCL; provided, however, that if such holder shall have effectively withdrawn or lost his, her or its right to demand payment of fair value under the IBCL, such holder’s shares of Company Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, without any interest thereon.

(b)    The Company shall give the Parent (i) prompt notice of any demands for payment of fair value pursuant to the IBCL received by the Company, attempted withdrawals of such demands, and any other instruments served pursuant to the IBCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment of fair value under the IBCL. The Company shall not, except with the prior written consent of the Parent or as otherwise required by applicable Law, make any payment with respect to any such demands for payment of fair value, offer to settle or settle any such demands or approve any withdrawal of any such demands.

1.7    Anti-Dilution Provisions.

(a)    In the event the Parent changes (or establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding between the date hereof and the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding Parent Common Stock and the record date therefor shall be prior to the Effective Time, the Stock Exchange Ratio shall be proportionately adjusted.

(b)    Each share of Parent Common Stock issued as Merger Consideration shall be accompanied by Rights issued pursuant to the Shareholder Rights Plan of Parent (then known as Citizens Bancshares, Inc.) dated July 21, 1998, (the “Parent Rights Plan”) and each New Certificate shall contain the legend contained in Section 3(c) of the Parent Rights Plan. As used herein, “Rights” shall have the meaning assigned to such term in the Parent Rights Plan.

1.8    Company Stock Options.    The Company will take such actions necessary to ensure that as of the Closing Date, there are no outstanding and unexercised options to purchase shares of the Company Stock (“Company Stock Options”). The Company shall obtain from each holder of Company Stock Options and deliver to the Parent prior to the Closing, documentation reasonably acceptable to the Parent with respect to the exercise, cancellation, termination or surrender of such options, including a release of any and all claims with respect to such Company Stock Options.

1.9    Directors of Surviving Entity.    At the Effective Time, the Board of Directors of the Surviving Entity shall be comprised of the Persons serving as directors of the Merger Sub immediately prior to the Effective Time. Such Persons shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

1.10    Executive Officers of Surviving Entity.    At the Effective Time, the executive officers of the Surviving Entity shall be comprised of the Persons serving as executive officers of the Merger Sub immediately prior to the Effective Time. Such Persons shall serve until the earlier of their resignation or termination.

1.11    Absence of Control.    Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that neither the Parent nor the Merger Sub by reason of this Agreement shall be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, the Company and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.

1.12    Articles of Organization and Operating Agreement.    The Articles of Organization of the Merger Sub as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Entity. The Operating Agreement of the Merger Sub as in effect immediately prior to the Effective Time shall be the Operating Agreement of the Surviving Entity.

1.13    The Subsidiary Merger.    After the Merger and at the time determined by the Parent and specified by Sky Bank, an Ohio banking corporation and a wholly-owned subsidiary of the Parent, in the Certificate of Merger filed with the Secretary of State of the State of Ohio (which shall not be earlier than immediately after the Effective Time), Union Federal Bank of Indianapolis, a stock savings bank and a wholly-owned subsidiary of the Company (“Union Federal”), shall merge with and into Sky Bank (the “Subsidiary Merger”) pursuant to an agreement to merge (the “Agreement to Merge”) to be executed by Union Federal and Sky Bank. Upon consummation of the Subsidiary Merger, the separate corporate existence of Union Federal shall cease and Sky Bank shall survive and continue to exist as a state banking corporation. The Parent may at any time prior to the Effective Time change the method of effecting the Subsidiary Merger (including the provisions of this Section 1.13), subject to the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, provided that (a) the Subsidiary Merger occurs after the Merger, (b) the Merger Consideration to be paid to the Company shareholders is not thereby changed in kind or reduced in amount (including by payment of Taxes on such Merger Consideration or otherwise) as a result of the modification, (c) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Entities or otherwise materially delay consummation of the Merger and (d) such modification is not reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code or the ability of counsel to render the opinions described in Section 9.7 of this Agreement.

ARTICLE II

The Closing

2.1    Closing and Closing Date.    Subject to the provisions of Articles IX, X and XI hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the last day of the month in which the Pre-Closing Balance Sheet Date is finally determined in accordance with Section 6.9, or such other date agreed to in writing by the Parent and the Company. The date on which the Closing actually occurs, as specified in the filing of the Articles of Merger with the Secretary of State of the State of Indiana provided in Section 1.1, is referred to as the “Closing Date.”

2.2    Articles of Merger.    If all conditions to the obligations of the parties shall have been satisfied or waived by the party entitled to the benefits thereof, the parties shall, at the Closing, duly execute articles of merger as required by and in accordance with the IBCL (the “Articles of Merger”) for filing with the Indiana Secretary of State and promptly thereafter take all steps necessary or desirable to consummate the Merger in accordance with all applicable Laws.

2.3    Disposition of Mortgage Banking Business.

(a)    (i) The Parent acknowledges that prior to the date hereof, Union Federal has entered into a Stock and Mortgage Loan Purchase Agreement (the “AHM Purchase Agreement”), which is attached hereto as Exhibit A, whereby Union Federal agreed to sell, and the purchaser thereunder agreed to purchase certain mortgage loans and all of the capital stock of Waterfield Financial Corporation, which entity owns certain of the assets and liabilities previously forming a part of the mortgage banking business of the Company and the Company Subsidiaries as more fully described in the AHM Purchase Agreement and (ii) the Company shall use its commercially reasonable efforts, and the Company shall cause Union Federal to use its commercially reasonable efforts to complete the closings contemplated by the AHM Purchase Agreement in accordance with the terms of the AHM Purchase Agreement to the extent any such closings have not occurred as of the date of this Agreement;

(b)    (i) The Parent acknowledges that prior to the date hereof, the Company has entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”), which is attached hereto as Exhibit A-1, whereby the Company and Union Federal agreed to sell and assign, and the purchaser thereunder agreed to purchase and assume, the mortgage servicing rights of the Company and Union Federal that form a part of the mortgage banking business of the Company and the Company Subsidiaries and (ii) the Company shall used its commercially reasonable efforts to complete the transactions contemplated by the Asset Purchase Agreement in accordance with the terms of the Asset Purchase Agreement; and

(c)    The Company shall use its commercially reasonable efforts, and the Company shall cause Union Federal to use its commercially reasonable efforts, to sell, dispose or otherwise liquidate and wind up all of the Excluded Assets and Liabilities as promptly as practicable following the date hereof in accordance with Section 6.8 (the “Other Asset Transfers”). Pursuant to the AHM Purchase Agreement, the Company and Union Federal, as applicable, entered into a Contribution and Distribution Agreement, a Transition Services Agreement and an Interim Servicing Agreement, each dated January 20, 2006 (the “AHM Side Agreements,” each of which is included in Section 2.3(c) of the Company Disclosure Letter). In connection with the Asset Purchase Agreement, the Company entered into an Interim Servicing Agreement (together with the AHM Side Agreements, the “Transition Agreements”). The assets and liabilities sold, transferred or disposed pursuant to the AHM Purchase Agreement, the Asset Purchase Agreement and the Other Asset Transfers, and any services performed, and obligations required to be fulfilled or satisfied, by the Company and Union Federal pursuant to the Transition Agreements, shall be referred to herein as the “Mortgage Banking Business.” The “Disposition of the Mortgage Banking Business” as used herein refers to the completion of the transactions described in clauses (a), (b) and (c) above. For purposes of this Agreement, “Excluded Assets and Liabilities” shall mean, collectively, (i) the assets and liabilities of the Company and the Company Subsidiaries set forth on Exhibit B attached hereto, (ii) the assets and liabilities reflected on Section 6.8(b) of the Company Disclosure Letter as the same may be updated from time-to-time as provided for in Section 6.8(b) and (iii) other assets or liabilities (contingent or otherwise), including contracts with third parties, that are related solely to residential mortgage loan origination through retail, wholesale, direct and contract channels, GNMA reperformers, loan underwriters, secondary marketing and risk management, loan servicing and other businesses represented by the assets and liabilities reflected on Section 6.8(b) of the Company Disclosure Letter as the same may be updated from time-to-time as provided for in Section 6.8(b). The Excluded Assets and Liabilities do not include any residual liabilities related to the performance of mortgage servicing obligations.

ARTICLE III

Representations and Warranties—Standards

3.1    Disclosure Letter.    On or prior to the execution hereof, the Company and the Parent each shall have delivered to the other a letter (its “Disclosure Letter”) setting forth, among other items, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of its representations and warranties. Each Disclosure Letter shall refer to the representation or warranty to which exceptions or matters disclosed therein relate; provided, however, that an exception or matter disclosed with respect to one representation or warranty shall also be deemed disclosed with respect to each other representation or warranty to which the exception or matter reasonably relates. Notwithstanding the foregoing, no fact, circumstance or event is required to be set forth in the Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect in the immediately succeeding paragraph. The inclusion of any item in such Disclosure Letter shall not be deemed an admission that such item is a material fact, event or circumstance or that such item has or had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.2    Standards.

(a)    No representation or warranty of the Company or the Parent contained in Article IV (other than Section 4.21) and V, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless, as a consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV (other than Section 4.21) and V, as applicable, the Company or the Parent (as applicable) has had, or is reasonably likely to have, a Material Adverse Effect. The Company’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of the Parent.

(b)    As used in this Agreement, the term “Material Adverse Effect” means any circumstance, change in or effect (1) that is materially adverse to the financial condition, business, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole, or the Parent and the Parent Subsidiaries, taken as a whole (as the context may dictate), or that materially impairs the ability of the Company or the Parent (as the context may dictate) to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded the effect of: (i) any change in Laws or interpretations thereof by Governmental Entities, (ii) any change in GAAP or any change in regulatory accounting requirements applicable to banks, savings associations or their holding companies generally, (iii) any general social, political, economic, environmental or natural condition, change, effect, event or occurrence, including changes in prevailing interest rates, the shape of the yield curve for U.S. Treasury securities, currency exchange rates or general economic or market conditions, (iv) the public announcement of the transactions contemplated by this Agreement and any action or omission by any party to this Agreement pursuant to the terms of this Agreement or taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (v) any expenses incurred in connection with this Agreement or the transactions contemplated hereby and (vi) the transactions contemplated in connection with the Disposition of the Mortgage Banking Business and the performance of the Transition Agreements in accordance with their terms. As used herein, “Law” means any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity. For purposes of this Agreement, “Knowledge” shall mean matters within the actual knowledge of Donald A. Sherman, Vincent J. Otto, Alvin T. Stolen III, Michael W. Newbold, Ray Gusky and Matthew McDowell in the case of the Company, and Marty E. Adams, Kevin T. Thompson, Frank J. Koch, W. Granger Souder and Les V. Starr in the case of the Parent, in any such case, after reasonable inquiry for transactions of this type by such persons (taking into account the areas of responsibility of such persons) of those employees of the Company and the Company Subsidiaries or the Parent and the Parent Subsidiaries, as applicable, whose duties would, in the normal course of the affairs of the Company and the Company Subsidiaries, or the Parent and the Parent Subsidiaries, as applicable, result in such employees having knowledge concerning such matters.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to the Parent as follows:

4.1    Incorporation, Standing and Power.

(a)    The Company has been duly organized, is validly existing and is in good standing as a corporation under the laws of the State of Indiana and is duly registered as a savings and loan holding company under the Home Owners’ Loan Act of 1933, as amended (“HOLA”). Union Federal is a stock savings bank and a wholly-owned Subsidiary of the Company. Union Federal is duly organized, validly existing and in good standing under the laws of the United States of America.

(b)    Except for its ownership of Union Federal, the Company does not own any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)). Each Subsidiary of the Company, other than those Subsidiaries that are included in the assets of the Mortgage Banking Business, is identified on the Company Disclosure Letter (collectively, the “Company Subsidiaries”). Union Federal is a qualified thrift lender pursuant to Section 10(m) of HOLA, its deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Savings Association Insurance Fund (“SAIF”) in the manner and to the fullest extent provided by Law and Union Federal has paid all deposit insurance premiums and assessments required by applicable Law. Union Federal is a member in good standing of the Federal Home Loan Bank of Indianapolis (“FHLB”).

(c)    Each of the other Company Subsidiaries has been duly organized and is validly existing and (where applicable) is in good standing under the Laws of its state of incorporation or organization which in each case is set forth in the Company Disclosure Letter. The Company and each of the Company Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing, qualification or good standing necessary.

(d)    The copies of the Articles of Incorporation and Bylaws of the Company which have previously been made available to the Parent are true, complete and correct copies of such documents. The Company has furnished to the Parent true, complete and correct copies of each of the Company Subsidiaries’ Articles of Incorporation and Bylaws, as amended, or comparable organizational documents. As used herein, “Subsidiary” of a Person means any other Person of which more than 50% of the voting power is owned or controlled, directly or indirectly, by such first Person regardless of the application of the consolidation provisions under GAAP or the Code.

4.2    Capitalization.

(a)    As of the date of this Agreement, the authorized capital stock of the Company consists of 2,000,000 shares of Company Stock, of which 1,505,629 shares are outstanding. All of the outstanding shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable and are free of preemptive rights. As of the date of this Agreement, no shares of Company Stock were held as Treasury Stock. Except for Company

Stock Options covering 199,175 shares of Company Stock granted pursuant to the Company Stock Option Plan, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Company Stock nor any securities convertible into such stock, and the Company is not obligated to issue any additional shares of its common stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into or exchangeable for such stock. The Company Disclosure Letter contains a list (the “Company Option List”) setting forth the name of each holder of a Company Stock Option, the number of shares of Company Stock covered by each such option and the exercise price per share. “Company Stock Option Plan” means Waterfield Mortgage Company Incorporated 1999 Stock Incentive Plan.

(b)    The authorized capital stock of Union Federal consists of 1,000 shares of common stock, $1.00 par value per share, 100 of which are outstanding. All of the outstanding shares of such common stock of Union Federal are duly authorized, validly issued, fully paid and nonassessable, are free of preemptive rights and are owned of record and beneficially by the Company free and clear of any Liens. There are no outstanding options, warrants or other rights in or with respect to the unissued or the issued or outstanding shares of such common stock or any other securities convertible into or exchangeable for such stock, and Union Federal is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock.

(c)    The authorized and outstanding capital stock of each of the Company Subsidiaries other than Union Federal is as described in the Company Disclosure Letter. All of the outstanding shares of such capital stock are duly authorized, validly issued, fully paid and nonassessable and are owned of record and beneficially by the Company or Union Federal or a Subsidiary of the Company or Union Federal free and clear of any Liens. There are no outstanding options, warrants or other rights in or with respect to the unissued or the issued or outstanding shares of such capital stock or any other securities convertible into such stock, and none of such Company Subsidiaries is obligated to issue any additional shares of its capital stock or any options, warrants or other rights in or with respect to the unissued shares of its capital stock or any other securities convertible into such stock.

(d)    No bonds, debentures, notes or other indebtedness having the right generally to vote on any matters on which shareholders of the Company or any Company Subsidiary may vote are issued and outstanding.

4.3    Subsidiaries.    The Company Disclosure Letter contains a list of all equity securities the Company or one of its Subsidiaries holds involving, in the aggregate, beneficial ownership or control by the Company or any such Subsidiary of 5% or more of any class of the issuer’s voting securities or 25% or more of any class of the issuer’s securities, including a description of any such issuer and the percentage of the issuer’s voting and/or non-voting securities and, as of the Effective Time, no additional Persons would need to be included on such a list. The Company Disclosure Letter contains a list of all partnerships and joint ventures in which the Company or any Company Subsidiary owns an equity interest.

4.4    Financial Statements.    The Company has delivered to the Parent (A) the audited financial statements of the Company for each of the fiscal years ended December 31, 2003 and 2004, consisting of consolidated balance sheets and the related consolidated statements of income and retained earnings and cash flows for the fiscal years ended on such dates, including accompanying notes and the related reports thereon of Ernst & Young LLP and (B) the unaudited consolidated statement of financial condition of the Company as of September 30, 2005, and the related unaudited consolidated statements of income and retained earnings for the nine months then ended (collectively, the “Company Financial Statements”). The Company Financial Statements fairly present in all material respects the consolidated financial position, results of operations, retained earnings and cash flows of the Company as of the dates thereof and for the periods to which they relate, in each case in accordance with accounting principles generally accepted in the United States (“GAAP”) consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes and statements of cash flows in the case of unaudited statements.

4.5    Reports and Filings.    Each of the Company and the Company Subsidiaries have timely filed all reports, returns, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2002 with the Office of Thrift Supervision (the “OTS”) and the FDIC (collectively, “Company Governmental Filings”). As of their respective dates, each of such Company Governmental Filings complied in all material respects with all Laws enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in compliance promptly following discovery of any such noncompliance). As used herein, “Governmental Entity” means any Federal or state court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

4.6    Authority of the Company.

(a)    The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and, subject to Company Shareholder Approval, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company including the vote of the Board of Directors of the Company approving this Agreement, the Merger and the Shareholders Agreements. This Agreement is a valid and legally binding agreement of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws affecting creditors’ rights generally and to general principles of equity and except to the extent such enforceability may be limited by Laws relating to the safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or the appointment of a conservator by the FDIC. Prior to the filing of the Registration Statement in accordance with Section 7.5, the Board of Directors of the Company shall have approved the Termination Proposal.

(b)    The execution and delivery by the Company of this Agreement, the consummation of the transactions contemplated herein and compliance by the Company with any of the provisions hereof, will not: (i) conflict with or result in a breach of any provision of its or any of the Company Subsidiaries’ Articles or Certificates of Incorporation (or comparable organizational documents), as amended, or Bylaws (or comparable organizational documents), as amended; (ii) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, lease, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party, or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets are bound; (iii) result in the creation or imposition of any Lien on any of the properties or assets of the Company or any of the Company Subsidiaries; or (iv) violate any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets.

(c)    No consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of the Company or the Company Subsidiaries, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the transactions contemplated by this Agreement, except (i) the approval of the Company Proposals by the shareholders of the Company; (ii) the approval of the OTS, the Federal Reserve System and Indiana Department of Financial Institutions; (iii) the filing of the Articles of Merger with the Secretary of State of the State of Indiana; (iv) filings under state corporate, banking, securities, insurance or other Laws in states where the Company or any Company Subsidiary maintains offices or transacts business; and (v) any filings required to be made with the U.S. Federal Trade Commission or Department of Justice. As of the date hereof, to the Company’s Knowledge, it has no reason to believe that the Requisite Regulatory Approvals will not be received without the imposition of a condition, restriction or requirement of the type described in Section 9.3. As used herein, “Person” means any individual, corporation, association, partnership, limited liability company, trust, joint venture, other entity, unincorporated organization, or Governmental Entity.

4.7    Insurance.    The Company and the Company Subsidiaries are insured against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. Set forth in the Company Disclosure Letter is a list, as of the date hereof, of all policies of insurance carried and owned by either the Company or the Company Subsidiaries showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. No insurer under any such policy or bond has canceled or indicated in writing an intention to cancel or, as of the date hereof, indicated in writing an intention not to renew any such policy or bond or generally disclaimed liability thereunder. None of the Company or any of the Company Subsidiaries is in default under any such policy or bond which is material to the operations of the Company and the Company Subsidiaries, taken as a whole, and all material claims thereunder have been filed in a timely fashion. Except for policies insuring against potential liabilities of officers, directors and employees of the Company and the Company Subsidiaries, the Company or the relevant Company Subsidiary is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed, in due and timely fashion.

4.8    Title to Assets.    The Company and each Company Subsidiary has good, and in the case of real property only, marketable, title to its properties and assets, real and personal, reflected on the Company Financial Statements as owned by the Company as of December 31, 2004 or acquired after such date, free and clear of all Liens except (a) statutory Liens for amounts not yet due and payable, (b) pledges to secure deposits and borrowings and other Liens incurred in the ordinary and usual course of banking business, (c) such imperfections of title, easements, Liens, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties, and (d) Liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which the Company or any of the Company Subsidiaries, as lessee, leases real or personal property (except for leases that have expired by their terms or that the Company or any such Company Subsidiary has agreed to terminate since the date hereof) are held under valid leases or subleases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and to general equity principles) without default thereunder by the lessee or, to the Company’s Knowledge, the lessor. All material tangible properties of the Company and each of the Company Subsidiaries are in a commercially usable state of maintenance and repair, conform with all applicable ordinances, regulations and zoning Laws and are considered by the Company to be adequate for the current business of the Company and the Company Subsidiaries.

4.9    Owned Real Property.    As of the date hereof, the Company Disclosure Letter contains a true and complete list of each parcel of real property owned by the Company or the Company Subsidiaries, whether by foreclosure or acquisition of deeds in lieu of foreclosure of mortgages or otherwise, other than any real property held as “other real-estate owned” or “OREO.”

4.10    Litigation.    Except for foreclosure proceedings relating to the Company’s servicing business in which the Company or any Company Subsidiary is a plaintiff involving claims of less than $500,000 per proceeding and for which no counterclaim against the Company or any Company Subsidiary shall have been filed, there is no suit, action, investigation, inquiry or proceeding (whether judicial, arbitral, administrative or otherwise) pending or, to the Knowledge of the Company, threatened, against or affecting the Company or any Company Subsidiary, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against the Company or any Company Subsidiary. There are no judgments, decrees, stipulations or orders against the Company or the Company Subsidiaries or enjoining their respective directors, officers or employees in respect of, or the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of business in any area.

4.11    Taxes.

(a)    As used herein, “Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, imposts, levies or other like assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property, corporation and estimated taxes, custom duties and other taxes of any kind whatsoever; and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by Law or any Tax Authority in connection with any item described in clause (i). “Tax Authority” or “Tax Authorities” means any Governmental Entity responsible for the collection, assessment or imposition of any Tax.

(b)    Neither the Company nor any of the Company Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede (i) the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code or (ii) the ability of counsel to render the opinions described in Section 9.7 of this Agreement.

(c)    The Company and the Company Subsidiaries have filed all Tax Returns required to be filed; and all such Tax Returns were true, complete and correct in all material respects. As used herein, “Tax Returns” means all returns, declarations, reports, estimates, information returns, statements, elections, disclosures and schedules required to be filed with any Tax Authority in respect of any Taxes (including any attachments or schedules thereto or amendments thereof).

(d)    All material Taxes due and payable as of the date hereof by or on behalf of the Company and the Company Subsidiaries have been fully and timely paid, except to the extent adequately reserved for (other than in any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in accordance with GAAP and/or applicable regulatory accounting principles or banking regulations consistently applied on the balance sheets of the Company and the Company Subsidiaries, and adequate reserves or accruals for Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) have been provided in the balance sheets of the Company and the Company Subsidiaries with respect to any period through the date thereof for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing.

(e)    No audit, action, suit, proceeding, claim or examination is pending with, or to the Knowledge of the Company, threatened by, any Tax Authority with respect to a Tax Return filed by the Company or any of the Company Subsidiaries.

(f)    Neither the Company nor any of the Company Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, and neither the Company nor any of the Company Subsidiaries has waived any statute of limitations with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or agreement is currently in effect. To the Knowledge of the Company, no written claim has been made in the past 3 years by a Tax Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction. None of the shareholders of the Company is a foreign person within the meaning of Section 1445 of the Code. Neither the Company nor any of the Company Subsidiaries is a party to or bound by any Tax allocation or sharing agreement.

(g)    There are no Liens for Taxes upon the Company’s assets other than Liens for Taxes that are not yet due and payable. As used herein, “Lien” means any mortgage, deed of trust, option, pledge, hypothecation, security interest, encumbrance, restriction (whether on voting or disposition or otherwise), claim, lien or charge of any kind (other than liens for Taxes not yet due and payable), or any conditional sales contract, title retention contract or other contract to create any of the foregoing (it being understood that a contract that permits a purchaser to return items purchased thereunder shall not be deemed to constitute a Lien solely by virtue thereof), whether imposed by Law or otherwise.

(h)    Neither the Company nor any of the Company Subsidiaries have any material liability for the Taxes of any Person (other than of the Company or the Company Subsidiaries) under Treasury Regulation Section 1.1502-6, as a transferee or successor, by contract, or otherwise.

(i)    The Company and the Company Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party.

(j)    The unpaid Taxes of the Company and the Company Subsidiaries do not exceed the reserves or accruals for such unpaid Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on their balance sheets as adjusted for passage of time through the Closing Date in accordance with past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns. Except for any transactions contemplated or permitted by this Agreement and in connection with the Disposition of the Mortgage Banking Business or the performance of the Transition Agreements in accordance with their terms, since the date of the most recent balance sheet of the Company and the Company Subsidiaries included in the Company Financial Statements, neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary and usual course of business consistent with past practice or in connection with the disposition of the Mortgage Banking Business.

(k)    The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since July 1995 and the Company will be an S corporation up to and including the Closing Date.

(l)    The Company Disclosure Schedule identifies each Subsidiary that is a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code. Each Subsidiary so identified has been a qualified subchapter S subsidiary at all times since the date shown on such schedule and will continue to be so at all times up to and including the Closing Date.

(m)    Neither the Company nor any of the Company Subsidiaries has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed by Section 355 of the Code within the last five years. Except as disclosed in Section 4.11(n) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or any predecessor provision).

4.12    Compliance with Charter Provisions and Laws and Regulations.

(a)    Each of the Company and the Company Subsidiaries:

 (1) is in compliance with its Articles or Certificate of Incorporation (or comparable organizational documents), as amended, or Bylaws (or comparable organizational documents), as amended;

 (2) is in compliance with all Laws applicable thereto or to the employees conducting such businesses, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices;

 (3) has received, since December 31, 2004, no notification or communication from any federal or state governmental agencies or authorities charged with the supervision of financial institutions (or their holding companies) or issuers of securities or engaged in the issuance of deposits (including the OTS or the FDIC) or the supervision or regulation of it or any of its Subsidiaries (“Regulatory Authorities”) or Governmental Entity (A) asserting that the Company or any of the Company Subsidiaries is not in compliance with any of the Laws that such Regulatory Authority or Governmental Entity enforces, (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to the Company’s Knowledge, do any grounds for any of the foregoing exist) or (C) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally);

 (4) has no Knowledge of any threatened investigation, review or disciplinary proceedings by any Governmental Entity against the Company, any of the Company Subsidiaries or any officer, director or employee thereof and no such investigation, review or proceeding is pending; and

 (5) is not a party to any supervisory agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is not subject to any cease-and desist or other similar order or directive by, or is not a recipient of any extraordinary supervisory letter from, or has not adopted any board resolutions specifically applicable to the Company or any Company Subsidiary at the request of, any Governmental Entity which restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has the Company been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such supervisory agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such board resolutions.

(b)    None of the Company or the Company Subsidiaries has engaged in any of the practices listed in Office of the Comptroller of the Currency Advisory Letter AL 2000-7 as “indications that an institution may be engaging in abusive lending practices” or as practices that “may suggest the potential for fair lending violations” or has originated, owned or serviced or currently owns or services any loan subject to the requirements of Section 226.32 of title 12 of the Code of Federal Regulations.

(c)    None of the Company or the Company Subsidiaries are subject to any pending claims under the Company’s financial institution bond identified on the Company Disclosure Letter, or are aware of any facts or circumstances which the Company reasonably believes would give rise to a covered act or omission under such financial institution bond.

(d)    Union Federal is an “insured depository institution” as defined in the Federal Deposit Insurance Act and has received a rating of “Satisfactory” in its most recent examination or interim review with respect to the Community Reinvestment Act (“CRA”). The Company has no Knowledge of, nor, to the Company’s Knowledge, is there any reason to believe (because of Union Federal’s Home Mortgage Disclosure Act (“HMDA”) data for the year ended December 31, 2004 filed with the OTS on or prior to March 1, 2005, or otherwise) that any facts or circumstances exist, which would cause Union Federal or any other Company Subsidiary: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Currency and Foreign Transactions Reporting Act (the “Bank Secrecy Act”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”), any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation (collectively, the “Anti-Money Laundering Laws”). The board of directors of Union Federal (or where appropriate of any other Company Subsidiary) has adopted, and Union Federal (or such other Company Subsidiary) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and Union Federal (or such other Company Subsidiary) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

4.13    Employees.    Neither Company nor any of the Company Subsidiaries is involved in or, to the Company’s Knowledge, threatened with, any strike, labor dispute, grievance, or litigation relating to labor matters involving any employees of the Company or any Company Subsidiaries. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is a party to or bound by any contract, collective bargaining agreement or other understanding with a labor union or labor organization, nor is the Company or any of the Company Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of the Company Subsidiaries to bargain with any labor organization as to wages or conditions of employment.

4.14    Takeover Laws.    The Company has taken all action required to be taken by it in order to exempt this Agreement, the Shareholders Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Shareholders Agreements and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover Laws of the State of Indiana or any other state (collectively, “Takeover Laws”) applicable to it and (ii) any other applicable provision of the organizational documents of the Company or the Company Subsidiaries.

4.15    Transactions with Affiliates.    Section 4.15 of the Company Disclosure Letter sets forth each transaction, or series of similar transactions, since January 1, 2005 to which the Company or any Company Subsidiary was or is a party in which the amount involved exceeds $60,000 and in which any of the following Persons had or will have a direct or indirect material interest, (i) any director or executive officer of the Company or any Company Subsidiary and (ii) any Person owning 10% or more of the Company’s outstanding equity securities, other than in connection with services rendered to the Company or any Company Subsidiary in such person’s capacity as director, officer or employee.

4.16    Environmental Matters.    To the Company’s Knowledge (i) there is no environmental condition, situation, or incident on, at, or concerning any property currently or formerly owned, leased or used by the Company or the Company Subsidiaries (including in a fiduciary or agency capacity) or on which any of them holds a Lien that could give rise to an action or liability under any Environmental Law; (ii) there are no state or federal Liens on property owned by the Company or the Company Subsidiaries resulting from an environmental cleanup by any federal or state authority; (iii) neither the Company nor any of the Company Subsidiaries is subject to any decree, order, writ, judgment or injunction issued pursuant to any applicable Environmental Laws and there is no event, cause or condition which the Company reasonably expects to give rise to or form the basis of such a decree, order, writ, judgment or injunction; (iv) neither the Company nor any of the Company Subsidiaries has received any written or oral notice under the citizen suit provision of any Environmental Laws; (v) neither the Company nor any of the Company Subsidiaries has received any unresolved written or oral request for information, notice of violation, demand letter, administrative inquiry, complaint or claim from any Person, including any Governmental Entity, involving the alleged violation of any Environmental Law or alleged release of Hazardous Materials, and (vi) there are no asbestos-containing materials in any property currently owned, leased or used by the Company or the Company Subsidiaries. “Environmental Laws” means all applicable local, state and federal environmental, health and safety Laws and regulations, orders, decrees or permit requirements including the (a) Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts and (b) any common law that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Materials. “Hazardous Materials” means any pollutant, contaminant, hazardous or toxic waste substances or other materials regulated under Environmental Laws.

4.17    Brokers, Finders and Financial Advisors.    Except for the retention of Bear, Stearns & Co. Inc. as financial advisor to the Company, neither the Company nor any of the Company Subsidiaries is a party to or obligated under any agreement with any broker, finder or financial advisor relating to the transactions provided for hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability or any commitment for fees or commissions to any other broker, finder or financial advisor.

4.18    Asset Purchase Agreement and AHM Purchase Agreement.    The Company has delivered to the Parent true, correct and complete copies of the AHM Purchase Agreement and the Asset Purchase Agreement, in each case, including all exhibits and schedules attached thereto. The AHM Purchase Agreement and the Asset Purchase Agreement are valid and binding obligations of each of the Company and Union Federal, as applicable, enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws affecting creditors’ rights generally and to general principles of equity and except to the extent such enforceability may be limited by Laws relating to the safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or the appointment of a conservator by the FDIC.

4.19    Scheduled Contracts.    Except as set forth in the Company Disclosure Letter (each item listed or required to be listed in such Company Disclosure Letter being referred to herein as a “Company Scheduled Contract”), and except for any contract, agreement or plan being transferred to or assumed by the applicable purchaser pursuant to the Asset Purchase Agreement or the AHM Purchase Agreement, neither the Company nor the Company Subsidiaries is a party or otherwise subject to:

(a)    any employment, deferred compensation, bonus or consulting contract;

(b)    any contract or agreement that restricts the Company or the Company Subsidiaries (or would restrict any Affiliate of the Company or the Company Subsidiaries or the Surviving Entity (including the Merger Sub and the Company Subsidiaries) after the Effective Time) from competing in any line of business with any Person or using or employing the services of any Person. As used herein, “Affiliate” of, or a Person “Affiliated” with, a specified Person(s) is a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person(s) specified;

(c)    any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which the Company or any Company Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances, repurchase agreements, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary and usual course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Effective Time to the Parent or any Subsidiary of the Parent;

(d)    any agreement (including consulting, systems, software, ATM, network, telephone, communications, data processing, reporting, armored transportation, guard, security, security monitoring, janitorial, landscaping, maintenance, credit card, check printing, marketing or other service agreements) which involves future payments or receipts or performances of services or delivery of items requiring payment of $150,000 per annum or more to or by the Company or the Company Subsidiaries other than payments made under or pursuant to loan agreements, letters of credit, participation agreements, investment securities or borrowings entered into in the ordinary and usual course of business; and

(e)    any contract or agreement involving the ownership or license of Intellectual Property, other than shrink wrap licenses for business productivity software having licenses and maintenance fees that in the aggregate total less than $150,000.

Complete copies of all Company Scheduled Contracts, including all amendments and supplements thereto, entered into on or before the date hereof have been made available to the Parent.

4.20    Performance of Obligations.    Each Company Scheduled Contract is valid, binding and in full force and effect and is enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws affecting creditors’ rights generally and to general principles of equity and except to the extent such enforceability may be limited by Laws relating to the safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or the appointment of a conservator by the FDIC. Each of the Company and the Company

Subsidiaries has performed in all respects the obligations required to be performed by it and is not in default under or in breach of any term or provision of any Company Scheduled Contract to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach. Except for loans, letters of credit and leases made by the Company or the Company Subsidiaries in the ordinary and usual course of business, to the Company’s Knowledge, no party to any Company Scheduled Contract is in default thereunder as of the date hereof.

4.21    Material Adverse Change.    Except as contemplated by the Disposition of the Mortgage Banking Business, since September 30, 2005, the Company has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations that has had or could reasonably be expected to have a Material Adverse Effect.

4.22    Licenses and Permits.    Each of the Company and the Company Subsidiaries has all material licenses, permits, authorizations, orders and approvals of, and has made all filings, applications and registrations with all Regulatory Authorities or Governmental Entities that are necessary for the conduct of its business and to own or lease their properties, and all such licenses, permits, certificates of authority, orders and approvals are in full force and effect and, to the Company’s Knowledge, no suspension or cancellation of any of them is threatened or is reasonably expected by the Company to occur, and all such filings, applications and registrations are current. The respective properties, assets, operations and businesses of the Company and the Company Subsidiaries are and have been maintained and conducted, in all material respects, in compliance with all such applicable licenses and permits. No proceeding is pending or, to the Knowledge of the Company, threatened by any Governmental Entity which seeks to revoke or limit any such licenses or permits.

4.23    Undisclosed Liabilities.    Except for liabilities or obligations incurred in connection with the Disposition of the Mortgage Banking Business in accordance with Section 6.8, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations, either accrued or contingent, that have not been: (a) fully reflected or reserved against in the Company Financial Statements; or (b) incurred subsequent to the date of the most recent balance sheet contained in the Company Financial Statements in the ordinary and usual course of business consistent with past practices.

4.24    Employee Benefit Plans.

(a)    The Company has previously made available to the Parent copies of each material “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), of which the Company or any of the Company Subsidiaries is a sponsor or participating employer or as to which the Company or any of the Company Subsidiaries makes contributions or is required to make contributions and which is subject to any provision of ERISA and covers any current or former employee of the Company or any of the Company Subsidiaries, together with all amendments thereto, all currently effective and related summary plan descriptions, the determination letter from the Internal Revenue Service (the “IRS”), the annual reports for the most recent three years (Form 5500 including, if applicable, Schedule B) and a summary of material modifications prepared in connection with any such plan. Such plans are hereinafter referred to collectively as the “Employee Plans,” and are listed in Section 4.24(a) of the Company Disclosure Letter. No Employee Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA. Each Employee Plan that is intended to be qualified in form and operation under Section 401(a) of the Code has received a favorable determination letter from the IRS and the associated trust for each such Employee Plan is exempt from tax under Section 501(a) of the Code. All amendments required to bring each Employee Plan into conformity with all of the applicable provisions of ERISA, the Code and all other applicable Laws have been made, except to the extent that such amendments may be retroactively adopted under Section 401(b) of the Code and the regulations issued thereunder.

(b)    The Company has previously made available to the Parent copies or descriptions of each material employment agreement, plan or arrangement maintained or otherwise contributed to by the Company or any of the Company Subsidiaries which is not an Employee Plan and which (exclusive of (i) base salary, (ii) base wages, (iii) arrangements terminable at the will of the Company or a Company Subsidiary, (iv) reimbursement for unused vacation or sick days, (v) normal payroll policies including salary continuation during holidays, vacations, sick or personal time and jury duty services, bereavement pay, personal leaves of absence, armed forces leaves of absence and paid medical leave, and (vi) any benefit required by Law (with respect to clauses (iv) and (v) of this parenthetical, which items are described in, and provided only as described in, the Waterfield Employee Handbook and the Union Federal Employee Handbook, the current versions of which have been provided to Parent) provides for any form of current or deferred compensation, bonus, stock option, stock award, stock-based compensation or other form of incentive compensation, post-termination benefit or insurance, profit sharing, retirement benefit, severance, change-in-control, group health or insurance benefit, disability benefit, or welfare or similar benefit to or for the benefit of any employee or class of employees, or former employee or class of former employees, or director or former director, of the Company or any of the Company Subsidiaries. Such plans and arrangements are hereinafter collectively referred to as “Benefit Arrangements” and are listed in Section 4.24(b) of the Company Disclosure Letter.

(c)    Other than as required by Law, there has been no amendment to any Employee Plan or Benefit Arrangement that would materially increase the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred for the most recent fiscal year.

(d)    Each Employee Plan and Benefit Arrangement has been established and maintained in accordance with its terms and is in compliance with the requirements prescribed by all applicable statutes, governmental or court orders, or governmental rules or regulations currently in effect, including ERISA and the Code. All government reports and filings required by Law have been properly and timely filed and all information required to be distributed to participants or beneficiaries has been distributed, in each case with respect to each Employee Plan and Benefit Arrangement. The Company and the Company Subsidiaries have performed all of their obligations under all such Employee Plans and Benefit Arrangements in all material aspects. There is no pending or, to the Company’s Knowledge, threatened legal action, proceeding or investigation against the Company or any Company Subsidiary with respect to any Employee Plan or Benefit Arrangement, other than routine claims for benefits. No Employee Plan or Benefit Arrangement is under audit or investigation by the IRS, the U.S. Department of Labor or the Pension Benefit Guaranty Corporation, and to the Knowledge of the Company or any Company Subsidiary, no such audit or investigation is pending or threatened. No condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA. No “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan which could subject the Company or any Company Subsidiary to liability under Title I of ERISA or to the imposition of tax under Section 4975 of the Code. No Employee Plan subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, has incurred any “accumulated funding deficiency,” as defined in Section 412 of the Code, whether or not waived. Neither the Company nor any Company Subsidiary has failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. No “reportable event” as defined in ERISA has occurred with respect to any of the Employee Plans. Neither the Company nor any of the Company Subsidiaries has incurred or expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of the Surviving Entity or of any of its Affiliates (including the Company Subsidiaries) at or after the Effective Time.

(e)    Neither the Company nor any of the Company Subsidiaries has provided or is required to provide security to any Employee Plan pursuant to Section 401(a)(29) of the Code. Each of the Employee Plans that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS and neither the Company nor any Company Subsidiary knows of any fact that would adversely affect the qualified status of any such Employee Plan that would not be correctable under the Employee Plans Correction Resolution System (Rev. Proc. 2003-44) without material cost to the Company or any of the Company Subsidiaries. All contributions required to be made to each of the Employee Plans under the terms of the Employee Plans, ERISA, the Code or any other applicable Laws have been timely made. As of the date hereof, the Company Financial Statements properly reflect all amounts required to be accrued as liabilities to date under each of the Employee Plans. The fair market value of the assets of each Employee Plan and Benefit Arrangement that is required to be funded under the terms of the Employee Plan or Benefit Arrangement, ERISA, the Code or any other applicable Law, equals or exceeds the present value of benefit obligations, of such Employee Plan or Benefit Arrangement. The Company and the Company Subsidiaries have no obligation to provide post- termination or retiree medical or life insurance benefits to any Person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or similar state statute.

(f)    Each Employee Plan or Benefit Arrangement can be terminated without liability to the Company or any Company Subsidiaries. There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of the Company or any of the Company Subsidiaries following the Effective Time. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(g)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any employee, officer or director of the Company or any of the Company Subsidiaries, or result in any limitation on the right of the Parent or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Employee Plan or Company Benefit Arrangement. No Company Benefit Arrangement, individually or collectively, could give rise to the payment by Parent, Company or any of the Company Subsidiaries of any amount that would not be deductible by reason of Code Section 280G.

4.25    Offices and ATMs.    The Company Disclosure Letter contains a list (the “Company Offices List”) setting forth the headquarters of each of the Company and the Company Subsidiaries (identified as such) and, as of the date hereof, each of the offices and automated teller machines (“ATMs”) maintained and operated by the Company or the Company Subsidiaries (other than offices transferred pursuant to the Disposition of the Mortgage Banking Business) and the location thereof. Except as set forth on the Company Offices List or in connection with the Disposition of the Mortgage Banking Business, as of the date hereof, neither the Company nor any of the Company Subsidiaries maintains any other office or ATM or conducts business at any other location, and neither the Company nor the Company Subsidiaries has applied for or received permission to open any additional branch or operate at any other location.

4.26    Reserved.

4.27    Vote Required.    The affirmative vote of (i) the holders of at least 60% of the outstanding shares of Company Stock to adopt this Agreement (the “Merger Proposal”) is the only vote of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger) and (ii) the holders of at least 60% of the outstanding shares of Company Stock to terminate the Shareholders’ Agreement, dated as of May 27, 1999, between the Company and the Shareholders (as defined therein) (the “1999 Shareholders’ Agreement”) is the only vote of the holders of any class or series of Company capital stock necessary to approve the termination of the 1999 Shareholders’ Agreement (the “Termination Proposal,” and together with the Merger Proposal, the “Company Proposals”).

4.28    Intellectual Property.    To the Knowledge of the Company, the Company and the Company Subsidiaries own or have a valid license to all patents, copyrights, trade secrets, trademarks, Internet domain names, trade names, service marks and all registrations or applications for registration of any of the foregoing (the foregoing collectively, “Intellectual Property”) necessary to carry on their business other than any Intellectual Property used exclusively in connection with the Mortgage Banking Business, for which the

Company makes no representation or warranty, including all tangible embodiments of such Intellectual Property substantially as currently conducted (collectively, “Company Intellectual Property”). Other than commercially available software licensed in the ordinary course of business, neither the Company nor any of the Company Subsidiaries has any obligation to compensate any Person for its use of any Intellectual Property and the Company has not granted to any Person any license, option or other rights to use in any manner any of the Company Intellectual Property, whether requiring the payment of royalties or not. The Company Intellectual Property will not be impaired by reason of the performance of this Agreement or the consummation of the transactions contemplated hereby. Neither the Company nor any of the Company Subsidiaries has received any notice of infringement of or conflict with, and to the Company’s Knowledge, there are no infringements of or misappropriation or conflicts with, the rights of others with respect to the use of any Company Intellectual Property. The Company Disclosure Letter contains a list of all registered forms of Intellectual Property and applications therefor owned by the Company or the Company Subsidiaries. All fees due in connection with such Intellectual Property that can be paid before the Closing have been paid in full. All Company Intellectual Property not licensed to the Company is solely owned by the Company or a Company Subsidiary free and clear of all Liens.

4.29    Loan Portfolio; Asset Quality.

(a)    With respect to each loan owned by the Company or the Company Subsidiaries in whole or in part, other than loans attributable to and to be transferred in connection with the Mortgage Banking Business (each, a “Company Loan”), to the Knowledge of the Company:

 (1) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws affecting creditors’ rights generally and to general principles of equity;

 (2) to the extent secured, each Company Loan has been secured by valid Liens that have been perfected;

 (3) neither the Company nor any of the Company Subsidiaries nor any prior holder of a Company Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Company Loan file;

 (4) the Company or a Company Subsidiary is the sole holder of legal and beneficial title to each Company Loan (or the Company’s applicable participation interest, as applicable), except as otherwise disclosed by documents in the applicable Company Loan file;

 (5) the note and the related security documents, copies of which are included in the Company Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Company Loan file;

 (6) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property which serves as security for a Company Loan, except as otherwise disclosed by documents in the applicable Company Loan file;

 (7) there is no pending or threatened litigation or proceeding relating to the property which serves as security for a Company Loan;

 (8) each guaranty that supports a Company Loan (other than non-recourse Company Loans) is valid, binding and in full force and effect; and

 (9) with respect to a Company Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable.

(b)    The Company Disclosure Letter sets forth by category the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest bearing assets of the Company and the Company Subsidiaries that have been classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” (in the latter two cases, to the extent available) or words of similar import, and the Company and the Company Subsidiaries shall promptly after the end of any month inform the Parent of any such classification arrived at any time after the date hereof. The “Other Real Estate Owned” included in any non-performing assets of the Company or any of the Company Subsidiaries is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that “current” shall mean within the past 12 months.

(c)    Except as set forth in Section 4.29(c) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any swap, hedge or other interest rate protection agreement or instrument.

4.30    Allowance for Loan Losses.    The allowance for loan losses reflected on the Company Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of GAAP and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding Company Loans, net of recoveries.

4.31    Shareholder Representative.

(a)    Shareholder Representative has been duly formed, is validly existing and is in good standing as a limited liability company under the laws of the State of Delaware. The Shareholder Representative has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. At all times from the formation of the Shareholder Representative to immediately prior to the Spin-Off, the Company will have been the sole member of the Shareholder Representative.

(b)    This Agreement is a valid and legally binding agreement of the Shareholder Representative, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws affecting creditors’ rights generally and to general principles of equity and except to the extent such enforceability may be limited by Laws relating to the safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or the appointment of a conservator by the FDIC.

(c)    The execution and delivery by the Shareholder Representative of this Agreement, the consummation of the transactions contemplated herein and compliance by the Shareholder Representative with any of the provisions hereof, will not: (i) conflict with or result in a breach of any provision of its Certificate of Formation; (ii) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, lease, agreement or other instrument or obligation to which the Shareholder Representative is a party, or by which the Shareholder Representative or any of its properties or assets are bound; (iii) result in the creation or imposition of any Lien on any of the properties or assets of the Shareholder Representative; or (iv) violate any Law applicable to the Shareholder Representative or any of its properties or assets.

4.32    Books and Records.    The books and records of the Company and the Company Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

4.33    Repurchase Agreements.    With respect to all agreements pursuant to which the Company or any of the Company Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or such Company Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.34    Deposit Insurance.    The deposits of Union Federal are insured by the FDIC in accordance with The Federal Deposit Insurance Act (“FDIA”), and United Federal has paid all assessments and filed all reports required by the FDIA.

4.35    Opinion of Bear, Stearns & Co. Inc.    The Company has received the opinion of Bear, Stearns & Co. Inc., dated as of the date hereof, to the effect that, based upon and subject to the matters set forth in the opinion, the Merger Consideration, together with the consideration received by the shareholders of the Company as a result of the transactions contemplated by the AHM Purchase Agreement and the Asset Purchase Agreement, is fair from a financial point of view to the holders of the Company Stock.

ARTICLE V

Representations and Warranties of Parent

The Parent represents and warrants to the Company as follows:

5.1    Incorporation, Standing and Power.

(a)    The Parent has been duly organized, is validly existing and is in good standing as a corporation under the laws of the Ohio and is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended. The Merger Sub will be duly formed and, following such formation, will be validly existing as a limited liability company under the laws of the State of Indiana. The Merger Sub will conduct no business or operations and will have no material liabilities other than its obligations under this Agreement.

(b)    Except for its ownership of Sky Bank, an Ohio corporation, and Sky Trust, N.A., the Parent does not own any controlling equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)). Sky Bank is an Ohio state bank in good standing regulated by the Ohio Department of Commerce, Division of Financial Institutions, its deposits are insured by the FDIC through the Bank Insurance Fund and SAIF in the manner and to the fullest extent provided by Law and Sky Bank has paid all deposit insurance premiums and assessments required by applicable Law and regulations. Sky Bank is a member in good standing of the Federal Home Loan Bank of Cincinnati. Each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X) and each Subsidiary that is a depository institution of the Parent is identified on the Parent Disclosure Letter (collectively, the “Parent Subsidiaries”). The Parent Disclosure Letter contains a list of all equity securities the Parent or one of its Subsidiaries holds involving, in the aggregate, beneficial ownership or control by the Parent or any such Subsidiary of 5% or more of any class of the issuer’s voting securities or 25% or more of any class of the issuer’s securities, including a description of any such issuer and the percentage of the issuer’s voting and/or non-voting securities and, as of the Effective Time, no additional Persons would need to be included on such a list.

(c)    Each Parent Subsidiary has been duly organized and validly existing and (where applicable) is in good standing under the Laws of its state of incorporation or organization which in each case is set forth in the Parent Disclosure Letter. The Parent and each of the Parent Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing, qualification or good standing necessary. The Parent has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby or thereby.

(d)    The copies of the Articles of Incorporation and Bylaws of the Parent which have previously been made available to the Company are true, complete and correct copies of such documents. The Parent has furnished to the Company true, complete and correct copies of each of the Parent Subsidiaries’ Articles of Incorporation and Bylaws, as amended, or comparable organizational documents.

5.2    Capitalization.

(a)    As of the date of this Agreement, the authorized capital stock of the Parent consists of 10,000,000 Serial Preferred Shares, par value $10.00 per share, and 350,000,000 shares of Parent Common Stock, without par value, of which no shares and 108,431,784 shares, respectively, are outstanding. All of the outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are free of preemptive rights. As of the date of this Agreement, 1,882,058 shares of Parent Common Stock were held by the Parent or otherwise owned by the Parent as treasury stock. Except for Parent Stock Options covering 6,967,478 shares of Parent Common Stock granted pursuant to the Parent Stock Option Plans, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Parent Common Stock nor any securities convertible into such stock, and the Parent is not obligated to issue any additional shares of its common stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into or exchangeable for such stock.

(b)    The authorized and outstanding capital stock of each of the Parent Subsidiaries is as described in the Parent Disclosure Letter. All of the outstanding shares of such capital stock are duly authorized, validly issued, fully paid and nonassessable and are owned of record and beneficially by the Parent or a Subsidiary of the Parent free and clear of any Liens. There are no outstanding options, warrants or other rights in or with respect to the unissued or the issued or outstanding shares of such capital stock or any other securities convertible into such stock, and none of such Parent Subsidiaries is obligated to issue any additional shares of its capital stock or any options, warrants or other rights in or with respect to the unissued shares of its capital stock or any other securities convertible into such stock.

(c)    No bonds, debentures, notes or other indebtedness having the right generally to vote on any matters on which shareholders of the Parent or any Parent Subsidiary may vote are issued and outstanding.

(d)    The shares of Parent Common Stock to be issued pursuant to the Merger are duly authorized and reserved for issuance pursuant to the terms hereof and, at the Effective Time, all such shares will be validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

5.3    Financial Statements.    The Parent has delivered to the Company (A) the audited financial statements of the Parent for each of the fiscal years ended December 31, 2003 and 2004, consisting of consolidated balance sheets and the related consolidated statements of income and retained earnings and cash flows for the fiscal years ended on such dates, including accompanying notes and the related reports thereon of Deloitte & Touche LLP and (B) the unaudited consolidated statement of financial condition of the Parent as of September 30, 2005, and the related unaudited consolidated statements of income and retained earnings and cash flows for the nine months then ended (collectively, the “Parent Financial Statements”). The Parent Financial Statements fairly present in all material respects the consolidated financial position, results of operations, retained earnings and cash flows of the Parent as of the dates thereof and for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

5.4    Reports and Filings.

(a)    Each of the Parent and the Parent Subsidiaries have timely filed all reports, returns, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2002 with the OTS, the FDIC and the Securities Exchange Commission (the “SEC”) (collectively, “Parent Governmental Filings”). As of their respective dates, each of such Parent Governmental Filings complied in all material respects with all Laws enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in compliance promptly following discovery of any such noncompliance).

(b)    Parent has made available to the Company each registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated by the Parent (the “Securities Reports”) under the U.S. securities Laws with respect to periods since December 31, 2002, through the date of this Agreement and will promptly deliver to the Company each Securities Report, each in the form (excluding exhibits and any amendments thereto) filed with the SEC (or if not so filed, in the form used or circulated) following the date of this Agreement through the Effective Time. As of their respective dates, each of the Securities Reports, including the financial statements, exhibits and schedules thereto, filed used or circulated prior to the date hereof complied (and each of the Securities Reports filed after the date of this Agreement will comply) with applicable U.S. securities Laws and did not (or in the case of Securities Reports filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Parent is in compliance with the provisions of the Sarbanes-Oxley Act of 2002 and the certifications provided pursuant to Sections 302, 404 and 906 thereof are accurate.

5.5    Authority of the Parent and Merger Sub.

(a)    The Parent has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Parent of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Parent including the vote of the Board of Directors of the Parent approving the Merger and this Agreement. The consummation of the transactions contemplated hereby will be duly and validly authorized by all necessary corporate action on the part of Merger Sub prior to the Closing Date. This Agreement is a valid and legally binding agreement of the Parent, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws affecting creditors’ rights generally and to general principles of equity and except to the extent such enforceability may be limited by Laws relating to the safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or the appointment of a conservator by the FDIC.

(b)    The execution and delivery by the Parent of this Agreement, the consummation of the transactions contemplated herein and compliance by the Parent with any of the provisions hereof, will not: (i) conflict with or result in a breach of any provision of its or any of the Parent Subsidiaries’ Articles or Certificates of Incorporation (or comparable organizational documents), as amended, or Bylaws (or comparable organizational documents), as amended; (ii) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, lease, agreement or other instrument or obligation to which the Parent or any of the Parent Subsidiaries is a party, or by which the Parent or any of the Parent Subsidiaries or any of their respective properties or assets are bound; (iii) result in the creation or imposition of any Lien on any of the properties or assets of the Parent or any of the Parent Subsidiaries; or (iv) violate any Law applicable to the Parent or any of the Parent Subsidiaries or any of their respective properties or assets.

(c)    No consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of the Parent or the Parent Subsidiaries, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by the Parent of this Agreement or the consummation by the Parent of the Merger, except (i) the approval of the Federal Reserve

System and Indiana Department of Financial Institutions; (ii) the filing of the Articles of Merger with the Secretary of State of the State of Indiana and other states, if necessary; (iii) filings under state corporate, banking, securities, insurance or other Laws in states where the Parent or any Parent Subsidiary maintains offices or transacts business; (iv) the filing of a Registration Statement with the SEC; and (v) any filings required to be made with the U.S. Federal Trade Commission or Department of Justice. As of the date hereof, to the Parent’s Knowledge, it has is no reason to believe that the Requisite Regulatory Approvals will not be received without the imposition of a condition, restriction or requirement of the type described in Section 9.3.

5.6    Insurance.    The Parent and the Parent Subsidiaries are insured against such risks and in such amounts as the management of the Parent reasonably has determined to be prudent in accordance with industry practices. Set forth in the Parent Disclosure Letter is a list, as of the date hereof, of all policies of insurance carried and owned by either the Parent or the Parent Subsidiaries showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. No insurer under any such policy or bond has canceled or indicated in writing an intention to cancel or, as of the date hereof, indicated in writing an intention not to renew any such policy or bond or generally disclaimed liability thereunder. None of the Parent or any of the Parent Subsidiaries is in default under any such policy or bond which is material to the operations of the Parent and the Parent Subsidiaries, taken as a whole, and all material claims thereunder have been filed in a timely fashion. Except for policies insuring against potential liabilities of officers, directors and employees of the Parent and the Parent Subsidiaries, the Parent or the relevant Parent Subsidiary is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed, in due and timely fashion.

5.7    Litigation.    There is no suit, action, investigation, inquiry or proceeding (whether judicial, arbitral, administrative or other) pending or, to the Knowledge of the Parent, threatened, against or affecting the Parent or any Parent Subsidiary, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against the Parent or any Parent Subsidiary. There are no judgments, decrees, stipulations or orders against the Parent or the Parent Subsidiaries or enjoining their respective directors, officers or employees in respect of, or the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of business in any area.

5.8    Taxes.

(a)    Neither the Parent nor any of the Parent Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede (i) the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code or (ii) the ability of counsel to render the opinions described in Section 9.7 of this Agreement.

(b)    The Parent and Parent Subsidiaries have filed all Tax Returns required to be filed; and all such Tax Returns were true, complete and correct in all material respects.

(c)    All material Taxes due and payable as of the date hereof by or on behalf of the Parent and Parent Subsidiaries have been fully and timely paid, except to the extent adequately reserved for (other than in any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in accordance with GAAP and/or applicable regulatory accounting principles or banking regulations consistently applied on the balance sheets of the Parent and Parent Subsidiaries, and adequate reserves or accruals for Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) have been provided in the balance sheets of the Parent and Parent Subsidiaries with respect to any period through the date thereof for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing.

(d)    No audit, action, suit, proceeding, claim or examination is pending with, or to the Knowledge of the Parent, threatened by, any Tax Authority with respect to a Tax Return filed by the Parent or any of Parent Subsidiaries.

(e)    Neither the Parent nor any Parent Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return, and neither the Parent nor any of the Parent Subsidiaries has waived any statute of limitations with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or agreement is currently in effect. To the Knowledge of the Parent, no written claim has been made in the past 3 years by a Tax Authority in a jurisdiction where the Parent or any of the Parent Subsidiaries does not file Tax Returns that the Parent or any of the Parent Subsidiaries is or may be subject to taxation by that jurisdiction. Neither the Parent nor any of the Parent Subsidiaries is a party to or bound by any Tax allocation or sharing agreement.

(f)    There are no Liens for Taxes upon the Parent’s assets other than Liens for Taxes that are not yet due and payable.

(g)    Neither the Parent nor any Parent Subsidiaries have any material liability for the Taxes of any Person (other than of the Parent or Parent Subsidiaries) under Treasury Regulation Section 1.1502-6, as a transferee or successor, by contract, or otherwise.

(h)    The Parent and the Parent Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party.

(i)    The unpaid Taxes of the Parent and the Parent Subsidiaries do not exceed the reserves or accruals for such unpaid Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on their balance sheets as adjusted for passage of time through the Closing Date in accordance with past custom and practice of the Parent and the Parent Subsidiaries in filing their Tax Returns. Except for any transactions contemplated or permitted by this Agreement, since the date of the most recent balance sheet of the Parent and the Parent Subsidiaries included in the Parent Financial Statements, neither the Parent nor any of the Parent Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary and usual course of business consistent with past practice.

(j)    Neither the Parent nor any of the Parent Subsidiaries has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed by Section 355 of the Code within the last five years. Except as disclosed in Section 5.8(k) of the Parent Disclosure Letter, neither the Parent nor any of the Parent Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or any predecessor provision).

(k)    The Rights issued pursuant to the Parent Rights Plan will not constitute “other property” within the meaning of Section 356(a)(1) of the Code.

5.9    Compliance with Charter Provisions and Laws and Regulations.

(a)    Each of the Parent and the Parent Subsidiaries:

 (1) is in compliance with its Articles or Certificate of Incorporation, as amended, or Bylaws or Code of Regulations, as amended;

 (2) is in compliance with all Laws applicable thereto or to the employees conducting such businesses, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices;

 (3) has received, since December 31, 2004, no notification or communication from any Regulatory Authority or Governmental Entity (A) asserting that the Parent or any of the Parent Subsidiaries is not in compliance with any of the Laws that such Regulatory Authority or Governmental Entity enforces, (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to the Parent’s

Knowledge, do any grounds for any of the foregoing exist) or (C) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally);

 (4) has no Knowledge of any threatened investigation, review or disciplinary proceedings by any Governmental Entity against the Parent, any of the Parent Subsidiaries or any officer, director or employee thereof and no such investigation, review or proceeding is pending; and

 (5) is not a party to any supervisory agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is not subject to any cease-and desist or other similar order or directive by, or is not a recipient of any extraordinary supervisory letter from, or has not adopted any board resolutions specifically applicable to the Parent or any Parent Subsidiary at the request of, any Governmental Entity which restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has the Parent been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such supervisory agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such board resolutions.

(b)    None of the Parent or the Parent Subsidiaries has engaged in any of the practices listed in Office of the Comptroller of the Currency Advisory Letter AL 2000-7 as “indications that an institution may be engaging in abusive lending practices” or as practices that “may suggest the potential for fair lending violations” or has originated, owned or serviced or currently owns or services any loan subject to the requirements of Section 226.32 of title 12 of the Code of Federal Regulations.

(c)    Sky Bank has received a rating of “Satisfactory” in its most recent examination or interim review with respect to the CRA. The Parent has no Knowledge of, nor, to the Parent’s Knowledge, is there any reason to believe (because of Sky Bank’s HMDA data for the year ended December 31, 2004 filed with the Ohio Department of Commerce Division of Financial Institutions on or prior to March 1, 2005, or otherwise) that any facts or circumstances exist, which would cause Sky Bank or any other Parent Subsidiary: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable Anti-Money Laundering Laws. The board of directors of Sky Bank (or where appropriate of any other Parent Subsidiary) has adopted, and Sky Bank (or such other Parent Subsidiary) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and Sky Bank (or such other Parent Subsidiary) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

5.10    Brokers, Finders and Financial Advisors.    Except for the retention of Sandler O’Neill & Partners, L.P. as financial advisor to the Parent, neither the Parent nor any of the Parent Subsidiaries is a party to or obligated under any agreement with any broker, finder or financial advisor relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability or any commitment for fees or commissions to any other broker, finder or financial advisor.

5.11    Scheduled Contracts.    Except as set forth in the Parent Disclosure Letter (each item listed or required to be listed in such Parent Disclosure Letter being referred to herein as a “Parent Scheduled Contract”), neither the Parent nor the Parent Subsidiaries is a party or otherwise subject to any contract or agreement that restricts the Parent or the Parent Subsidiaries (or would restrict any Affiliate of the Parent or the Parent Subsidiaries or the Surviving Entity (including the Merger Sub and the Company Subsidiaries) after the Effective Time of the Merger) from competing in any line of business with any Person or using or employing the services of any Person. Complete copies of all Parent Scheduled Contracts, including all amendments and supplements thereto, entered into on or before the date hereof have been made available to the Company. Each Parent Scheduled Contract is valid, binding and in full force and effect and is enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws affecting creditors’ rights generally and to general principles of equity and except to the extent such enforceability may be limited by Laws relating to the safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or the appointment of a conservator by the FDIC.

5.12    Material Adverse Change.    Since September 30, 2005, the Parent has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations that has had or could reasonably be expected to have a Material Adverse Effect.

5.13    Licenses and Permits.    Each of the Parent and the Parent Subsidiaries has all material licenses, permits, authorizations, orders and approvals of, and has made all filings, applications and registrations with all Regulatory Authorities or Governmental Entities that are necessary for the conduct of its business and to own or lease their properties, and all such licenses, permits, certificates of authority, orders and approvals are in full force and effect and, to the Parent’s Knowledge, no suspension or cancellation of any of them is threatened or is reasonably expected by the Parent to occur, and all such filings, applications and registrations are current. The respective properties, assets, operations and businesses of the Parent and the Parent Subsidiaries are and have been maintained and conducted, in all material respects, in compliance with all such applicable licenses and permits. No proceeding is pending or, to the Knowledge of the Parent, threatened by any Governmental Entity which seeks to revoke or limit any such licenses or permits.

5.14    Undisclosed Liabilities.    Neither the Parent nor any of the Parent Subsidiaries has any liabilities or obligations, either accrued or contingent, that have not been: (a) fully reflected or reserved against in the Parent Financial Statements; or (b) incurred subsequent to the date of the most recent balance sheet contained in the Parent Financial Statements in the ordinary and usual course of business consistent with past practices.

5.15    Employee Benefit Plans.

(a)    The Parent has previously made available to the Company copies of each material “employee benefit plan,” as defined in Section 3(3) ERISA, of which the Parent or any of the Parent Subsidiaries is a sponsor or participating employer or as to which the Parent or any of the Parent Subsidiaries makes contributions or is required to make contributions and which is subject to any provision of ERISA and covers any current or former employee of the Parent or any of the Parent Subsidiaries, together with all amendments thereto, all currently effective and related summary plan descriptions, the determination letter from the IRS, the annual reports for the most recent three years (Form 5500 including, if applicable, Schedule B) and a summary of material modifications prepared in connection with any such plan. Such plans are hereinafter referred to collectively as the “Parent Employee Plans,” and are listed in Section 5.15(a) of the Parent Disclosure Letter. No Parent Employee Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA. Each Parent Employee Plan that is intended to be qualified in form and operation under Section 401(a) of the Code has received a favorable determination letter from the IRS and the associated trust for each such Parent Employee Plan is exempt from tax under Section 501(a) of the Code. All amendments required to bring each Parent Employee Plan into conformity with all of the applicable provisions of ERISA, the Code and all other applicable Laws have been made, except to the extent that such amendments may be retroactively adopted under Section 401(b) of the Code and the regulations issued thereunder.

(b)    The Parent has previously made available to the Company copies or descriptions of each material employment agreement, plan or arrangement maintained or otherwise contributed to by the Parent or any of the

Parent Subsidiaries which is not a Parent Employee Plan and which (exclusive of base salary and base wages and any benefit required by Law) provides for any form of current or deferred compensation, bonus, stock option, stock award, stock-based compensation or other form of incentive compensation, post-termination benefit or insurance, profit sharing, retirement benefit, severance, change-in-control, group health or insurance benefit, disability benefit, or welfare or similar benefit to or for the benefit of any employee or class of employees, or former employee or class of former employees, or director or former director, of the Parent or any of the Parent Subsidiaries. Such plans and arrangements are hereinafter collectively referred to as “Parent Benefit Arrangements” and are listed in Section 5.15(b) of the Parent Disclosure Letter.

(c)    Other than as required by Law, there has been no amendment to any Parent Employee Plan or Parent Benefit Arrangement that would materially increase the expense of maintaining such Parent Employee Plan or Parent Benefit Arrangement above the level of the expense incurred for the most recent fiscal year.

(d)    Each Parent Employee Plan and Parent Benefit Arrangement has been established and maintained in accordance with its terms and is in compliance with the requirements prescribed by all applicable statutes, governmental or court orders, or governmental rules or regulations currently in effect, including ERISA and the Code. All government reports and filings required by Law have been properly and timely filed and all information required to be distributed to participants or beneficiaries has been distributed, in each case with respect to each Parent Employee Plan and Parent Benefit Arrangement. The Parent and the Parent Subsidiaries have performed all of their obligations under all such Parent Employee Plans and Parent Benefit Arrangements in all material aspects. There is no pending or, to the Parent’s Knowledge, threatened legal action, proceeding or investigation against the Parent or any Parent Subsidiary with respect to any Parent Employee Plan or Parent Benefit Arrangement, other than routine claims for benefits. No Parent Employee Plan or Parent Benefit Arrangement is under audit or investigation by the IRS, the U.S. Department of Labor or the Pension Benefit Guaranty Corporation, and to the Knowledge of the Parent or any Parent Subsidiary, no such audit or investigation is pending or threatened. No condition exists that could constitute grounds for the termination of any Parent Employee Plan under Section 4042 of ERISA. No “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Parent Employee Plan which could subject the Parent or any Parent Subsidiary to liability under Title I of ERISA or to the imposition of tax under Section 4975 of the Code. No Parent Employee Plan subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, has incurred any “accumulated funding deficiency,” as defined in Section 412 of the Code, whether or not waived. Neither the Parent nor any Parent Subsidiary has failed to make any contribution or pay any amount due and owing as required by the terms of any Parent Employee Plan or Parent Benefit Arrangement. No “reportable event” as defined in ERISA has occurred with respect to any of the Parent Employee Plans. Neither the Parent nor any of the Parent Subsidiaries has incurred or expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of the Surviving Entity or of any of its Affiliates (including the Parent Subsidiaries) at or after the Effective Time.

(e)    Neither the Parent nor any of the Parent Subsidiaries has provided or is required to provide security to any Parent Employee Plan pursuant to Section 401(a)(29) of the Code. Each of the Parent Employee Plans that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS and neither the Parent nor any Parent Subsidiary knows of any fact that would adversely affect the qualified status of any such Parent Employee Plan that would not be correctable under the Employee Plans Correction Resolution System (Rev. Proc. 2003-44) without material cost to the Parent or any of the Parent Subsidiaries. All contributions required to be made to each of the Parent Employee Plans under the terms of the Parent Employee Plans, ERISA, the Code or any other applicable Laws have been timely made. As of the date hereof, the Parent Financial Statements properly reflect all amounts required to be accrued as liabilities to date under each of the Parent Employee Plans. The fair market value of the assets of each Parent Employee Plan and Parent Benefit Arrangement that is funded, or required to be funded under the terms of the Parent Employee Plan or Parent Benefit Arrangement, ERISA, the Code or any other applicable Law, equals or exceeds the present value of benefit obligations, of such Parent Employee Plan or Parent Benefit Arrangement. The Parent and the Parent Subsidiaries have no obligation to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or similar state statute.

(f)    Each Parent Employee Plan or Parent Benefit Arrangement can be terminated without liability to the Parent or any Parent Subsidiaries. There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of the Parent or any of the Parent Subsidiaries following the Effective Time.

5.16    Reserved.

5.17    Intellectual Property.    To the Knowledge of the Parent, the Parent and the Parent Subsidiaries own or have a valid license to all Intellectual Property necessary to carry on their business including all tangible embodiments of such Intellectual Property substantially as currently conducted (collectively, “Parent Intellectual Property”). Other than commercially available software licensed in the ordinary course of business, neither the Parent nor any of the Parent Subsidiaries has any obligation to compensate any Person for its use of any Intellectual Property and the Parent has not granted to any Person any license, option or other rights to use in any manner any of the Parent Intellectual Property, whether requiring the payment of royalties or not. The Parent Intellectual Property will not be impaired by reason of the performance of this Agreement or the consummation of the transactions contemplated hereby. Neither the Parent nor any of the Parent Subsidiaries has received any notice of infringement of or conflict with, and to the Parent’s Knowledge, there are no infringements of or misappropriation or conflicts with, the rights of others with respect to the use of any Parent Intellectual Property. All Parent Intellectual Property not licensed to the Parent is solely owned by the Parent or a Parent Subsidiary free and clear of all Liens.

5.18    Loan Portfolio; Asset Quality.

(a)    With respect to each loan owned by the Parent or the Parent Subsidiaries in whole or in part (each, a “Parent Loan”), to the Knowledge of the Parent:

 (1) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws affecting creditors’ rights generally and to general principles of equity;

 (2) neither the Parent nor any of the Parent Subsidiaries nor any prior holder of a Parent Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Parent Loan file;

 (3) the Parent or a Parent Subsidiary is the sole holder of legal and beneficial title to each Parent Loan (or the Parent’s applicable participation interest, as applicable), except as otherwise disclosed by documents in the applicable Parent Loan file;

 (4) the note and the related security documents, copies of which are included in the Parent Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Parent Loan file;

 (5) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property which serves as security for a Parent Loan, except as otherwise disclosed by documents in the applicable Parent Loan file;

 (6) there is no pending or threatened litigation or proceeding relating to the property which serves as security for a Parent Loan; and

 (7) with respect to a Parent Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable.

(b)    The Parent Disclosure Letter sets forth by category the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of the Parent and the Parent Subsidiaries that have been classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” (in the latter two cases, to the extent available) or words of similar import, and the Parent and the Parent Subsidiaries shall promptly after the end of any month inform the Company of any such classification arrived at any time after the date hereof. The Other Real Estate Owned included in any non-performing assets of the Parent or any of the Parent Subsidiaries is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluation or current management appraisals or evaluations; provided, however, that “current” shall mean within the past 12 months.

5.19    Allowance for Loan Losses.    The allowance for loan losses reflected on the Parent Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of GAAP and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding loans owned by the Parent or the Parent Subsidiaries in whole or in part, net of recoveries.

5.20    Reserved.

5.21    Books and Records.    The books and records of the Parent and the Parent Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

5.22    Deposit Insurance.    The deposits of Sky Bank are insured by the FDIC in accordance with FDIA, and Sky Bank has paid all assessments and filed all reports required by the FDIA.

5.23    Financing.    At the Effective Time, the Parent will have available sufficient cash or other liquid assets or financial resources which may be used to fund the Merger and perform its other obligations hereunder.

5.24    Opinion of Sandler O’Neill & Partners, L.P.    The Parent has received the opinion of Sandler O’Neill & Partners, L.P., dated as of the date hereof, to the effect that, based upon and subject to the matters set forth in the opinion, the Merger Consideration is fair from a financial point of view to the holders of the Parent Common Stock.

5.25    Employees.    Neither the Parent nor any of the Parent Subsidiaries is involved in or, to the Parent’s Knowledge, threatened with, any strike, labor dispute, grievance, or litigation relating to labor matters involving any employees of the Parent or any Parent Subsidiaries. To the Knowledge of the Parent, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Parent or any of the Parent Subsidiaries. Neither the Parent nor any of the Parent Subsidiaries is a party to or bound by any contract, collective bargaining agreement or other understanding with a labor union or labor organization, nor is the Parent or any of the Parent Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Parent or any of the Parent Subsidiaries to bargain with any labor organization as to wages or conditions of employment.

5.26    Environmental Matters.    To the Parent’s Knowledge (i) there is no environmental condition, situation, or incident on, at, or concerning any property currently owned, leased or used by the Parent or the

Parent Subsidiaries (including, without limitation, in a fiduciary or agency capacity) that could give rise to an action or liability under any Environmental Law; (ii) there are no state or federal liens on property owned by the Parent or the Parent Subsidiaries resulting from an environmental cleanup by any federal or state authority; (iii) neither the Parent nor any of the Parent Subsidiaries is subject to any decree, order, writ, judgment or injunction issued pursuant to any applicable Environmental Laws and there is no event, cause or condition which the Parent reasonably expects to give rise to or form the basis of such a decree, order, writ, judgment or injunction; (iv) neither the Parent nor any of the Parent Subsidiaries has received any written or oral notice under the citizen suit provision of any Environmental Laws; (v) neither the Parent nor any of the Parent Subsidiaries has received any unresolved written or oral request for information, notice of violation, demand letter, administrative inquiry, complaint or claim from any person, including any Governmental Entity, involving the alleged violation of any Environmental Law or alleged release of Hazardous Materials, and (vi) there are no asbestos-containing materials in any property currently owned, leased or used by the Parent or the Parent Subsidiaries.

ARTICLE VI

Covenants of Company Pending Effective Time

The Company covenants and agrees with the Parent and the Merger Sub as follows:

6.1    Conduct of Business Prior to Effective Time.    Between the date hereof and the earlier of the Effective Time or the termination of this Agreement, except as contemplated by this Agreement, the Asset Purchase Agreement, the AHM Purchase Agreement, the Transition Agreements, and pursuant to the Disposition of the Mortgage Banking Business in accordance with Section 6.8 and subject to requirements of Law, the Company shall not (and shall cause the Company Subsidiaries to not), except as provided in Section 6.1 of the Company Disclosure Letter, without the prior written consent of the Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)    conduct the business of the Company and the Company Subsidiaries other than in the ordinary and usual course consistent with past practice, or fail to use commercially reasonable efforts to preserve intact their business organizations and maintain their existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to materially impair the Company’s ability to perform its obligations under this Agreement;

(b)    engage in any material new lines of business or make any material changes to its existing lines of business;

(c)    issue, sell, grant or otherwise permit to become outstanding, or authorize the creation of, any additional Company Stock (except pursuant to the exercise of Company Stock Options outstanding as of the date hereof), any other securities (including long term debt) of the Company or the Company Subsidiaries, or any rights, stock appreciation rights, options or securities to acquire any Company Stock, or any other securities (including long term debt) of the Company or the Company Subsidiaries or enter into any agreements to take any such actions;

(d)    split, combine or reclassify any shares of capital stock or other securities of the Company or the Company Subsidiaries;

(e)    purchase, redeem or otherwise acquire any capital stock or other securities of the Company or the Company Subsidiaries or any rights, options, or securities to acquire any capital stock or other securities of the Company or the Company Subsidiaries (other than the redemption upon maturity of the Company’s subordinated notes, and the issuance of Company Stock upon the exercise of Company Stock Options that are outstanding as of the date hereof in accordance with their present terms);

(f)    except as in effect on the date hereof and as disclosed in the Company Disclosure Letter, enter into, or take any action to cause any holders of Company Stock to enter into, any agreement, understanding or commitment relating to the rights of holders of Company Stock to vote any Common Stock, or cooperate in any formation of any voting trust or similar arrangement relating to such shares, other than the Shareholders Agreements;

(g)    except for the Spin-Off or as provided in Section 6.9 for dividends paid after the Pre-Closing Balance Sheet Date to the Company’s shareholders following prior written notice thereof to the Parent, (i) make, declare, pay or set aside for payment any dividend, other than dividends from wholly-owned Company Subsidiaries to the Company, (ii) declare or make any distribution on any shares of Company Stock or (iii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of Company Stock;

(h)    (i) issue, sell or otherwise permit to become outstanding, (ii) transfer, mortgage, encumber or otherwise dispose of, (iii) permit the creation of any Lien in respect of, or (iv) amend or modify the terms of, any equity interests held in a Company Subsidiary;

(i)    amend its Articles of Incorporation or Bylaws;

(j)    except in accordance with Section 7.8, as required pursuant to existing written, binding agreements in effect prior to the date hereof, as required by applicable Law or in the ordinary and usual course of business consistent with past practices, (i) increase the salary, incentive compensation or other benefits (including bonus payments) payable to any director, officer or employee of Company or any Company Subsidiary or (ii) enter into, amend, modify or terminate any employment, consulting, severance, change in control or similar agreements or arrangements with any director, officer or employee of the Company or any Company Subsidiary other than any such agreements for new hires not to exceed $500,000 in the aggregate, provided that in no event shall the Company or any Company Subsidiary enter into any employment agreement with any officer with the title of executive vice president or higher without the prior written consent of the Parent;

(k)    enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by applicable Law, (ii) pursuant to an existing written binding agreement in effect prior to the date hereof or (iii) the regular renewals of insurance contracts) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of, or independent contractor with respect to, the Company or the Company Subsidiaries (or any dependent or beneficiary of the foregoing Persons);

(l)    make any capital expenditure or commitments with respect thereto in excess of $250,000 with respect to any item or project or in the aggregate with respect to any related items or projects, except for capital expenditures described in the Company Disclosure Letter and ordinary repairs, renewals and replacements;

(m)    compromise or otherwise settle or adjust any assertion or claim of a material deficiency in Taxes, enter into any material closing agreement, extend the statute of limitations with any Tax Authority or file any pleading in court in any material Tax litigation or any appeal from an asserted material deficiency, surrender a right to claim a refund of material Taxes or file or amend any material income or other federal, foreign, state or local Tax return, or make any material Tax election that is inconsistent with the Company’s current Tax election practices or that concerns a matter as to which the Company has no current Tax election practice;

(n)    change its material Tax or accounting policies and procedures or any method or period of accounting unless required by GAAP, regulatory accounting principles, changes in Law or a Governmental Entity or a Tax Authority;

(o)    other than in the ordinary course and in compliance with applicable Law, grant or commit to grant any extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or holder of 10% or more of the outstanding Company Stock, or any Affiliate of such Person;

(p)    close or relocate any offices at which business is conducted or open any new offices, except as described in the Company Disclosure Letter, or except as necessary in the event of damage or destruction of existing offices in order to continue the business conducted at such offices;

(q)    grant any Person a power of attorney or similar authority, other than in the ordinary and usual course of business consistent with past practice;

(r)    except in accordance with Sections 6.1(j) and 6.1(k), amend, modify or renew any Company Scheduled Contract or enter into any agreement or contract that would be required to be a Company Scheduled Contract under Section 4.19 or as set forth in Section 6.1(r) of the Company Disclosure Letter; provided, that the Company and any Company Subsidiary may (i) renew an existing Company Scheduled Contract in the ordinary and usual course of business on substantially equivalent terms if the total obligation of the Company and any Company Subsidiary thereunder (including any cancellation or termination payments or the effect of any required minimum notice periods prior to cancellation or termination) shall not exceed $150,000 and (ii) enter into ordinary course business and operations transaction agreements that (A) do not restrict the Company or the Company Subsidiaries (or any Affiliate of the Company or the Company Subsidiaries or the Surviving Entity (including the Merger Sub and its Subsidiaries) after the Effective Time) from competing in any line of business with any Person or using or employing the services of any Person or (B) call for aggregate annual payments of $150,000 or more and is not terminable on 60 days or less notice without payment of any material termination fee or penalty;

(s)    except in the ordinary and usual course of business and consistent with past practices, sell, transfer, mortgage, encumber or otherwise dispose of or permit the creation of any Lien for sales of loans, debt securities or similar investments (except for a Lien for Taxes not yet due and payable) in respect of, or discontinue any portion of, any assets, deposits or properties material to the business or financial position of the Company or any Company Subsidiary or release or waive any material claim;

(t)    acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity or acquire mortgage servicing rights except in connection with existing correspondent lending relationships in the ordinary and usual course of business consistent with past practice;

(u)    (i) take any action which would or could reasonably be expected to (A) prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code or the ability of counsel to render the opinions described in Section 9.7 of this Agreement, (B) materially adversely affect the ability of the Company to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby, (C) materially adversely affect the Company’s ability to perform its covenants and agreements under this Agreement, or (D) result in any of the conditions to the performance of the Parent’s or the Company’s obligations hereunder, as set forth in Articles IX, X or XI herein not being satisfied; or (ii) engage in any new line of business or make any acquisition that would not be permissible for a United States bank holding company (as defined in the Bank Holding Company Act of 1956) or would subject the Company, Parent or any Subsidiary of either to material regulation by a Regulatory Authority that does not presently regulate such company or to regulation by a Regulatory Authority that is materially different from current regulation;

(v)    Reserved;

(w)    except to the extent directly related to loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest bearing assets of the Company and the Company Subsidiaries that have been classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Credit Risk Assets,” or “Concerned Loans,” pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary and usual course of business consistent with past practice that involves solely money damages in the amount not in excess of $100,000 individually or $500,000 in the aggregate, and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, except to the extent any such claim, action, litigation, arbitration or proceeding has been specifically reserved for and identified in Section 6.1(w) of the Company Disclosure Letter, provided that any such payment, discharge, settlement or compromise shall not exceed the dollar amount of such identified reserve for such matter;

(x)    incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, except for (i) in connection with banking transactions in the ordinary and usual course of business, (ii) short-term borrowings (including refinancings thereof) made at prevailing market rates and terms consistent with prior practice, (iii) interbank borrowings made in the ordinary course of its banking business or (iv) indebtedness of the Company or any of its wholly-owned Subsidiaries to the Company or any of its wholly-owned Subsidiaries deposits, FHLB advances, repurchase agreements, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary and usual course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Effective Time to the Parent or any Subsidiary of the Parent; provided, however, that in no event shall the Company acquire FHLB advances with maturities of a term longer than one year without the prior written consent of the Parent;

(y)    (i) extend credit for new loans, renewals and extensions on an unsecured basis to any Person in the aggregate over $500,000, (ii) extend credit to any Person who is a new borrower on a secured basis in the aggregate over $1,500,000, or in the case of Oxford Trust Loans and in accordance with the existing policies related thereto, in the aggregate over $5,000,000, (iii) extend credit for renewals or extensions to any Person who is an existing borrower on a secured basis in the aggregate over $3,000,000, (iv) extend credit for indirect loans to any Person in the aggregate over $150,000, or (v) extend credit to individual consumers for loans, renewals and extensions of residential mortgage loans (including for construction of a residence) (A) in the aggregate over $1,000,000, (B) in the aggregate over $100,000 but less than $1,000,000, unless the combined loan-to-value ratio after giving effect thereto is less than 80% or (C) in the aggregate equal to or less than $100,000, unless the combined loan-to-value ratio after giving effect thereto is less than 100%;

(z)    acquire or extend credit on Lending Tree originations outside of the States of Indiana, Ohio, Pennsylvania, West Virginia and Michigan;

(aa)    terminate or amend the relationship with Affinity Financial Corporation, including terminating or amending the Joint Marketing Agreement, dated November 12, 2004, between Union Federal and Affinity Financial Corporation and the Deposit Services Agreement, dated November 12, 2004, between Union Federal and Affinity Financial Corporation;

(bb)    amend, modify, renew or terminate any contract with Bisys or any of its Affiliates;

(cc)    increase commitments for, or the balance of, Affinity Financial Corporation CF tranches;

(dd)    engage in “pooled loan” purchases (bulk and flow) of commercial real estate, commercial or retail loans; or

(ee)    agree or make any commitment to take any actions prohibited by this Section 6.1.

In the event that the Parent does not respond in writing to the Company within five Business Days of a written request for the Company to engage in any of the actions for which Parent’s prior written consent is required pursuant to this Section 6.1, the Parent shall be deemed to have consented to such action. Any request by the Company or response thereto by the Parent shall be made in accordance with the notice provisions of Section 13.2, and any request by the Company shall also state that it is a request pursuant to this Section 6.1 and that a failure to respond within five Business Days shall constitute consent.

6.2    Access to Information.    The Company will afford, upon reasonable notice, to the Parent and its representatives, counsel, accountants, agents and employees reasonable access during normal business hours to all of its and the Company Subsidiaries’ business, operations, employees, properties, books, files and records (other than as pertains solely to the Mortgage Banking Business) and will take reasonable efforts to enable the Parent and its representatives, counsel, accountants, agents and employees to conduct an examination of the financial statements, business, assets and properties of the Company and the Company Subsidiaries and the condition thereof and to update such examination at such intervals as the Parent shall deem appropriate. Such examination shall be conducted in cooperation with the officers of the Company and the Company Subsidiaries and in such a manner as to minimize any disruption of, or interference with, the normal business operations of the Company and the Company Subsidiaries. During the period from the date of this Agreement to the Effective Time, the Company shall promptly furnish the Parent with copies of all monthly and other interim financial statements, produced in the ordinary and usual course of business as the same shall become available and the reports and materials identified on Exhibit F.

6.3    Notices; Reports.    The Company will promptly notify the Parent of any event of which the Company obtains Knowledge which has had or may reasonably be expected to have a Material Adverse Effect, or in the event that the Company determines that it is unable to fulfill any of the conditions to the performance of the Parent’s obligations hereunder, as set forth in Articles IX or XI herein, and the Company will furnish the Parent (i) as soon as available, and in any event within 5 Business Days after it is mailed or delivered to the Board of Directors of the Company or the Company Subsidiaries or committees thereof, any report by the Company or the Company Subsidiaries for submission to the Board of Directors of the Company or the Company Subsidiaries or committees thereof, relating to any such Material Adverse Effect or event, provided, however, that the Company need not furnish to the Parent communications of the Company’s legal counsel regarding the Company’s rights and obligations under this Agreement or the transactions contemplated hereby, or books, records and documents covered by confidentiality agreements or the attorney-client privilege, or which are attorneys’ work product, (ii) as promptly as practicable, all financial statements, reports, letters and communications sent by the Company to its shareholders or other security holders and, subject to applicable Law, all thrift financial reports filed by the Company or the Company Subsidiaries with the OTS or other Governmental Entities, and (iii) such other existing reports as the Parent may reasonably request relating to the Company or the Company Subsidiaries. The Company shall promptly notify the Parent of the non-renewal of the contracts and agreements set forth in Section 4.19 of the Company Disclosure Letter. The Company shall promptly notify the Parent if, between the date hereof and the earlier of the Effective Time or the termination of this Agreement, the Company (i) compromises or settles an assertion of, or claim of a deficiency in, Taxes in excess of $70,000, (ii) enters into a closing agreement involving a Tax claim exceeding $70,000, (iii) files a pleading in court in Tax litigation, or an appeal from an asserted deficiency, involving Taxes in excess of $70,000, (iv) surrenders a right to claim a refund of Taxes in excess of $70,000, (v) files an amended Tax Return relating to Taxes payable by or on behalf of the Company and the Company Subsidiaries, (vi) makes a Tax election that is inconsistent with the Company’s current Tax election practices or that concerns a matter as to which the Company has no current Tax election or practice, or (vii) changes its Tax or accounting policies or procedures. The Company further agrees to promptly provide Parent with a copy of any notice delivered by (a) Union Federal or Waterfield Financial Corporation to American Home Mortgage Corp., or American Home Mortgage Corp. to Union Federal or Waterfield Financial Corporation pursuant to Section 6.4(b) of the AHM Purchase Agreement and (b) Union Federal or the Company to the purchaser or the purchaser to Union Federal or the Company pursuant to the Asset Purchase Agreement.

6.4    Company Shareholder Action.    As promptly as practicable after the execution of this Agreement, the Company will take action necessary in accordance with applicable Law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders (including any adjournment or postponement, the “Company Shareholders’ Meeting”) to consider and vote upon the approval of the Company Proposals (such approval, the “Company Shareholder Approval”) and to solicit such Company Shareholder Approval as promptly as practicable after the Registration Statement is declared effective. The Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Company Proposals by the Company’s shareholders at the Company Shareholders’ Meeting (the “Company Recommendation”) and shall include such recommendation in a written communication to the Company shareholders concerning this Agreement or the Company Proposals. The Board of Directors of the Company may fail to make such a recommendation referred to above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its outside financial and legal advisors, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable Law. The Company shall otherwise comply with all legal requirements applicable to the Company Shareholders’ Meeting.

6.5    Applications.    The Company agrees to provide information reasonably requested by the Parent for the preparation of any applications necessary to consummate the transactions contemplated hereby. The Company covenants and agrees that, with respect to the written information relating to the Company or the Company Subsidiaries, any proxy statement or other information provided by the Company to the Company shareholders will comply in all material respects with the provisions of applicable Law, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Company will use its commercially reasonable efforts to assist the Parent in obtaining all approvals or consents of Governmental Entities necessary to effect the Merger and the transactions contemplated herein.

6.6    No Solicitation.    From and after the date hereof until the termination of this Agreement, neither the Company, nor any of the Company Subsidiaries, nor any of their respective officers, directors, employees, representatives, agents and Affiliates (including any investment banker, attorney or accountant retained by the Company or any of the Company Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize any of its officers, directors, or employees or any of the Company Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of the Company Subsidiaries to take any such action, and the Company shall notify the Parent orally of all of the relevant details relating to all proposals which it or any of the Company Subsidiaries or any such officer, director or employee, or, to the Company’s Knowledge, investment banker, financial advisor, attorney, accountant or other representative of the Company may receive relating to any of such matters, provided, however, that nothing contained in this Section 6.6 shall prohibit the Board of Directors of the Company from (i) complying with its disclosure obligations under federal or state Law; provided further, however, that any such disclosure regarding any Acquisition Proposal shall be deemed to be a Change in Recommendation unless the Board of Directors of the Company reaffirms the Company Recommendation; or (ii) furnishing information to, or entering into discussions or negotiations with, any Person that makes an unsolicited Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of the Company determines in good faith (after consultation with its financial and legal advisors), taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to the Company’s shareholders from a financial point of view than the Merger; (B) the Board of Directors of the Company determines in good faith (after consultation with its financial and legal advisors) that the failure to furnish information to or enter into discussions with such Person would likely cause the Board of Directors to breach its fiduciary duties to shareholders under applicable Law (such proposal that satisfies clauses (A) and (B) being referred to herein as a “Superior Proposal”); (C) the Company promptly notifies the Parent of such proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers, and receives from such Person an executed confidentiality agreement in form and substance identical in all material respects to the confidentiality agreements that the Company and the Parent entered into; and (D) the Company Shareholders’ Meeting has not occurred. For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder or in connection with the Disposition of the Mortgage Banking Business) involving the Company or any of the Company Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. To the Company’s Knowledge, no Acquisition Proposal is outstanding as of the date of this Agreement.

6.7    Affiliates.    The Company shall use commercially reasonable efforts to cause each director, executive officer and other Person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of the Company to deliver to the Parent, as soon as reasonably practicable after the date of this Agreement, a written agreement in a form reasonably satisfactory to the Company and the Parent.

6.8    Excluded Assets and Liabilities.

(a)    Except as otherwise provided in this Section 6.8 and Section 6.9, the Disposition of the Mortgage Banking Business shall be completed by the Company prior to the Pre-Closing Balance Sheet Date. The Company hereby agrees that it shall use commercially reasonable efforts to minimize the amount of Excluded Assets and Liabilities that remain outstanding prior to the Pre-Closing Balance Sheet Date which are subsequently transferred to the Shareholder Representative in accordance with Section 6.8(c).

(b)    Section 6.8(b) of the Company Disclosure Letter sets forth the Company’s preliminary list of all of the Excluded Assets and Liabilities and the respective values for each of the assets and liabilities identified thereon determined in accordance with GAAP consistently applied. The Company shall deliver to Parent not later than 30 days following the end of each month an update to the foregoing schedule in substantially similar form, which updated schedule shall (i) specifically identify any additional assets or liabilities which constitute Excluded Assets and Liabilities that were not included in the prior schedule and (ii) exclude any Excluded Assets and Liabilities liquidated or sold or transferred to a third party since the prior schedule. No later than 90 days following the date of this Agreement, the parties shall meet to evaluate the status of the transactions contemplated by the AHM Purchase Agreement, the Asset Purchase Agreement and the Other Asset Transfers. At such meeting, the Company shall provide Parent with a reasonably detailed analysis of its expected treatment of all Excluded Assets and Liabilities that remain outstanding as of such date. The Company shall afford Parent a reasonable opportunity to provide comments on, and consult with the Company with respect to, the Company’s plans for such remaining Excluded Assets and Liabilities.

(c)    Except as provided in Section 6.8(d) below, the Company hereby agrees that all Excluded Assets and Liabilities shall be liquidated and wound up, sold to a third party and wound up or transferred to the Shareholder Representative and wound up, in each case, prior to the Pre-Closing Balance Sheet Date. As used herein, “wound up” or “wind up” means, with respect to any Excluded Assets and Liabilities, to the extent applicable, (i) the termination or assumption by a third party or the Shareholder Representative of all contracts in respect thereof and in the case of termination, payment or satisfaction in full of any and all obligations thereunder and in the case of assumption, the receipt of any required consent of a third party or Governmental Entity where the failure to obtain such consent would result in the breach of contravention of the rights of such third party or Governmental Entity (each, a “Consent”), (ii) obtaining either (x) evidence reasonably satisfactory to Parent of the satisfaction of all existing and future payment obligations in respect thereof or (y) customary releases of the Company or the Company Subsidiaries, as applicable, and (iii) the surrender to all applicable Governmental Entities of all existing licenses and any other existing regulatory approvals in respect thereof. Notwithstanding anything contained in this Agreement to the contrary, any obligation to “wind up” Excluded Assets and Liabilities shall not apply to (i) the assets and liabilities that are subject to either the AHM Purchase Agreement or the Asset Purchase Agreement and sold pursuant thereto in accordance with the terms thereof, (ii) the loans identified as Account Numbers 1018, 1026, 1028, 1034, 1136, 1312, 1313 and 1970 (the “S&D Loans”), (iii) the membership interests of Quantum Settlement Services, LLC and (iv) the capital stock of Waterfield Reinsurance Corp., the sale or disposition of each of the assets and liabilities referenced in clauses (i) through (iv) shall nevertheless continue to be required as part of the Disposition of the Mortgage Banking Business.

(d)    Notwithstanding the foregoing, any existing or future liabilities or obligations relating to the Excluded Assets and Liabilities, which liabilities or obligations are not “wound up” prior to the Pre-Closing Balance Sheet Date, shall be deemed to have been retained by the Company or the applicable Company Subsidiary (the “Retained Excluded Liabilities”) subject to the terms of this Section 6.8, provided that the aggregate amount of all existing and future liabilities and obligations of the Company and the Company Subsidiaries related to the

Retained Excluded Liabilities determined as of the time immediately prior to the Pre-Closing Balance Sheet Date shall not exceed $3,000,000. If any Consent is not obtained prior to the Pre-Closing Balance Sheet Date, Parent and the Shareholder Representative shall cooperate in any lawful and reasonable arrangements reasonably proposed by the Shareholder Representative under which the Shareholder Representative shall obtain the economic claims, rights, benefits, liabilities and obligations under the applicable contract with respect to which the Consent has not been obtained. The Shareholder Representative shall bear the entire cost of any such arrangement and shall promptly reimburse Parent, the Company and the Company Subsidiaries for all costs and expenses incurred by them in connection with such arrangement. The Shareholder Representative shall indemnify Parent, the Company and their respective Affiliates and each of their respective officers, directors, stockholders, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by such indemnified party to the extent arising from any Retained Excluded Liabilities. The Shareholder Representative shall use its commercially reasonably efforts to cause the Retained Excluded Liabilities to be wound up as promptly as practicable after the Spin-Off until, subject to the conditions set forth below, the earlier of (i) the second anniversary of the Closing Date or (ii) the reasonable determination by the Shareholder Representative and Parent that the then remaining aggregate amount of existing and future liabilities and obligations of the Company and the Company Subsidiaries related to the then existing Retained Excluded Liabilities is less than $500,000 (the “Expiration Date”). The Shareholder Representative shall be responsible for all costs and expenses associated with satisfaction of the obligations set forth in the immediately preceding sentence. The Shareholder Representative’s obligations with respect to the Retained Excluded Liabilities after the Spin-Off as provided above shall terminate at the Expiration Date upon payment in cash to Parent of an amount equal to the aggregate amount of the existing and future liabilities and obligations of the Company and the Company Subsidiaries related to such then remaining Retained Excluded Liabilities as agreed to by the Parent and the Shareholder Representative (the “Release Payment”). Upon payment in full by the Shareholder Representative to the Parent of the then remaining Retained Excluded Liabilities, the Parent shall execute such assignments or other documents and instruments as may be customary to evidence the transfer of such obligations and a mutually acceptable release in favor of the Shareholder Representative releasing the Shareholder Representative from any further obligation with respect to the Retained Excluded Liabilities. Thereafter, if the Parent receives any payments from a third party in respect of the Retained Excluded Liabilities, Parent shall promptly forward such payment to the Shareholder Representative. Until the Release Payment is made to Parent, the Shareholder Representative’s obligations with respect to such Retained Excluded Liabilities shall remain in effect notwithstanding that the Expiration Date shall have occurred.

6.9    Pre-Closing Balance Sheet.    The Company shall deliver to Parent, not later than 30 days following the end of each month, a pro forma Pre-Closing Balance Sheet as of such month end. Each such pro forma Pre-Closing Balance Sheet shall be prepared in the same manner and on a basis consistent with the methodologies set forth below for the preparation of the Pre-Closing Balance Sheet and the calculation of the Target Equity Amount. Within 15 days following the Pre-Closing Balance Sheet Date or, if later, within two Business Days following the later to occur of the events set forth in clauses (i) and (ii) of the definition of Pre-Closing Balance Sheet Date, the Company shall deliver to Parent a consolidated balance sheet dated as of the Pre-Closing Balance Sheet Date, which consolidated balance sheet shall be adjusted to give effect to any Other Asset Transfers completed subsequent to the Pre-Closing Balance Sheet Date and prior to the satisfaction of the later to occur of the events set forth in clause (i) and (ii) of the definition of Pre-Closing Balance Sheet Date, as if such Other Asset Transfers had been completed immediately prior to the Pre-Closing Balance Sheet Date (the “Pre-Closing Balance Sheet”). Notwithstanding the foregoing, the Company shall use its commercially reasonable efforts to deliver each pro forma Pre-Closing Balance Sheet and the Pre-Closing Balance Sheet as soon as practicable after the month end or the Pre-Closing Balance Sheet Date, as applicable. “Pre-Closing Balance Sheet Date” shall mean the last day of the month prior to the month in which the later of (i) the Disposition of the Mortgage Banking Business and (ii) the satisfaction or waiver of the last of the conditions specified in Articles IX, X, and XI hereof (other than any such conditions which are by their terms to be satisfied or waived as of the Closing and exclusive of any applicable waiting period relating to regulatory approval), occurs. The Company covenants and agrees that the Pre-Closing Balance Sheet will reflect at least $90,000,000 in shareholders’ equity as determined in accordance with GAAP applied on a basis consistent with the Company

Financial Statements and the assumptions set forth on Exhibit C attached hereto and reduced to reflect certain expenses that can be identified prior to the Pre-Closing Balance Sheet Date, which expenses are described on Exhibit D attached hereto (“Target Equity Amount”), as adjusted as described in this Section 6.9. Provided that the shareholders’ equity as finally determined in accordance with this Section 6.9 is at least equal to the Target Equity Amount, the Pre-Closing Balance Sheet will be prepared to reflect dividends paid or to be paid to the Company’s shareholders prior to the Closing. The Company shall use its best efforts to cause the shareholders’ equity, as adjusted herein, on the Closing Date to equal or exceed shareholders’ equity, as adjusted herein, reflected on the Pre-Closing Balance Sheet. Notwithstanding anything contained herein, all assets and liabilities held by the Shareholder Representative shall not be deemed to be held by the Company for purposes of preparing the Pre-Closing Balance Sheet. The Company agrees to consult and maintain ongoing communications with Parent and Parent’s independent auditors in connection with the preparation of the Pre-Closing Balance Sheet. Such consultation shall include granting Parent and its independent auditors access to all working papers of the Company relating to the Pre-Closing Balance Sheet. The Pre-Closing Balance Sheet shall become final and binding on the parties following the 5th Business Day following delivery thereof to the Parent, unless the Parent gives written notice of its disagreement with the Pre-Closing Balance Sheet (a “Notice of Disagreement”) to the Company prior to such date. If a Notice of Disagreement is received by the Company in a timely manner, then the Pre-Closing Balance Sheet (as revised in accordance with this sentence) shall become final and binding upon the Company and the Parent on the earlier of (A) the date the Company and the Parent resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below). During the 5 Business Day period following the delivery of a Notice of Disagreement, the Company and the Parent shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period the Parent and its independent auditors shall continue to have access to the working papers of the Company prepared in connection with the Pre-Closing Balance Sheet. In the event the dispute is not resolved, at the end of such 5 Business Day period, the Company and the Parent shall submit in writing to an independent accounting firm (the “Accounting Firm”) for arbitration any and all matters that remain in dispute and which were included in the Notice of Disagreement. The Accounting Firm shall be a nationally recognized independent public accounting firm as shall be agreed upon by the Company and the Parent in writing. The Company and the Parent shall jointly request that the Accounting Firm render its reasoned written decision within the 10-day period following submission of such disputed matters to the Accounting Firm. The determination of the Accounting Firm shall be valid and binding on the parties for all purposes under this Agreement.

6.10    Transition.    The Company and the Company Subsidiaries shall reasonably cooperate with the Parent and the Parent Subsidiaries in order to facilitate an orderly transition of the management of the business of the Company and the Company Subsidiaries to the Parent and in order to facilitate the integration of the operations of the Company and the Parent and their Subsidiaries as soon as practicable after the Effective Time. The Company shall and shall cause the Company Subsidiaries to consult with the Parent on all strategic and operational matters to the extent such consultation is not in violation of applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. The Company shall, and shall cause the Company Subsidiaries to, make available to the Parent at the facilities of the Company and the Company Subsidiaries, where determined by the Parent to be appropriate and necessary, office space for one of Parent’s officers, such officer or officers to be identified by the Parent and reasonably acceptable to the Company, to help facilitate the transactions contemplated herein. Parent may request office space for one or more additional officers subject to the Company’s prior approval, such approval not to be unreasonably withheld. At the time of any such request by Parent, Parent will provide the Company with information regarding Parent’s purpose in adding such officer or officers, such officer to be identified by the Parent and reasonably acceptable to the Company. The Parent, its Subsidiaries, officers, employees, counsel, financial advisors and other representatives shall, upon reasonable written notice to the Company, be entitled to review the operations and visit the facilities of the Company and the Company Subsidiaries during normal business hours and with minimal disruption to the operation of the Company’s and the Company Subsidiaries’ respective operations. Notwithstanding the foregoing, nothing contained in this Agreement gives the Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ respective operations.

6.11    Asset Purchase Agreement and AHM Purchase Agreement.    The Company shall not amend or modify, or waive any provision or condition of the AHM Purchase Agreement without the prior written consent of the Parent, which consent shall not be unreasonably withheld, delayed or conditioned, except that Parent’s good faith refusal to consent to any amendment, modification or waiver that would affect the Seller’s (named in the AHM Purchase Agreement) rights to indemnification or obligations to indemnify contained therein or otherwise increase Seller’s post-closing obligations thereunder shall not be deemed to be unreasonable. The Company shall not amend or modify, or waive any provision or condition of the Asset Purchase Agreement without the prior written consent of the Parent, which consent shall not be unreasonably withheld, delayed or conditioned, except that Parent’s good faith refusal to consent to any amendment, modification or waiver that would affect the Seller’s (named in the Asset Purchase Agreement) rights to indemnification or obligations to indemnify contained therein or otherwise increase Seller’s post-closing obligations thereunder shall not be deemed to be unreasonable.

6.12    Third Party Processing Contracts.    The Company shall use its commercially reasonable efforts to maintain all third party processing contracts at their present levels.

6.13    Company Policies and Procedures.    The Company agrees to consult with the Parent prior to implementing or adopting any material change in its credit risk, interest rate risk management, hedging and other risk management policies or practices, provided that nothing herein shall be construed to prevent or delay the Company from making any such changes that may be required by Law.

6.14    Reserved.

6.15    Shareholder Representative Spin-Off.    The Company shall distribute all of the membership and any other ownership interests in the Shareholder Representative to the Company’s shareholders no later than immediately prior to the Effective Time (the “Spin-Off”).

6.16    Subsequent Shareholder Agreements.    The Company shall use its best efforts to obtain Shareholder Agreements from the following shareholders of the Company: (i) the Jill L. Waterfield Irrevocable Grantor Trust, dated September 5, 1998, (ii) the Richard R. Waterfield Irrevocable Grantor Trust, dated September 5, 1998, (iii) the John R. Waterfield Irrevocable Grantor Trust dated September 5, 1998, (iv) Tim McGinley, (v) Thomas West and (vi) Howard Chapman. as promptly as practicable after the date of this Agreement and prior to March 31, 2006, provided that nothing herein shall require the Company or any shareholder to enter into a Shareholder Agreement that may be in violation of Law.

6.17    S&D Loans.    The Company shall use its commercially reasonable efforts to consummate (i.e., transfer legal title) the sale of the S&D Loans by March 31, 2006 (it being understood with respect to any S&D Loan sold on a servicing released basis, the actual transfer of the servicing function might occur subsequent to March 31, 2006, and that there may be a holdback of a portion of the purchase price related to the delivery of all necessary mortgage loan files with respect thereto). If the sale of the S&D Loans is not consummated by March 31, 2006, then any Repurchase Obligation shall be deemed a Retained Excluded Liability for purposes of Section 6.8 and, following the Closing, the Shareholder Representative shall fulfill any existing Repurchase Obligations. For purposes of this Agreement, “Repurchase Obligation” means the obligation of the Company or any Company Subsidiary to repurchase from the Person (or assignee thereof) who purchased such loan or loans, or any indemnity obligation with respect to, any S&D Loan and any costs, liabilities, expenses and indemnity obligations incurred by the Company or any Company Subsidiaries in connection therewith.

6.18    Company Audit.    The Company shall use its commercially reasonable efforts to deliver the 2005 Audited Financial Statements prior to the Pre-Closing Balance Sheet Date.

ARTICLE VII

Covenants of Parent

The Parent covenants and agrees with the Company as follows:

7.1    Conduct of Business Prior to Effective Time.    Parent agrees that it shall form Merger Sub prior to the Closing Date. Between the date hereof and the earlier of the Effective Time or the termination of the Agreement, except as contemplated by this Agreement and subject to requirements of Law, the Parent shall not (and shall cause the Parent Subsidiaries to not), except as provided in Section 7.1 of the Parent Disclosure Letter, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)    conduct the business of the Parent and the Parent Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use reasonable efforts to preserve intact their business organizations and maintain their existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to materially impair the Parent’s ability to perform its obligations under this Agreement;

(b)    take any action which would or could reasonably be expected to (i) adversely affect the ability to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect the Parent’s ability to perform its covenants and agreements under this Agreement; (iii) result in any of the conditions to the performance of the Company’s or the Parent’s obligations hereunder, as set forth in Articles X or XI herein not being satisfied; (iv) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Effective Time or in any of the conditions set forth in Article IX hereof not being satisfied; (v) change or waive any provision of its Article of Incorporation or Bylaws, except as required by Law; (vi) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Government Entity responsible for regulating the Parent; or (vii) prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code or the ability of counsel to render the opinions described in Section 9.7 of this Agreement; or

(c)    agree or make any commitment to take any actions prohibited by this Section 7.1.

7.2    Applications.    The Parent will, as promptly as practicable, prepare and file in final form or cause to be prepared and filed in final form (it being recognized that the Federal Reserve System, Ohio Department of Commerce Division of Financial Institutions or other applicable Governmental Entities may require supplemental filings after such filing in final form) (i) an application for approval of the Merger with the Federal Reserve System and the Ohio Department of Commerce Division of Financial Institutions (which shall be filed not later than 30 days from the date hereof); and (ii) any other applications or notices necessary to consummate the transactions contemplated hereby, and further agrees to provide any information reasonably requested by the Company required for the preparation of any applications necessary to consummate the transactions contemplated hereby. The Parent shall afford the Company a reasonable opportunity to review, subject to applicable Law, all such applications and all correspondence, amendments and supplements thereto before the filing thereof and provide the Company with copies of any such correspondence, amendments or supplements at the time that they are filed. The Parent agrees to timely provide any information reasonably requested by the Company which is necessary for the preparation of any proxy statement or other information provided to the Company shareholders, and agrees that the information provided by it will comply in all material respects with the provisions of applicable Law, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

7.3    Notices; Reports.    The Parent will promptly notify the Company of any event of which the Parent obtains Knowledge which has had or may reasonably be expected to have a Material Adverse Effect, or in the event that the Parent determines that it is unable to fulfill any of the conditions to the performance of the Parent’s obligations hereunder, as set forth in Articles IX or X herein, and the Parent will furnish the Company (i) as soon as available, and in any event within 5 Business Days after it is mailed or delivered to the Board of Directors of the Parent or the Parent Subsidiaries or committees thereof, any report by the Parent or the Parent Subsidiaries for submission to the Board of Directors of the Parent or the Parent Subsidiaries or committees thereof, relating to any such Material Adverse Effect or event, provided, however, that the Parent need not furnish to the Company communications of the Parent’s legal counsel regarding the Parent’s rights and obligations under this Agreement or the transactions contemplated hereby, or books, records and documents covered by confidentiality agreements or the attorney-client privilege, or which are attorneys’ work product, (ii) as promptly as practicable, all financial statements, reports, letters and communications sent by the Parent to its shareholders or other security holders and, subject to applicable Law, all financial reports or Securities Reports filed by the Parent or the Parent Subsidiaries with the Federal Reserve System and Ohio Department of Commerce Division of Financial Institutions, SEC or other Governmental Entities, and (iii) such other existing reports as the Company may reasonably request relating to the Parent or the Parent Subsidiaries.

7.4    Indemnification and Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, the Parent shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of the Company Subsidiaries and any such Person presently or formerly serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, agent, trustee or fiduciary of another Person, or under or with respect to any employee benefit plan (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities, penalties, or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation whether civil, criminal, or administrative, based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of the Company or any Subsidiary of the Company, or pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”) (x) to the same extent such Persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s Articles of Incorporation, Bylaws and indemnification agreements, if any, in existence on the date hereof (all such agreements being listed in the Company Disclosure Letter) with any directors or officers of the Company and the Company Subsidiaries and (y) without limitation of, and in addition to clause (x), to the fullest extent permitted by Law.

(b)    For a period of six years after the Effective Time, the Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage, amounts and retentions containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Entity shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by the Company for such insurance (the “Company’s Current Premium”), and if such premiums for such insurance would at any time exceed 200% of the Company’s Current Premium, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to 200% of the Company’s Current Premium. The annual amount currently expended by the Company and the Company Subsidiaries for such insurance coverage is set forth in Section 7.4(b) of the Company Disclosure Letter.

(c)    The Parent shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 7.4.

(d)    Any Indemnified Party wishing to claim indemnification under Section 7.4(a), upon learning of any claim, action, suit proceeding or investigation described above (each, a “Claim”), shall promptly notify the Parent thereof; provided that the failure so to notify shall not affect the obligations of the Parent under Section 7.4(a) unless and to the extent that the Parent is actually materially prejudiced as a result of such failure. In the event of a Claim (whether arising before or after the Effective Time), (i) the Parent shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and upon such assumption the Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof except that if the Parent elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Parent and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Parent shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefore are received; provided, however, that the Parent shall be obligated pursuant to this paragraph (d) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction with respect to any given Claim or series of related or similar Claims unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest that necessitates more than one law firm, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Parent shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned; and provided, further, that the Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(e)    If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 7.4.

(f)    The provisions of this Section 7.4, (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have or contract or otherwise.

7.5    Registration Statement.

(a)    The Parent agrees to prepare pursuant to all applicable Laws a registration statement on Form S-4 (the “Registration Statement”) to be filed by the Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the prospectus that forms a part of the Registration Statement, the proxy statement for the Company Shareholders’ Meeting and related proxy solicitation materials (collectively, the “Proxy Statement”) and all related documents). The Parent agrees to file the Proxy Statement and the Registration Statement with the SEC as promptly as responsibly practicable but in any event, not more than 30 days following the date hereof. The Parent shall cause the Registration Statement to comply as to form and substance in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act and the rules of NASDAQ. The Parent agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. The Parent also agrees to use all reasonable efforts to obtain, prior to the Effective Time of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. The Company agrees to furnish to the Parent all information concerning the Company, its officers, directors and shareholders as may be reasonably requested in connection with the foregoing. The Company shall use all reasonable best efforts to cause the Proxy Statement to be mailed to its shareholders at the earliest practicable date after the Registration Statement is declared effective.

(b)    Each of the Parent and the Company agrees, as to itself and the Company Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Company shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement that, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or that will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of the Parent and the Company further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement or Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take necessary steps to correct the Proxy Statement.

(c)    The Parent agrees to advise the Company, promptly after the Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

7.6    Exchange Listing or Notification.    As required by NASDAQ, the Parent shall file a NASDAQ Notification Form for Listing of Additional Shares and/or Change in the Number of Shares Outstanding, with respect to Parent Common Stock to be issued to the holders of the Company Stock in the Merger.

7.7    Stock and Cash Reserve.    The Parent agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of the Parent Common Stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

7.8    Employee Benefits.

(a)    Parent shall honor all Employee Plans and Benefit Arrangements in accordance with their terms as in effect immediately prior to the Effective Time. For the period beginning on the Effective Time and ending on December 31, 2006, the Parent shall provide to the employees of Company and the Company Subsidiaries who continue to be employed by Parent immediately following the Effective Time (“Continuing Employees”), compensation and employee benefits, taken together as a whole, that are no less favorable in the aggregate than those provided to the Continuing Employees immediately prior to the Effective Time. For the avoidance of doubt, Parent may satisfy its obligations under this Section 7.8(a) by continuing in effect the Employee Plans and Benefit Arrangements for Continuing Employees during the period described in the preceding sentence, and Parent may exclude Continuing Employees from coverage under and participation in Parent’s compensation and benefit plans and arrangements.

(b)    With respect to any Parent Employee Plans and Parent Benefit Arrangements in which any Continuing Employee first becomes eligible to participate on or after the Effective Time, the Parent shall (i) waive all pre-existing conditions, actively-at-work requirements, exclusions and waiting periods with respect to participation and coverage requirements under any Parent Employee Plans and Parent Benefit Arrangements to the extent they were inapplicable to, or were satisfied under, the Employee Plans or Benefit Arrangements, (ii) recognize service of the Continuing Employees which was credited under the Employee Plans or Benefit Arrangements for purposes of eligibility, vesting and benefit accruals under the Parent Employee Plans and Parent Benefit Arrangements (but not for purposes of benefit accrual under any defined benefit employee pension plans), provided that such recognition of service shall not result in duplicative benefits with respect to the same period of service, (iii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Employee Plan or Benefit Arrangement ending on the date such employee’s participation in the corresponding Parent Employee Plan or Parent Benefit Arrangement begins to be taken into account under such Parent Employee Plan or Parent Benefit Arrangement for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Employee Plan or Parent Benefit Arrangement and (iv) apply any increase in any of the Continuing Employee’s portion of the premium cost, deductibles, co-payments and other out-of-pocket costs no earlier than the later of the first day of the first plan year of either the Employee Plan or Benefit Arrangement or the Parent Employee Plan or Parent Benefit Arrangement beginning after the Effective Time.

(c)    (i) The Parent will pay and provide to employees of the Company or the Company Subsidiaries whose employment terminates on, or within twelve (12) months after the Closing Date, severance benefits in accordance with the terms of the Waterfield Mortgage Company, Inc. Severance Pay Plan or the Waterfield Mortgage Company, Inc. Severance Pay Plan for Select Employees, as applicable, as in effect on the date this Agreement is executed.

(ii) The Parent will pay and provide to employees of the Company or the Company Subsidiaries whose employment terminates on or after the Closing Date and who, as a result, become eligible for benefits under the terms of change in control severance or employment agreements, which are listed in the Company Disclosure Letter, the benefits to which the employee is entitled under the terms of such agreements.

(d)    Nothing in this Section 7.8 shall (i) confer any rights upon any Person, including any Continuing Employee or any former employee of the Company or any Company Subsidiary or any dependent or beneficiary of any such individual, other than the parties hereto, or (ii) constitute or create an employment agreement.

(e)    Effective as of the Closing Date, Parent shall expressly assume and continue any and all obligations of the Company and the Company Subsidiaries under the Benefit Arrangements listed on Section 7.8(e) of the Company Disclosure Letter.

(f)    Notwithstanding anything in this Agreement to the contrary, Parent shall provide retiree welfare benefits to individuals who are currently receiving retiree welfare benefits from the Company in accordance with the terms of such benefits as in effect immediately prior to the date this Agreement is executed.

7.9    Use of Waterfield Name.    Prior to the Effective Time, the Company shall transfer to Richard D. Waterfield all of the Company’s and the Company Subsidiaries’ right, title and interest in, to and under the Names. “Names” means “Waterfield,” and any variations and derivatives thereof. Such transfer shall be effected pursuant to one or more customary instruments of assignment sufficient to convey to Richard D. Waterfield the intellectual property rights to the Names. On the Closing Date, the Company will cause Richard D. Waterfield to deliver a license agreement providing for a royalty-free non-exclusive 180 day right and license to Parent to use the Names to the extent necessary to allow Parent to operate the Company and to utilize product literature, letterhead, labels and other items containing the Names to the extent existing at the Effective Time.

7.10    Operations of Merger Sub.    Parent agrees that it shall form Merger Sub prior to the Closing Date. Merger Sub will be formed in order to consummate the Merger. At all times from the formation of Merger Sub through the Effective Time, Parent will have been the sole member of Merger Sub and Merger Sub will have been a “disregarded entity” within the meaning of Treasury Regulation Section 1.368-2(b)(1)(i)(A). Prior to the Effective Time, Merger Sub will have engaged in no business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

ARTICLE VIII

Additional Covenants

The parties hereto hereby mutually covenant and agree with each other as follows:

8.1    Commercially Reasonable Efforts.

(a)    Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable and shall cooperate fully with the other parties to that end.

(b)    Without limiting the generality of Section 8.1(a), the Company shall use its commercially reasonable efforts to obtain the consent or approval of all Persons party to (i) material contracts (other than any contract used or related to the Mortgage Banking Business) with the Company or the Company Subsidiaries, to the extent such consent or approval is required in order to consummate the Merger or for the Surviving Entity to receive the benefits of such contract and (ii) contracts with the Company or the Company Subsidiaries used or related to the Mortgage Banking Business, to the extent such consent or approval is required in order to complete the Disposition of the Mortgage Banking Business.

8.2    Public Announcements.    No press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby shall be made by the Parent or the Company unless the other party shall have provided its prior consent (which shall not be unreasonably withheld, delayed or conditioned) to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party’s disclosure obligations imposed by Law or the rules and regulations of NASDAQ, in which case the disclosing party will provide a copy of any such disclosure to each other party and give each other party a reasonable opportunity to review and provide comments.

8.3    Tax Matters.

(a)    Any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transactions contemplated by this Agreement (excluding the transactions contemplated by the Asset Purchase Agreement and the AHM Purchase Agreement) and any recording, filing fees or Tax Return obligations with respect thereto shall be the responsibility of the Parent.

(b)    The Parent shall not take any action or fail to take any action, from the date hereof through the one year period following the Effective Time, that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. In the event that the Parent does not comply with the immediately preceding sentence, the Parent shall indemnify the Company shareholders for any increased income Tax liability resulting from (i) the failure of the Merger to qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and (ii) receipt of any indemnity payment pursuant to this Section 8.3(b). Any payment made pursuant to this Section 8.3(b) shall be made solely in cash and shall be treated as additional Merger Consideration for U.S. federal income tax purposes. From the date hereof through the Effective Time, each of the Parent and the Parent Subsidiaries and the Company and the Company Subsidiaries shall file all Tax Returns when due in accordance with all applicable Laws and timely pay any and all Taxes shown as due on such Tax Returns.

(c)    The Shareholder Representative shall prepare (or cause to be prepared) and timely file (or cause to be filed) all Tax Returns for the Company for any Tax period (or portion thereof) ending on or before the end of the day on the Closing Date (the “Pre-Closing Tax Period”) that are filed after the Closing Date (the “Shareholder Tax Returns”). Such Tax Returns shall be prepared in a manner consistent with the Company’s past practice and the terms of this Agreement and the shareholders of the Company shall pay any Taxes owed with respect to such

Tax Returns except to the extent accrued in the Pre-Closing Balance Sheet. The Shareholder Representative shall send a copy of each such Tax Return (and any workpapers or other documents relating to the calculation of any Tax imposed on the Company) to Parent within 10 days after filing. If any such Shareholder Tax Returns are due after the Closing and the Shareholder Representative is not authorized by Law to file such Shareholder Tax Returns Parent shall cause such Shareholder Tax Returns to be executed and timely filed. The Company’s shareholders shall severally (and not jointly) agree, pursuant to the terms of the letter of transmittal to be delivered to the Exchange Agent, to satisfy or fulfill their pro rata share (as determined on a fully diluted basis as of the Closing Date) the obligations set forth above in the second sentence of this Section 8.3(c).

(d)    In the event that any of the Surviving Entity, Shareholder Representative or Parent receives written notice of any audit by any Tax Authority of Tax Returns of the Company that relate to the Pre-Closing Tax Period and which involves a Tax liability that would be imposed directly on the shareholders of the Company and not a Tax liability on the Company itself, written notice of such audit shall be given to the other party, and the Shareholder Representative shall have (i) the right to assume and control at its sole cost the defense of the claim by appropriate proceedings with its counsel and (ii) the authority to negotiate, compromise and settle such claim; provided, however, that if during the audit an issue or claim arises involving more than $70,000 of Taxes that would be imposed on the Company or any Company Subsidiary, or any successor of the foregoing (a “Company Tax Item”), Parent and counsel of its own choosing shall have the right to participate in the defense of such Company Tax Item, and without the prior written consent of Parent (which consent shall not be unreasonably withheld), the Shareholder Representative shall not enter into any settlement of, or otherwise compromise, any such audit to the extent (i) the audit relates to the Company Tax Item and (ii) such settlement or compromise would have the effect of subjecting the Company, a Company Subsidiary, Parent, the Surviving Entity or any successor of the foregoing to an amount of Tax exceeding $70,000. The Shareholder Representative shall cooperate with Parent by providing such information with respect to any settlement or compromise of any audit as is reasonably necessary for Parent to determine the effect, if any, of such settlement or compromise on Parent or any of its Affiliates for a taxable period ending after the Closing Date.

(e)    The Parent and the Shareholder Representative agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the businesses of the Company and the Company Subsidiaries or any other information as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any Tax Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. The Parent and the Shareholder Representative shall keep all such information furnished or caused to be furnished strictly confidential except (i) the Shareholder Representative may provide copies of such information to the Company’s shareholders, so long as such shareholders agree to keep the information confidential, (ii) as required by Law and (iii) as reasonably necessary for the purpose of which the information was furnished or caused to be furnished. The Shareholder Representative and the Parent shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the businesses of the Company and the Company Subsidiaries and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.3(e). In addition, the Parent agrees to maintain all Tax records of the Company and the Company Subsidiaries (and all Tax records of the successor businesses of the Company and the Company Subsidiaries generated during the three year period following the Closing Date) until the expiration of the applicable statute of limitations and the Parent agrees to afford the Shareholder Representative reasonable access to such records during normal business hours.

(f)    The Shareholder Representative may retain copies of original accounting and Tax records of the Company; provided, however, that such copies shall be subject to the second sentence of Section 8.3(e) to the same extent as information furnished or caused to be furnished to the Shareholder Representative pursuant to the first sentence thereof.

(g)    Parent shall deliver to the Shareholder Representative a power of attorney authorizing the Shareholder Representative to act on behalf of the Surviving Entity with respect to (i) any Shareholder Tax Returns due after the Closing Date that involve a Tax Liability that would be imposed directly on the shareholders of the Company and (ii) subject to Section 8.3(d) of this Agreement, any audit by any Tax Authority of Tax Returns of the Company that relates to a Pre-Closing Tax Period and involves a Tax Liability that would be imposed directly on the shareholders of the Company.

(h)    The Company shall use its reasonable best efforts to deliver to Fried, Frank, Harris, Shriver & Jacobson LLP and Jones Day a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of the Company, containing representations of the Company, and Parent shall use its reasonable best efforts to deliver to Fried, Frank, Harris, Shriver & Jacobson LLP and Jones Day a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent, in each case as shall be reasonably necessary to enable Fried, Frank, Harris, Shriver & Jacobson LLP and Jones Day to render the opinions described in Section 9.7 of this Agreement.

8.4    Confidentiality.    Except for the use of information in connection with the Registration Statement described in Section 7.5 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of the Company and the Parent, pursuant to the terms of this Agreement shall be kept in strictest confidence; provided that, subsequent to the filing of the Registration Statement with the SEC, this Section 8.4 shall not apply to information (i) included in the Registration Statement or included in the Proxy Statement or (ii) provided to the Company’s shareholders under Section 6.4. The Company and the Parent agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. Subject to the requirements of Law, each party shall keep confidential, and shall cause its representatives to keep confidential, all Information and documents obtained (as well as any other Information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such Information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains, (iv) is or becomes readily ascertainable from published information or trade sources or (v) is such that such party is required by Law or court order to disclose. If any party is required or reasonably believes that it is required to disclose any information described in this Section 8.4 by (A) Law, (B) any court of competent jurisdiction or (C) any inquiry or investigation by any Governmental Entity that is lawfully entitled to require any such disclosure, such party (the “Required Party”) shall, so far as it is lawful, notify the other party of such required disclosure on the same day that the Required Party (1) is notified of a request for such disclosure from the relevant Governmental Entity or (2) determines that such disclosure is required, whichever is earlier. Immediately thereafter, and to the extent practical on the same day, and subject to applicable Laws, the parties shall discuss and use their commercially reasonable efforts to agree as to the mandatory nature, the required timing and the required content of such disclosure. The Required Party shall furnish only that portion of the information described in this Section 8.4 that is legally required to be disclosed and shall exercise its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the information described in this Section 8.4 so furnished. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing Information and data as to another party hereto to be returned to the party that furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

8.5    Takeover Laws.    No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

8.6    Insurance Coverage.    The Company shall use commercially reasonable efforts to cause the policies of insurance listed in the Company Disclosure Letter to remain in effect between the date of this Agreement and the Effective Time.

8.7    Reserved.

8.8    Supplemental Assurances.

(a)    On the date the Registration Statement becomes effective and on the Closing Date, the Company shall deliver to the Parent a certificate signed by its principal executive officer and its principal financial officer to the effect, to such officers’ knowledge, that the information contained in the Registration Statement relating to the business and financial condition and affairs of the Company, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(b)    On the date the Registration Statement becomes effective and on the Closing Date, the Parent shall deliver to the Company a certificate signed by its chief executive officer and its chief financial officer to the effect, to such officers’ knowledge, that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of the Company) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

8.9    Regulatory Matters.    The Parent, the Company and each of their Subsidiaries shall cooperate and each of them agrees to use its commercially reasonable efforts to remediate any order, decree, agreement, memorandum of understanding or similar agreement by the Company or any of the Company Subsidiaries with, or a commitment letter, board resolution or similar submission by the Company or any of the Company Subsidiaries to, or supervisory letter from any Regulatory Authority to the Company or any of the Company Subsidiaries, to the satisfaction of such Regulatory Authority.

ARTICLE IX

Conditions Precedent to the Merger

The obligations of each of the parties hereto to consummate the transactions contemplated herein are subject to the satisfaction, on or before the Closing Date, of the following conditions:

9.1    Shareholder Approval.    The Company Proposals shall have received the Company Shareholder Approval.

9.2    No Judgments or Orders.    No judgment, decree, injunction, order or proceeding shall be outstanding by any Governmental Entity of competent jurisdiction which prohibits the Merger.

9.3    Regulatory Approvals.    All regulatory approvals set forth on Exhibit G required to consummate the transactions contemplated hereby, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods, the “Requisite Regulatory Approvals”) and no such approvals shall contain any conditions, restrictions or requirements as a result of the combination of the Company and the Company Subsidiaries with the Parent that would reasonably be expected to have a Material Adverse Effect on the Company, the Company Subsidiaries, taken as a whole, or the Parent and the Parent Subsidiaries, taken as a whole and after giving effect to the consummation of the Merger.

9.4    Reserved.

9.5    Registration Statement.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

9.6    Listing.    The Parent shall have caused to be listed on NASDAQ, or on such other market on which shares of Parent Common Stock shall then be trading, subject only to official notice of issuance, the shares of Parent Common Stock to be issued by the Parent in exchange for the shares of Company Stock.

9.7    Tax Opinions.

The Company shall have received a written opinion of Fried, Frank, Harris, Shriver & Jacobson LLP reasonably acceptable in form and substance to the Company, and the Parent shall have received a written opinion of Jones Day reasonably acceptable in form and substance to the Parent, each dated as of the Closing Date, to the effect that for U.S. Federal income Tax purposes, the Merger, when consummated in accordance with the terms hereof, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. In rendering such opinions, each of Fried, Frank, Harris, Shriver & Jacobson LLP and Jones Day shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 8.3(h) of this Agreement.

9.8    Frustration of Closing Conditions.    Neither the Parent nor the Company may rely on the failure of any condition set forth in Article X, Article XI or this Article IX, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 8.1.

ARTICLE X

Conditions Precedent to the Obligations of Company

All of the obligations of the Company to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Company:

10.1    Representations and Warranties; Performance of Covenants.    All the covenants and agreements of this Agreement to be complied with and performed by the Parent or the Merger Sub on or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of the Parent contained in Article V hereof shall have been true and correct, subject to the standard in Section 3.2, on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date.

10.2    Material Adverse Effect.    From the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Parent or the Parent Subsidiaries, taken as a whole, or any change, condition, event or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on the Parent and the Parent Subsidiaries, taken as a whole.

10.3    Officers’ Certificate.    There shall have been delivered to the Company on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of the Parent and the Merger Sub certifying, to their Knowledge, compliance with all of the provisions of Section 10.1.

10.4    Payment of Merger Consideration.    The Parent shall have delivered the aggregate Merger Consideration to the Exchange Agent on or before the Effective Time and the Exchange Agent shall provide the Company with a certificate evidencing such delivery.

10.5    Directors’ and Officers’ Liability Insurance.    The Parent shall have bound coverage for the directors’ and officers’ liability insurance to the extent required by Section 7.4 of this Agreement.

10.6    Power of Attorney.    The Parent shall have delivered to the Shareholder Representative the power of attorney described in Section 8.3(g)(i) hereof.

ARTICLE XI

Conditions Precedent to Obligations of Parent and Merger Sub

All of the obligations of the Parent and the Merger Sub to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Parent:

11.1    Representations and Warranties; Performance of Covenants.    All the covenants and agreements of this Agreement to be complied with and performed by the Company at or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of the Company contained in Article IV hereof shall have been true and correct on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, subject to such exceptions as would not (individually or in the aggregate) have, or would not be reasonably expected to have, a Material Adverse Effect, with the same effect as though such representations and warranties had been made on and as of the Closing Date (it being understood that, for purposes of determining the effect of such exceptions, all Material Adverse Effect and materiality qualifications contained in such representations and warranties, including the standard in Section 3.2, shall be disregarded); provided that the representations and warranties of the Company contained in Sections 4.1(a), 4.6(a) and 4.27 shall be true and correct in all respects and Section 4.2 shall be true and correct other than in any immaterial respects.

11.2    Material Adverse Effect.    From the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company or the Company Subsidiaries, taken as a whole, or any change, condition, event or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

11.3    Officers’ Certificate.    There shall have been delivered to the Parent on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of the Company certifying, to their Knowledge, compliance with all of the provisions of Section 11.1.

11.4    Shareholders’ Equity.    The Pre-Closing Balance Sheet shall reflect at least $90,000,000 in shareholders’ equity, determined as provided in and subject to the provisions of Section 6.9.

11.5    Consents; Senior Debt.    The Company shall have obtained, prior to the Closing Date, those consents identified in Section 11.5 of the Parent Disclosure Letter. Prior to the Closing Date, the Company shall have (i) repaid in full all amounts due under the Amended and Restated Credit Agreement, dated August 15, 2005, between the Company and U.S. Bank National Association and terminated such credit agreement and (ii) received a customary pay off letter from U.S. Bank National Association evidencing such repayment and termination.

11.6    Termination of Risk Management Instruments.    The Company shall have terminated the risk management instruments set forth in Section 4.29(c) of the Company Disclosure Letter.

11.7    Termination of Company Stock Options.    As of the Closing Date, there shall be no outstanding and unexercised Company Stock Options.

11.8    Legal Opinion.    Parent shall have received an opinion of Thacher Proffitt & Wood LLP, counsel to Union Federal, dated the Closing Date, in a form reasonably acceptable to the Parent regarding the due authorization of the AHM Purchase Agreement.

11.9    The Spin-Off.    The Spin-Off shall have been completed.

11.10    The Retained Excluded Liabilities.    The amount of the Retained Excluded Liabilities as of the Pre-Closing Balance Sheet Date shall not exceed $3,000,000 as determined in accordance with Section 6.8.

11.11    Company Audit.    Prior to the Pre-Closing Balance Sheet Date, the Company shall deliver to the Parent the audited financial statements of the Company for each of the fiscal years ended December 31, 2004 and

2005, consisting of consolidated balance sheets and related consolidated statements of income and retained earnings and cash flows for the fiscal years ended on such dates, including accompanying notes and auditor’s reports thereon (the “2005 Audited Financial Statements”)

ARTICLE XII

Termination

12.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval, upon the occurrence of any of the following:

(a)    By mutual agreement of the parties, in writing;

(b)    By the Parent or the Company upon the failure of the shareholders of the Company to give the Company Shareholder Approval at the Company Shareholders’ Meeting;

(c)    By the Company, upon written notice to the Parent, if there shall have been a breach by the Parent or the Merger Sub of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement, subject to the standard in Section 3.2, on the part of the Parent or the Merger Sub, which breach, either individually or in the aggregate, would result in the failure of the condition set forth in Section 10.1 and which breach has not been cured within 30 days following written notice thereof to the Parent or, by its nature, cannot be cured within such time period;

(d)    By the Parent, upon written notice to the Company, if (i) there shall have been a breach by the Company of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement, subject to the standard in Section 3.2 (except as provided in Section 11.1 with respect to Sections 4.1(a), 4.2, 4.6(a) and 4.27), on the part of the Company, which breach, either individually or in the aggregate, would result in the failure of the condition set forth in Section 11.1 and which breach has not been cured within 30 days following written notice thereof to the Company or, by its nature, cannot be cured within such time period or (ii) the sale of the S&D Loans shall not have been consummated by the Pre-Closing Balance Sheet Date;

(e)    By the Company or the Parent if (i) there shall be enacted or adopted hereafter any Law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining the Parent or the Company from consummating the Merger is entered by any Governmental Entity of competent jurisdiction and such judgment, injunction, order or decree shall become final and nonappealable, or (ii) any Governmental Entity which must grant a regulatory approval or consent required for consummation of the Merger has denied such approval or consent and such denial has become final and nonappealable;

(f)    By the Parent or the Company in the event that the Merger is not consummated by October 31, 2006, unless the failure to so consummate by such time is due to the breach of any representation, warranty, covenant or agreement contained in this Agreement by the party seeking to terminate;

(g)    By the Company, if the Board of Directors of the Company shall have approved, and the Company shall concurrently with such termination enter into, a definitive agreement providing for the implementation of the transactions contemplated by a Superior Proposal; provided that (i) the Company has complied with Section 6.6 and (ii) no termination pursuant to this Section 12.1(g) shall be effective unless the Company shall simultaneously make the payment required by Section 12.2(a);

(h)    By the Parent, upon written notice to the Company, if (i) at any time prior to receipt of the Company Shareholder Approval, the Board of Directors of the Company shall have failed to make the Company Recommendation; or (ii) at any time following the distribution of the Proxy Statement to the Company’s shareholders and prior to receipt of the Company Shareholder Approval the Board of Directors of the Company shall have withdrawn, modified or qualified (or publicly proposed to withdraw, modify or qualify) in any manner adverse to the Parent, the Company Recommendation or taken any other action or made any other statement

(including any public action or statement by any director of the Company) in connection with the Company Shareholders’ Meeting inconsistent with the Company Recommendation (any such action, a “Change in Recommendation”), whether or not permitted by the terms of this Agreement, and promptly following such Change in Recommendation, the Company’s Board of Directors fails to publicly reaffirm the Company Recommendation; or

(i)    By the Company, upon prompt written notice to the Parent at any time during the two Business Day period commencing two days after the Determination Date, in the event that:

(1) the Average NMS Closing Price of Parent Common Stock is less than $22.12; and

(2) (A) the number obtained by dividing the Average NMS Closing Price of Parent Common Stock by $27.65 is less than (B) the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price and then subtracting 0.175 from the quotient in this clause (i)(2)(B).

For purposes of this Section 12.1(i), the following terms have the meanings indicated below:

“Average NMS Closing Price” shall mean the arithmetic mean of the NMS Closing Prices for the ten trading days immediately preceding the Determination Date.

“Determination Date” means the second Business Day prior to the receipt of the last Requisite Regulatory Approval (exclusive of the expiration of an applicable waiting period related to such approval).

“Final Index Price” means the sum of the Final Prices for each company comprising the Index Group multiplied by the appropriate weight.

“Final Price,” with respect to any company belonging to the Index Group, means the arithmetic mean of the daily closing sales prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the same ten trading days used in calculating the Average NMS Closing Price of Parent Common Stock (i.e., the valuation date).

“Index Group” means the 20 financial institution holding companies listed on Exhibit E attached hereto, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal at any time during the period beginning on the date of the Agreement and ending on the valuation date for any such company to be acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced at any time during the period beginning on the date of this Agreement and ending on the valuation date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The 20 financial institution holding companies and the weights attributed to them are listed on Exhibit E attached hereto.

“Initial Index Price” means the sum of each per share closing price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, on January 17, 2006.

“NMS Closing Price” shall mean the price per share of the last sale of Parent Common Stock reported on the NASDAQ National Market System at the close of the trading day by the NASD.

Prior to the Company exercising its right of termination under this Section 12.1(i), in the event both of the conditions specified in Section 12.1(i)(1) and (2) are met, the Parent may, at its option (the “Fill Option”), for a period of five Business Days commencing on the date following the Determination Date, offer to deliver to the Company’s shareholders as additional Merger Consideration, the number of shares of Parent Common Stock necessary for the Stock Exchange Ratio to equal $96.89 divided by the Average NMS Closing Price of Parent Common Stock (the “Fill Offer”). In the event the Parent determines not to exercise the Fill Option, it will so advise the Company in writing, and thereafter, for a period of two days the Company may exercise its right to terminate this Agreement pursuant to this Section 12.1(i). If Parent determines to exercise the Fill Option, the Company shall accept the Fill Offer and shall no longer be entitled to a right of termination under this Section 12.1(i).

If the Parent or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the Agreement and the valuation date, the prices for the common stock of such company will be appropriately adjusted.

12.2    Effect of Termination.

(a)    In the event that (i) any Person makes an Acquisition Proposal after the date of this Agreement that shall have not been withdrawn on the date of the Company Shareholders’ Meeting and thereafter this Agreement is terminated pursuant to 12.1(b) and within twelve months of the date of such termination the Company enters into an agreement providing for, or consummates, such Acquisition Proposal, (ii) this Agreement is terminated by the Parent pursuant to Section 12.1(h), (iii) this Agreement is terminated by the Company pursuant to Section 12.1(g) or (iv) this Agreement is terminated by the Parent pursuant to Section 12.1(d) and within twelve months of the date of such termination the Company enters into an agreement providing for, or consummates, an Acquisition Proposal involving any Person or any affiliate thereof with whom the Company had negotiations, or to whom the Company provided non-public information, with respect to such Acquisition Proposal after the date of this Agreement and prior to such termination, then the Company shall pay to the Parent a fee of $14,000,000, which amount shall be payable by wire transfer of same day funds, in the case of the foregoing clause (i), (ii) or (iv), within two Business Days after the first to occur of the execution of the agreement relating to the Acquisition Proposal or the consummation of such Acquisition Proposal, and in the case of clause (iii), on the date of termination of this Agreement.

(b)    In the event of termination of this Agreement by either the Company or the Parent as provided in Section 12.1, this Agreement shall forthwith become void and have no further effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the provisions of Section 8.4, Section 13.1, Section 13.7 and this Section 12.2 and the Confidentiality Agreement; provided, however, that nothing herein shall relieve any party from liability for any willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements or obligations hereunder. Notwithstanding the foregoing, to the extent the fee specified in Section 12.2(a) is due and payable, Section 12.2(a) is intended by the parties to be, and shall be the sole and exclusive remedy and shall be in lieu of any and all claims that the Parent and its officers, directors, partners and stockholders have, or might have, against the Company and its officers, directors and shareholders for any claims arising from, or relating in any way to, this Agreement or the Merger, and the Parent and its officers, directors, partners and shareholders shall not have any other rights or claims against the Company and its officers, directors and shareholders.

ARTICLE XIII

Miscellaneous

13.1    Expenses.    Except as otherwise provided herein, all Expenses incurred by the Parent, the Merger Sub and the Company in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its Affiliates, shall be borne solely and entirely by the party which has incurred the same. “Expenses” as used in this Agreement shall include all reasonable out of pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the Party and its Affiliates) incurred by the Party or on its behalf in connection with the transactions contemplated by this Agreement.

13.2    Notices.    Any notice, request, instruction or other document to be given hereunder by any party hereto to another shall be in writing and delivered personally or by confirmed facsimile transmission or sent by a recognized overnight courier service or by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

To the Parent or the Merger Sub:

Sky Financial Group, Inc.

221 South Church Street

Bowling Green, OH 43402

Attn: W. Granger Souder, Esq.

Facsimile Number: (419) 254-6345

Telephone Number: (419) 327-6304

E-Mail: granger.souder@skyfi.com

With a mandatory copy to:

Jones Day

901 Lakeside Avenue

Cleveland, OH 44114

Attn: Patrick J. Leddy, Esq.

Facsimile Number: (216) 579-0212

Telephone Number: (216) 586-3939

E-Mail: pjleddy@jonesday.com

To the Company:

Waterfield Mortgage Company, Incorporated

7500 West Jefferson Blvd.

Fort Wayne, IN 46804

Attention: Donald A. Sherman

Facsimile Number: (260) 434-8080

Telephone Number: (260) 434-8400

E-Mail: dons@waterfield.com

With a mandatory copy to:

Thacher Proffitt & Wood LLP

Two World Financial Center

New York, New York 10281

Attention: Robert C. Azarow, Esq.

Facsimile: (212) 912-7751

Telephone Number: (212) 912-7815

E-mail: razarow@tpw.com

Any such notice, request, instruction or other document shall be deemed received (i) on the date delivered personally or delivered by confirmed facsimile transmission, (ii) on the next Business Day after it was sent by overnight courier, delivery charges prepaid; or (iii) on the fourth Business Day after it was sent by registered or certified mail, postage prepaid. Any of the persons shown above may change its address for purposes of this section by giving notice in accordance herewith.

13.3    Assignment.    All terms and conditions of this Agreement shall be binding upon and shall inure, to the extent permitted by Law, to the benefit of the parties hereto and their respective permitted transferees and successors and permitted assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto, without the prior written approval of the other parties hereto, may not be transferred, assigned or delegated by any party hereto (by operation of law or otherwise) and any such attempted transfer, assignment or delegation shall be null and void.

13.4    Counterparts.    This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which, taken together, shall constitute one original document and shall become effective when one or more counterparts have been signed by the appropriate parties and delivered to each party hereto.

13.5    Effect of Representations and Warranties.    The representations and warranties contained in this Agreement shall terminate immediately after the Effective Time.

13.6    Third Parties.    Each party hereto intends that this Agreement shall not benefit or create any right or cause of action to any person other than parties hereto, except as provided in Section 7.4(e) and 8.3(b). As used in this Agreement the term “parties” shall refer only to the Parent and the Company as the context may require.

13.7    Integration.    The Confidentiality Agreement dated October 5, 2005 by and between the Parent and the Company (the “Confidentiality Agreement”), to the extent the Confidentiality Agreement is not superseded by Section 8.4, and the Disclosure Letters delivered pursuant to this Agreement shall be in writing and shall constitute a part of this Agreement, although the Confidentiality Agreement, the Shareholders Agreements and the Disclosure Letters need not be attached to each copy of this Agreement. This Agreement, together with the Confidentiality Agreement, the Shareholders Agreements and the Disclosure Letters, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

13.8    Interpretation; Effect.    This Agreement shall be construed and interpreted fairly as to all parties and not in favor of or against a party, regardless of which party prepared this Agreement. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, the terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section and paragraph references are to the Articles, Sections and paragraphs of this Agreement unless otherwise specified, and the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless otherwise specified. References herein to “transactions contemplated by this Agreement” include the Merger as well as any other transactions contemplated hereby and the transactions contemplated by the Shareholders Agreements. All references to “dollars” or “$” mean the lawful currency of the United States unless otherwise indicated. Any reference in this Agreement to any Law, rule or regulation shall be deemed to include a reference to any amendments, revisions or successor provisions to such Law, rule or regulation.

13.9    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof (other than Section 5-1401 of the New York General Obligations Law).

13.10    Captions.    The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement and shall not affect the interpretation hereof.

13.11    Severability.    If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner and with substantially the same effect as originally set forth at the date this Agreement was executed. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

13.12    Waiver and Modification; Amendment.    No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. Except as otherwise required by law, this Agreement, when executed and delivered, may be modified or amended by action of the Boards of Directors of the Parent, the Merger Sub and the Company without action by their respective shareholders. This Agreement may be modified or amended or any provision hereof waived only by an instrument of equal formality signed by the parties or their duly authorized agents.

13.13    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, for which monetary damages would not be an adequate remedy, and accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the parties are entitled at Law or in equity.

13.14    Jurisdiction.    Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the City of New York, County of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.2 shall be deemed effective service of process on such party; provided that nothing in this Section 13.14 shall affect the right of any party to serve legal process in any other manner permitted by Law. The consent to jurisdiction set forth in this Section 13.14 shall not constitute a general consent to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 13.14. The parties hereto agree that final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

13.15    Waiver of Jury Trial.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

SKY FINANCIAL GROUP, INC.

By:
Its:

WATERFIELD MORTGAGE COMPANY, INCORPORATED

By:
Its:

WATERFIELD SHAREHOLDER LLC,

By:
Its:

By:

Its:

ANNEX B

Opinion of Bear, Stearns & Co. Inc.

February 1, 2006

The Board of Directors

Waterfield Mortgage Company, Incorporated

7500 West Jefferson Blvd.

Fort Wayne, IN 46804

Ladies and Gentlemen:

We understand that the following agreements, each related to the sale of Waterfield Mortgage Company, Incorporated (“Waterfield Mortgage”), have been entered into by the parties thereto:

(i) the Contribution and Distribution Agreement, dated as of January 12, 2006 (the “Asset Transfer Agreement”), by and among Waterfield Mortgage, Union Federal Bank of Indianapolis (“Union Federal”) and Waterfield Financial Corporation (“WFC”), pursuant to which certain assets not related to the continuing operations of WFC have been transferred by WFC to Union Federal or its affiliates and certain loan origination assets have been transferred by Union Federal or its affiliates to WFC (the “Asset Transfer”).

(ii) the Stock and Mortgage Loan Purchase Agreement, dated as of January 12, 2006 (the “AHM Agreement”), by and among American Home Mortgage Corp. (“AHM”), WFC and Union Federal, pursuant to which Union Federal will sell to AHM (a) all of the shares of common stock, no par value, of WFC and (b) certain warehouse, construction and other mortgage loans (collectively, the “Mortgage Origination Transaction”). As consideration for the Mortgage Origination Transaction, (x) either AHM will pay the Positive Share Purchase Price (as defined in the AHM Agreement) in cash to Union Federal or Union Federal shall pay the Negative Share Purchase Price (as defined in the AHM Agreement) to AHM and (y) AHM will pay the Warehouse Loan Purchase Price, the Construction Loan Purchase Price and the Other Purchased Mortgage Loan Purchase Price (each as defined in the AHM Agreement and collectively referred to below as the “AHM Consideration”) in cash. We understand that approximately 90% of the AHM Consideration will be paid directly to Union Federal and the balance will be placed in escrow (the “Escrow Amount”) pursuant to the AHM Escrow Agreement referred to below. Following a post-closing purchase price adjustment, any funds in escrow that exceed $55,000,000 will be released to Union Federal. To date, the Warehouse Closing and the Company Closing (each as defined in the AHM Agreement) have taken place and approximately $35,289,645 has been placed into escrow. Following the Construction Loan Closing and the Other Purchased Mortgage Loan Closing (each as defined in the AHM Agreement), additional funds will be placed into escrow; however, we understand that Union Federal does not expect that the aggregate Escrow Amount will exceed $55,000,000. The remaining Escrow Amount will remain in escrow until September 30, 2006. On September 30, 2006, any funds in escrow (to the extent no indemnification claims have been made) will be released to Union Federal, or, if a Seller Change of Control (as defined in the AHM Agreement), such as the Merger (as defined below), has occurred, the funds will be released to the Waterfield Shareholder LLC (as defined below) for distribution to those individuals who are shareholders of Waterfield Mortgage immediately prior to the consummation of the Merger (the “AHM Escrow Distributions”).

(iii) the Escrow Agreement dated January 19, 2006, among AHM, Union Federal, the Escrow Representative named therein and the Escrow Agent named therein (the “AHM Escrow Agreement”). The Mortgage Servicing Purchase and Sale Agreement (the “Citi Agreement”), dated as of January 31, 2006, by and between Union Federal, Waterfield Mortgage and CitiMortgage, Inc. (“Citi”), pursuant to which Citi will purchase and Union Federal will sell all of Union Federal’s right, title and interest in and to the

Servicing (as defined in the Citi Agreement), including the Related Escrow Amounts (as defined in the Citi Agreement), relating to the Mortgage Loans (as defined in the Citi Agreement) listed in Schedule I attached thereto (the “Mortgage Servicing Transaction”). As consideration for the Mortgage Servicing Transaction, Citi will pay to Union Federal the Purchase Price (as defined in the Citi Agreement and referred to below as the “Citi Consideration”) in cash. We understand that, on the sale date contemplated by the Citi Agreement, Citi will pay to Union Federal and Waterfield Mortgage 30% of the Citi Consideration (the “Initial Purchase Price Payment”). Within one business day following the receipt by Citi of mortgage loan documents, servicing information and escrow balances, Citi will pay to Seller the remaining 70% of the Citi Consideration, less $5,000,000 (the “Document Holdback”). The Document Holdback will be paid to Waterfield Mortgage and Union Federal, or if Seller Change in Control has occurred, the Waterfield Shareholder LLC, quarterly on a pro rata basis based on Completed Mortgage Loan Files (as defined in the Citi Agreement). Citi will retain at least $1,000 per Complete Mortgage Loan File that has yet to be delivered. The funds distributed from the Document Holdback are referred to below as the “Citi Holdback Distributions.”

In addition, we understand that Waterfield Mortgage intends to enter into the Agreement and Plan of Merger to be dated as of February 3, 2006 (the “Bank Agreement”) by and among Sky Financial Group, Inc. (“Sky Financial”), Waterfield Mortgage and Waterfield Shareholder LLC, pursuant to which Waterfield Mortgage will be merged with and into a wholly owned subsidiary of Sky Financial (the “Merger”). As a result of the Merger, each outstanding share of the common stock, no par value, of Waterfield Mortgage will be converted into the right to receive 4.38 shares of the common stock, without par value, of Sky Financial (“Sky Financial Stock”) and $80.07 in cash (the “Merger Consideration to be Received”). We understand that a condition to close the merger will be the consummation of the transactions contemplated by the AHM Agreement and the Citi Agreement. We understand that, prior to the consummation of the Merger, Waterfield Mortgage may distribute to its shareholders 100% of the shareholder equity reflected on the balance sheet prepared as of the month end preceding completion of the merger, as that balance sheet is adjusted in the Bank Agreement, that exceeds $90,000,000. In addition, any payments pursuant to the AHM Agreement or the Citi Agreement that are made following the effective time of the Merger will be paid directly to a limited liability company (the “Waterfield Shareholder LLC”) that is initially formed as a subsidiary of Waterfield Mortgage but that is intended to be spun off pro rata to Waterfield Mortgage’s shareholders on a pro rata basis immediately prior to the effective time of the Merger.

You have provided us with copies of the Asset Transfer Agreement and the AHM Agreement in final form and of the Citi Agreement, the AHM Escrow Agreement and the Bank Agreement in substantially final form.

The Mortgage Origination Transaction, the Mortgage Servicing Transaction and the Merger are collectively referred to herein as the “Transactions.” The AHM Consideration (including any AHM Escrow Distributions), the Citi Consideration (including any Citi Holdback Distributions) and the Merger Consideration to be Received, in each case to the extent received by or distributed to the shareholders of Waterfield Mortgage, are collectively referred to herein as the “Aggregate Consideration to be Received.” You have asked us to render our opinion as to whether Aggregate Consideration to be Received is fair, from a financial point of view, to the shareholders of Waterfield Mortgage.

In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed the Asset Transfer Agreement, the AHM Agreement, the Citi Agreement, the form of AHM Escrow Agreement and the Bank Agreement (collectively, the “Transaction Agreements”);

•	reviewed Waterfield Mortgage’s audited Consolidated Financial Statements and various other financial information (including segment financial data for banking segment, the mortgage origination segment and the mortgage servicing segment) for the years ended December 31, 2002, 2003 and, 2004 and its unaudited preliminary financial results for the year ended December 31, 2005;

•	reviewed Sky Financial’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2003 and 2004, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004, its preliminary results for the quarter ended and year ended December 31, 2005 and its Current Reports on Form 8-K filed since December, 31 2004;

•	reviewed certain operating and financial information relating to Waterfield Mortgage’s businesses and prospects, including projections for the five years ended December 31, 2010, all as prepared and provided to us by Waterfield Mortgage’s management;

•	met with certain members of Waterfield Mortgage’s senior management to discuss Waterfield Mortgage’s businesses, operations, historical and projected financial results and future prospects, the mortgage liquidation estimate analysis and the estimated shut-down costs associated with winding up the mortgage origination and mortgage servicing segments;

•	met with certain members of Sky Financial’s senior management to discuss Sky Financial’s business, operations, historical financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volume of the shares of Sky Financial Stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Waterfield Mortgage and Waterfield Mortgage’s business segments and Sky Financial;

•	reviewed the terms of recent mergers and acquisitions involving companies which we deemed generally comparable to Waterfield Mortgage and Waterfield Mortgage’s business segments;

•	performed discounted cash flow analyses based on the projections for Waterfield Mortgage and its business segments, as provided to us by Waterfield Mortgage’s management;

•	performed a market valuation as of January 20, 2006 of Waterfield Mortgage’s loans held for sale as of December 31, 2005;

•	reviewed the pro forma financial results, financial condition and capitalization of Sky Financial giving effect to the Merger; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by Waterfield Mortgage and Sky Financial or obtained by us from public sources, including, without limitation, the projections referred to above. With respect to the projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Waterfield Mortgage as to the expected future performance of Waterfield Mortgage. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the projections, and we have further relied upon the assurances of the senior management of Waterfield Mortgage that they are unaware of any facts that would make the information and projections incomplete or misleading.

We understand that Waterfield Mortgage will wind up that portion of its mortgage banking operations that are not disposed of pursuant to the Mortgage Origination Transaction or the Mortgage Servicing Transaction. We have assumed that the estimates prepared and provided to us by Waterfield Mortgage’s management of the costs associated with the winding up of these operations have been prepared in good faith and represent the reasonable and unavoidable costs of winding up these operations. We express no independent views or opinions with regard to the accuracy, reasonableness and appropriateness of such costs. We further understand that Waterfield Mortgage will dispose of certain assets other than pursuant to the Transactions for which Waterfield Mortgage will realize proceeds, net of costs and expenses, that are less than the book value of such assets. We were not engaged by Waterfield Mortgage with respect to these dispositions and express no independent views or opinions with respect thereto.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Waterfield Mortgage and Sky Financial, nor have we been furnished with any such appraisals. Accordingly, we did not make an independent evaluation of the adequacy of the allowance for loan and lease losses (“ALLL”) for Waterfield Mortgage and Sky Financial nor have we conducted any review of the credit files of Waterfield Mortgage or Sky Financial, and, as a result, we have assumed that the respective ALLL for Waterfield Mortgage and Sky Financial are adequate to cover such future loan and lease losses and will be adequate on a pro forma basis for the combined company. During the course of our engagement, we were asked by the Board of Directors to solicit indications of interest from various third parties regarding a transaction with Waterfield Mortgage and certain of its component businesses, and we have considered the results of such solicitation in rendering our opinion. We have assumed that the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended. We have assumed that the Transactions will be consummated in a timely manner and in accordance with the terms of the applicable Transaction Agreements without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Waterfield Mortgage or Sky Financial, and that, upon consummation of the Merger, Waterfield Mortgage will be in compliance with all of its representations, warranties and covenants contained in, and there will not be any indemnification claims or post-closing adjustments pursuant to, the Transaction Documents.

We do not express any opinion as to the price or range of prices at which the shares of Sky Financial Stock may trade subsequent to the announcement or consummation of the Merger. In addition, we do not express any views or opinions as to any asset sales that have been or may be consummated by Waterfield Mortgage or its affiliates other than pursuant to the AHM Agreement or the Citi Agreement.

We have acted as a financial advisor to Waterfield Mortgage in connection with the Asset Transfer, the Mortgage Origination Transaction, the Mortgage Servicing Transaction and the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. Bear Stearns has been previously engaged by Waterfield Mortgage to provide certain investment banking and other services for which we received customary fees. In addition, Bear Stearns on a regular basis as part of its ordinary business buys loans and securities from, and sells loans and securities to, Waterfield Mortgage and its affiliates. Furthermore, Bear Stearns is either currently engaged, or in the past has been engaged, by AHM or its affiliates to provide certain investment banking and other services in matters unrelated to the Transactions for which we have received, or expect to receive, customary fees. Bear Stearns may also have other business relationships with AHM, Citi or Sky Financial in matters unrelated to the Transactions. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Waterfield Mortgage and/or AHM, Citi, Sky Financial and their respective affiliates for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

It is understood that this letter is intended solely for the benefit and use of the board of directors of Waterfield Mortgage and does not constitute a recommendation to the board of directors of Waterfield Mortgage or any holders of Waterfield Mortgage common stock as to how to vote in connection with the Merger or otherwise. This opinion does not address Waterfield Mortgage’s underlying business decision to pursue the Transactions, the relative merits of the Transactions as compared to any alternative business strategies that might exist for Waterfield Mortgage or the effects of any other transaction in which Waterfield Mortgage might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of Waterfield Mortgage common stock in connection with the Merger. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be Received is fair, from a financial point of view, to the shareholders of Waterfield Mortgage.

Very truly yours,

/S/    BEAR, STEARNS & CO. INC.

ANNEX C

Chapter 44 of The Indiana Business Corporation Law

IC 23-1-44

Chapter 44. Dissenters’ Rights

IC 23-1-44-1

“Corporation” defined

23-1-44-1 Sec. 1. As used in this chapter, “corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

As added by P.L.149-1986, SEC.28.

IC 23-1-44-2

“Dissenter” defined

23-1-44-2 Sec. 2. As used in this chapter, “dissenter” means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.

As added by P.L.149-1986, SEC.28.

IC 23-1-44-3

“Fair value” defined

23-1-44-3 Sec. 3. As used in this chapter, “fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

As added by P.L.149-1986, SEC.28.

IC 23-1-44-4

“Interest” defined

23-1-44-4 Sec. 4. As used in this chapter, “interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

As added by P.L.149-1986, SEC.28.

IC 23-1-44-5

“Record shareholder” defined

23-1-44-5 Sec. 5. As used in this chapter, “record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

As added by P.L.149-1986, SEC.28.

IC 23-1-44-6

“Beneficial shareholder” defined

23-1-44-6 Sec. 6. As used in this chapter, “beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

As added by P.L.149-1986, SEC.28.

IC 23-1-44-7

“Shareholder” defined

23-1-44-7 Sec. 7. As used in this chapter, “shareholder” means the record shareholder or the beneficial shareholder.

As added by P.L.149-1986, SEC.28.

IC 23-1-44-8

Right to dissent and obtain payment for shares

23-1-44-8 Sec. 8. (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party if:

(A) shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

(B) the shareholder is entitled to vote on the merger.

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

(4) The approval of a control share acquisition under IC 23-1-42.

(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

(1) registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

(2) traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets _ National Market Issues or a similar market.

(c) A shareholder:

(1) who is entitled to dissent and obtain payment for the shareholder’s shares under this chapter; or

(2) who would be so entitled to dissent and obtain payment but for the provisions of subsection (b); may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder’s entitlement.

As added by P.L.149-1986, SEC.28. Amended by P.L.107-1987, SEC.19.

IC 23-1-44-9

Dissenters’ rights of beneficial shareholder

23-1-44-9 Sec. 9. (a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

(b)	A beneficial shareholder may assert dissenters’ rights as to shares held on the shareholder’s behalf only if:

(1) the beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) the beneficial shareholder does so with respect to all the beneficial shareholder’s shares or those shares over which the beneficial shareholder has power to direct the vote.

As added by P.L.149-1986, SEC.28.

IC 23-1-44-10

Proposed action creating dissenters’ rights; notice

23-1-44-10 Sec. 10. (a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter.

(b) If corporate action creating dissenters’ rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 12 of this chapter.

As added by P.L.149-1986, SEC.28. Amended by P.L.107-1987, SEC.20.

IC 23-1-44-11

Proposed action creating dissenters’ rights; assertion of dissenters’ rights

23-1-44-11 Sec. 11. (a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1) must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and

(2) must not vote the shareholder’s shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.

As added by P.L.149-1986, SEC.28.

IC 23-1-44-12

Dissenters’ notice; contents

23-1-44-12 Sec. 12. (a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 11 of this chapter.

(b) The dissenters’ notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters’ notice must:

(1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

(5) be accompanied by a copy of this chapter.

As added by P.L.149-1986, SEC.28.

IC 23-1-44-13

Demand for payment and deposit of shares by shareholder

23-1-44-13 Sec. 13. (a) A shareholder sent a dissenters’ notice described in IC 23-1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice under section 12(b)(3) of this chapter, and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits the shareholder’s shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter and is considered, for purposes of this article, to have voted the shareholder’s shares in favor of the proposed corporate action.

As added by P.L.149-1986, SEC.28.

IC 23-1-44-14

Uncertificated shares; restriction on transfer; dissenters’ rights

23-1-44-14 Sec. 14. (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

As added by P.L.149-1986, SEC.28.

IC 23-1-44-15

Payment to dissenter

23-1-44-15 Sec. 15. (a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter’s shares.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares; and

(3) a statement of the dissenter’s right to demand payment under section 18 of this chapter.

As added by P.L.149-1986, SEC.28. Amended by P.L.107-1987, SEC.21.

IC 23-1-44-16

Failure to take action; return of certificates; new action by corporation

23-1-44-16 Sec. 16. (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 12 of this chapter and repeat the payment demand procedure.

As added by P.L.149-1986, SEC.28.

IC 23-1-44-17

Withholding payment by corporation; corporation’s estimate of fair value; after-acquired shares

23-1-44-17 Sec. 17. (a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter’s right to demand payment under section 18 of this chapter.

As added by P.L.149-1986, SEC.28.

IC 23-1-44-18

Dissenters’ estimate of fair value; demand for payment; waiver

23-1-44-18 Sec. 18. (a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and demand payment of the dissenter’s estimate (less any payment under section 15 of this chapter), or reject the corporation’s offer under section 17 of this chapter and demand payment of the fair value of the dissenter’s shares, if:

(1) the dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter’s shares;

(2) the corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

(3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter’s shares.

As added by P.L.149-1986, SEC.28.

IC 23-1-44-19

Court proceeding to determine fair value; judicial appraisal

23-1-44-19 Sec. 19. (a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation’s principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment:

(1) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation; or

(2) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.

As added by P.L.149-1986, SEC.28.

IC 23-1-44-20

Costs; fees; attorney’s fees

23-1-44-20 Sec. 20. (a) The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

As added by P.L.149-1986, SEC.28.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20—Indemnification of Directors and Officers

Under Ohio General Corporation Law, generally, a corporation may indemnify any current or former director, officer, employee or agent for reasonable expenses incurred in connection with the defense or settlement of any threatened, pending or completed litigation related to the person’s position with the corporation or related to the person’s service (as a director, trustee, officer, employee, member, manager, or agent) to another corporation at the request of the indemnifying corporation, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. If the litigation involved a criminal action or proceeding, the person must also have had no reasonable cause to believe his or her conduct was unlawful. Ohio law requires indemnification for reasonable expenses incurred if the person was successful in the defense of the litigation.

Finally, Ohio law requires a corporation to provide expenses to a person in advance of final disposition of the litigation if the person undertakes to repay any advanced amounts if it is ultimately determined that he or she is not entitled to indemnification. Sky Financial’s amended and restated regulations require indemnification of current and former directors and officers, and of officers and directors serving as directors, officers, or trustees of other corporations, partnerships, joint ventures, trusts, or other enterprises at the request of Sky Financial, to the fullest extent permitted by law. Sky Financial has entered into indemnification agreements with its directors and certain executive officers. In addition, Ohio law and Sky Financial’s amended and restated regulations permit Sky Financial to purchase insurance coverage for such liability.

Item 21—Exhibits:

Exhibit Number	Exhibit
2	Agreement and Plan of Merger between Sky Financial Group, Inc., Waterfield Mortgage Company, Incorporated, and Waterfield Shareholder LLC (included as Annex A to the proxy statement/prospectus forming a part of this registration statement)

3.1	Sky Financial’s Seventh Amended and Restated Articles of Incorporation (incorporated by reference from Exhibit 3 to the Form 10-Q of Sky Financial for the quarterly period ended March 31, 2004 filed as of May 10, 2004)

3.2	Sky Financial’s Amended and Restated Code of Regulations (incorporated by reference from Exhibit 3.2 to the Form 10-K of Sky Financial for the year ended December 31, 2001 filed as of March 27, 2002)

5	Opinion of W. Granger Souder, Jr., General Counsel of Sky Financial, regarding the validity of the Sky Financial common shares being registered hereby

10.1	Shareholder Agreement, dated February 3, 2006, by and between Sky Financial Group, Inc. and Donald A. Sherman (incorporated by reference from Exhibit 10.1 to the Form 8-K of Sky Financial, filed as of February 8, 2006)

10.2	Shareholder Agreement, dated February 3, 2006, by and between Sky Financial Group, Inc. and Alvin T. Stolen, III (incorporated by reference from Exhibit 10.1 to the Form 8-K of Sky Financial, filed as of February 8, 2006)

10.3	Shareholder Agreement, dated February 3, 2006, by and between Sky Financial Group, Inc. and Jeffrey H. Thomasson (incorporated by reference from Exhibit 10.1 to the Form 8-K of Sky Financial, filed as of February 8, 2006)

10.4	Shareholder Agreement, dated February 3, 2006, by and between Sky Financial Group, Inc. and Thomas West (incorporated by reference from Exhibit 10.1 to the Form 8-K of Sky Financial, filed as of February 8, 2006)

Exhibit Number	Exhibit

23.1	Consent of Deloitte & Touche LLP

23.4	Consent of W. Granger Souder, Jr. (included in Exhibit 5.1 and incorporated herein by reference)

24	Power of Attorney of directors and officers of Sky Financial (included in the signature page to this registration statement filed on April 5, 2006)*

99.1	Fairness Opinion of Bear, Stearns & Co. Inc. (included as Annex B to the proxy statement/prospectus forming a part of this registration statement)

99.2	Consent of Bear, Stearns & Co. Inc.

99.3	Form of Proxy

*	Previously filed

Item 22—Undertakings

Each undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(a) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(4) That every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bowling Green, State of Ohio, on July 26, 2006.

SKY FINANCIAL

Principal Executive Officer:

/s/ MARTY E. ADAMS
Marty E. Adams Director, Chairman, President and Chief Executive Officer

Principal Financial Officer and Principal Accounting Officer:

/s/ KEVIN T. THOMPSON
Kevin T. Thompson Executive Vice President and Chief Financial Officer

A Majority of the Directors

*/s/ GEORGE N. CHANDLER
George N. Chandler II Director

*/s/ ROBERT C. DUVALL
Robert C. Duvall Director

*/s/ MARYLOUISE FENNELL
Marylouise Fennell Director

*/s/ D. JAMES HILLIKER
D. James Hilliker Director

Fred H. “Sam” Johnson III Director

Jonathan A. Levy Director

*/s/ GERARD P. MASTROIANNI
Gerard P. Mastroianni Director

*/s/ GREGORY L. RIDLER
Gregory L. Ridler Director

*/s/ EMERSON J. ROSS, JR.
Emerson J. Ross, Jr. Director

*/s/ C. GREGORY SPANGLER
C. Gregory Spangler Director

Joseph N. Tosh Director

*/s/ R. JOHN WEAN III
R. John Wean III Director

*      The undersigned attorney-in-fact, by signing his name below, does hereby sign this registration statement on behalf of the above-named officers and directors pursuant to a power of attorney executed by such persons and filed with the Securities and Exchange Commission contemporaneously herewith.

/s/ W. GRANGER SOUDER, JR.
W. Granger Souder, Jr. Attorney-In-Fact